UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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TXNM Energy, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION
DATED JULY 11, 2025

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Shareholders:
The Board of Directors cordially invites you to attend a special meeting of shareholders of TXNM Energy, Inc., a New Mexico corporation, or TXNM, to be held on    , 2025, at 9:00 a.m. Mountain Time, at TXNM Energy, Inc. Corporate Headquarters - 4th Floor, 414 Silver Avenue SW, Albuquerque, New Mexico 87102, or the special meeting.
As previously announced, on May 18, 2025, we entered into a merger agreement providing for the combination of TXNM and Troy ParentCo LLC, a Delaware limited liability company, or Parent. Parent is an affiliate of Blackstone Infrastructure Partners L.P. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement.
If the merger contemplated by the merger agreement is completed, you will be entitled to receive $61.25 in cash for each share of TXNM common stock you own. At the completion of the merger, Troy Merger Sub Inc., a New Mexico corporation and a direct, wholly-owned subsidiary of Parent, will merge with and into TXNM with TXNM surviving the merger as a wholly-owned subsidiary of Parent.
Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the owners of at least a majority of the shares of TXNM common stock outstanding as of the close of business on    , 2025, the record date for the special meeting, vote to approve the merger agreement. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
Whether or not you plan to participate in the special meeting, I urge you to vote your shares before the meeting over the internet or via the toll-free telephone number, as described in the accompanying materials. You may also vote by mail by completing, signing and dating the enclosed proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card. Submitting a proxy now will not prevent you from being able to vote at the special meeting.
YOUR PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF TXNM. AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER CONSIDERATION IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO TXNM’S SHAREHOLDERS, DECLARED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, CONSISTENT WITH AND IN FURTHERANCE OF TXNM’S BUSINESS STRATEGIES AND FAIR TO AND IN THE BEST INTERESTS OF TXNM AND ITS SHAREHOLDERS AND RESOLVED TO SUBMIT THE MERGER AGREEMENT FOR CONSIDERATION AND APPROVAL BY TXNM SHAREHOLDERS AND RECOMMEND THE APPROVAL OF THE MERGER AGREEMENT BY TXNM SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND “FOR” THE OTHER MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THE BOARD OF DIRECTORS MADE ITS DETERMINATION AFTER CONSULTATION WITH ITS LEGAL AND FINANCIAL ADVISORS AND AFTER CONSIDERING A NUMBER OF FACTORS.
In considering the recommendation of our Board of Directors, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of TXNM shareholders generally, including the treatment in the merger of TXNM equity compensation awards, potential retention awards, potential severance and other benefits upon a qualifying termination of employment in connection with the merger, ongoing indemnification and insurance coverage, and other rights that may be held by TXNM’s directors and executive officers. See the section entitled “Interests of TXNM’s Directors and Executive Officers in the Merger” beginning on page 62 of the accompanying proxy statement.

If you have any questions regarding the accompanying proxy statement, you may call Georgeson, Inc., our proxy solicitor, by calling toll-free at 888-686-8126.
I urge you to read carefully, and in its entirety, the accompanying proxy statement, including the annexes and the documents incorporated by reference.

Patricia K. Collawn Executive Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated    , 2025, and is first being mailed or otherwise delivered to TXNM shareholders on or about    , 2025.

TXNM Energy, Inc. 414 Silver Ave. SW Albuquerque, NM 87102-3289 www.txnmenergy.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON      , 2025
To Our Shareholders: The special meeting of shareholders of TXNM Energy, Inc., or TXNM, will be held as follows:

DATE AND TIME:	, , 2025 at 9:00 a.m. Mountain Time

PLACE:	TXNM Energy, Inc. Corporate Headquarters - 4th Floor 414 Silver Avenue SW Albuquerque, New Mexico 87102

WHO CAN VOTE:	You may vote if you were a shareholder of record as of the close of business on , 2025.

ITEMS OF BUSINESS:	(1)
Approve the Agreement and Plan of Merger, dated as of May 18, 2025, or the merger agreement, by and among TXNM, Troy ParentCo LLC, or Parent, and Troy Merger Sub Inc. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

(2) Approve, by non-binding, advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger contemplated by the merger agreement;
(3)
Approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

(4) Consider any other business properly presented at the meeting.

VOTING:
On or about      , 2025, we will begin mailing to our shareholders our proxy materials.

After reading the accompanying proxy statement, please promptly vote by telephone, over the internet or by signing and returning the proxy card so that we can be assured of having a quorum present at the meeting and your shares may be voted in accordance with your wishes. See the questions and answers beginning on page 15 of the accompanying proxy statement about the meeting (including how to listen to the meeting by webcast), voting your shares, how to revoke a proxy, how to vote shares in person and via the internet and attendance information.

Your vote is very important, regardless of the number of shares of TXNM common stock that you own. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the owners of at least a majority of the shares of TXNM common stock outstanding as of the close of business on the record date, or at least       shares of TXNM common stock. Whether or not you plan to attend the special meeting, we urge you to vote your shares before the meeting, as described in the accompanying materials. If you fail to submit a proxy or to attend the special meeting or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of TXNM common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
Your proxy is being solicited by the Board of Directors of TXNM, or the Board of Directors. After careful consideration, our Board of Directors has unanimously (i) determined that the merger consideration is fair, from a financial point of view, to TXNM’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, consistent with and in furtherance of TXNM’s business strategies and fair to and in the best interests of TXNM and TXNM’s shareholders and (iii) resolved to submit adoption of the merger agreement for approval by TXNM shareholders and recommend the approval of the merger agreement by TXNM shareholders. Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the other matters described in the accompanying proxy statement. The Board of Directors made its determination after consultation with its legal and financial advisors and after considering a number of factors. In considering the recommendation of our Board of Directors, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from or in addition to the interests of TXNM shareholders generally, including the treatment in the merger of TXNM equity compensation awards, potential retention awards, potential severance and other benefits upon a qualifying termination of employment in connection with the merger, ongoing indemnification and insurance coverage, and other rights that may be held by TXNM’s directors and executive officers. See the section entitled “Interests of TXNM’s Directors and Executive Officers in the Merger” beginning on page 62 of the accompanying proxy statement.
TXNM shareholders have dissenter’s rights and may elect to dissent from the merger and obtain payment for their shares of TXNM common stock by following the procedures set forth in Section 53-15-3 (Right of Shareholders to Dissent and Obtain Payment for Shares) and Section 53-15-4 (Rights of Dissenting Shareholders) of Chapter 53 of the New Mexico Business Corporation Act, or the NMBCA, copies of which are attached as Annex C to the accompanying proxy statement. Failure to follow any of the statutory procedures set forth in Section 53-15-3 and Section 53-15-4 of the NMBCA may result in the loss or waiver of dissenter’s rights under New Mexico law. For more information regarding the right of holders of TXNM common stock to dissent from the merger and exercise the right to obtain payments for shares of TXNM common stock, see “Questions and Answers” on page 15 and the section entitled “The Merger—Dissenter’s Rights” beginning on page 56 of the accompanying proxy statement.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF TXNM COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES BEFORE THE MEETING OVER THE INTERNET OR VIA THE TOLL-FREE TELEPHONE NUMBER OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PRE-ADDRESSED, POSTAGE-PREPAID ENVELOPE ACCOMPANYING THE PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING AND VOTE DURING THE SPECIAL MEETING, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. SUBMITTING A PROXY NOW WILL NOT PREVENT YOU FROM BEING ABLE TO VOTE AT THE SPECIAL MEETING.

By Order of the Board of Directors,

Patricia K. Collawn
Executive Chairman

i

ii

SUMMARY
This summary highlights information contained elsewhere in this proxy statement. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, the documents incorporated by reference into this proxy statement and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the merger and the related matters being considered at the special meeting. See also the section entitled “Where You Can Find Additional Information” on page 107. We have included page references to direct you to a more complete description of the topics presented in this summary.
Information About the Companies (Page 27)
TXNM Energy, Inc.
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
TXNM Energy, Inc., or TXNM, is a holding company with two regulated utilities serving more than 800,000 residential, commercial, and industrial customers in New Mexico and Texas. TXNM’s electric utilities are PNM and TNMP.
TXNM common stock is listed on the NYSE under the symbol “TXNM.”
Troy ParentCo LLC
345 Park Avenue
New York, NY 10154
Troy ParentCo LLC, or Parent, a Delaware limited liability company, was formed solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement, including the financing related to the merger. Parent is wholly owned by an affiliate of Blackstone Infrastructure Partners L.P., or Blackstone Infrastructure.
Troy Merger Sub Inc.
345 Park Avenue
New York, NY 10154
Troy Merger Sub Inc., or Merger Sub, is a New Mexico corporation and a direct, wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Subject to the terms of the merger agreement, upon the completion of the merger, Merger Sub will cease to exist and TXNM will continue as the surviving corporation in the merger.
Blackstone Infrastructure Partners L.P.
345 Park Avenue
New York, NY 10154
Blackstone Inc., or Blackstone, is the world’s largest alterative asset manager with nearly $1.2 trillion in assets under management. Blackstone Infrastructure is Blackstone’s dedicated infrastructure equity strategy and, with more than $60 billion in assets under management, it anchors a broader infrastructure platform at Blackstone that exceeds $120 billion across equity, credit and secondaries. Blackstone Infrastructure has an open-ended, perpetual capital structure, enabling a long-term buy-and-hold investment approach that fosters responsible stewardship and stakeholder engagement, creating value for our investors and the communities in which we invest. Blackstone Infrastructure invests behind leading infrastructure companies and platforms in sectors with long-term thematic tailwinds including, utilities, energy, transportation, digital infrastructure and water and waste sectors, among others. Concurrently with the execution of the merger agreement, Blackstone Infrastructure agreed to provide funding to Parent in connection with the closing of the merger.

The Merger and the Merger Agreement (Page 35)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement carefully, and in its entirety, as it is the legal document that governs the merger.
Pursuant to the merger agreement, Merger Sub will merge with and into TXNM. Upon completion of the merger, TXNM will continue as the surviving corporation and a wholly-owned subsidiary of Parent. Following the merger, TXNM common stock will be delisted from the NYSE and deregistered under the Exchange Act.
The Board of Directors recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the other matters described in this proxy statement.
Merger Consideration (Page 75)
As of the effective time of the merger, each issued share of TXNM common stock that is owned by Parent, TXNM, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or TXNM, in each case, not held on behalf of third parties, will be cancelled and cease to exist, and no consideration will be delivered in exchange for those shares. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each issued and outstanding share of TXNM common stock (other than (i) the shares referred to in the preceding sentence and (ii) dissenting shares) will be converted into the right to receive $61.25 in cash, without interest, referred to herein as the merger consideration.
Treatment of TXNM Restricted Stock Rights, Performance Shares, Direct Plan, and Deferred Plan (Page 78)
Immediately prior to the effective time of the merger, pursuant to the merger agreement, each outstanding award of TXNM restricted stock rights granted under any TXNM Stock Plan or otherwise will cease to relate to or represent any right to receive any TXNM common stock and will be converted into a right to receive an amount in cash (rounded down to the nearest cent) equal to the product of (i) the total number of shares of TXNM common stock subject to such restricted stock right immediately prior to the effective time of the merger multiplied by (ii) the merger consideration, plus interest at the rate of 6%, compounded semi-annually, from the effective time of the merger until the date of payment, less applicable taxes required to be withheld with respect to such payment. These restricted stock rights cash payouts will be payable to the holder of such converted award, subject to the same terms and conditions applicable to the converted TXNM restricted stock rights, including vesting, acceleration and payment timing provisions, and subject to any existing deferral elections that were applicable to the converted TXNM restricted stock rights but excluding any terms rendered inoperative by reason of the consummation of the merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award.
Immediately prior to the effective time of the merger, pursuant to the merger agreement, each outstanding award of performance shares granted under any TXNM Stock Plan or otherwise will be deemed to have been earned at the higher of (i) the target level of performance or (ii) the actual level of performance achieved, determined on a goal-by-goal basis as of the last day of the last month ending at least 30 days before the effective time of the merger, with such actual level of performance determined in the good faith judgment of TXNM’s compensation committee as constituted immediately prior to the effective time of the merger in accordance with the applicable TXNM Stock Plan. Immediately thereafter, each such earned performance share award will cease to relate to or represent any right to receive any TXNM common stock and will be converted into the right to receive an amount in cash (rounded down to the nearest cent) equal to the product of (a) the total number of shares of TXNM common stock subject to such earned performance share award immediately prior to the effective time of the merger multiplied by (b) the merger consideration, plus interest at the rate of 6%, compounded semi-annually, from the effective time of the merger until the date of payment, less applicable taxes required to be withheld with respect to such payment. These earned performance shares cash payouts will be payable to the holder of such converted award, subject to the same service-based terms and conditions applicable to the converted performance shares, including vesting, acceleration and payment timing provisions but excluding any terms rendered inoperative by reason of the consummation of the merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award.
Immediately prior to the effective time of the merger, pursuant to the merger agreement, each deferred restricted stock right under the Deferred Plan will be converted into the right to receive the merger consideration at the effective time (or such later date as required by Section 409A of the Code).

Dividends (Page 104)
Dividends on TXNM’s common stock are declared by the Board of Directors, typically quarterly. During the twelve months ended June 30, 2025, TXNM paid quarterly dividends of approximately $145.4 million in cash. On July 16, 2024, the Board of Directors declared a dividend on common stock of $0.3875 per share payable on August 9, 2024. On September 24, 2024, the Board of Directors declared a dividend on common stock of $0.3875 per share payable on November 8, 2024. On December 3, 2024, the Board of Directors declared a dividend on common stock of $0.4075 per share payable on February 14, 2025. On February 25, 2025, the Board of Directors declared a dividend on common stock of $0.4075 per share payable on May 16, 2025.
Under the terms of the merger agreement, TXNM has agreed not to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities, or make any other actual, constructive or deemed dividend or distribution in respect of any of its equity securities (except (i) TXNM may continue the declaration and payment of planned regular quarterly cash dividends on TXNM common stock for each quarterly period ended after the date of the merger agreement, in an amount not to exceed $0.4075 and $0.4275 for any fiscal quarters in 2025 and 2026, respectively, with usual record and payment dates in accordance with past dividend practice, (ii) for any cash dividend or cash distribution by a wholly-owned subsidiary of TXNM to TXNM or another wholly-owned subsidiary of TXNM) and (iii) a “stub period” dividend to holders of record of TXNM common stock as of immediately prior to the effective time of the merger equal to the product of (1) the number of days from the record date for payment of the last quarterly dividend paid by TXNM prior to the effective time of the merger, multiplied by (2) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the effective time of the merger by 91.
If the closing date of the merger occurs (i) after the record date for a regular quarterly cash dividend payable to holders of TXNM common stock and (ii) prior to the payment date of such dividend, then TXNM will cause such dividend to be paid on the payment date for such dividend.
No Solicitation by TXNM (Page 86)
Subject to certain exceptions described below, TXNM has agreed not to, and to cause each of its subsidiaries and their respective directors, officers and employees not to, and to use its reasonable best efforts to cause their respective representatives not to:
•
initiate, solicit, knowingly encourage or knowingly facilitate any inquiries with respect to or that could reasonably be expected to lead to, or the making, submission or announcement of, any acquisition proposal;

•
participate or engage in any negotiations or discussions concerning, or furnish or provide access to its properties, books and records or any confidential information or data to, any person relating to an acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal; or
•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement for any acquisition proposal.
In addition, TXNM has agreed to, and to cause its subsidiaries and their respective directors, officers and employees to, and to use its reasonable best efforts to cause their respective representatives to immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person (other than Parent and its affiliates) in connection with an acquisition proposal that exists as of the date of the merger agreement.
However, before TXNM obtains the approval of its shareholders for the merger agreement, subject to all other terms of the merger agreement, TXNM and the Board of Directors are not prohibited from:
•
granting a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential acquisition proposal to be made to TXNM or the Board of Directors or to allow for the engagement in discussions regarding an acquisition proposal or a proposal that would reasonably be expected to lead to an acquisition proposal so long as neither TXNM nor any of its subsidiaries nor any of their respective representatives has violated the merger agreement and certain other requirements are met;

•
providing access to TXNM’s properties, books and records and providing information or data in response to a request therefor by a person or group who has made a bona fide written acquisition proposal after the date of the merger agreement that, in each case, did not result from a breach of TXNM’s non-solicitation obligations under the merger agreement, so long as certain requirements are met; or

•
participating and engaging in any negotiations or discussions with any person or group and their respective representatives who has made a bona fide written acquisition proposal after the date of the merger agreement that, in each case, did not result from a breach of TXNM’s non-solicitation obligations under the merger agreement and certain requirements are met.

Recommendation of the Board of Directors (Page 46)
Except as provided in the succeeding paragraphs below, neither the Board of Directors nor any committee thereof may:
•
withhold, withdraw, qualify or modify, or resolve to or propose to withhold, withdraw, qualify or modify, its recommendation that the TXNM shareholders vote in favor of approving the merger and the merger agreement in a manner adverse to Parent;

•	make any public statement inconsistent with such recommendation;
•	approve, adopt or recommend any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal;
•
fail to reaffirm or re-publish such recommendation within ten business days of being requested by Parent to do so, provided that Parent will not be entitled to request such a reaffirmation or re-publishing more than one time with respect to any single acquisition proposal other than in connection with an amendment to any financial terms of such acquisition proposal or any other material amendment to such acquisition proposal;

•	fail to include such recommendation in this proxy statement;
•
fail to announce publicly, within five business days after a tender offer or exchange offer relating to any TXNM securities has been commenced that would constitute an acquisition proposal, that the Board of Directors recommends rejection of such tender or exchange offer;

•	resolve, publicly propose or agree to do any of the foregoing;
•
authorize, cause or permit TXNM or any of its subsidiaries to enter into a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than an acceptable confidentiality agreement) or recommend any tender offer providing for, with respect to, or in connection with any acquisition proposal or requiring TXNM to abandon, terminate, delay or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•
take any action pursuant to which any person (other than Parent, Merger Sub or their respective affiliates) or acquisition proposal would become exempt from or not otherwise subject to any take-over statute or articles of incorporation provision relating to an acquisition proposal.

However, at any time prior to obtaining TXNM shareholder approval of the merger, the Board of Directors may (subject to certain restrictions and obligations provided for in the merger agreement):
•	change its recommendation in response to the occurrence of a specified intervening event (as defined in the merger agreement); or
•
if the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an acquisition proposal from a third party that did not otherwise result from a breach of TXNM’s non-solicitation obligations under the merger agreement, that such acquisition proposal constitutes a superior proposal, and such acquisition proposal is not withdrawn, TXNM or the Board of Directors may (i) change its recommendation and/or (ii) terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, in each case, if (1) after consultation with its financial advisor and outside legal counsel, the Board of Directors determines that the failure to change its recommendation or to terminate the merger agreement would be reasonably expected to result in a breach of its fiduciary duties under applicable laws and (2) the merger agreement is terminated, TXNM pays Parent the required TXNM termination fee.
Conditions That Must Be Satisfied or Waived for the Merger to Occur (Page 98)
Conditions to the Obligations of Parent, Merger Sub and TXNM
The respective obligations of Parent, Merger Sub and TXNM to consummate the merger are subject to the satisfaction or waiver of the following mutual conditions:
•
approval of the merger agreement by an affirmative vote of the holders of at least a majority of the outstanding shares of TXNM common stock entitled to vote at the special meeting to consider and vote upon a proposal to approve the merger agreement, which we refer to as the special meeting;

•
absence of any law or judgment (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or otherwise prevents the consummation of the merger, and the expiration or termination of any agreement between Parent or TXNM with the FTC or the Antitrust Division of the DOJ to not effect the merger; and

•
all required consents and filings by or with any governmental entities having been obtained, made or given and being in full force and effect and not subject to appeal, and all applicable waiting periods imposed by any government entity (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act) having been terminated or expired.

Conditions to the Obligations of Parent and Merger Sub
The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of TXNM with respect to the organization and qualification of TXNM and with respect to the authority, absence of conflicts with organizational documents, the ownership of TXNM’s direct and indirect subsidiaries and fees owed to financial advisors in connection with the transactions contemplated by the merger agreement being true and correct in all material respects as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date);

•
the representations and warranties of TXNM with respect to TXNM and its subsidiaries related to capitalization being true and correct in all but de minimis respects as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date);

•	the representation and warranty of TXNM with respect to the absence of any material adverse effect being true and correct in all respects as of the effective time of the merger;
•
all other representations and warranties of TXNM being true and correct in all respects, without giving effect to materiality qualifiers, as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TXNM;

•
TXNM’s performance in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed or complied with by it under the merger agreement;

•
there not having occurred since the date of the merger agreement any event, development, change, circumstance, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on TXNM; and

•	receipt by Parent of a certificate of an executive officer of TXNM certifying that the first five preceding conditions have been satisfied.

Conditions to the Obligations of TXNM
The obligation of TXNM to consummate the merger is also subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of Parent and Merger Sub being true and correct in all respects, without giving effect to materiality qualifiers, as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent;

•
Parent’s and Merger Sub’s performance in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed or complied with by them under the merger agreement; and

•	receipt by TXNM of a certificate of an executive officer of Parent certifying that the preceding conditions have been satisfied.
Termination of the Merger Agreement (Page 99)
The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, notwithstanding, except as provided below, the approval of the merger agreement by the TXNM shareholders, under the following circumstances:
•	by mutual written consent of Parent and TXNM;
•	by either Parent or TXNM:
○
if the condition to closing the merger that there has been no legal restraint is not satisfied and the legal restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that (i) the right to terminate the merger agreement for this reason is not available to a party if the legal restraint is due to the breach of the merger agreement by such party and (ii) the party terminating the merger agreement must have complied in all material respects with the regulatory covenants in the merger agreement;

○
if the merger has not been completed on or before 5:00 p.m. New York City time on August 18, 2026, which will be extended automatically in accordance with the terms of the merger agreement to December 31, 2026 and further (upon mutual written consent) to March 31, 2027, in each case if all conditions to closing have been satisfied other than those related to the absence of a legal restraint and the receipt of required regulatory approvals (we refer to the applicable date as the End Date) and the failure of the effective time of the merger to occur on or before the End Date was not due to the breach of the merger agreement by the party seeking to terminate the merger agreement; or

○	TXNM shareholder approval of the merger agreement is not obtained at the special meeting (or any adjournment or postponement thereof);
•	by TXNM:
○
if Parent or Merger Sub has breached or failed to perform its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would cause certain of the conditions to TXNM’s obligation to consummate the merger to not be satisfied and (ii) cannot be cured by Parent or Merger Sub or has not been cured by the earlier of 30 days after written notice thereof has been given by TXNM to Parent or three business days prior to the End Date, but TXNM will not have such a termination right if it is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement and such breach would result in a failure of certain of the conditions to Parent’s or Merger Sub’s obligation to consummate the merger to not be satisfied;

○
in order to enter into a definitive agreement with respect to a superior proposal, if such termination occurs before TXNM shareholders approve the merger agreement and so long as TXNM has complied with the merger agreement’s non-solicitation restrictions and TXNM complies with its obligations with respect to a superior proposal, including payment of the TXNM termination fee to Parent (as described below); or

○
if (i) all conditions to the obligation of the parties to consummate the merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement, (ii) the conditions that by their nature are to be satisfied at the closing are capable of being satisfied at the closing, (iii) Parent and Merger Sub fail to consummate the closing on the date specified in the merger agreement, (iv) following such failure contemplated by the foregoing clause (iii), TXNM has given irrevocable written notice to Parent and Merger Sub that (1) all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement, (2) the conditions set forth in the merger agreement that by their nature are to be satisfied at the closing are capable of being satisfied at the closing if the closing were to occur at the time of delivery of such notice, and (3) it is prepared, willing and able to consummate the closing, and if Parent and Merger Sub are prepared, willing and able to consummate the closing, it will proceed with and immediately consummate the closing as required pursuant to the merger agreement, and (v) Parent and Merger Sub fail to consummate the closing by the close of business on the second business day following receipt of such notice;

•	by Parent:
○
if TXNM has breached or failed to perform its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would cause certain of the conditions to Parent’s and Merger Sub’s obligation to consummate the merger to not be satisfied, and (ii) cannot be cured by TXNM or has not been cured by the earlier of 30 days after written notice thereof has been given by Parent to TXNM or three business days prior to the End Date, but Parent will not have such a termination right if it or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement and such breach would result in a failure of certain of the conditions to TXNM’s obligation to consummate the merger to not be satisfied; or

○	if the Board of Directors changes its recommendation to TXNM shareholders to approve the merger agreement.
Effect of Termination (Page 101)
If the merger agreement is terminated as described above, there will be no liability on the part of any party thereto, except (i) certain provisions of the merger agreement will survive such termination, including those relating to confidentiality, publicity and fees and expenses, (ii) in the case of willful breach of a covenant or agreement (only to the extent a termination fee is not due and paid pursuant to the merger agreement) and (iii) damages for fraud. The maximum liability of Parent and Merger Sub in connection with the merger agreement and the transactions contemplated thereby will not exceed the amount of the Parent termination fee and the cost and expense reimbursement and indemnification obligations described in the merger agreement. Under the terms of the limited guarantee delivered by Blackstone Infrastructure, TXNM’s maximum recovery amount for the Parent termination fee and other fees and expenses is $375 million. If TXNM receives the Parent termination fee and TXNM’s reimbursable costs and expenses as contemplated by the merger agreement, then TXNM is not entitled to any further payments under the merger agreement.
Termination Fee (Page 101)
TXNM has agreed to pay a termination fee of $210 million, which we refer to as the TXNM termination fee, to Parent if:
•
the merger agreement is terminated by TXNM as permitted by the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, if such termination occurs before the TXNM shareholders approve the merger agreement;

•
the merger agreement is terminated by Parent because the Board of Directors, before the TXNM shareholders approve the merger agreement, (i) withholds, withdraws, qualifies or modifies (or resolves to do so) its recommendation to the TXNM shareholders for approval of the merger agreement in a manner adverse to Parent, (ii) makes any public statement inconsistent with such recommendation, (iii) approves, adopts or recommends any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal, (iv) fails to reaffirm or re-publish such recommendation within ten business days of being requested by Parent to do so, (v) fails to include such recommendation in this proxy statement, (vi) fails to announce publicly, within five business days after a tender offer or exchange offer relating to any securities of TXNM has been commenced that would constitute an acquisition proposal, that the Board of Directors recommends rejection of such tender or exchange offer or (vii) resolves, publicly proposes or agrees to do any of the foregoing;

•
the merger agreement is terminated (i) by either Parent or TXNM because of a failure to obtain TXNM shareholder approval of the merger agreement at the special meeting (or any adjournment or postponement thereof), or (ii) by Parent as a result of TXNM having breached its representations or warranties or having failed to perform its covenants or agreements contained in the merger agreement, which breach or failure to perform (1) would cause the conditions to Parent’s and Merger Sub’s obligation to consummate the merger related to the accuracy of TXNM’s representations and warranties and the performance of its covenants and agreements, in each case, to not be satisfied and to be incapable of being satisfied by the End Date, and (2) cannot be cured by TXNM or has not been cured by the earlier of (x) 30 days after written notice thereof has been given by Parent to TXNM and (y) three business days prior to the End Date, and in either such case of (x) and (y) above, only so long as TXNM continues to use its reasonable best efforts to cure such breach or failure to perform; provided that Parent will not have the right to terminate the merger agreement under (ii) above if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or other agreements in the merger agreement and such breach would cause the conditions to TXNM’s obligation to consummate the merger related to the accuracy of Parent and Merger Sub’s representations and warranties and the performance of their covenants and agreements, in each case, to not be satisfied; and in either such case of (i) or (ii) above:

○
at any time after the date of the merger agreement and prior to such termination an acquisition proposal has been made to TXNM, the Board of Directors or TXNM shareholders, or an acquisition proposal has otherwise become publicly known, and within 12 months after such termination, TXNM has entered into a definitive agreement with respect to, or consummated, an acquisition proposal. In this case, “acquisition proposal” has the meaning set forth above in “—No Solicitation by TXNM,” except all references to “20% or more” therein will be deemed to be references to “more than 50%.”

Parent has agreed to pay a termination fee of $350 million, which we refer to as the Parent termination fee, to TXNM if:
•
(i) the merger agreement is terminated by (1) Parent or TXNM (x) due to (solely in connection with a required regulatory approval) the condition to closing the merger that there has been no legal restraint not being satisfied and the legal restraint giving rise to such nonsatisfaction has become final and nonappealable, or (y) due to the occurrence of the End Date; or (2) as a result of Parent or Merger Sub having breached its representations or warranties or failed to perform its covenants or agreements contained in the merger agreement, which breach or failure to perform (I) would cause the conditions to TXNM’s obligation to consummate the merger related to the accuracy of Parent’s or Merger Sub’s representations and warranties and the performance of its covenants and agreements, in each case, to not be satisfied, and (II) cannot be cured by Parent or Merger Sub, as applicable, or has not been cured by the earlier of (x) 30 days after written notice thereof has been given by TXNM to Parent and (y) three business days prior to the End Date, and in either such case of (x) and (y) above, only so long as Parent or Merger Sub, as applicable, continues to use its reasonable best efforts to cure such breach or failure to perform; provided that TXNM will not have the right to terminate the merger agreement if TXNM is then in breach of any of its representations, warranties, covenants or other agreements in the merger agreement and such breach would cause the conditions to Parent’s or Merger Sub’s obligation to consummate the merger related to the accuracy of TXNM’s representations and warranties and the performance of TXNM’s covenants and agreements, in each case, to not be satisfied; and (ii) in each case above, all other conditions to the closing of the merger set forth (other than with respect to required regulatory approvals or, solely in connection with required regulatory approvals, that there is no legal restraint) will have been satisfied or waived (except for (1) those conditions that by their nature are to be satisfied at the closing, but which condition would be satisfied or would be capable of being satisfied if the closing date were the date of such termination and (2) those conditions that have not been satisfied as a result of a breach of the merger agreement by Parent or Merger Sub); or
•
the merger agreement is terminated by TXNM because (i) all of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement, (ii) the conditions that by their nature are to be satisfied at the closing are capable of being satisfied at the closing, (iii) Parent and Merger Sub fail to consummate the closing on the date that the closing should have occurred pursuant to the terms of the merger agreement, (iv) following such failure contemplated by the foregoing clause (iii), TXNM has given irrevocable written notice to Parent and Merger Sub that (1) all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement, (2) the conditions set forth in the merger agreement that by their nature are to be satisfied at the closing are capable of being satisfied at the closing if the closing were to occur at the time of delivery of such notice, and (3) it is prepared, willing and able to consummate the closing, and if Parent and Merger Sub are prepared, willing and able to consummate the closing, it will proceed with and immediately consummate the closing as required pursuant to the terms of the merger agreement, and (v) Parent and Merger Sub fail to consummate the closing by the close of business on the second business day following receipt of such notice.

Expenses (Page 102)
Except for the filing fees with respect to any required regulatory approvals, which will be borne solely by Parent, each party will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby. Expenses incurred in connection with the filing, printing and mailing of this proxy statement have been shared equally by Parent and TXNM. In the event TXNM must pay the TXNM termination fee, it may offset any expenses it has paid to Parent pursuant to the merger agreement against such fee.
Recommendation of the Board of Directors (Page 46)
After careful consideration of various factors described in the section entitled “The Merger—TXNM’s Reasons for the Merger” beginning on page 43 of this proxy statement, at a meeting held on May 18, 2025, the Board of Directors unanimously (i) determined that the merger consideration is fair, from a financial point of view, to TXNM’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, consistent with and in furtherance of TXNM’s business strategies and fair to and in the best interests of TXNM and TXNM’s shareholders and (iii) resolved to submit adoption of the merger agreement for approval by TXNM shareholders and recommend the approval of the merger agreement by TXNM shareholders.
The Board of Directors recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the other matters described in this proxy statement.
The TXNM Special Meeting (Page 28)
Date, Time and Place
The special meeting will be held on   , 2025, at 9:00 a.m. Mountain Time, at TXNM Energy, Inc. Corporate Headquarters - 4th Floor, 414 Silver Avenue SW, Albuquerque, New Mexico 87102.
Purpose of the Special Meeting
At the special meeting, TXNM shareholders will be asked to (i) consider and vote upon a proposal to approve the merger agreement, (ii) consider and vote upon a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger,

(iii) consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and (iv) consider any other business properly presented at the meeting.
Record Date and Quorum
You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of TXNM common stock as of the close of business on   , 2025, the record date. As of the close of business on the record date, there were    shares of TXNM common stock outstanding. You will have one vote on all matters properly coming before the special meeting for each share of TXNM common stock that you owned as of the close of business on the record date.
A quorum of shareholders is necessary to conduct business at the special meeting. The presence at the special meeting, in person or represented by proxy (as defined below) to vote on your behalf, of owners of a majority of the shares of TXNM common stock outstanding as of the close of business on the record date, or at least    shares of TXNM common stock, constitutes a quorum for the purposes of the special meeting. Abstentions will be counted as present for quorum purposes. Because all of the proposals for consideration at the special meeting are considered “non-routine” matters under NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless a shareholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the special meeting. Once a share of TXNM common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will be determined.
Vote Required
The approval of the merger agreement requires the affirmative vote of the owners of a majority of the shares of TXNM common stock outstanding as of the close of business on the record date, or at least    shares of TXNM common stock. Abstentions will not be counted as votes cast in favor of the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote during the special meeting or if you abstain, each will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger requires the affirmative vote of the owners of a majority of the shares of TXNM common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is non-binding and advisory only. For purposes of this proposal, if your shares of TXNM common stock are present at the special meeting but are not voted on this proposal, it will have the same effect as a vote against the proposal. In addition, for purposes of this proposal, abstentions will have the same effect as a vote against the proposal. If you fail to submit a proxy or to vote during the special meeting, as applicable, the shares of TXNM common stock held by you or your bank, broker or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation.
If no quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires the affirmative vote of the owners of a majority of the shares of TXNM common stock present in person or represented by proxy and entitled to vote thereon. If a quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting would require the approval of a majority of the shares present, in person or by proxy, and entitled to vote on the matter. Whether or not a quorum is present, if your shares of TXNM common stock are present at the special meeting but are not voted on this proposal, or if you abstain on this proposal, this will have the effect of a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting. Whether or not a quorum is present, if you fail to submit a proxy or to attend the special meeting in person or if your shares of TXNM common stock are held through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of TXNM common stock, as applicable, your shares of TXNM common stock will not be voted, but this will not have an effect on the vote to approve one or more adjournments of the special meeting.

As of the close of business on the record date, the directors and executive officers of TXNM beneficially owned and are entitled to vote, in the aggregate,    shares of TXNM common stock, representing approximately   % of the outstanding shares of TXNM common stock. The directors and executive officers of TXNM have informed TXNM that they currently intend to, but none are obligated to, vote all such shares of TXNM common stock “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, although proxy holders are not obligated to vote in favor of adjournment.
Proxies and Revocations
Any shareholder of record entitled to vote at the special meeting may submit a proxy over the internet or via the toll-free telephone number or by completing, signing and dating the enclosed proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card, or may vote in person during the special meeting. If your shares of TXNM common stock are held in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of TXNM common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote during the special meeting, or do not provide your bank, broker or other nominee with instructions as to how to vote your shares, as applicable, your shares of TXNM common stock will not be voted on any proposal at the special meeting, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, and will not have an effect on the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation or the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you or by attending the special meeting and voting in person during the special meeting.
Opinion of Wells Fargo (Page 48)
TXNM retained Wells Fargo Securities, LLC, or Wells Fargo, as financial advisor to the Board of Directors in connection with the merger. TXNM selected Wells Fargo to act as TXNM’s financial advisor in connection with the merger on the basis of, among other things, Wells Fargo’s familiarity with TXNM and its knowledge and experience in the utility industry and public company transactions and the experience of working with members of the Wells Fargo team in prior transactions. At the meeting of the Board of Directors on May 18, 2025, Wells Fargo rendered its oral opinion to the Board of Directors that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of TXNM common stock (other than the shares that will be cancelled without payment at the effective time of the merger in accordance with the merger agreement) in the merger was fair, from a financial point of view, to holders of TXNM common stock (other than the shares that will be cancelled without payment at the effective time of the merger in accordance with the merger agreement). Wells Fargo subsequently confirmed this oral opinion by delivering its written opinion to the Board of Directors, dated May 18, 2025. The full text of the written opinion of Wells Fargo, dated May 18, 2025, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference.
Shareholders of TXNM are urged to read the opinion in its entirety. Wells Fargo’s written opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, to the holders of TXNM common stock (other than the shares that will be cancelled without payment at the effective time of the merger in accordance with the merger agreement) of the merger consideration and did not address any other aspect of the proposed merger, the fairness of the consideration payable to TXNM pursuant to the Stock Purchase Agreement, dated May 18, 2025, by and between Troy TopCo LP and TXNM, or the Blackstone stock purchase agreement, or the consideration payable to TXNM in any subsequent equity offering to be conducted after the date of the merger agreement. The opinion does not constitute a recommendation to any shareholder of TXNM as to how such shareholder should vote with respect to the transaction or any other matter.
For more information, see the section of this proxy statement titled “The Merger — Opinion of Wells Fargo” and Annex B to this proxy statement.
Interests of TXNM’s Directors and Executive Officers in the Merger (Page 62)
Certain of the directors and executive officers of TXNM may have interests in the merger that are different from or in addition to those of TXNM shareholders generally. These interests include the treatment in the merger of TXNM equity compensation awards, potential retention awards, potential severance and other benefits upon a qualifying termination of employment in connection with the merger, ongoing indemnification and insurance coverage and other rights that may be held by TXNM’s directors and executive officers; the expectation that some of the directors and executive officers of TXNM will continue to serve as directors and executive officers of Parent or its subsidiaries following completion of the merger; and the indemnification of current and former TXNM directors and officers by Parent. The Board of Directors was aware of and considered these interests when it unanimously (i) determined that the merger consideration is fair, from a financial point of view, to TXNM’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, consistent with and in furtherance of TXNM’s business strategies and fair to and in the best interests of TXNM and TXNM’s shareholders and (iii) resolved to submit adoption of the merger agreement for approval by TXNM shareholders and recommend the approval of the merger agreement by TXNM shareholders. For a full description of the stock ownership of TXNM directors and executive officers and the financial interests of TXNM officers and directors in the merger, see the sections entitled “Interests of TXNM’s Directors and Executive Officers in the Merger” beginning on page 62 of this proxy statement and “Advisory Vote on Merger-Related Compensation for TXNM’s Named Executive Officers” beginning on page 33 of this proxy statement.
Dissenter’s Rights of TXNM Shareholders (Page 56)
Holders of TXNM common stock may elect to dissent from the merger and obtain payment for their shares of TXNM common stock by following the procedures set forth in Section 53-15-3 (Right of Shareholders to Dissent and Obtain Payment for Shares) and Section 53-15-4 (Rights of Dissenting Shareholders) of Chapter 53 of the New Mexico Business Corporation Act, or the NMBCA. Failure to follow any of the statutory procedures set forth in Section 53-15-3 and Section 53-15-4 of the NMBCA may result in the loss or waiver of dissenter’s rights under New Mexico law. A person having a beneficial interest in shares of TXNM’s common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect dissenter’s rights. In view of the complexity of Section 53-15-3 and Section 53-15-4 of the NMBCA, TXNM shareholders who may wish to pursue dissenter’s rights should consult their own legal and financial advisors. For more information regarding the right of holders of TXNM common stock to dissent from the merger and exercise the right to obtain payments for shares of TXNM common stock, see the section entitled “The Merger —Dissenter’s Rights” beginning at page 56 of this proxy statement. We have also attached a copy of Section 53-15-3 and Section 53-15-4 of the NMBCA as Annex C to this proxy statement.
Financing of the Merger (Page 59)
As of the date of this proxy statement, the estimated maximum total amount of funds required to complete the merger is approximately $7.585 billion. Parent and Merger Sub expect this amount to be funded through a combination of the following:
•
debt financing in an aggregate amount of up to $965.7 million to fund the repayment, repurchase or other retirement in full of certain outstanding indebtedness of TXNM and its subsidiaries in connection with the consummation of the merger, and to pay fees and expenses incurred in connection therewith (see the section entitled “The Merger—Debt Commitment Letters” beginning on page 59 of this proxy statement); and

•	equity financing in an aggregate amount of up to $6.619 billion (see the section entitled “The Merger—Equity Commitment Letter” beginning on page 60 of this proxy statement).
The consummation of the merger under the merger agreement is not subject to any financing condition.

Delisting and Deregistration of TXNM Common Stock (Page 61)
If the merger is completed, TXNM common stock will be delisted from the NYSE and deregistered under the Exchange Act and TXNM will no longer file periodic reports with the Securities and Exchange Commission, or the SEC, on account of its common stock.
Regulatory Approvals Required for the Merger (Page 55)
To complete the merger, Parent and TXNM must obtain approvals or consents from, or make filings with, a number of U.S. federal and state regulatory authorities. The material regulatory approvals, consents and filings include the following:
•	the expiration or termination of the waiting period under the HSR Act and the rules and regulations thereunder;
•	approval by the New Mexico Public Regulation Commission, or NMPRC, pursuant to New Mexico Public Utility Act and NMPRC Rule 450;
•	approval by the Public Utility Commission of Texas, or PUCT, pursuant to the Public Utility Regulatory Act, or PURA;
•	approval from the Federal Energy Regulatory Commission, or FERC, pursuant to Section 203 of the Federal Power Act, or FPA;
•
approval from the Federal Communications Commission, or FCC, under the Communications Act of 1934 for the transfer of control over wireless and microwave licenses held by certain TXNM subsidiaries; and

•	approval from the United States Nuclear Regulatory Commission, or NRC.
Parent and TXNM have made or intend to make various filings and submissions for the above-mentioned authorizations and approvals and, under the terms of the merger agreement, each company must use its reasonable best efforts to obtain these authorizations and approvals, subject to certain conditions.
The merger agreement also requires approval of the merger agreement and related transactions by TXNM’s shareholders (as of the close of business on the record date).
Pursuant to the HSR Act requirements, Parent and TXNM expect to file the required Notification and Report Forms with the DOJ and the FTC on a date to be agreed to by the parties as provided for in the merger agreement. Parent and TXNM expect to file their joint application with FERC and applications with NMPRC and with PUCT prior to the consummation of the merger. Parent and TXNM expect to file transfer of control applications with the FCC with respect to the wireless and microwave licenses held by PNM and TNMP prior to the consummation of the merger. An application for approval of the NRC is expected to be filed prior to the consummation of the merger.
Material United States Federal Income Tax Consequences (Page 69)
The exchange of shares of TXNM common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders (as defined in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 69 of this proxy statement) for U.S. federal income tax purposes. In general, a U.S. holder whose shares of TXNM common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of TXNM common stock and such U.S. holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 69 of this proxy statement) with respect to shares of TXNM common stock exchanged for cash pursuant to the merger generally will not be subject to U.S. federal income tax, subject to certain exceptions (as discussed in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 69 of this proxy statement). A non-U.S. holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the non-U.S. holder certifies on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “Material United States Federal Income Tax Consequences” beginning on page 69 of this proxy statement for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including U.S. federal income, estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws or any applicable income tax treaties.

QUESTIONS AND ANSWERS
The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of TXNM common stock. Please see the section entitled “Summary” beginning on page 1 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference into this proxy statement, which you should read carefully and in their entirety.
You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information” beginning on page 107 of this proxy statement.
Q1:	Why am I receiving this proxy statement and proxy card?
A1:
TXNM has agreed to combine with Parent under the terms of the merger agreement, as further described in this proxy statement. If the merger agreement is approved by TXNM shareholders and the other conditions to closing under the merger agreement are satisfied or waived, Merger Sub will merge with and into TXNM and TXNM will continue as a wholly-owned subsidiary of Parent upon completion of the merger.

We are holding the special meeting to ask our shareholders to consider and vote upon a proposal to approve the merger agreement. TXNM shareholders are also being asked to (i) consider and vote upon a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger and (ii) consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
You are receiving these materials because you owned shares of TXNM common stock as of   , 2025, the record date, and are therefore eligible to vote at the special meeting.
This proxy statement contains important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement, the special meeting and the proposals to be voted on at the special meeting. You should read this information carefully and in its entirety.
Q2:	When and where is the special meeting?
A2:	The special meeting will be held on , 2025, at 9:00 a.m. Mountain Time, at TXNM Energy, Inc. Corporate Headquarters - 4th Floor, 414 Silver Avenue SW, Albuquerque, New Mexico 87102.
For additional information about the special meeting, see the section entitled “The TXNM Special Meeting” beginning on page 28 of this proxy statement.
Q3:	Who may vote at the special meeting?
A3:
On    , 2025, the record date for the special meeting, TXNM had    shares of common stock outstanding. All TXNM shareholders who held TXNM common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. Each such TXNM shareholder is entitled to cast one vote on each matter properly brought before the special meeting for each share of TXNM common stock that such shareholder owned of record as of the record date.

You will have the opportunity to vote your shares in person during the special meeting. If you are a beneficial owner and your shares are held in “street name,” and you wish to vote in person at the special meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

Q4:	What am I being asked to vote on at the special meeting and how does the Board of Directors recommend that I vote?
A4:	The following three proposals will be considered and voted on at the special meeting:

	Description of Proposal	Proposal discussed on following pages:	Board Recommendation
PROPOSAL 1	Approval of the merger agreement	74	FOR
			See the section entitled “The Merger—TXNM’s Reasons for the Merger” beginning on page 43 of this proxy statement

PROPOSAL 2	Approval, by non-binding, advisory vote, of certain compensation arrangements for TXNM’s named executive officers in connection with the merger	33	FOR

PROPOSAL 3	Approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement	34	FOR

Q5:	Does my vote matter?
A5:
Yes. Your vote is important. You are encouraged to submit your proxy as promptly as possible. The merger cannot be completed unless the merger agreement is approved by the TXNM shareholders. If you fail to submit a proxy or vote at the special meeting, or abstain, or you do not provide your bank, broker or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Our Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to approve the merger agreement and the related matters.

Q6:	How do I vote my shares?
A6:	For your convenience, we have established three easy methods for voting shares held in your name:

By Internet:	Access www.proxyvote.com and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.)

By Telephone:
For automated telephone voting, call 1-800-690-6903 (toll free) from any touch-tone telephone and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.)

By Mail:	Simply date and sign your proxy card exactly as your name appears on your proxy card and mail it in the enclosed, postage-paid envelope.

During the Meeting:
If the shares are registered in your name, you can attend and cast your vote at the special meeting. To attend the special meeting in person, you will need to provide proof of your stock ownership as of the record date and provide a government-issued photo identification. If your stock is held in “street name,” and you do not provide voting instructions to your broker before the meeting, then you can only vote in person if you have an authorized proxy to do so from the registered shareholder.

Your shares will be voted in the manner you indicate. The telephone and internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Time on   , 2025. Please note that the voting deadline is earlier for voting shares held in TXNM’s Retirement Savings Plan, or RSP, as described below under Question 13.
Q7:	What is a proxy?
A7:
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By voting by telephone or over the internet, or by completing and mailing a printed proxy card, you are giving the proxy committee appointed by the Board of Directors (consisting of P.K. Collawn and N.P. Becker) the authority to vote your shares in the manner you indicate. If you are a shareholder of record and sign and return your proxy card without indicating how you want your shares to be voted, or if you vote by telephone or over the internet in accordance with the voting recommendations of the Board of Directors, the proxy committee will vote your shares as follows:

•	FOR approval of the merger agreement;
•	FOR approval of certain compensation arrangements for TXNM’s named executive officers in connection with the merger; and
•
FOR approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Under NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. Banks, brokers or other nominees, however, are not allowed to exercise their voting discretion with respect to matters that under NYSE rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the special meeting are considered “non-routine” matters under NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, if you hold your shares of TXNM common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares of TXNM common stock in accordance with the voting instructions provided by your bank, broker or other nominee. The effect of not instructing your bank, broker or other nominee how you wish your shares to be voted will be the same as a vote “AGAINST” the proposal to approve the merger agreement, and will not have an effect on the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation or on the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Banks, brokers and other nominees will not be able to vote on any of the proposals before the special meeting unless they have received voting instructions from the beneficial owners.
Q8:	Can I change my vote or revoke my proxy?
A8:
Yes. Any subsequent vote by any means will change your prior vote. The last vote actually received before the special meeting will be the one counted. You may also revoke your proxy by voting in person at the special meeting.

Q9:	What constitutes a quorum and why is a quorum required?
A9:
A quorum of shareholders is necessary to conduct business at the special meeting. If at least a majority of all of the TXNM common stock outstanding on the record date is represented at the special meeting, in person or by proxy (by voting by telephone or over the internet, in person or by properly submitting a proxy card or voting instruction form by mail), a quorum will exist. Abstentions and withheld votes will be counted as present for quorum purposes.

Q10:	What is the vote required to approve each proposal at the special meeting?
A10:	Except for the adjournment proposal, the vote required to approve each of the proposals listed below assumes the presence of a quorum at the special meeting.

Proposal	Affirmative Vote Requirement	Effect of Abstentions
PROPOSAL 1 – Approve the merger agreement	Majority of shares of TXNM common stock outstanding as of , 2025, the record date for the special meeting.
Because the affirmative vote required to approve the merger agreement is based upon the total number of outstanding shares of TXNM common stock, if you fail to submit a proxy or vote during the special meeting, or abstain, or if your shares of TXNM common stock are held through a bank, broker or other nominee and you do not provide your bank, broker or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Proposal	Affirmative Vote Requirement	Effect of Abstentions
PROPOSAL 2 – Approve, by non-binding, advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger
The approval of the merger-related executive compensation requires the affirmative vote of the owners of a majority of the shares of TXNM common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is non-binding and advisory only.

Any shares not present at the special meeting, including due to the failure of any shareholder holding their shares in “street name” to provide any voting instructions to their bank, broker or other nominee with respect to the special meeting, will have no effect on the outcome of the merger-related compensation proposal. However, an abstention will have the same effect as a vote “AGAINST” the merger-related compensation proposal.

If any shareholder who holds their shares in “street name” through a bank, broker or other nominee gives voting instructions to such bank, broker or other nominee with respect to one or more proposals at the special meeting but not with respect to the merger-related compensation proposal such shares will have the same effect as a vote “AGAINST” the merger-related compensation proposal.

Proposal	Affirmative Vote Requirement	Effect of Abstentions
PROPOSAL 3 – Approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement

If no quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the owners of a majority of shares of TXNM common stock present in person or represented by proxy and entitled to vote thereon. If a quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting would require the affirmative vote of the owners of a majority of the shares of TXNM common stock present in person or represented by proxy and entitled to vote thereon.

Whether or not a quorum is present, if your shares of TXNM common stock are present at the special meeting but are not voted on the proposal, or if you abstain on the proposal, each will have the effect of a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting. Whether or not a quorum is present, if you fail to submit a proxy or attend the special meeting in person or if your shares of TXNM common stock are held through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of TXNM common stock, as applicable, your shares of TXNM common stock will not be voted, but this will not have an effect on the vote to approve one or more adjournments of the special meeting.

See the section entitled “The TXNM Special Meeting—Record Date and Quorum” beginning on page 28 of this proxy statement.
Q11:	What is the difference between a “shareholder of record” and a “street name” holder?
A11:
These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., or Computershare, our transfer agent, you are a “shareholder of record” with respect to those shares and the proxy materials were sent directly to you by TXNM.

If your shares are held in the name of a bank, broker or other nominee as a custodian, you are a “street name” holder and the proxy materials would have been forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.
Q12:	Why did I receive more than one set of proxy materials?
A12:
You will receive multiple sets of proxy materials if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. Each set of proxy materials that you receive will contain a specific “control number” with the relevant information to vote the specific shares at issue. Note that the proxy materials for shares registered in your name will include any shares you may hold in the Direct Plan. If your shares are held by a broker (i.e., in “street name”), you will receive proxy materials on how to obtain your proxy materials and vote from your broker. You should vote according to the instructions on each set of proxy materials you receive and vote on, sign and return each proxy card you receive.

Additionally, if you and one or more other shareholders share the same address, it is possible that one copy of the proxy materials, as applicable, was delivered to your address. This is known as “householding.” We will promptly deliver a separate copy of the Notice or, if you requested a printed version by mail, the proxy materials, to you if you call or write us at our principal executive offices at TXNM Energy, Inc., Attn: Investor Relations and Shareholder Services, 414 Silver Avenue SW, MS-0905, Albuquerque,

NM 87102-3289; telephone: (505) 241-2868. If you want to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.
Q13:	How do I vote my RSP shares?
A13:
If you participate in the RSP, our 401(k) plan for our employees, and shares have been allocated to your account under the TXNM Stock Fund investment option, you will receive the following materials by mail:

•	the proxy materials; and
•	a separate vote authorization form and voting instructions for these RSP shares from the TXNM Corporate Investment Committee.
Please use the RSP vote authorization form to vote your RSP shares allocated to your account under the TXNM Stock Fund investment option by telephone, internet or mail. To allow sufficient time for the record holder of the RSP shares, The Vanguard Fiduciary Trust Company, to vote these shares, your voting instructions must be received by  , 2025.
Q14:	If my shares of TXNM common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?
A14:
Your bank, broker or other nominee will only be permitted to vote your shares of TXNM common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of TXNM common stock. Under NYSE rules, banks, brokers or other nominees who hold shares of TXNM common stock in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. Banks, brokers or other nominees, however, are not allowed to exercise their voting discretion with respect to matters that under NYSE rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the special meeting are considered “non-routine” matters under NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, if you hold your shares of TXNM common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. The effect of not instructing your bank, broker or other nominee how you wish your shares to be voted will be the same as a vote “AGAINST” the proposal to approve the merger agreement, and will not have an effect on the proposal to approve, by non-binding, advisory vote, of the merger-related executive compensation or on the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Banks, brokers and other nominees will not be able to vote on any of the proposals before the special meeting unless they have received voting instructions from the beneficial owners.

Q15:	What is the proposed merger and what effect will it have on TXNM?
A15:
The proposed merger is the merger of Merger Sub, a direct, wholly-owned subsidiary of Parent, with and into TXNM, with TXNM continuing as the surviving company and a direct, wholly-owned subsidiary of Parent. As a result of the merger, TXNM will no longer be a publicly held company and you will no longer have any interest in TXNM, including its future earnings. Following the merger, TXNM common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Q16:	Did the Board of Directors adopt the merger agreement?
A16:
Yes. At a meeting on May 18, 2025, the Board of Directors unanimously adopted the merger agreement and approved and determined that it is in the best interests of TXNM and its shareholders for TXNM to execute and deliver the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement.

Q17:	What will I receive if the merger is completed?
A17:
If the merger is completed, each share of TXNM common stock issued and outstanding immediately prior to the completion of the merger (other than (i) shares of TXNM common stock owned by Parent, TXNM, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or TXNM and (ii) shares held by shareholders who have not voted in favor of the merger and who are entitled to and have properly demanded dissenter’s rights under New Mexico law) will be converted into the right to receive $61.25 in cash, without interest, or the merger consideration.

Q18:	How does the merger consideration compare to the market price per share of TXNM common stock prior to the announcement of the merger?
A18:
The merger consideration represented a premium to TXNM’s recent and historic share trading price (a 22.3% implied premium to the unaffected share price of TXNM common stock as of March 5, 2025 and a 23.0% implied premium to the 30-day volume weighted average price of TXNM’s common stock as of March 5, 2025).

Q19:	What will holders under TXNM’s stock-based plans receive in the merger?
A19:
Immediately prior to the effective time of the merger, pursuant to the merger agreement, each outstanding award of TXNM restricted stock rights granted under the TXNM Stock Plan or otherwise will be converted into a right to receive an amount of cash (rounded down to the nearest cent) equal to the product of (i) the total number of shares of TXNM common stock subject to such restricted stock right immediately prior to the effective time of the merger multiplied by (ii) the merger consideration, plus interest at the rate of 6%, compounded semi-annually, from the effective time of the merger until the date of payment (less applicable taxes required to be withheld with respect to such payment). The restricted stock rights cash payouts will be payable subject to the same terms and conditions as were applicable to the corresponding cancelled TXNM restricted stock rights, including any applicable vesting, acceleration, payment timing provisions, and in the case of any member of the Board of Directors, any deferral elections, but excluding any terms rendered inoperative by reason of the consummation of the merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award.

Prior to the effective time of the merger, pursuant to the merger agreement, the Board of Directors (or its applicable committee) will determine the number of shares of TXNM common stock that will be deemed to have been earned as of the effective time of the merger, based on the higher of the target level of performance and the actual level of performance, determined on a goal-by-goal basis, as of the last day of the last month ending at least 30 days before the effective time of the merger under each outstanding award of performance shares under the TXNM Stock Plan or otherwise. Immediately prior to the effective time of the merger, the number of earned performance shares so determined will be converted into a right to receive a cash amount (rounded down to the nearest cent) equal to the product of (i) the number of shares of TXNM common stock subject to such earned performance share award immediately prior to the effective time of the merger multiplied by (ii) the merger consideration, plus interest at the rate of 6%, compounded semi-annually, from the effective time of the merger until the date of payment, less applicable taxes required to be withheld with respect to such payment. The earned performance shares cash payouts will be payable subject to the same service-based terms and conditions as were applicable to the corresponding cancelled TXNM performance shares, including any applicable service-based vesting, acceleration, and payment timing provisions, but excluding any terms rendered inoperative by reason of the consummation of the merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award.
Immediately prior to the effective time of the merger, pursuant to the merger agreement, each outstanding deferred restricted stock right under the Deferred Plan will be converted into the right to receive the merger consideration at the effective time (or such later date as required by Section 409A of the Code).

See the section “The Merger Agreement—Treatment of TXNM Restricted Stock Rights, Performance Shares, Direct Plan, and Deferred Plan” beginning on page 78 of this proxy statement for further information.
Q20:
Why am I being asked to consider and vote on the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for named executive officers of TXNM in connection with the merger?

A20:
Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on, or otherwise relates to, the merger.

Q21:	What will happen if TXNM shareholders do not approve this merger-related executive compensation?
A21:
TXNM shareholder approval of the compensation that may be paid or become payable to TXNM’s named executive officers that is based on, or otherwise relates to, the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on TXNM or Parent in the merger. If the merger is completed, the merger-related compensation may be paid to TXNM’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if TXNM shareholders do not approve, by non-binding, advisory vote, the merger-related executive compensation.

Q22:	Have any TXNM shareholders agreed to vote their shares in favor of the proposal to approve the merger agreement or the other matters described in this proxy statement?
A22:
Yes. At the close of business on the record date, Troy TopCo LP, a Delaware limited partnership and an affiliate of Parent and Merger Sub, or Troy TopCo, owned and is entitled to vote    shares of TXNM common stock, or the TopCo Shares, representing approximately   % of the TXNM common stock outstanding on that date. Pursuant to the terms of the Blackstone stock purchase agreement, Troy TopCo has agreed to vote all TopCo Shares owned by it in favor of the merger and for all other matters, (i) as recommended by the Board of Directors if the Board of Directors has made a recommendation, so long as the TopCo Shares may be lawfully voted as so provided and (ii) pro rata in proportion to the votes cast by the holders of TXNM common stock other than the TopCo Shares if the Board of Directors has not made a recommendation or if the TopCo Shares may not be lawfully voted as provided in clause (i).

In addition, at the close of business on the record date, the Zimmer Purchasers (as defined below) owned and are entitled to vote, in the aggregate,    shares of TXNM common stock, or the Zimmer Shares, representing approximately   % of the TXNM common stock outstanding on that date. Pursuant to the terms of the stock purchase agreement, dated as of June 25, 2025, or the Zimmer stock purchase agreement, by and among TXNM, Zimmer Partners, LP, a Delaware limited partnership, or Zimmer Partners, and the purchasers set forth on Schedule I thereto, or the Zimmer Purchasers, each of the Zimmer Purchasers (or Zimmer Partners on behalf of the Zimmer Purchasers) agreed to vote the Zimmer Shares then held by such Zimmer Purchasers in favor of the merger and for all other matters, as recommended by the Board of Directors, if the Board of Directors has made a recommendation with respect to such matter, so long as such Zimmer Shares may be lawfully voted as so provided.
Further, as of the close of business on the record date, the directors and executive officers of TXNM beneficially owned and are entitled to vote, in the aggregate,    shares of TXNM common stock, representing approximately   % of the outstanding shares of TXNM common stock. The directors and executive officers of TXNM have informed us that they currently intend to, but none are obligated to, vote all such shares of TXNM common stock “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, although proxy holders are not obligated to vote in favor of adjournment.

Q23:	Do any of TXNM’s directors or executive officers have interests in the merger that differ from or are in addition to my interests as a shareholder of TXNM common stock?
A23:
In considering the recommendation of the Board of Directors with respect to the proposal to approve the merger agreement and the other matters described in this proxy statement, you should be aware that certain directors and executive officers of TXNM may have interests in the merger that are different from, or in addition to, the interests of TXNM shareholders generally, including the treatment in the merger of TXNM equity compensation awards, potential retention awards, potential severance and other benefits upon a qualifying termination of employment in connection with the merger, ongoing indemnification and insurance coverage, and other rights that may be held by TXNM’s directors and executive officers. The Board of Directors was aware of and has considered these interests, among other matters, in evaluating and negotiating the merger agreement and approving the merger, and in recommending that the merger agreement be approved by TXNM shareholders. See the sections entitled “Interests of TXNM’s Directors and Executive Officers in the Merger” beginning on page 62 of this proxy statement and “Advisory Vote on Merger-Related Compensation for TXNM’s Named Executive Officers” beginning on page 33 of this proxy statement.

Q24:	When do you expect the merger to be completed?
A24:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions That Must Be Satisfied or Waived for the Merger to Occur” beginning on page 98 of this proxy statement, including the approval of the merger agreement by TXNM shareholders at the special meeting and certain regulatory approvals, the merger will close as soon as reasonably practicable. TXNM and Parent expect that the merger will close in the second half of 2026. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Q25:	What are the material United States federal income tax consequences of the merger to TXNM shareholders?
A25:
The exchange of shares of TXNM common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders (as defined in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 69 of this proxy statement) for U.S. federal income tax purposes. In general, a U.S. holder whose shares of TXNM common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of TXNM common stock and such U.S. holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 69 of this proxy statement) with respect to shares of TXNM common stock exchanged for cash pursuant to the merger generally will not be subject to U.S. federal income tax, subject to certain exceptions (as discussed in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 69 of this proxy statement). A non-U.S. holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the non-U.S. holder certifies on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “Material United States Federal Income Tax Consequences” beginning on page 69 of this proxy statement for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including U.S. federal income, estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws or any applicable income tax treaties.

Q26:	How will I receive the merger consideration to which I am entitled?
A26:	After receiving the proper documentation from you, following the completion of the merger, the exchange agent will forward to you the cash to which you are entitled. If you own TXNM common stock in book-entry form or through a bank, broker, bank or other nominee, you will not need to obtain share certificates to submit for exchange to the exchange agent. However, you or your bank, broker or other nominee will need to follow the instructions provided by the exchange agent in order to properly surrender your TXNM common stock. More information on the documentation you are required to deliver to the exchange agent may be found in the section entitled “The Merger Agreement—Surrender of TXNM Shares” beginning on page 75 of this proxy statement.
Q27:	What happens if I sell my shares of TXNM common stock before the special meeting?
A27:
The record date is earlier than both the date of the special meeting and the completion of the merger. If you transfer your shares of TXNM common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time of the merger.

Q28:	What happens if I sell or otherwise transfer my shares of TXNM common stock after the special meeting but before the completion of the merger?
A28:
If you sell or otherwise transfer your shares after the special meeting but before the completion of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration upon completion of the merger, you must hold your shares at the effective time of the merger.

Q29:	Should I send in my share certificate(s) now?
A29:
No, please do NOT return your share certificate(s) with your proxy. If the merger agreement is approved by TXNM shareholders and the merger is completed, and you hold physical share certificate(s), you will be sent a letter of transmittal as promptly as reasonably practicable after the completion of the merger describing how you may exchange your shares of TXNM common stock for the merger consideration. If your shares of TXNM common stock are held in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of your “street name” shares of TXNM common stock in exchange for the merger consideration.

Q30:	Am I entitled to exercise dissenter’s rights instead of receiving the merger consideration for my shares of TXNM common stock?
A30:
Yes, TXNM shareholders of record have the right under New Mexico law to demand appraisal of their shares of TXNM common stock in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of their shares of TXNM common stock. Any TXNM shareholder electing to exercise dissenters’ rights must not have voted his, her or its shares of TXNM common stock “FOR” the proposal to approve the merger agreement and must specifically comply with the applicable provisions of the NMBCA in order to perfect the rights of dissent and appraisal. See the section entitled “The Merger—Dissenter’s Rights” beginning at page 56 of this proxy statement.

Q31:	What are the conditions to completion of the merger?
A31:
In addition to the approval of the merger agreement by TXNM shareholders as described above, completion of the merger is subject to the satisfaction or waiver of a number of other conditions, including the absence of any material adverse effect on TXNM and the receipt of required regulatory approvals. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions That Must Be Satisfied or Waived for the Merger to Occur” beginning on page 98 of this proxy statement.

Q32:	What happens if the merger is not completed?
A32:
If the merger agreement is not approved by TXNM shareholders or if the merger is not completed for any other reason, TXNM shareholders will not receive any consideration for their shares of TXNM common stock. Instead, TXNM will remain an independent public company, TXNM common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and TXNM will continue to file periodic reports with the SEC. Under certain circumstances, TXNM may be required to pay Parent a termination fee of $210 million or Parent may be required to pay TXNM a termination fee of $350 million. In the event TXNM must pay the TXNM termination fee, it may offset any expenses it has paid to Parent pursuant to the merger agreement against such fee. See the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Expenses” beginning on pages 99 and 102, respectively, of this proxy statement.
Q33:	Who will solicit and pay the cost of soliciting proxies?
A33:
The enclosed proxy is being solicited on behalf of the Board of Directors. This solicitation is being made by mail, but also may be made in person, by telephone or over the internet. We have hired Georgeson to assist in the solicitation for an estimated fee of $40,000 plus any out-of-pocket expenses. TXNM will pay all costs related to solicitation. Broadridge is tabulating the vote and providing the webcast hosting services for listening to the special meeting.

Q34:	Is this proxy statement the only way that proxies are being solicited?
A34:
No. As stated above, we have retained Georgeson to aid in the solicitation of proxies. In addition to mailing these proxy materials, certain directors, officers, or employees of TXNM may solicit proxies by telephone, facsimile, e-mail, or personal contact. They will not be specifically compensated for doing so.

Q35:	Will shareholders be given the opportunity to ask questions at the special meeting?
A35:
Yes. The Executive Chairman will answer questions asked by shareholders during a designated portion of the special meeting. Shareholders must direct questions and comments to the Executive Chairman and limit their remarks to matters that relate directly to the business of the special meeting. For other rules of conduct, please refer to materials that will be provided to you during the special meeting.

Q36:	Where can I find the voting results of the special meeting?
A36:
Preliminary voting results will be announced at the special meeting. The final voting results will be tallied by the inspectors of election and published in our Current Report on Form 8-K filed with the SEC within four business days after the date of the special meeting. Such results will also be published on our website at www.txnmenergy.com.

Q37:	Who can help answer any other questions I have?
A37:
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of TXNM common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact Georgeson, our proxy solicitor, by calling toll-free at 888-686-8126.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and other documents incorporated by reference into this proxy statement contain or may contain forward-looking statements. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These forward-looking statements generally include statements regarding the proposed merger, including any statements regarding the expected timetable for completing the proposed transaction, the ability to complete the merger, the expected benefits of the merger, projected financial information, future opportunities, and any other statements regarding TXNM’s and Parent’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates. TXNM’s business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond its control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:
•	the failure of Parent to obtain any equity, debt or other financing necessary to complete the merger;
•
the expected timing and likelihood of completion of the pending merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending merger that could reduce anticipated benefits or cause the parties to abandon the transaction;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including in circumstances requiring TXNM to pay a termination fee;
•	the possibility that TXNM’s shareholders may not approve the merger agreement;
•	the risk that the parties may not be able to satisfy the conditions to the proposed merger in a timely manner or at all;
•	the receipt of an unsolicited offer from another party to acquire our assets or capital stock that could interfere with the merger;
•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the merger;
•	risks related to disruption of management time from ongoing business operations due to the proposed merger;
•
the risk that the proposed transaction and its announcement could have an adverse effect on the ability of TXNM to retain and hire key personnel and maintain relationships with its customers and suppliers, and on its operating results and businesses generally;

•
the announcement and pendency of the merger, during which TXNM is subject to certain operating restrictions, could have an adverse effect on TXNM’s businesses, results of operations, financial condition or cash flows;

•	the costs incurred to consummate the merger;
•	the risk that the price of TXNM’s common stock may fluctuate during the pendency of the proposed transaction and may decline significantly if the proposed transaction is not completed; and
•
other risks detailed in TXNM’s filings with the SEC, including its most recent Form 10-K for the fiscal year ended December 31, 2024, and in subsequently filed Forms 10-Q and 8-K, and in any other documents filed by TXNM with the SEC after the date thereof. See the section entitled “Where You Can Find Additional More Information” beginning on page 107 of this proxy statement.

Any such forward-looking statement is qualified by reference to these risks and factors. TXNM cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements. Forward-looking statements speak only as of the date of the particular statement, and TXNM does not undertake to update any forward-looking statement contained herein.

INFORMATION ABOUT THE COMPANIES
TXNM
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
TXNM Energy, Inc., or TXNM, is a holding company with two regulated utilities serving approximately more than 800,000 residential, commercial, and industrial customers in New Mexico and Texas. TXNM’s electric utilities are PNM and TNMP.
TXNM common stock is listed on the NYSE under the symbol “TXNM.”
For more information about TXNM, please visit the TXNM website at www.txnmenergy.com. The website address of TXNM is provided as an inactive textual reference only. The information contained on the website of TXNM is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Additional information about TXNM is included in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” beginning on page 107 of this proxy statement.
Parent
345 Park Avenue
New York, NY 10154
Troy ParentCo LLC, or Parent, a Delaware limited liability company, was formed solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement, including the financing related to the merger. Parent is wholly owned by an affiliate of Blackstone Infrastructure.
Merger Sub
345 Park Avenue
New York, NY 10154
Troy Merger Sub Inc., or Merger Sub, is a New Mexico corporation and a direct, wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Subject to the terms of the merger agreement, upon the completion of the merger, Merger Sub will cease to exist and TXNM will continue as the surviving corporation in the merger.
Blackstone Infrastructure
345 Park Avenue
New York, NY 10154
Blackstone is the world’s largest alterative asset manager with nearly $1.2 trillion in assets under management. Blackstone Infrastructure is Blackstone’s dedicated infrastructure equity strategy and, with more than $60 billion in assets under management, it anchors a broader infrastructure platform at Blackstone that exceeds $120 billion across equity, credit and secondaries. Blackstone Infrastructure has an open-ended, perpetual capital structure, enabling a long-term buy-and-hold investment approach that fosters responsible stewardship and stakeholder engagement, creating value for our investors and the communities in which we invest. Blackstone Infrastructure invests behind leading infrastructure companies and platforms in sectors with long-term thematic tailwinds including, utilities, energy, transportation, digital infrastructure and water and waste sectors, among others. Concurrently with the execution of the merger agreement, Blackstone Infrastructure agreed to provide funding to Parent in connection with the closing of the merger.

THE TXNM SPECIAL MEETING
Date, Time and Place
This proxy statement is being furnished to TXNM shareholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting to be held on    , 2025, at 9:00 a.m. Mountain Time, at TXNM Energy, Inc. Corporate Headquarters - 4th Floor, 414 Silver Avenue SW, Albuquerque, New Mexico 87102, or at any postponement or adjournment thereof.
Purpose of the Special Meeting
At the special meeting, TXNM shareholders will be asked to (i) consider and vote upon a proposal to approve the merger agreement, (ii) consider and vote upon a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger and (iii) consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
TXNM shareholders must approve the merger agreement in order for the merger to occur. If TXNM shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and you are encouraged to read the merger agreement carefully and in its entirety.
Record Date and Quorum
TXNM has set the close of business on    , 2025 as the record date for the special meeting, and only holders of record of shares of TXNM common stock as of the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of TXNM common stock as of the close of business on the record date. You may cast one vote for each share of TXNM common stock held by you as of the close of business on the record date on all matters properly coming before the special meeting.
A quorum of shareholders is necessary to conduct business at the special meeting. The presence at the special meeting, in person or represented by proxy (by voting by telephone or over the internet, in person or by properly submitting a proxy card or voting instruction form by mail) to vote on their behalf, of owners of a majority of the shares of TXNM common stock outstanding as of the close of business on the record date, or at least     shares of TXNM common stock, constitutes a quorum for the purposes of the special meeting. Abstentions will be counted as present for quorum purposes. Because all of the proposals for consideration at the special meeting are considered “non-routine” matters under NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless a shareholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the special meeting. Once a share of TXNM common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will be determined.
Attendance
Attendance is limited to shareholders of record or their legal proxy holder and beneficial owners as of    , 2025, and invited guests of TXNM. If your shares are held in the name of your broker, bank, or other nominee, please bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares as of    , 2025. An authorized proxy must present proof that he or she is an authorized proxy of a shareholder. In all cases, government-issued photo identification is also required. Banners, signs, or attire considered inappropriate and potentially disruptive to the meeting will not be allowed. All attendees will be subject to a security search for safety and security reasons. Rules of the meeting will be printed on the back of the agenda that will be given to you at the meeting. We thank you in advance for your patience and cooperation with these rules.
Vote Required
The approval of the merger agreement requires the affirmative vote of the owners of a majority of the shares of TXNM common stock outstanding as of the close of business on the record date, or at least     shares of TXNM common stock. For the proposal to approve the merger agreement, you may vote “FOR,”

“AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to approve the merger agreement but will be counted as present for quorum purposes. If you fail to submit a proxy or to vote in person during the special meeting or if you abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
If your shares of TXNM common stock are registered directly in your name with Computershare, our transfer agent, you are a “shareholder of record” with respect to those shares of TXNM common stock and this proxy statement and the enclosed proxy card have been sent directly to you by TXNM.
If your shares of TXNM common stock are held in the name of a bank, broker or other nominee as a custodian, you are a “street name” holder of TXNM common stock and this proxy statement has been forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.
Under NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. Banks, brokers or other nominees, however, are not allowed to exercise their voting discretion with respect to matters that under NYSE rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the special meeting are considered “non-routine” matters under NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, if you hold your shares of TXNM common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares of TXNM common stock in accordance with the voting instructions provided by your bank, broker or other nominee. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the proposal to approve the merger agreement, and will not have an effect on the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation or on the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the special meeting unless they have received voting instructions from the beneficial owners.
The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger requires the affirmative vote of the owners of a majority of the shares of TXNM common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is non-binding and advisory only. For purposes of the proposal, if your shares of TXNM common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, each will have the effect of a vote against the proposal. If you fail to submit a proxy or to vote during the special meeting, as applicable, the shares of TXNM common stock held by you or your bank, broker or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation.
If no quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires the affirmative vote of the owners of a majority of the shares of TXNM common stock present in person or represented by proxy and entitled to vote thereon. If a quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting would require the affirmative vote of the owners of a majority of the shares of TXNM common stock present in person or represented by proxy and entitled to vote thereon. Whether or not a quorum is present, if your shares of TXNM common stock are present at the special meeting but are not voted on this proposal, or if you abstain on this proposal, this will have the effect of a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting. Whether or not a quorum is present, if you fail to submit a proxy or to attend the special meeting or if your shares of TXNM common stock are held through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of TXNM common stock, as applicable, your shares of TXNM common stock will not be voted, but this will not have an effect on the vote to approve one or more adjournments of the special meeting.
At the close of business on the record date, Troy TopCo owned and is entitled to vote the TopCo Shares, representing approximately    % of the TXNM common stock outstanding on that date. Pursuant to the terms of the Blackstone stock purchase agreement, Troy TopCo has agreed to vote all TopCo Shares owned by it in favor of the merger and for all other matters, (i) as recommended by the Board of Directors if the Board of Directors has made a recommendation, so long as the TopCo Shares may be lawfully voted as so provided and (ii) pro rata in proportion to the votes cast by the holders of TXNM common stock other than the TopCo Shares if the Board of Directors has not made a recommendation or if the TopCo Shares may not be lawfully voted as provided in clause (i).
In addition, at the close of business on the record date, the Zimmer Purchasers owned and are entitled to vote the Zimmer Shares, representing approximately    % of the TXNM common stock outstanding on that date. Pursuant to the terms of the Zimmer stock purchase agreement, each of the Zimmer Purchasers (or Zimmer Partners on behalf of the Zimmer Purchasers) agreed to vote the Zimmer Shares then held by such Zimmer Purchasers in favor of the merger and for all other matters, as recommended by the Board of Directors, if the Board of Directors has made a recommendation with respect to such matter, so long as such Zimmer Shares may be lawfully voted as so provided.
Further, as of the close of business on the record date, the directors and executive officers of TXNM beneficially owned and are entitled to vote, in the aggregate,     shares of TXNM common stock, representing approximately    % of the outstanding shares of TXNM common stock. The directors and executive officers of TXNM have informed us that they currently intend to, but none are obligated to, vote all such shares of TXNM common stock “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, although proxy holders are not obligated to vote in favor of adjournment.
Proxies and Revocations
If you are a shareholder of record, you may vote your shares of TXNM common stock on matters presented at the special meeting in any of the following ways:
•
By Internet: Access www.proxyvote.com and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.) Shareholders voting through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that must be paid by the shareholder.

•
By Telephone: For automated telephone voting, call 1-800-690-6903 (toll free) from any touch-tone telephone and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.)

•	By Mail: Simply return your executed proxy card in the enclosed postage-paid envelope.
•	During the Meeting: You can attend and cast your vote at the Annual Meeting. For admission and in person voting requirements, please see Question 6 above.
Your shares will be voted in the manner you indicate. The telephone and internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Time on    , 2025. Please note that the voting deadline is earlier for voting shares held in TXNM’s RSP, as described below.
Please use the RSP vote authorization form to vote your RSP shares by telephone, internet or mail. To allow sufficient time for the record holder of the RSP shares, The Vanguard Fiduciary Trust Company, to vote these shares, your voting instructions must be received by 9:00 a.m. Eastern Time on    , 2025.
If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order to have your shares of TXNM common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

Please refer to the instructions on your proxy to determine the deadlines for voting over the internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the pre-addressed, postage-prepaid envelope accompanying the proxy card, and your proxy card must be received by the time the special meeting begins. Please do not send in your share certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your share certificates.
If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of TXNM common stock in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your shares of TXNM common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares of TXNM common stock should be voted on a matter, the shares of TXNM common stock represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for TXNM’s named executive officers in connection with the merger and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you or by attending the special meeting in person and voting during the special meeting.
If you have any questions or need assistance voting your shares, please contact Georgeson, our proxy solicitor, by calling toll-free at 888-686-8126.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF TXNM COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES BEFORE THE SPECIAL MEETING OVER THE INTERNET OR VIA THE TOLL-FREE TELEPHONE NUMBER OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PRE-ADDRESSED, POSTAGE-PREPAID ENVELOPE ACCOMPANYING THE PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING AND VOTE DURING THE SPECIAL MEETING, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. SUBMITTING A PROXY NOW WILL NOT PREVENT YOU FROM BEING ABLE TO VOTE AT THE SPECIAL MEETING.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if a quorum is not present at the special meeting. Whether or not a quorum is present, an adjournment generally may be made with the affirmative vote of the owners of a majority of the shares of TXNM common stock present in person or represented by proxy and entitled to vote thereon. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow TXNM shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.
Solicitation of Proxies; Payment of Solicitation Expenses
We are making this solicitation and will bear the expense of printing and mailing proxy materials to TXNM’s shareholders. We will ask banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners of shares and to secure their voting instructions, if necessary, and we will reimburse them for their reasonable expenses in so doing. Our directors, officers and employees may also solicit proxies personally or by telephone, but they will not be specifically compensated for soliciting proxies. We have retained Georgeson, for a fee of up to $40,000 plus any out-of-pocket expenses, to aid in the solicitation of proxies by similar methods.

Questions and Additional Information
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of TXNM common stock or need additional copies of this proxy statement or the enclosed proxy card, please contact:

51 West 52nd Street, 6th Floor
New York, NY 10019
Shareholders, Banks and Brokers
Call Toll Free: 888-686-8126

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR
TXNM’S NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are requesting the TXNM shareholders’ approval, on an advisory (non-binding) basis, of specified compensation that may be paid or become payable to TXNM’s named executive officers in connection with the merger and therefore are asking shareholders to adopt the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to TXNM’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled “Interests of TXNM’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the associated narrative discussion, and the agreements pursuant to which such compensation may be paid or become payable, are hereby APPROVED on an advisory basis.”
The advisory vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger agreement, and approval of such executive compensation is not a condition to completion of the merger. Accordingly, you may vote to approve the advisory executive compensation and vote not to approve the merger agreement or vice versa. Because the vote is advisory in nature only, it will not be binding on either TXNM or Parent. Accordingly, to the extent that TXNM or Parent is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the merger agreement is approved and the merger completed, regardless of the outcome of the advisory vote. The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of this resolution.
The section of this proxy entitled “Interests of TXNM’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation that is based on, or otherwise relates to, the merger for each “named executive officer” of TXNM. The following individuals are referred to collectively as the named executive officers of TXNM:
•	Patricia K. Collawn—Executive Chairman;
•	Joseph D. Tarry—President and Chief Executive Officer;
•	Elisabeth A. Eden—Senior Vice President, Finance;
•	Brian G. Iverson—General Counsel, Senior Vice President Regulatory and Public Policy and Corporate Secretary;
•	Henry E. Monroy—Senior Vice President and Chief Financial Officer; and
•	Patrick V. Apodaca—Former SVP, General Counsel and Secretary.
The Board of Directors unanimously recommends that you vote “FOR” the approval of the resolution above approving compensation arrangements for TXNM’s named executive officers in connection with the merger contemplated by the merger agreement.

ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES
TXNM shareholders are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In accordance with the TXNM bylaws, a vote on adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement may be taken in the absence of a quorum. We do not intend to call a vote on adjournments of the special meeting to solicit additional proxies if the merger agreement is approved at the special meeting.
If the special meeting is adjourned to solicit additional proxies, TXNM shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. Whether or not a quorum is present, approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement will require the affirmative vote of the owners of a majority of the outstanding shares of TXNM common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Accordingly, whether or not a quorum is present, if your shares of TXNM common stock are present at the special meeting but are not voted on the proposal, or if you abstain on the proposal, this will have the effect of a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Whether or not a quorum is present, if you fail to submit a proxy or to attend the special meeting via the TXNM special meeting website or if your shares of TXNM common stock are held through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of TXNM common stock, as applicable, your shares of TXNM common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
The Board of Directors unanimously recommends that you vote “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

THE MERGER
This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
The merger agreement provides that, upon satisfaction or waiver of the conditions to the merger, Merger Sub will merge with and into TXNM. TXNM will be the surviving corporation in the merger as a wholly-owned subsidiary of Parent. As a result of the merger, TXNM will cease to be a publicly traded company.
Background of the Merger
In recent years the Board of Directors has periodically reviewed the public utility M&A landscape in general, along with the challenges and opportunities impacting TXNM. As part of this review, the Board of Directors considered potential M&A growth opportunities for TXNM. TXNM undertook an extensive process resulting in the entry into a merger agreement with Avangrid, Inc., or Avangrid, in October 2020, as described in TXNM’s definitive proxy statement filed January 5, 2021. That agreement was subsequently terminated by Avangrid in January 2024.
Following that termination, the Board of Directors continued to review the public utility M&A landscape, along with the challenges and opportunities impacting TXNM. On September 23, 2024, the Board of Directors met at a regularly scheduled meeting, and, in executive session, the management team (including the CEO, President, CFO and General Counsel) and a representative of Wells Fargo gave a presentation on macroeconomic and other trends in the utility sector, as well as challenges and opportunities continuing to impact TXNM. Specifically, the Board of Directors discussed the focus on customer affordability, the increased capital expenditure requirements for growth in both Texas and New Mexico through 2029, and natural disaster impacts and mitigation, combined with TXNM’s limited financing flexibility. The Board of Directors directed management to work with Wells Fargo to provide information about possible strategic alternatives in response to these challenges to be considered at its December 2024 meeting.
On October 4, 2024, TXNM engaged Wells Fargo to serve as a financial advisor with respect to the preliminary review of various potential alternatives relating to TXNM. TXNM selected Wells Fargo due to, among other factors, its experience in the utility industry, its reputation, and its familiarity with TXNM.
On December 2, 2024, the Board of Directors met, and, in executive session, the management team and a representative of Wells Fargo reviewed the matters discussed at the September meeting and presented different strategic alternatives for the Board of Directors to consider, including de-leveraging the existing company, the financial impact of the formation of two transmission companies, one in each state, and a possible sale of TXNM. The Board of Directors concluded to further explore a sale of TXNM. In accordance with Section 62-6-13 of the New Mexico Statutes, any such transaction must be neither unlawful nor inconsistent with the public interest, which the NMPRC interprets as, among other factors, benefitting TXNM’s customers, not degrading quality of service, and being under qualified and financial stable ownership. Additionally, in accordance with Section 39.915(b) of Texas’ Public Utility Regulatory Act, any such transaction must be in the public interest, which the PUCT interprets as not only achieving reasonable value to shareholders of TXNM but also, among other factors, not adversely affecting the reliability, availability or cost of service or adversely affecting health or safety of customers or employees. Accordingly, the Board of Directors considered the fact that ownership by a financially-strong partner could better support TXNM in executing on its short- and long-term growth plans to meet customer needs and could provide a premium to shareholders over the current trading price of TXNM common stock. The Board of Directors also discussed possible counterparties in a sale transaction and the need for interim financing in the event of a sale of TXNM. The Board of Directors agreed to meet in January 2025 to review valuation materials to be prepared by management and continue the discussion around a potential sale of TXNM.
On January 6, 2025, the Board of Directors, in executive session with the management team and Wells Fargo, reviewed industry trends and conditions, management’s financial projections, or the Forecasts, and preliminary Valuation and Discussion materials prepared by Wells Fargo. A representative of Troutman Pepper Locke LLP, or Troutman Pepper, TXNM’s legal counsel, reviewed with the Board of Directors their fiduciary duty obligations in connection with considering strategic alternatives and other legal and regulatory matters relating to a sale process. The Board of Directors also discussed a potential structure for a transaction to sell TXNM, including interim financing from a buyer to alleviate the need for financing to fund operations during the pendency of a merger process. The Board of Directors further discussed possible counterparties. Following this review, the Board of Directors directed management and Wells Fargo to begin contacting five short-listed infrastructure funds regarding their interest in considering preliminary discussions with TXNM. Considerations in selecting infrastructure funds rather than strategic counterparties, and these five funds in particular, included an evaluation of whether such potential counterparties would have the financial resources to pay the merger consideration without over-leveraging TXNM, their ability to provide interim financing, their access to and competitive cost of capital, their prior experience owning a utility service provider, their track record in securing regulatory approvals, the increased risk that strategic partners may not support local management’s focus on growth plans due to competing interests, the potential transactability issues with respect to strategic partners, and the lack of interest of strategic partners in the previous sale process. The Board of Directors noted its view that infrastructure funds could provide advantages to the TXNM stakeholders over a strategic partner, with a greater possibility of local management and headquarters and commitments to stakeholders, including customers and employees. The Board of Directors created a Transaction Review Committee, or TRC, to assist it in the potential sale process, including periodically reviewing next steps and making recommendations to the Board of Directors in connection with the process. The Board of Directors also authorized TXNM to engage Wells Fargo to serve as financial advisor with respect to a sale of TXNM.
Following the meeting, Wells Fargo, at the direction of the Board of Directors, contacted representatives of Blackstone Infrastructure, Party A, Party B, Party C, and Party D, each of which was approved by the Board of Directors as a possible interested counterparty during the December and January Board of Directors meetings, for an initial outreach to gauge interest in purchasing a utility situated like TXNM.
On January 7, 2025, TXNM engaged Wells Fargo to serve as a financial advisor with respect to a possible sale of TXNM.
Based on feedback from the initial outreach, on January 9, 2025, TXNM negotiated and entered into confidentiality agreements, or NDAs, with Blackstone Infrastructure and Party B and provided them access to a dataroom that included process information and non-public information regarding TXNM, including the Forecasts. The process instructions requested that first round bids be submitted by February 18, 2025. Draft NDAs were also sent to Party A, Party C, and Party D in the days following the January Board of Directors meeting. On January 13, 2025, TXNM entered into an NDA with Party D and provided it access to the dataroom. On January 15, 2025, TXNM entered into an NDA with Party A and provided it access to the dataroom. On January 29, 2025, TXNM entered into an NDA with Party C and provided it access to the dataroom. The terms of the NDAs with all parties are substantially similar. Each agreement includes customary confidentiality and non-disclosure obligations, a non-solicitation covenant and a so-called “don’t ask, don’t waive” provision (other than the NDA with Party A, which did not contain a “don’t ask, don’t waive” provision), and a standstill provision. As the result of the fallaway provision in each NDA, the “don’t ask, don’t waive” provisions and standstill restrictions under these NDAs are no longer effective under their terms given that TXNM entered into the merger agreement with an affiliate of Blackstone Infrastructure.
During this period following the January Board of Directors meeting, the potential acquirors requested and were provided additional diligence materials and held diligence discussions with members of management and Wells Fargo where the parties discussed operational strategy, growth plans and capital needs and regulatory status. The potential counterparties also provided additional information on their investments and capabilities that may be valuable to TXNM’s stakeholders, including customers. In addition, representatives from Wells Fargo, Troutman Pepper, and management held regular conference calls discussing updates in the diligence and execution process, and management provided periodic updates to the members of the TRC.
On February 3 and 4, 2025, TXNM held individual management meetings with representatives from Blackstone Infrastructure, Party A, Party B and Party D to discuss high-level questions regarding a potential transaction and the information provided in the dataroom and diligence process. The areas of focus in the meetings included management’s assessment of growth prospects, capital allocation, transmission opportunities, utility affordability, regulatory landscape and transaction approval process.
On February 6, 2025, the TRC held a meeting and received an update from the management team and representatives from Wells Fargo and Troutman Pepper on the diligence inquiries, management meetings, and feedback from the parties with access to the dataroom. It was noted that Party C had not been as active as the other four parties and had expressed that it would not be able to submit a bid by February 18, 2025, which as noted above was required by the process instructions provided in the dataroom on January 16, 2025. Given the current interest indicated by the other potential counterparties and current macroeconomic conditions, the TRC supported continuing the process on the timing proposed.
On February 18, 2025, Blackstone Infrastructure, Party A, and Party D each submitted initial non-binding indications of interest. Blackstone Infrastructure submitted a written proposal for $58 per share, Party D submitted a written proposal for $55 per share, and Party A submitted a written proposal for $60.25 per share. Each of the parties’ proposals provided preliminary agreement to providing interim financing, flagged certain issues, and were conditioned on several assumptions and future diligence. Party B determined not to submit a proposal due to transactability and capacity concerns. Party C did not submit a proposal, consistent with its earlier statements to representatives of Wells Fargo that it would not participate in the process within the timeline requested. Following receipt of the initial bids, management and Wells Fargo continued to evaluate options for interim financing and narrowed the focus to propose interim financing through a block sale of $400 million of common stock, or the PIPE. Each potential acquiror was informed that the merger and PIPE were to be consummated by the same potential acquiror and that both transactions were to be signed and announced simultaneously. Additionally, each potential acquiror was informed that the PIPE was expected to close soon after signing the merger agreement and that it would not be contingent on the closing of the merger.
On February 21, 2025, the TRC held a meeting and received an update from the management team and representatives from Wells Fargo and Troutman Pepper, summarizing the due diligence process to date, the proposals received, and proposed next steps. The TRC noted that Party D’s proposal represented a lower per share price than the others and directed Wells Fargo to reach out to Party D to request an increase in merger consideration if Party D wanted to move to the next round of the process. The TRC also received an update on the diligence process and considerations regarding the interim financing plans. The TRC agreed that a PIPE was the preferred interim financing option. The TRC directed Wells Fargo to reach out to Party D as discussed and to move forward to the next stage of the process with Blackstone Infrastructure and Party A, but with a message that a higher price would be required to execute a transaction.
On February 21, 2025, a representative from Wells Fargo, at the direction of the Board of Directors, reached out to Party D to request that it increase its price, and Party D indicated it was not in a position to be able to make an increase in any material respect. On February 24, 2025, a representative from Wells Fargo, at the direction of the Board of Directors, reached out to each of Blackstone Infrastructure and Party A to provide a general update on the process and to note that TXNM was proposing the PIPE as the desired interim financing. Both parties indicated that there may be room for their proposal prices to increase.
On February 24, 2025, the Board of Directors met at a regularly scheduled meeting in Albuquerque and, in executive session with management and representatives of Troutman Pepper and Wells Fargo participating, reviewed the diligence process undertaken to date, the proposals received in the first round of the process, and reviewed next steps. The TRC updated the Board of Directors on its recommendations regarding these matters. The Board of Directors discussed each proposal in detail and considered external factors relating to the bidders, including reviewing previous transactions and infrastructure experience and Blackstone Infrastructure’s open-ended, perpetual capital structure, enabling a long-term buy-and-hold investment approach. The Board of Directors also considered that the parties noted the need to bring in external, passive minority equity investors to complete a transaction. When considering the proposal from Party D, the Board of Directors noted the lower price and that Party D had indicated it did not have capacity to offer a higher price, along with the fact that Party D had been less engaged than the other bidders and may have additional execution risk related to regulatory matters. The Board of Directors continued the discussion from the January 6 meeting regarding the potential of expanding the process with strategic bidders. After weighing the factors discussed at the previous meeting, the Board of Directors concluded that the execution risk was high and the likelihood of a competitive offer was low. The Board of Directors also discussed the additional benefits that bidders could bring to customers, including through expertise in financing, technology and supply chain. The Board of Directors also discussed the importance to the overall transaction for the bidders to provide interim financing through a PIPE transaction. Following these discussions, the Board of Directors determined not to move forward with Party D, but to move forward to the next stage in the process with only Blackstone Infrastructure due to not only pricing but Blackstone Infrastructure’s open-ended, perpetual capital structure, enabling a long-term buy-and-hold investment approach, and Party A and to ask the counterparties to also bid on a PIPE transaction. After the meeting, a representative from Wells Fargo, at the direction of the Board of Directors, invited Blackstone Infrastructure and Party A to continue in the process, updated them on the next steps, and provided access to additional diligence materials.
On February 28, 2025, TXNM received an unsolicited non-binding indication of interest from Party E, requesting that it participate in the ongoing process at a proposed valuation of $60 per share, along with a direct equity investment at the time of signing. Party E also requested a 30-day exclusivity period.
Following consultation with representatives of Troutman Pepper and Wells Fargo, on March 5, 2025, TXNM’s General Counsel called a representative of Party E to discuss Party E’s February 28, 2025 letter, including Party E’s request for exclusivity and financing capability. During the call, the representative of Party E confirmed its interest in TXNM and discussed possible financing sources. The representative also indicated flexibility with regard to the exclusivity requirement and noted Party E had done preliminary financial due diligence on publicly available information.
On March 7, 2025, the TRC held a meeting and received an update from the management team and representatives from Wells Fargo and Troutman Pepper, summarizing the proposal received from Party E and updates on the latest developments with Blackstone Infrastructure and Party A related to the diligence efforts and discussions regarding potential passive minority equity investors. The TRC also received updates on recent publicity and rumors circulating about the process. The TRC then discussed the possible strength of the Party E proposal and directed management to invite Party E into the process. TXNM’s General Counsel then provided the TRC an update on the merger agreement, including review of a summary of the material terms of the draft merger agreement for use in future rounds of the process.
After the TRC meeting, TXNM’s General Counsel contacted a representative of Party A to give authorization to reach out to potential passive minority equity investors previously identified to the TRC. The General Counsel also contacted a representative of Blackstone Infrastructure to coordinate finalizing the list of potential passive minority equity investors Blackstone Infrastructure would like to formally request to contact. The General Counsel then emailed a draft NDA to Party E to continue conversations regarding its indication of interest. This NDA was substantially similar to the NDAs entered into with other parties in the process. In the weeks following the TRC meeting, TXNM also continued diligence calls with and responded to diligence questions and requests from Blackstone Infrastructure and Party A and discussed deal process and timing.
On March 10, 2025, Bloomberg published a report that TXNM was exploring a sale. On March 11, 2025, news sources published a report that TXNM was working with Wells Fargo on a potential sale process. The closing price of TXNM’s common stock went from $47.87 on March 10, 2025, to $51.18 on March 11, 2025. This report followed a report on March 6, 2025, by a subscription news source reporting on rumors that TXNM had signaled an openness to be acquired. The closing price of TXNM’s common stock was $50.07 on March 5, 2025. TXNM did not comment on these articles, which is consistent with its policy of not commenting on rumors regarding strategic alternatives. Following a number of employee inquiries, on March 12, 2025, TXNM’s CEO sent employees a note acknowledging the reports, stating TXNM’s policy not to comment on such reports and emphasizing the continued focus on providing excellent service to customers.
Following negotiation, Party E executed an NDA and was provided dataroom access on March 12, 2025.
From March 16 to March 18, 2025, TXNM management, representatives from Wells Fargo and representatives from Blackstone Infrastructure discussed potential passive minority equity investors.
On March 18, 2024, Bloomberg ran a news story regarding a potential acquisition of TXNM. The closing price of TXNM’s common stock went from $52.82 on March 17, 2025, to $54.41 on March 18, 2025.
The TRC met on March 19, 2025, with TXNM’s management team and representatives of Wells Fargo and Troutman Pepper to review process updates and discuss the draft merger agreement and Blackstone stock purchase agreement, with respect to the PIPE transaction. Following the publicity regarding rumors of a transaction, TXNM received inbound communications and inquiries of interest from a number of strategic and financial investors. The TRC discussed these inbound inquiries that had come in since the recent news coverage regarding rumors of a transaction. The TRC evaluated, in consultation with Wells Fargo and the management team, the preliminary nature of these inbound inquiries. The TRC did not believe any of the inquiries would result in a competitive offer. In addition, the TRC considered the risks and challenges of a transaction with the inquiring parties, including disruption to the ongoing process and the significant progress that had been made with the current bidders, both of which provided a significant premium to shareholders and other competitive advantages. As a result, the TRC decided to focus on the parties in the ongoing process and not to take any action with regard to the other inquiries received at that time. The TRC also discussed potential passive minority equity investors associated with the bidders. In addition, a representative of Troutman Pepper reviewed and discussed with the TRC the drafts of the merger agreement and Blackstone stock purchase agreement for the PIPE transaction to be shared with bidders.
On March 22, 2025, the draft merger agreement was posted to the dataroom, and the bidders were asked to provide a mark-up of the merger agreement along with their second-round bids by April 14, 2025.
On March 24, 2025, Blackstone Infrastructure provided TXNM with an overview of Blackstone Infrastructure’s capabilities and other strengths beneficial to TXNM stakeholders, including its customers, which included Blackstone Infrastructure’s open-ended, perpetual capital structure, enabling a long-term buy-and-hold investment approach, without pressure to provide short term liquidity or returns.
On March 25, 2025, a draft Blackstone stock purchase agreement for the PIPE transaction was posted to the dataroom for comment by the bidders.
On March 27, 2025, TXNM’s CEO held high-level conversations with representatives of Blackstone Infrastructure and Party A regarding general succession planning at TXNM. No future employment arrangements were discussed at that time.
On March 28, 2025, disclosure schedules related to the draft merger agreement were posted to the dataroom along with instructions that requested a final proposal by the remaining bidders by April 14, 2025. Also on March 28, 2025, a representative from Party E reached out to Wells Fargo to notify TXNM that it did not expect to be able to meet the April 14 deadline, which Wells Fargo subsequently reported to the Board of Directors. On April 1 and 2, 2025, management held separate management meetings with Blackstone Infrastructure and Party A to provide supplemental information regarding TXNM’s business, strategy, and growth opportunities. Party E was invited and was scheduled to attend a management meeting; however, Party E ultimately did not schedule the meeting.
On April 4 and 7, 2025, TXNM met separately with Blackstone Infrastructure and Party A to hear their presentations on their respective strengths that they would bring to TXNM’s customers and other stakeholders in addition to shareholder value and held discussions on their broader regulatory strategies.
On April 4, 2025, Party A reached out to a representative of Wells Fargo to state that it would not be able to finalize a second-round bid on TXNM’s requested timeline, which Wells Fargo subsequently reported to the Board of Directors. Party A also expressed concerns regarding possible regulatory commitments.
The TRC met on April 4, 2025, along with TXNM’s management team and representatives from Wells Fargo and Troutman Pepper to review process updates. The TRC discussed the management meetings that were held, noting that Party E did not schedule a meeting. The TRC discussed general timing, the general volatile trading markets, and possible impact of any delay on the process. Given the strong progress made with Blackstone Infrastructure’s bid, Blackstone Infrastructure’s open-ended, perpetual capital structure, enabling a long-term buy-and-hold investment approach, and current market volatility, the TRC determined to maintain the original timeline for second-round bids. The TRC appointed committee member, Mr. Hughes, to serve as a TRC liaison to management throughout the remainder of the process to provide oversight and support and to keep the full TRC apprised as needed. Later that day, Blackstone Infrastructure and Party A provided high level issues lists regarding the draft transaction documents posted to the dataroom. The Party A issues list presented significant concerns related to regulatory covenants, termination provisions, and termination fees.
On April 5, 2025, management provided an update to the TRC representative regarding Party A’s inability to meet the requested timing. Following this consultation and consistent with recommendations from the TRC, management continued to work with Party A on ongoing diligence requests but kept the original bid deadline of April 14, 2025. Blackstone Infrastructure notified Wells Fargo (which Wells Fargo subsequently reported to the Board of Directors) that it and its passive minority equity investors planned to go to committees for approval of the second round bid the following week.

On April 9, 2025, TXNM’s CEO and President met with representatives from Blackstone Infrastructure at which meeting Blackstone Infrastructure reiterated the message delivered previously to Wells Fargo that it was working to submit a bid on April 14, 2025. Blackstone Infrastructure and its counsel also had a call with TXNM and Troutman Pepper to discuss key issues identified in the draft merger agreement, specifically regarding regulatory covenants, termination provisions, and termination fees. Party A declined the offer to have a call with TXNM and Troutman Pepper regarding the key issues list on the merger agreement, including to discuss their proposed approach to matters related to the regulatory covenants, termination provisions and termination fees.
On April 10, 2025, Party A reached out to a representative of Wells Fargo to provide notice that its largest passive minority equity investor had dropped out of the deal and given the timing, it would not be submitting a second-round bid, which Wells Fargo subsequently reported to the Board of Directors.
Following the discussion with Party A on April 10, 2025, representatives from TXNM and Wells Fargo, at the direction of the Board of Directors, subsequently reached out to Party A to offer to potentially partner Party A with Party E in order to facilitate forming a consortium to submit a bid. Subsequently, representatives from TXNM and Wells Fargo also reached out to Blackstone Infrastructure about a potential partnership with Party E. Neither Party A nor Blackstone Infrastructure engaged with Party E as a potential passive minority equity investor.
On April 14, 2025, Blackstone Infrastructure submitted a second-round bid with a price of $61.00 per share, representing a 22.5% premium to the unaffected 30-day volume weighted average price of $49.78 as of March 5, 2025, and a purchase price for the PIPE of $48.50 per share. The bid emphasized Blackstone Infrastructure’s expectation to commit significant capital for growth and to support investments that will benefit residents and businesses in TXNM’s service areas. The bid focused on Blackstone Infrastructure’s commitments to maintain locally-based leadership, preserve continuity in the existing workforce, and work in partnership with customers and communities where TXNM operates. The bid also included a mark-up of the draft merger agreement, the Blackstone stock purchase agreement for the PIPE transaction, and draft debt commitment letters.
On April 16, 2025, the TRC met to review the second-round bid and process updates. A representative from Wells Fargo reviewed the Blackstone Infrastructure bid from a financial perspective, and the TRC determined to instruct Wells Fargo to ask Blackstone Infrastructure for an increase in the merger and PIPE purchase prices. A representative from Troutman Pepper highlighted the key issues identified in the Blackstone Infrastructure merger agreement mark-up, including the share price, regulatory provisions, end date, and termination fees and provisions. Given the complexity of the proposed transaction and related financings, the TRC discussed the possibility of bringing in an additional advisor in the process to assist with advice to the Board of Directors on the merger and related financings. After discussion, the TRC determined to engage Citigroup Global Markets Inc., or Citi, as an additional advisor, given its industry expertise, reputation and prior relationships with TXNM. Following the meeting, a representative from Wells Fargo, at the direction of the Board of Directors, informed Blackstone Infrastructure that TXNM would be willing to move forward with it on an accelerated basis if it increased the merger per share price and the PIPE per share price. In addition, Wells Fargo, at the direction of the Board of Directors, indicated to Blackstone Infrastructure that TXNM would need to continue discussions regarding regulatory covenants and termination fees. On the same day, representatives of TXNM, Blackstone Infrastructure, and their advisors had a call to discuss deal terms, including regulatory matters and termination fees, and legal advisors to both parties separately discussed the same.
On April 17, 2025, in response to a request from Blackstone Infrastructure, a representative from Wells Fargo, at the direction of the Board of Directors, reached out to the Blackstone Infrastructure team identifying key issues in Blackstone Infrastructure’s merger agreement mark-up discussed with the TRC, including price, regulatory matters, termination fee amounts, material adverse effect definitions, interim covenants, and the extension of the end date. Additionally, on April 17, 2025, counsel for Blackstone Infrastructure and TXNM discussed the regulatory covenants in the merger agreement.
On April 17, 2025, a representative of Party A notified a representative from Wells Fargo that, consistent with the conversation on April 10, 2025, it did not intend to further engage in the auction process, which Wells Fargo subsequently reported to the Board of Directors.
Prior to the Board of Directors meeting on April 18, 2025, a representative from Blackstone Infrastructure reached out to TXNM’s CEO and indicated that Blackstone Infrastructure was unable to increase its merger price per share but that Blackstone Infrastructure would be willing to increase the PIPE per share price to $50. On

April 18, 2025, the Board of Directors met to review the second-round bid, other process updates, and a report from the TRC. The Board of Directors discussed the Blackstone Infrastructure bid in detail and the strengths of the offer, including Blackstone’s open-ended, perpetual capital structure, enabling a long-term buy-and-hold investment approach. The Board of Directors also discussed the request to increase the per share merger price and the key issues identified in the merger agreement mark-up. The Board of Directors reviewed the various financings being contemplated in connection with the transaction, including the PIPE, the additional equity needed during the interim period between signing and closing, waivers required under credit agreements, the offer to prepay TNMP Bonds triggered by the merger transaction and associated backup credit facilities. The Board of Directors also discussed the non-financial benefits of the bid to TXNM stakeholders, including the benefits to customers and the value of keeping the utility headquarters in New Mexico and Texas. The Board of Directors authorized management to engage Citi, as recommended by the TRC.
On April 18, 2025, TXNM’s President and General Counsel met with representatives of Blackstone Infrastructure following the Board of Directors meeting. The parties discussed key deal terms, including the merger price and PIPE price, regulatory covenants, termination provisions and related termination fees, and the end date. After discussion, Blackstone Infrastructure agreed to a merger price of $61.25 per share and a PIPE price of $50 per share. In addition, Blackstone Infrastructure agreed to pay a termination fee in the amount of $350 million in the event of failure to obtain regulatory approval or a breach of the merger agreement by Blackstone Infrastructure. On the same day, Citi and TXNM entered into an engagement letter for Citi to serve as a financial advisor in connection with the transaction.
On April 24, 2025, the TRC met to review key deal terms and recent discussions with Blackstone Infrastructure. Management also provided an update on recent meetings they had with ratings agencies and the plan to meet with the agencies together with Blackstone Infrastructure the following week. The TRC discussed regulatory strategy. Also on April 24, 2025, counsel for Blackstone Infrastructure and TXNM had calls to discuss open issues in the merger agreement, including interim operating covenants and financing provisions.
During the week of April 28, 2025, Blackstone Infrastructure sent revised drafts of the merger agreement and other transaction documents to counsel for TXNM. Key open items identified in the draft merger agreement included regulatory covenants, the definition of material adverse effect, termination fee provisions, and the end date of the merger agreement. On April 30 and May 1, 2025, TXNM and Blackstone Infrastructure met with ratings agencies to discuss the proposed transaction and separately met to discuss regulatory strategy.
On May 1, 2025, the TRC met to discuss process updates. The management team and representatives from Citi, Wells Fargo and Troutman Pepper participated in the meeting. The TRC received updates on the meetings held with the ratings agencies, including the positive feedback provided by both agencies. The TRC also discussed key issues in the transaction documents. Management updated the TRC regarding recent meetings and conversations with Blackstone Infrastructure, including discussions regarding regulatory strategy and governance, and advised that Blackstone Infrastructure remained positive about the transaction.
On May 2, 2025, a representative from Blackstone Infrastructure reached out to TXNM’s CEO regarding Blackstone Infrastructure’s discussions with passive minority equity investors.
On May 3, 2025, the Board of Directors met to discuss ongoing conversations with Blackstone Infrastructure and Blackstone Infrastructure’s efforts to finalize the passive minority investor group. The Board of Directors also heard updates regarding the meetings with ratings agencies and the transaction documents.
On May 5 and 6, 2025, representatives from Blackstone Infrastructure had multiple discussions with TXNM’s CEO and General Counsel regarding the passive minority equity investor group and indicated that Blackstone Infrastructure remained committed to a transaction.
On May 6, 2025, Wells Fargo delivered its written relationships disclosure to the Board of Directors.
During the weeks of May 5 and May 12, 2025, the parties and their advisors negotiated final terms of the merger agreement and ancillary documents. During that period, representatives from Blackstone Infrastructure and TXNM discussed updates regarding the passive minority equity investor group. On May 8, 2025, counsel for TXNM sent drafts of the merger agreement and other transaction agreements to counsel for Blackstone Infrastructure. On May 10, 2025, counsel for Blackstone Infrastructure and TXNM had a call to discuss open items in the merger agreement and other transaction documents. Blackstone Infrastructure sent a revised version of the merger agreement to TXNM on May 12, 2025.

On May 12, 2025, Bloomberg published an article stating that Blackstone Infrastructure was in talks to acquire TXNM over the coming weeks, but that the timing could be delayed. TXNM did not comment on the article, which is consistent with its policy of not commenting on rumors regarding strategic transactions.
On May 12, 2025, a representative of Blackstone Infrastructure presented at an informational, director education session of the Board of Directors about industry trends. At the conclusion of that meeting, the Blackstone Infrastructure representative reiterated Blackstone Infrastructure’s interest in and commitment to the transaction.
On May 13, 2025, counsel for Blackstone Infrastructure sent a revised draft of the Blackstone stock purchase agreement for the PIPE transaction to counsel for TXNM, and on May 14, 2025, counsel for Blackstone Infrastructure sent revised drafts of certain other transaction documents to counsel for TXNM.
On May 15, 2025, counsel for Blackstone Infrastructure and TXNM had a call to discuss open items in the transaction documents.
On May 15, 2025, counsel for TXNM sent revised drafts of the merger agreement and other transaction documents to counsel for Blackstone Infrastructure, and counsel for Blackstone Infrastructure sent revised versions to counsel for TXNM on May 16, 2025.
On May 16, 2025, the Board of Directors met with TXNM’s General Counsel and representatives from Wells Fargo, Citi and Troutman Pepper participating. TXNM’s CEO described recent discussions with Blackstone Infrastructure, noting that Blackstone Infrastructure was close to finalizing its passive minority equity investor group. The representative of Troutman Pepper reviewed materials provided in advance of the meeting, including the latest version of the merger agreement, highlighting key terms. The Board of Directors was reminded of the prior discussions regarding the fiduciary duties of directors and further reviewed the fiduciary duties of directors applicable to the review of a transaction like that under consideration. The Board of Directors reviewed the interests of directors in the possible transaction that were in addition to or potentially different from the interests of shareholders generally, as described in the section entitled “—Interests of TXNM’s Directors and Executive Officers in the Merger” beginning on page 62 of this proxy statement. TXNM’s President described the various financing arrangements related to the transaction and the General Counsel reviewed the regulatory strategy as discussed with Blackstone Infrastructure. Representatives of Wells Fargo reviewed materials provided in advance of the meeting, including its financial analysis. The Board of Directors discussed the strength of Blackstone Infrastructure as an experienced infrastructure partner, including the strong per share offering price, its open-ended, perpetual capital structure, enabling a long-term buy-and-hold investment approach, the benefits of the transaction to TXNM’s stakeholders, including its customers and the communities TXNM serves, and an analysis of other alternatives and bidders, including the timeline of the strategic review process it had engaged in. The Board reviewed the publicity regarding rumors of the transaction and noted that this did not result in any additional bids or transactable inbound requests. The Board of Directors described the premium to recent trading prices represented by an offer of $61.25 per share. The Board of Directors discussed meetings with the rating agencies in which the rating agencies stated that they viewed the proposed merger as being positive from a credit perspective, which would be important for obtaining regulatory approvals. The Board of Directors discussed how an all-cash transaction provides certainty of value for shareholders, eliminates shareholder risk inherent in TXNM’s business plan, and removes current credit ratings pressure. A representative of Citi also discussed with the Board of Directors its views related to the strength of the proposed merger given deal terms and the current market environment.
On May 17, 2025, the parties agreed on the end date as set forth in the merger agreement, and counsel for TXNM sent revised transaction documents to counsel for Blackstone Infrastructure. On May 18, 2025, a representative from Blackstone Infrastructure confirmed to TXNM’s CEO that Blackstone Infrastructure was ready to execute the merger agreement and the parties finalized the transaction documents.
On May 18, 2025, the Board of Directors met with TXNM’s General Counsel, representatives of Wells Fargo, Citi and Troutman Pepper participating to consider approval of the merger. A representative from Troutman Pepper reviewed materials provided in advance of the meeting, including the latest version of the merger agreement and other transaction documents. The Board of Directors was reminded of the prior discussions regarding the fiduciary duties of directors and further reviewed the fiduciary duties of directors applicable to the review of a transaction like that under consideration. A representative from Wells Fargo reviewed materials provided in advance of the meeting, including its financial analysis. Wells Fargo then rendered to the Board of Directors Wells Fargo’s oral opinion, subsequently confirmed in Wells Fargo’s written opinion dated May 18, 2025, that as of that date, and based upon and subject to the assumptions, limitations, qualifications, and conditions described in Wells Fargo’s written opinion, the merger consideration was fair, from a financial point of view, to the holders of TXNM common stock entitled to receive such merger consideration. At this meeting, the Board of Directors unanimously adopted resolutions approving the merger, the merger agreement and the other transactions and agreements contemplated by the merger agreement. The Board of Directors also resolved to submit the merger agreement for consideration and approval by TXNM shareholders and recommend the approval of the merger agreement by TXNM shareholders.
Later, on May 18, 2025, the parties executed the merger agreement, the Blackstone stock purchase agreement for the PIPE transaction and the other ancillary financing and transaction documents. Blackstone Infrastructure also delivered financing commitment letters on the same day. There were no discussions between representatives of the parties regarding post-closing employment of any officers or directors prior to the signing of the merger agreement.
On the morning of May 19, 2025, the parties issued a press release announcing the transaction. On June 2, 2025, at the closing of the PIPE transaction pursuant to the Blackstone stock purchase agreement for the PIPE transaction, TXNM issued $400 million of TXNM common stock to Parent, an affiliate of Blackstone Infrastructure.
TXNM’s Reasons for the Merger
The Board of Directors regularly receives and discusses advice and opinions from management, consultants and financial advisors regarding trends in the utility industry as part of its consideration of ways in which to execute on TXNM’s growth plans to meet customer needs and enhance its earnings and value. The Board of Directors recognized the financial support needed to achieve TXNM’s plans for economic development and grid modernization in New Mexico and transmission development in all service territories to meet increasing demands for electricity, including TXNM’s high equity issuance needs over the next five years. As part of this effort, the Board of Directors has focused on TXNM’s operations as well as possible strategic initiatives, including a merger as described in “—Background of the Merger” above. In particular, the Board of Directors looked to realize a premium to the current value of TXNM’s stock price while considering TXNM’s business and growth plans, financial capacity and flexibility, cost of capital and industry and regulatory constraints.
The Board of Directors concluded, based on the recent review over an eight-month period which included numerous meetings at which TXNM’s strategic alternatives were discussed, that the merger with Parent was in the best interests of TXNM’s shareholders and other stakeholders, including customers and the communities it serves. After careful consideration, at a meeting held on May 18, 2025, the Board of Directors unanimously (i) determined that the merger consideration is fair, from a financial point of view, to TXNM’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, consistent with and in furtherance of TXNM’s business strategies and fair to and in the best interests of TXNM and TXNM’s shareholders and (iii) resolved to submit adoption of the merger agreement for approval by TXNM shareholders and recommend the approval of the merger agreement by TXNM shareholders.
In addition to the factors mentioned above, the material factors considered by the Board of Directors in making these determinations included those summarized below (which are not listed in any relative order of importance).
•
The merger consideration represented a premium to TXNM’s recent and historic share trading price (a 15.4% implied premium to the closing share price of TXNM common stock as of May 14, 2025, a 22.3% implied premium to the unaffected share price of TXNM common stock as of March 5, 2025 and a 23.0% implied premium to the 30-day volume weighted average price of TXNM’s common stock as of March 5, 2025) and a 30.7% implied premium to the six-month volumed weighted average price of TXNM’s common stock as of March 5, 2025.

•
The belief of the Board of Directors, after a thorough review of our business, market trends, operations, competitive landscape, execution risks and financial condition (including the Forecasts), and discussions with our management and advisors, that the value offered to shareholders pursuant to the merger is more favorable to our shareholders than the potential long-term and sustainable value that might have resulted from remaining an independent public company, considering:

○	the outlook of our industry and markets, including macroeconomic impacts, consolidation in the utility industry, natural disaster impacts and mitigation and regulatory risks;

○	the execution and other risks and uncertainties relating to future execution of our strategic plan including the increased capital expenditure requirements to serve customers and costs of capital;
○	costs and risks of other strategic alternatives;
○	credit ratings pressure; and
○	general market volatility and trading and liquidity challenges for small and mid-cap utilities.
•
The fact that the merger consideration of $61.25 per share of TXNM common stock will be paid in all cash, and provides liquidity and certainty of value, eliminates shareholder risk inherent in our business plan and removes potential future dilution from required equity issuances by TXNM, and also provides for the ability to continue paying a quarterly dividend and to increase dividends in certain circumstances prior to the closing.

•
The agreement for an affiliate of Parent to purchase $400 million of TXNM common stock, pursuant to the Blackstone stock purchase agreement, intended to provide TXNM financing necessary for the execution of TXNM’s business plan during the interim period before the consummation of the merger and the flexibility in the merger agreement to issue an additional $400 million of equity during the interim period to support TXNM’s business plan, ongoing operations and growth.

•
The terms of the merger agreement that provide that in the event of the transaction not closing due to certain breaches of the merger agreement by Parent or due to non-receipt of regulatory approvals, TXNM will receive $350 million in termination fees, which are guaranteed by Blackstone Infrastructure, without having to establish damages.

•
The benefits to customers and local communities that can be provided by Parent’s access to capital and other resources, with a focus on creating jobs in New Mexico, economic development, sustainability, culture and reliable and efficient services. The headquarters of PNM and TNMP will remain in New Mexico and Texas. The Board of Directors also considered the ability of Parent to help PNM achieve its transition to carbon-free energy and execute on other sustainability goals.

•
The continuity across management and other protections provided for TXNM employees in the merger agreement. The operations of TXNM are expected to be business as usual, without impact to service and safety.

•
The other alternatives evaluated and considered by the Board of Directors, in consultation with its advisors, including (i) continuing to run TXNM in the ordinary course, (ii) de-levering TXNM and (iii) selling certain businesses of TXNM.

•	The responses from other possible merger partners as discussed above under “—Background of the Merger”.
•	The course of negotiations between TXNM and Parent, in which TXNM was advised by independent legal and financial advisors.
•
The belief of the Board of Directors based upon arm’s-length negotiations with Parent that the price to be paid by Parent was the highest price per share that Parent was willing to pay for TXNM and the fact that other possible merger partners that were contacted declined to or were unable to make a competitive offer to merge with or acquire TXNM. The Board of Directors also considered the fact that TXNM did not receive any other competitive offers following extensive media coverage of rumors of TXNM exploring a sale of TXNM.

•
The oral opinion of Wells Fargo, subsequently confirmed in Wells Fargo’s written opinion dated as of May 18, 2025, that as of May 18, 2025, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations, qualifications and conditions described in Wells Fargo’s written opinion, the merger consideration was fair, from a financial point of view, to the holders of TXNM common stock entitled to receive such merger consideration, as more fully described below in the section entitled “—Opinion of Wells Fargo” beginning on page 48 of this proxy statement.

•
The likelihood that the merger will be consummated, based on, among other things, the likelihood of receiving the TXNM shareholder approval necessary to complete the merger in a timely manner, the limited number of conditions to the merger, the fact that Parent has received financing commitment letters that will be sufficient for Parent to fund payment of the merger consideration, and the relative likelihood of obtaining required regulatory approvals.

•	Parent’s experience and track record in investing in the electric utility industry.
•	Parent’s commitment to providing customer and community benefits package as part of its merger application.
•
The terms and conditions of the merger agreement that permit TXNM, prior to the time that TXNM shareholders approve the merger agreement and the transactions contemplated thereby, under certain circumstances, to discuss and negotiate an acquisition proposal should one be made and, if the Board of Directors determines in good faith, after consultation with its legal and financial advisors, that the unsolicited acquisition proposal constitutes a superior proposal within the meaning of the merger agreement, the Board of Directors is permitted, after giving Parent an opportunity to match that proposal, to terminate the merger agreement in order to enter into a definitive agreement for such superior proposal, subject to payment of a termination fee of $210 million.

•
The other terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, and the conditions to completion of the merger, including the absence of a financing condition.

The Board of Directors also considered a variety of risks and potentially negative factors concerning the merger and the merger agreement, including the following (which are not listed in any relative order of importance).
•
The risk that the merger will be delayed or will not be completed, including the risk that required regulatory approvals may not be obtained and the risk that the financing contemplated by the equity and debt financing commitments is ultimately not obtained, as well as the potential loss of value to TXNM shareholders and the potential negative impact on the financial position, operations and prospects of TXNM if the merger is delayed or is not completed for any reason.

•
The exclusive remedy in the event of breach of the merger agreement by Parent, even a breach that is deliberate or willful, is limited to a maximum of $375 million, and TXNM is not entitled to seek specific performance.

•
That TXNM will be required to bear the costs associated with negotiating the merger agreement and attempting to close the merger, including incurring additional interest on TXNM’s debt, even if the merger is not ultimately completed.

•	Potential litigation may arise in relation to the merger agreement.
•
That the ability of the Board of Directors to withdraw or change its recommendation in favor of the merger in connection with a superior proposal or certain material changes related to TXNM is subject to payment of a termination fee of $210 million in the event Parent terminates the merger agreement following such withdrawal or recommendation change.

•
That substantial management time and effort will be required to effectuate the merger and the related disruption to TXNM’s day-to-day operations during the pendency of the merger, and the risk that it may be more difficult to attract or retain personnel while the merger is pending.

•
That the announcement and pendency of the merger could adversely affect the relationship of TXNM and its subsidiaries with their respective regulators, customers, employees, suppliers, agents and others with whom they have business dealings.

•
That the terms of the merger agreement place certain restrictions on the conduct of TXNM’s business out of the ordinary course prior to completion of the merger (which may be up to approximately 19 months under the terms of the merger agreement), which may prevent TXNM from undertaking certain business opportunities that may arise prior to completion of the merger, and the resultant risk if the merger is not completed.

•
The fact that TXNM shareholders will not participate in any potential future earnings or growth of TXNM and will not benefit from any potential appreciation in the value of TXNM as a subsidiary of Parent.

•	The fact that the gain recognized by TXNM shareholders as a result of the merger generally will be taxable to the shareholders for U.S. income tax purposes.
•
That TXNM’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of TXNM shareholders generally. See the section entitled “Interests of TXNM’s Directors and Executive Officers in the Merger” beginning on page 62 of this proxy statement for additional information.

The foregoing discussion of factors considered by the Board of Directors is not intended to be exhaustive, but are believed to include all material factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board of Directors did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and adopt the merger agreement.
In addition, individual members of the Board of Directors may have given differing weights to different factors. The Board of Directors conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, TXNM’s management, its inside and outside legal advisors, and its financial advisors regarding certain of the matters described above.
Recommendation of the Board of Directors
After careful consideration of various factors described in the section entitled “—TXNM’s Reasons for the Merger” beginning on page 43 of this proxy statement, at a meeting held on May 18, 2025, the Board of Directors unanimously (i) determined that the merger consideration is fair, from a financial point of view, to TXNM’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, consistent with and in furtherance of TXNM’s business strategies and fair to and in the best interests of TXNM and TXNM’s shareholders and (iii) resolved to submit adoption of the merger agreement for approval by TXNM shareholders and recommend the approval of the merger agreement by TXNM shareholders.
The Board of Directors recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the other matters described in this proxy statement.
Certain Unaudited Financial Forecasts Prepared by the Management of TXNM
While we provide public earnings per share guidance each quarter for that fiscal year, we do not, as a matter of course, publicly disclose other financial forecasts as to future performance, earnings or other results, other than providing projected earnings growth targets, investment plans and expected dividend growth in our regular investor materials. We are especially reluctant to disclose financial forecasts for periods longer than one fiscal year due to the increasing uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates when applied to time periods further in the future. However, in connection with the evaluation of a possible transaction involving TXNM, TXNM management prepared and provided the Board of Directors with certain non-public, unaudited financial forecasts regarding TXNM for the years 2025 through 2029. We also provided the Forecasts to Parent and Wells Fargo and the Board of Directors approved the Forecasts for Wells Fargo’s use in connection with rendering its opinion.
A summary of the Forecasts considered by TXNM is included in this proxy statement, not to influence your decision whether to vote for or against the proposal to approve the merger agreement, but because these financial forecasts were made available to Wells Fargo, the Board of Directors and Parent. The inclusion of this information should not be regarded as an indication that the Board of Directors, its advisors or any other person considered, or now considers, such Forecasts to be material or to be a reliable prediction of actual future results, and these Forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the Forecasts are based, are subjective in many respects. There can be no assurance that these Forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The Forecasts cover multiple years and become subject to greater uncertainty with each successive year. As a result, the inclusion of the Forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

The Forecasts contained herein have been prepared by, and are the responsibility of, our management. The Forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of our management, were prepared on a reasonable basis, reflected the best then-currently available estimates and judgments at the time of their preparation, and presented at the time of their preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of TXNM. KPMG LLP has neither examined, compiled nor performed any procedures with respect to the accompanying financial forecasts and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.
The estimates and assumptions underlying the Forecasts are inherently uncertain and, though considered reasonable by our management as of the date of the preparation of such Forecasts, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Forecasts, including, among other things, the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this proxy statement. In addition, the Forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Forecasts were prepared, including the announcement of the merger, the potential issuance of $400 million in equity in 2025 and 2026 permitted by the merger agreement or the issuance of $400 million of TXNM common stock pursuant to the Blackstone stock purchase agreement for the PIPE transaction. Our Forecasts depend, in large part, upon customer usage, weather, capital expenditures and regulatory impacts. We have not prepared and expressly disclaim any responsibility to prepare (except to the extent required by applicable federal securities laws) revised Forecasts to take into account other variables that may have changed since the preparation of the Forecasts. Accordingly, there can be no assurance that these Forecasts will be realized or that our future financial results will not materially vary from these Forecasts.
Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, including gross margin, operating income, earnings before income taxes, net earnings from ongoing operations and earnings per share from ongoing operations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies. Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. TXNM is unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.
In light of the foregoing factors and the uncertainties inherent in the Forecasts, shareholders should not unduly rely on the Forecasts included in this proxy statement.
TXNM Forecasts
The following table sets forth a summary of the forward-looking information we provided to Parent and our financial advisors in connection with the process leading to the execution of the merger agreement.

	2025	2026	2027	2028	2029
	(in thousands, except per share amounts)
Total Operating Revenue	$2,112,777	$2,363,563	$2,650,293	$2,900,270	$3,129,262
Cost of Energy Sold	666,652	725,806	805,136	913,791	949,323
Gross Margin	1,446,125	1,637,757	1,845,157	1,986,479	2,179,939
Non-Fuel Operation Expenses	965,123	1,079,389	1,189,931	1,258,706	1,345,040
Operating Income	481,002	558,367	655,226	727,773	834,899
Earnings Before Income Taxes	295,302	328,599	399,375	443,374	533,491

	2025	2026	2027	2028	2029
	(in thousands, except per share amounts)
Net Earnings from Ongoing Operations	260,224	293,511	352,096	371,836	441,259
Earnings Per Diluted Share – Ongoing Operations	2.75	3.01	3.42	3.49	3.75
Cash from Operations	636,600	736,890	895,522	975,955	1,052,943
Capital Expenditures	1,321,286	1,435,708	1,582,234	1,773,938	1,721,079

The forward-looking financial information is based on various assumptions, including, but not limited to, the following principal assumptions:
•
Incremental improvement in regulatory outcomes and timely rate case filings at PNM and TNMP, including $83 million and $78 million rate increases at PNM implemented in 2027 and 2028 and a $32 million rate increase at TNMP implemented in 2026;

•	Annual FERC transmission formula rate increases;
•	Customer impact associated with PNM rate change filings benefits from projected load growth as economic development projects come to fruition;
•	Residential and commercial customer growth is in line with previous years;
•	Continued population and economic growth resulting in higher loads;
•	Significant capital investments;
•	2025-2029 rate base growth of 12.4%; and
•	Financing TXNM with a capital structure that maintains an investment grade rating.
Opinion of Wells Fargo
On May 18, 2025, representatives of Wells Fargo reviewed with the Board of Directors its financial analysis of the merger consideration and delivered to the Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated May 18, 2025, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of TXNM’s common stock (other than the shares that will be cancelled without payment at the effective time of the merger in accordance with the merger agreement), was fair, from a financial point of view, to such holders.
Wells Fargo’s opinion was for the information and use of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed merger. Wells Fargo’s opinion only addressed the fairness, from a financial point of view, to the holders of TXNM common stock (other than the shares that will be cancelled without payment at the effective time of the merger in accordance with the merger agreement) of the merger consideration to be paid to such holders and did not address any other aspect or implication of the merger. The summary of Wells Fargo’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo in connection with the preparation of its opinion. However, neither Wells Fargo’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any shareholder of TXNM as to how such shareholder should vote or act on any matter relating to the merger.
In arriving at its opinion, Wells Fargo, among other things:
•	reviewed an execution version of the merger agreement;
•	reviewed certain publicly available business and financial information relating to TXNM and the industries in which it operates;
•
compared the financial and operating performance of TXNM with publicly available information concerning certain other companies Wells Fargo deemed relevant, and compared current and historic market prices of TXNM common stock with similar data for such other companies;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain other business combinations that Wells Fargo deemed relevant;
•
reviewed certain internal financial analyses and forecasts for TXNM (referred to in this summary of Wells Fargo’s opinion as the “Forecasts” and as described in more detail under the section entitled “The Merger—Certain Unaudited Financial Forecasts Prepared by the Management of TXNM”) prepared by the senior management of TXNM at the direction of the Board of Directors and approved by the Board of Directors for use by Wells Fargo in preparing its opinion;

•
discussed with the management of TXNM certain aspects of the merger, the business, financial condition and prospects of TXNM, the effect of the merger on the business, financial condition and prospects of TXNM, and certain other matters that Wells Fargo deemed relevant; and

•	considered such other financial analyses and investigations and such other information that Wells Fargo deemed relevant.
In giving its opinion, Wells Fargo assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo by TXNM or otherwise reviewed by Wells Fargo. Wells Fargo did not independently verify any such information, and pursuant to the terms of Wells Fargo’s engagement by TXNM, Wells Fargo did not assume any obligation to undertake any such independent verification. In relying on Forecasts, Wells Fargo assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of TXNM. Wells Fargo expressed no view or opinion with respect to the Forecasts or the assumptions upon which they are based. Wells Fargo assumed that any representations and warranties made by TXNM and Parent in the merger agreement or in other agreements relating to the merger will be true and accurate in all respects that are material to its analysis and that TXNM will have no exposure for indemnification pursuant to the merger agreement or such other agreements that would be material to its analysis.
Wells Fargo assumed that the merger will have the tax consequences described in discussions with, and materials provided to it by, TXNM and its representatives. Wells Fargo also assumed that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on TXNM or the contemplated benefits of the merger. Wells Fargo also assumed that the merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to its analyses or opinion. In addition, Wells Fargo did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of TXNM or Parent, nor was Wells Fargo furnished with any such evaluations or appraisals. Wells Fargo did not evaluate the solvency of TXNM or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Wells Fargo further assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by it in all respects material to its analyses and opinion.
Wells Fargo’s opinion only addressed the fairness, from a financial point of view, of the merger consideration to be paid to the holders of TXNM common stock (other than the shares that will be cancelled without payment at the effective time of the merger in accordance with the merger agreement) and Wells Fargo expressed no opinion as to the fairness of any consideration payable to TXNM pursuant to the Blackstone stock purchase agreement for the PIPE transaction, the consideration payable to TXNM in any subsequent equity offering to be conducted after the date of the merger agreement or any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of TXNM. Furthermore, Wells Fargo expressed no opinion as to any other aspect or implication (financial or otherwise) of the merger, or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Wells Fargo did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and has relied upon the assessments of TXNM and its advisors with respect to such advice.

Wells Fargo’s opinion was necessarily based upon information made available to Wells Fargo as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, notwithstanding that any subsequent development may affect its opinion. Wells Fargo’s opinion did not address the relative merits of the merger as compared to any alternative transactions or strategies that might have been available to TXNM, nor did it address the underlying business decision of the Board of Directors to proceed with or effect the merger. Wells Fargo did not express any opinion as to the price at which the TXNM common stock may be traded at any time.
Financial Analyses
In preparing its opinion to the Board of Directors, Wells Fargo performed a variety of analyses, including those described below. The summary of Wells Fargo’s analyses is not a complete description of the analyses underlying Wells Fargo’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo’s opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo’s analyses and opinion.
In performing its analyses, Wells Fargo considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo’s analyses is identical to TXNM and none of the selected transactions reviewed was identical to the proposed merger. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of TXNM.
While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo’s analyses are inherently subject to substantial uncertainty.
Wells Fargo’s opinion was only one of many factors considered by the Board of Directors in evaluating the merger. Neither Wells Fargo’s opinion nor its analyses were determinative of the merger consideration or of the views of the Board of Directors or TXNM’s management with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiations between TXNM and Parent, and the decision to enter into the merger agreement was solely that of the Board of Directors.
The following is a summary of the material financial analyses performed by Wells Fargo in connection with the preparation of its opinion rendered to, and reviewed with, the Board of Directors on May 18, 2025. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting each analysis, could create an incomplete view of Wells Fargo’s analyses.

The estimates of the future financial performance of the companies listed below were based on public filings, including SEC, state regulatory and foreign filings, and research estimates for those companies and the estimates of the future financial performance of TXNM relied upon for the financial analyses described below were based on the Forecasts.
Selected Public Companies Analysis
Wells Fargo reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo deemed relevant. None of the selected companies used in Wells Fargo’s analyses is identical to TXNM. The selected companies were selected by Wells Fargo because they were deemed by Wells Fargo to be similar to TXNM in one or more respects, including, among other things, that each selected company is a small-mid cap whose principal business includes regulated electric utility service.
The financial data reviewed included:
Enterprise Value, calculated as the selected company’s equity value based on closing stock price on May 14, 2025 and the number of fully diluted shares outstanding using the treasury stock method, plus debt, preferred stock and noncontrolling interests, and less cash and short-term investments, as a multiple of estimated EBITDA (earnings before interest, taxes, depreciation and amortization, unburdened for stock-based consideration) for the last twelve months and years 2025 and 2026, or “LTM EBITDA,” “2025E EBITDA” and “2026E EBITDA,” respectively; and
Share price as a multiple of estimated adjusted earnings per share for the last twelve months and years 2025 and 2026, or “LTM Adj. EPS,” “2025E Adj. EPS” and “2026E Adj. EPS,” respectively.
Financial data for the selected companies are summarized below:

Select SMID-Cap Peers	Enterprise Value/LTM EBITDA Multiple	Enterprise Value/2025E EBITDA Multiple	Enterprise Value/2026E EBITDA Multiple	Share Price/LTM Adj. EPS Multiple	Share Price/2025E Adj. EPS Multiple	Share Price/2026E Adj. EPS Multiple
Avista Corporation	9.8x	9.5x	8.7x	16.0x	14.4x	13.7x
IDACORP, Inc.	13.3x	13.8x	11.1x	19.7x	19.1x	17.5x
NorthWestern Energy Group, Inc.	11.1x	10.3x	9.6x	15.4x	15.2x	14.0x
OGE Energy Corp.	10.7x	10.6x	9.9x	17.8x	18.9x	17.6x
Pinnacle West Capital Corp	10.8x	10.3x	9.1x	17.6x	19.4x	17.4x
Portland General Electric Company	10.6x	8.0x	7.4x	14.3x	12.7x	12.1x
Median	10.8x	10.3x	9.4x	16.8x	17.0x	15.7x
Mean	11.0x	10.4x	9.3x	16.8x	16.6x	15.4x

Taking into account the results of the selected public companies analysis, Wells Fargo applied a multiple range of 11.50x to 12.50x to TXNM’s EBITDA for the twelve months ended March 31, 2025, a multiple range of 10.50x to 11.50x to TXNM’s estimated EBITDA for the year ended December 31, 2025, a multiple range of 9.25x to 10.25x to TXNM’s estimated EBITDA for the year ended December 31, 2026, a multiple range of 16.75x to 18.75x to TXNM’s Adj. EPS for the twelve months ended March 31, 2025, a multiple range of 16.25x to 18.25x to TXNM’s estimated Adj. EPS for the year ended December 31, 2025 and a multiple range of 15.00x to 17.00x to TXNM’s estimated Adj. EPS for the year ended December 31, 2026, in each case, based on the Forecasts and Wells Fargo’s professional judgment and experience. The selected companies analysis indicated the following implied price per share reference ranges for TXNM common stock:

	Implied Equity Value Per Share
Metric	Low	High
Enterprise Value/ LTM EBITDA	$41.92	$50.61
Enterprise Value/ 2025E EBITDA	$40.40	$49.76
Enterprise Value/ 2026E EBITDA	$40.95	$51.64
Selected Public Companies Enterprise Value / EBITDA Reference Range:	$40.40	$51.64
Share Price/ LTM Adj. EPS	$42.26	$47.31
Share Price/ 2025E Adj. EPS	$44.79	$50.31
Share Price/ 2026E Adj. EPS	$45.21	$51.23
Selected Public Companies Price / EPS Reference Range:	$42.26	$51.23

The implied equity value per share reference range was then compared to the merger consideration of $61.25 per share of TXNM common stock.
Selected Transactions Analysis
Wells Fargo considered certain financial terms of certain transactions involving target companies that Wells Fargo deemed relevant. The selected transactions were selected because they involved target companies that were deemed similar to TXNM in one or more respects.
The financial data reviewed included:
Enterprise Value as a multiple of EBITDA for the last twelve months prior to the announcement of the applicable transaction and for the fiscal year following the last complete fiscal year prior to the announcement of the applicable transaction for which data was publicly available, or “LTM EBITDA” and “FY1 EBITDA,” respectively.
Share price as a multiple of estimated adjusted earnings per share for the last twelve months prior to the announcement of the applicable transaction and for the fiscal year following the last complete fiscal year prior to the announcement of the applicable transaction for which data was publicly available, or “LTM Adj. EPS” and “FY1 Adj. EPS,” respectively.
Financial data for the selected transactions are summarized below:

Date Announced	Acquiror	Target	Enterprise Value/LTM EBITDA Multiple	Enterprise Value/FY1 EBITDA Multiple	Share Price/LTM Adj. EPS Multiple	Share Price/FY1 Adj. EPS Multiple
02/2015	Iberdrola SA	UIL Holdings Corporation	11.5x	N/A(1)	23.3x	22.0x

09/2015	Emera Incorporated	TECO Energy, Inc.	11.7x	11.4x	26.7x	25.3x

02/2016	Algonquin Power & Utilities Corp.	Empire District Electric Company	12.7x	10.1x	25.6x	22.8x

02/2016	Fortis Inc.	ITC Holdings Corp.	14.1x	13.7x	22.5x	21.6x

05/2016	Great Plains Energy Incorporated	Westar Energy, Inc.	12.7x	11.6x	27.6x	24.7x

07/2017	Hydro One Limited	Avista Corporation	11.1x	11.8x	24.2x	27.2x

01/2018	Dominion Energy Inc	SCANA Corporation	9.4x	9.3x	14.3x	13.1x

04/2018	CenterPoint Energy, Inc.	Vectren Corporation	13.6x	12.1x	27.7x	25.3x

10/2018	Oncor Electric Delivery Company LLC	InfraREIT, Inc.	14.2x	13.4x	14.6x	16.4x

06/2019	J.P. Morgan Infrastructure Investments Fund	El Paso Electric Company	16.0x	15.9x	30.1x	27.9x

10/2020	Avangrid, Inc.	PNM Resources, Inc.	13.8x	13.5x	22.7x	22.2x

05/2024	Global Infrastructure Partners / CPP Investments	ALLETE, Inc.	14.2x	12.0x	18.4x	17.6x

(1)	Item noted “N/A” is not publicly available and not included in calculation of median or mean.

Metric	Median	Mean
Enterprise Value/ LTM EBITDA	13.2x	12.9x
Enterprise Value/ FY1 EBITDA	12.0x	12.2x
Share Price/ LTM Adj. EPS	23.8x	23.1x
Share Price/ FY1 Adj. EPS	22.5x	22.2x

None of the selected transactions reviewed was identical to the proposed merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of Wells Fargo’s analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed merger.
Taking into account the results of the selected transactions analysis, Wells Fargo applied a multiple range of 11.50x to 13.50x to EBITDA for the last twelve months ended March 31, 2025 for TXNM, a multiple range of 11.25x to 12.25x to estimated EBITDA for the fiscal year ended December 31, 2025 for TXNM, a multiple range of 21.50x to 24.50x to Adj. EPS for the last twelve months ended March 31, 2025 for TXNM and a multiple range of 20.50x to 23.00x to estimated Adj. EPS for the fiscal year ended December 31, 2025 for TXNM, in each case based on the Forecasts and Wells Fargo’s professional judgment and experience.
The selected transactions analysis indicated the following implied price per share equity value reference ranges for TXNM common stock:

	Implied Equity Value Per Share
Metric	Low	High
Enterprise Value/ LTM EBITDA	$41.92	$59.29
Enterprise Value/ 2025E EBITDA	$47.42	$56.79
Selected Transactions Enterprise Value / EBITDA Reference Range:	$41.92	$59.29
Share Price/ LTM Adj. EPS	$54.25	$61.82
Share Price/ 2025E Adj. EPS	$56.51	$63.40
Selected Transactions Price / EPS Reference Range:	$54.25	$63.40

The implied equity value per share reference range was then compared to the merger consideration of $61.25 per share of TXNM common stock.
Discounted Cash Flow Analysis
Wells Fargo performed a discounted cash flow analysis for TXNM by calculating the estimated present value (as of March 31, 2025) of the projected unlevered, after-tax free cash flows of TXNM for the nine months ending December 31, 2025 through the fiscal year ending December 31, 2029, based on the Forecasts.
Wells Fargo applied discount rates ranging from 5.40% to 6.40%, which were chosen by Wells Fargo based on its experience and professional judgment taking into account an analysis of TXNM’s weighted average cost of capital, which was calculated based on considerations that Wells Fargo deemed relevant in its professional judgment and experience. The discounted cash flow analysis indicated the following implied per share equity value reference range for TXNM common stock:

	Implied Per Share Equity Value
	Low	High
Terminal Value, P / E Exit Multiple	$43.47	$58.28
Terminal Value, TEV / EBITDA Exit Multiple	$50.33	$67.98

The implied equity value per share reference range was then compared to the merger consideration of $61.25 per share of TXNM common stock.

Other Matters
Wells Fargo is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. TXNM retained Wells Fargo as its financial advisor in connection with the merger based on Wells Fargo’s experience and reputation. Wells Fargo is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. In connection with financial advisory services rendered in connection with the merger, TXNM has agreed to pay Wells Fargo an aggregate fee currently estimated to be approximately $42.5 million, $7.0 million of which became payable to Wells Fargo prior to and including the announcement date of the merger of May 19, 2025, and the remainder of which is contingent and payable upon the consummation of the merger. In addition, TXNM has agreed to reimburse Wells Fargo for certain expenses and to indemnify Wells Fargo and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo’s engagement. The issuance of Wells Fargo’s opinion was approved by a fairness committee of Wells Fargo.
Wells Fargo or its affiliates also acted as financial advisor to TXNM in connection with the transactions contemplated by the Blackstone stock purchase agreement for the PIPE transaction and received a fee equal to $4.0 million from TXNM for such services. Wells Fargo and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo’s written opinion, Wells Fargo and its affiliates have had investment or commercial banking relationships with TXNM and its subsidiaries and portfolio companies of Blackstone Infrastructure for which Wells Fargo and its affiliates have received customary compensation. Such relationships have included acting (i) as sole lead arranger, administrative agent and sole bookrunner on an offering of debt securities by TXNM in June 2023, as joint bookrunner on an at-the-market offering of shares of TXNM common stock in September 2023, as joint lead arranger, administrative agent and bookrunner on offerings of debt securities by TXNM in December 2023, as joint lead arranger, administrative agent and bookrunner on offerings of debt securities by TXNM in April 2024, as joint bookrunner on an offering of convertible debt securities by TXNM in June 2024, as administrative agent in connection with the Backstop Facilities with TXNM and TNMP and on offerings for equity and debt securities for TXNM subsidiaries, for which Wells Fargo or its affiliates have received or are expected to receive approximately $10.5 million in fees from TXNM since May 1, 2023; and (ii) on offerings of equities and debt securities, on debt underwritings, and as M&A financial advisor for such portfolio companies of Blackstone Infrastructure. Wells Fargo or its affiliates are also an agent and a lender to one or more of the credit facilities of TXNM, PNM, and TNMP. Following the date of its opinion, Wells Fargo or its affiliates may provide financing or services in connection with the new issuance of debt securities by PNM and TNMP, refinancings of outstanding debt securities issued by PNM and TNMP as well as other indebtedness incurred by PNM and TNMP, and/or subsequent offerings shares of TXNM common stock, for any of which Wells Fargo or its affiliates are expected to receive customary compensation. The information disclosed in this paragraph regarding relationships of Wells Fargo and fees recognized by it is based upon information provided to TXNM by Wells Fargo. Wells Fargo and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of TXNM and Blackstone Infrastructure. In the ordinary course of business, Wells Fargo and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of TXNM, Blackstone Infrastructure and certain of their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo’s opinion.
In addition, in the future Wells Fargo and its affiliates may provide financial advisory services to TXNM, Blackstone Infrastructure and their respective affiliates.

Regulatory Approvals Required for the Merger
General
To complete the merger, Parent and TXNM must obtain approvals or consents from, or make filings with, a number of U.S. federal and state regulatory authorities. The material regulatory approvals, consents and filings include the following:
•	the expiration of the waiting period under the HSR Act and the rules and regulations thereunder;
•	approval by the NMPRC, pursuant to the New Mexico Public Utility Act and NMPRC Rule 450;
•	approval by the PUCT, pursuant to the PURA;
•	approval by the FERC, pursuant to Section 203 of the FPA;
•	approval by the FCC under the Communications Act of 1934 for the transfer of control over wireless and microwave licenses held by certain TXNM subsidiaries; and
•	approval from the NRC.
Parent and TXNM have made or intend to make various filings and submissions for the above-mentioned authorizations and approvals and, under the terms of the merger agreement, each company must use its reasonable best efforts to obtain these authorizations and approvals, subject to certain conditions.
HSR Act and Antitrust
The merger is subject to the requirements of the HSR Act, which prevents Parent and TXNM from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act’s applicable waiting period expires or is terminated. Pursuant to the HSR Act requirements, Parent and TXNM expect to file the required Notification and Report Forms with the DOJ and the FTC on a date to be agreed to by the parties as provided for in the merger agreement.
NMPRC Approval
Pursuant to the New Mexico Public Utility Act and NMPRC Rule 450, approval of the merger by the NMPRC is required for the consummation of the merger. The NMPRC’s approval standard is whether the merger is inconsistent with the public interest or unlawful. The NMPRC applies the following factors to its determination: (1) whether the merger provides benefits to customers, (2) whether the NMPRC’s jurisdiction will be preserved, (3) whether quality of service will diminish, (4) whether the merger will result in improper subsidization of non-utility activities, (5) careful verification of the qualifications and financial health of the new owner, and (6) adequate protections against harm to customers. NMPRC Rule 450 will also require certain commitments from the new owner to provide ongoing supervision in support of these standards.
Parent and TXNM expect to file an application with the NMPRC prior to the consummation of the merger. There can be no guarantee that the NMPRC will approve the merger or that it will not impose conditions on its approval that have adverse effects on either Parent or TXNM.
PUCT Approval
Sections 14.101, 39.262 and 39.915 of the PURA, as codified in Title II of the Texas Utilities Code, requires approval of a merger by the PUCT. The PUCT is required by Sections 39.262(m) and 39.915(b) of the PURA to rule on the application within 180 days of the filing, although the PUCT is permitted to extend the 180-day deadline by 60 days if it determines that there is good cause to do so.
To approve the proposed transactions, Sections 39.262 and 39.915 of the PURA require that the PUCT must find that the proposed transactions are in the public interest. In making this determination, the PUCT must consider whether the proposed transactions will adversely affect the reliability of service, availability of service or the cost of service currently provided by TXNM. Section 14.101 of the PURA also instructs the PUCT to consider whether the proposed transactions are consistent with the public interest, taking into consideration whether the proposed transactions will result in the transfer of jobs to workers outside of Texas, adversely affect the health or safety of a utility’s customers or employees, or result in a decline in service to customers.

Parent and TXNM expect to file an application with the PUCT prior to the consummation of the merger. There can be no guarantee that the PUCT will approve the merger or that it will not impose conditions on its approval that have adverse effects on either Parent or TXNM.
FERC Approval
TXNM has public utility subsidiaries subject to the jurisdiction of FERC under Part II of the FPA. Section 203 of the FPA provides that no public utility shall dispose of its jurisdictional facilities or merge or consolidate, either directly or indirectly, such facilities without securing an order from FERC authorizing it to do so. Consequently, FERC’s approval of the merger under Section 203 of the FPA is required. FERC must authorize the merger if it finds that the merger is consistent with the public interest. In addition, in accordance with the Energy Policy Act of 2005, FERC must also find that the merger will not result in the cross-subsidization by utilities of their non-utility affiliates or the improper encumbrance or pledge of utility assets. Parent and TXNM expect to file an application with FERC prior to the consummation of the merger.
FCC Approval
Under FCC regulations implementing provisions of the Communications Act of 1934, as amended, an entity holding an FCC license generally must obtain the approval of the FCC before the direct or indirect transfer of control or assignment of those licenses. Certain TXNM subsidiaries hold FCC wireless and microwave licenses and, thus, must obtain prior FCC approval to assign or transfer direct or indirect control of those licenses. Parent and TXNM expect to file transfer of control applications with respect to the wireless and microwave licenses held by PNM and TNMP prior to the consummation of the merger.
NRC Approval
PNM is a participant in the three units of the Palo Verde Nuclear Generating Station, or PVNGS, and is named as an owner in the applicable NRC renewed facility operating licenses. Under the Atomic Energy Act of 1954, as amended, and the regulations of the NRC, an NRC power plant licensee must seek and obtain prior NRC consent for the indirect transfer of its NRC licenses resulting from the transfer of control over the licensee in a merger.
In reviewing a license transfer application, the NRC must find that the transfer is not inimical to the common defense and security, does not result in foreign ownership, control, or domination, and will not result in or cause any undue risk to the public health and safety. In making these findings the NRC assesses, among other things, the transferee’s technical and financial qualifications to own and operate the nuclear facilities, whether there is assurance that adequate decommissioning funds will be available to safely decommission the facilities at the end of their useful lives, whether the transfer will result in foreign ownership, control or domination, and whether the transfer is otherwise consistent with the applicable provisions of laws, regulations and orders of the NRC. The NRC presumes financial qualifications for state rate-regulated electric utilities that are authorized to recover the costs and operating expenses of their nuclear facilities through state approved rates. The NRC also permits state rate-regulated entities to provide decommissioning funding assurance through the use of external sinking funds.
Parent and TXNM will coordinate with the operator of PVNGS, Arizona Public Service, to file an application with the NRC prior to consummation of the merger. However, there is no guarantee that the NRC will approve the merger.
Dissenter’s Rights
General
If you are a shareholder of record as of the record date of the special meeting, you have a right to dissent from the merger and to obtain payment of the fair value of your shares in the event the merger is completed. The appraised fair value may be more or less than the value of the merger consideration being paid in the merger in exchange for shares of TXNM common stock.
If you are contemplating exercising your right to dissent, you should read carefully the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA, a copy of which is attached to this proxy statement as Annex C, and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.
How to Exercise and Perfect Your Right to Dissent
To be eligible to exercise your right to dissent from the merger:
•	you must file with TXNM, prior to or at the special meeting, a written objection to the merger;
•	you must not vote in favor of the merger;
•
you must, within ten days after the date of the special meeting, make a written demand on TXNM (as the surviving company of the merger) for payment of the fair value of your shares of TXNM common stock; and

•
if your shares of TXNM common stock are represented by a certificate, you must, within 20 days after you make your demand for payment to TXNM as described above, submit your certificate formerly representing your shares of TXNM common stock to TXNM for notation that such demand has been made.

If you intend to exercise your right to dissent from the merger, you must file with TXNM, prior to or at the special meeting, a written objection to the merger. If you fail to file the written objection to the merger at or prior to the special meeting, if you vote your shares of TXNM common stock in favor of the merger or if you fail to make your demand for payment on a timely basis, you will lose your right to dissent from the merger. If your shares of TXNM common stock are represented by a certificate and you fail to submit your certificate formerly representing shares of TXNM common stock to TXNM on a timely basis after you have submitted the demand for payment as described above, TXNM will have the option to terminate your right of dissent as to your shares of TXNM common stock unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. In any instance of a termination or loss of your right of dissent, you will instead receive the merger consideration as set forth in the merger agreement. If you comply with the first two items above and the merger is completed, TXNM will send you a written notice advising you that the merger has been completed. TXNM must give you this notice within ten days after the merger is completed.
Your Demand for Payment
If you have provided your written objection to the merger to TXNM in a timely manner and you have not voted in favor of the merger, and you desire to receive the fair value of your shares of TXNM common stock in cash, you must, within ten days after the date of the special meeting, give TXNM a written demand for payment of the fair value of your shares. The fair value of your shares of TXNM common stock will be the value of the shares on the day immediately preceding the special meeting.
If you do not make your written demand for payment within that ten-day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of TXNM common stock. Instead, you will receive the merger consideration as set forth in the merger agreement.
Delivery of Stock Certificates
Upon receiving a demand for payment from any dissenting shareholder, TXNM will make an appropriate notation thereof in its shareholder records. If your shares of TXNM common stock are represented by a certificate, you must, within 20 days after demanding payment for your shares, submit your certificate representing your shares of TXNM common stock to TXNM for notation thereon that such demand has been made. The failure to submit your certificates within such 20-day period will, at the option of TXNM, terminate your rights under the NMBCA unless a court of competent jurisdiction otherwise directs. If your shares of TXNM common stock for which you have demanded payment are uncertificated or if your shares are represented by a certificate on which such notation has been made is/are transferred, any new certificate issued for such shares will bear similar notation and your name, as the original dissenting holder of the shares, and a transferee of the shares acquired by such transfer will have no rights in TXNM other than those which you, as the original dissenting shareholder, had after making demand for payment of the fair value of such shares.

Payment of the Fair Value of Your Shares of TXNM Common Stock
Within ten days after the merger is completed, TXNM will give you written notice that the merger was completed and will make a written offer to you to pay for your shares of TXNM common stock at a specified price deemed by TXNM to be the fair value thereof.
If, within 30 days after the date on which the merger was completed, you and TXNM agree upon the fair value of your shares of TXNM common stock, TXNM will make payment to you for your shares within 90 days after the date on which the merger was completed, and, if your shares are represented by a certificate, upon surrender of the certificate formerly representing your shares of TXNM common stock. Once TXNM makes payment to you of the agreed value, you will cease to have any interest in your shares of TXNM common stock.
Commencement of a Legal Proceeding if a Demand for Payment Remains Unsettled
If a dissenting shareholder and TXNM do not agree on the fair value of such shareholder’s shares of TXNM common stock within such 30-day period, then TXNM, within 30 days after receipt of written demand from any dissenting shareholder, given within 60 days after the date on which the merger was completed, will, or at its election at any time within such 60-day period may, file a petition in any court of competent jurisdiction in Bernalillo County, New Mexico asking that the fair value of such shares be determined. If TXNM fails to institute the proceeding as provided in the NMBCA, any dissenting shareholder may do so in the name of TXNM. All dissenting shareholders, wherever residing, will be made parties to the proceeding as an action against their shares of TXNM common stock. A copy of the petition will be served on each dissenting shareholder who is a resident of New Mexico and will be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents will also be made by publication as provided by law. All dissenting shareholders who are parties to the proceeding will be entitled to judgment against TXNM for the amount of the fair value of their shares of TXNM common stock. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The judgment will be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon the surrender to TXNM of certificates. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in such shares.
The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date of the special meeting to the date of payment.
The costs and expenses of any such proceeding will be determined by the court and will be assessed against TXNM, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom TXNM will have made an offer to pay for such dissenting shareholders’ shares of TXNM common stock if the court will find that the action of such dissenting shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses will include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of such dissenting shareholders’ shares as determined materially exceeds the amount which TXNM offered to pay for such shares, or if no offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the dissenting shareholder in the proceeding, together with reasonable fees of legal counsel.
Withdrawal of Demand
You may not withdraw your demand unless TXNM consents to such withdrawal. If, however, your demand is withdrawn upon consent, or if the merger is abandoned or rescinded or the TXNM shareholders revoke the authority to effect the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in the NMBCA, or if a court of competent jurisdiction determines that you are not entitled to the relief provided by the NMBCA, then your right to be paid the fair value of your shares of TXNM common stock will cease and your status as a TXNM shareholder will be restored.
Beneficial Owners
Persons who beneficially own shares of TXNM common stock that are held of record in the name of another person, such as a bank, broker or other nominee, and who desire to have the right of dissent exercised as to those shares must submit to TXNM at or prior to the special meeting a written consent of the record holder of such shares and must otherwise comply with all of the actions required under the NMBCA to exercise and perfect such dissenters’ rights.
Financing of the Merger
As of the date of this proxy statement, the estimated maximum total amount of funds required to complete the merger is approximately $7.585 billion. Parent and Merger Sub expect this amount to be funded through a combination of the following:
•
debt financing in an aggregate amount of up to $965.7 million to fund the repayment, repurchase or other retirement in full of certain outstanding indebtedness of TXNM and its subsidiaries in connection with the consummation of the merger, and to pay fees and expenses incurred in connection therewith; and

•	equity financing in an aggregate amount of up to $6.619 billion.
The consummation of the merger under the merger agreement is not subject to any financing condition.
Debt Commitment Letters
In connection with the entry into the merger agreement, Royal Bank of Canada; RBC Capital Markets, LLC; BNP Paribas; Canadian Imperial Bank of Commerce, New York Branch; MUFG Bank, Ltd.; and Sumitomo Mitsui Banking Corporation (referred to in this proxy statement as the “initial lenders”) provided:
•
the TNMP Debt Commitment Letter, pursuant to which the initial lenders committed to provide the TNMP Debt Financing, the proceeds of which will be used to fund, directly or indirectly (i) the repayment, repurchase or other retirement in full of the TNMP Bonds issued by TNMP pursuant to (1) the TNMP Mortgage Indenture and (2) those certain Bond Purchase Agreements between TNMP and the applicable purchasers named therein, dated as of December 17, 2015, June 14, 2017, June 28, 2018, February 26, 2019, April 24, 2020, July 14, 2021, April 27, 2022, April 28, 2023, March 28, 2024 and February 14, 2025, (ii) the TNMP Backstop Facility, (iii) any facility entered into for the purpose of refinancing such TNMP Backstop Facility and (iv) fees and expenses incurred in connection with the foregoing transactions and related thereto; and

•
the TXNM Debt Commitment Letter, pursuant to which the initial lenders committed to provide the TXNM Debt Financing, the proceeds of which will be used to fund, directly or indirectly (i) the repayment, repurchase or other retirement of (x) the Convertible Notes issued pursuant to the Convertible Notes Indenture and (y) any non-convertible notes issued in exchange for the Convertible Notes upon the exercise of any conversion right by the holder thereof and (ii) fees and expenses incurred in connection with the foregoing transactions or otherwise related thereto.

The commitments under the TNMP Debt Commitment Letter are subject to reduction pursuant to the terms thereof in connection with, among other things, the prepayment of the TNMP Bonds by TNMP. As of the date of this proxy statement, $1.08 billion in principal amount of the First Mortgage Bonds have been repaid since the signing of the merger agreement, which has resulted in dollar-for-dollar reduction of commitments under the TNMP Debt Financing to $415.7 million. The initial lenders’ obligation to provide the Debt Financing is subject to customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the debt commitment letters):
•	the consummation of the merger in accordance with the terms of the merger agreement;
•
the accuracy (subject to materiality standards set forth in the debt commitment letters) of certain specified representations and warranties in the merger agreement and in the definitive documents with respect to the Debt Financing;

•
the execution and delivery of definitive documents with respect to the Debt Financing on terms consistent with the debt commitment letters and other customary deliverables, including a solvency certificate;

•	customary documentation and information for applicable “know your customer” and anti-money laundering rules and regulations;

•	the payment of applicable fees and expenses; and
•	the absence of a material adverse effect on TXNM.
The interest rate applicable to the loans incurred under the TNMP Debt Financing will range from a rate equal to, at TNMP’s option, SOFR plus a margin of 0.875% per annum or a base rate plus a margin of 0.0% per annum, with each such margin increasing by an additional 0.25% 180 days following the closing date of the merger. Upon the funding of the TNMP Debt Financing, TNMP may be required to pay a ticking fee, depending when such funding occurs, with such ticking fee having accrued at a rate of 0.10% per annum of the commitment amount under the TNMP Debt Commitment Letter beginning on the date that is 90 days following the date of the TNMP Debt Commitment Letter, stepping up to 0.20% at the 18-month anniversary thereof and again stepping up to 0.30% at the 21-month anniversary thereof. Additionally, TNMP must pay a duration fee on the 90th, 180th and 270th day following the date of the initial funding of the TNMP Debt Financing at a rate equal 0.50%, 0.75% and 1.00% of the aggregate outstanding amount of loans outstanding thereunder as of such respective dates.
The interest rate applicable to the loans incurred under the TXNM Debt Financing will range from a rate equal to, at TXNM’s option, SOFR plus a margin of 1.50% per annum or a base rate plus a margin of 0.50% per annum, with each such margin increasing by an additional 0.25% on each of the 90th, 180th and 270th day following the closing date of the merger. Upon the funding of the TXNM Debt Financing, TXNM may be required to pay a ticking fee, depending when such funding occurs, with such ticking fee having accrued at a rate of 0.175% per annum of the commitment amount under the TXNM Debt Commitment Letter beginning on the date that is 180 days following the date of the TXNM Debt Commitment Letter, stepping up to 0.275% at the 18-month anniversary thereof and again stepping up to 0.375% at the 21-month anniversary thereof. Additionally, TXNM must pay a duration fee on the 90th, 180th and 270th day following the date of the initial funding of the TXNM Debt Financing at a rate equal 0.50%, 0.75% and 1.00% of the aggregate outstanding amount of loans outstanding thereunder as of such respective dates.
The commitments under each of the debt commitment letters will automatically terminate upon the earliest of (1) 11:59 p.m. Eastern Daylight Time, on the fifth business day following the End Date, including as it may be extended pursuant to the terms of the merger agreement, (2) the date on which the merger agreement is terminated prior to the consummation of the merger, and (3) the date that is 90 days following the closing of the merger.
Although the commitments under the debt commitment letters described in this proxy statement are not subject to due diligence or a “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded if and when required.
Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub will use its reasonable best efforts to maintain in effect the commitments under the debt commitment letters.
Equity Commitment Letter
Concurrently with the execution of the merger agreement, Blackstone Infrastructure executed and delivered to Parent an equity commitment letter pursuant to which Blackstone Infrastructure committed to make an equity contribution to Parent in an aggregate amount of up to $6.619 billion at or prior to the effective date of the merger. The proceeds of the equity commitment will be used by Parent, together with the Debt Financing, solely to:
•	pay upon the closing of the merger, all of their respective obligations under the merger agreement, including in respect of:
○	the payment of the aggregate merger consideration and all other amounts payable by Parent and Merger Sub in connection with the effectiveness of the merger;
○	the repayment, prepayment or discharge of certain debt obligations of TXNM and its subsidiaries identified in a TXNM disclosure schedule; and
○	the payment of all related fees and expenses expected to be incurred upon the closing of the merger; and

•	after the closing, together with TXNM, repay, prepay or discharge the debt obligations of TXNM and its subsidiaries identified in a TXNM disclosure schedule.
Blackstone Infrastructure’s obligation to fund the equity commitment is conditioned upon:
•	the merger agreement not being terminated;
•
all of the conditions to the obligations of Parent and Merger Sub to close the merger as set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing) having been satisfied or (to the extent permitted by applicable law) waived in accordance with the terms of the merger agreement;

•
all of the conditions to the obligations of Parent and Merger Sub to close the merger as set forth in the merger agreement that by their nature are to be satisfied at the closing being capable of being satisfied at the closing and actually being satisfied at the closing if the closing occurs;

•
the Debt Financing having been funded or lenders providing the Debt Financing having confirmed in writing that the Debt Financing will be funded at the closing if the equity financing is funded at the closing;

•
TXNM delivering to Parent and Merger Sub irrevocable written notice that (a) all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement, (b) the conditions set forth in the merger agreement that by their nature are to be satisfied at the closing are capable of being satisfied at the closing if the closing were to occur at the time of delivery of such notice, and (c) it is prepared, willing and able to consummate the closing, and if Parent and Merger Sub are prepared, willing and able to consummate the closing, it will proceed with and immediately consummate the closing as required pursuant to the terms of the merger agreement; and

•	the substantially concurrent consummation of the closing in accordance with the terms of the merger agreement.
Limited Guarantee
Concurrently with the execution of the merger agreement, Blackstone Infrastructure executed and delivered a limited guarantee in favor of TXNM pursuant to which Blackstone Infrastructure agreed to guarantee the due and punctual payment, if and when due in accordance with the merger agreement, and subject to the limitations of liability set forth therein, of any Parent termination fee payable by Parent (and certain other fees and expenses to be paid in connection therewith), only if such amounts become payable pursuant to the merger agreement, subject to certain limitations, and any amounts payable by Parent in respect of certain indemnification obligations. Blackstone Infrastructure’s maximum aggregate liability under the limited guarantee is $375 million.
Delisting and Deregistration of TXNM Common Stock
If the merger is completed, TXNM common stock will be delisted from the NYSE and deregistered under the Exchange Act.

INTERESTS OF TXNM’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Board of Directors that you vote to approve the merger agreement, you should be aware that certain directors and executive officers of TXNM may have interests in the merger that are different from, or in addition to, the interests of TXNM shareholders generally, including the treatment in the merger of TXNM equity compensation awards, potential retention awards, potential severance and other benefits upon a qualifying termination of employment in connection with the merger, ongoing indemnification and insurance coverage, and other rights that may be held by TXNM’s directors and executive officers. The Board of Directors was aware of and considered these interests when it unanimously (i) determined that the merger consideration is fair, from a financial point of view, to TXNM’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, consistent with and in furtherance of TXNM’s business strategies and fair to and in the best interests of TXNM and its shareholders and (iii) resolved to submit the merger agreement for consideration and approval by TXNM shareholders and recommended the approval of the merger agreement by TXNM shareholders.
Equity Compensation Awards
Treatment of Restricted Stock Rights
Immediately prior to the effective time of the merger, pursuant to the merger agreement, each outstanding award of TXNM restricted stock rights granted under the TXNM Stock Plan or otherwise will cease to relate to or represent any right to receive TXNM common stock and will be converted into the right to receive an amount in cash (rounded down to the nearest cent) equal to the product of (i) the total number of shares of TXNM common stock subject to such restricted stock right immediately prior to the effective time of the merger multiplied by (ii) the merger consideration, plus interest at the rate of 6%, compounded semi-annually, from the effective time of the merger until the date of payment, less applicable taxes required to be withheld with respect to such payment. These restricted stock rights cash payouts will be payable to the holders of the cancelled TXNM restricted stock rights subject to the same terms and conditions as were applicable to the corresponding cancelled TXNM restricted stock rights, including any applicable vesting, acceleration and payment timing provisions (subject to any existing deferral election with respect to which the cancelled TXNM restricted stock rights are subject) but excluding any terms rendered inoperative by reason of the consummation of the merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award.
As of the effective time of the merger, pursuant to the merger agreement, (i) the Deferred Plan in which the TXNM directors participate will terminate, (ii) no TXNM director will be eligible to participate in such plan thereafter (except with respect to any outstanding TXNM restricted stock rights granted to an eligible TXNM director with respect to which such director, prior to the effective time of the merger, has made a deferral election under such plan, which TXNM restricted stock rights will be converted as described above and the cash to be received deferred into such plan in accordance with the applicable deferral election), (iii) each share of TXNM common stock distributable under such plan will be converted into the right to receive the merger consideration, and (iv) TXNM will distribute to each participant the amounts credited to his or her account in such plan as of the effective time as soon as administratively practicable (and no later than 30 days) after the effective time of the merger to the extent permitted by applicable tax laws, including Section 409A of the Code (but in no event later than one year after the effective time).
The following table sets forth the number of TXNM restricted stock rights and deferred restricted stock rights held by TXNM’s non-employee directors as of July 1, 2025, and the total value of these rights based on the merger consideration, assuming that such rights are fully vested.

Name	Restricted Stock Rights (not deferred) (#)	Restricted Stock Rights (deferred) (#)	Total Value of Restricted Stock Rights(1) ($)
Vicky A. Bailey	2,726	—	166,968
Norman P. Becker	2,726	—	166,968
E. Renae Conley	2,726	11,822	891,065
Alan J. Fohrer(2)		2,344	143,570

Name	Restricted Stock Rights (not deferred) (#)	Restricted Stock Rights (deferred) (#)	Total Value of Restricted Stock Rights(1) ($)
Sidney M. Gutierrez	2,726	—	166,968
James A. Hughes	—	4,944	302,820
Steven C. Maestas	2,726	—	166,968
Lillian J. Montoya	—	6,294	385,508
Maureen T. Mullarkey	—	13,980	856,275

(1)	Calculated by multiplying the $61.25 merger consideration by the number of shares.
(2)	Mr. Fohrer completed his term on the Board of Directors at TXNM’s 2025 Annual Meeting of Shareholders.
The following table sets forth the number and total value of TXNM restricted stock rights held by our executive officers as of July 1, 2025, and the total value of these restricted stock rights based on the merger consideration, assuming that such rights are fully vested.

Name	Restricted Stock Rights(1) (#)	Total Value of Restricted Stock Rights(2) ($)
Patricia K. Collawn	45,134	2,764,458
Joseph D. Tarry	29,247	1,791,379
Brian G. Iverson	8,175	500,719
Henry E. Monroy	2,177	133,341
Elisabeth A. Eden(3)	4,723	289,284
Monique M. Jacobson(4)	—	—
Patrick V. Apodaca(5)	—	—

(1)
Includes Mr. Iverson’s unvested portion of his 2024 sign-on Restricted Stock Rights award and Mr. Tarry’s unvested portion of his 2023 retention award which was converted to restricted stock rights in 2024.

(2)	Calculated by multiplying the $61.25 per share merger consideration by the number of shares.
(3)	Ms. Eden was named Senior Vice President, Finance as of May 19, 2025 and ceased to serve as an executive officer at that time.
(4)	Ms. Jacobson was hired April 14, 2025 and does not have any unvested restricted stock rights.
(5)	Mr. Apodaca was an executive officer during fiscal year 2024. Mr. Apodaca retired effective October 2, 2024 and ceased to serve as an executive officer at that time.
Treatment of Performance Shares
Immediately prior to the effective time of the merger, pursuant to the merger agreement, the Board of Directors (or its applicable committee) will determine the number of shares of TXNM common stock that will be deemed to have been earned as of the effective time of the merger for each outstanding award of performance shares based on the higher of the target level of performance and the actual level of performance determined on a goal-by-goal basis as of the last day of the last month ending at least 30 days before the effective time of the merger. Immediately prior to the effective time of the merger, the number of earned performance shares so determined will cease to relate to or represent a right to receive TXNM common stock and will be converted into a right to receive an amount in cash (rounded down to the nearest cent) equal to the product of (i) the number of shares of TXNM common stock subject to such earned performance shares immediately prior to the effective time of the merger multiplied by (ii) the merger consideration, plus interest at the rate of 6%, compounded semi-annually, from the effective time of the merger until the date of payment, less applicable taxes required to be withheld with respect to such payment. These earned performance share payouts will be payable to the holders subject to the same service-based vesting terms and conditions as were applicable to the corresponding converted earned performance shares, including any applicable service-based vesting, acceleration and payment timing provisions and other terms and conditions as applied to the corresponding TXNM performance shares, as applicable, but excluding any terms rendered inoperative by reason of the consummation of the merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award.

The following table sets forth the number of performance shares held by TXNM’s executive officers as of July 1, 2025, that may be converted at target and maximum levels of deemed performance, assuming that such rights are fully vested.

Executive Officer	Target Performance Shares (#)	Maximum Performance Shares (#)	Total Value of Target Performance Shares(1) ($)	Total Value of Maximum Performance Shares(1) ($)
Patricia K. Collawn	138,856	277,714	8,504,930	17,009,983
Joseph D. Tarry	70,992	141,987	4,348,260	8,696,704
Brian G. Iverson	20,499	41,000	1,255,564	2,511,250
Henry E. Monroy	6,624	13,249	405,720	811,501
Elisabeth A. Eden	16,208	32,418	992,740	1,985,603
Monique M. Jacobson	8,246	16,493	505,068	1,010,196
Patrick V. Apodaca	2,779	5,558	170,214	340,428

(1)	Calculated by multiplying the $61.25 per share merger consideration by the number of shares.
Potential Retention Awards
The merger agreement permits TXNM to establish a retention program in an aggregate amount not to exceed $5 million to promote retention and to incentivize efforts of certain TXNM employees, which may include TXNM’s executive officers, to complete the merger. To date, no awards have been allocated or granted under the retention program.
Payments Upon Termination Upon or Following the Closing of the Merger
TXNM’s executive officers are not party to individual change in control agreements or employment agreements. TXNM’s officer retention plan, or the Officer Retention Plan, provides TXNM’s executive officers with benefits if their employment is terminated by TXNM without “cause” or by the executive under circumstances giving rise to a “constructive termination” within 24 months following a change in control of TXNM (which includes the merger) (such event is referred to as a covered termination for the purposes of this section). The severance benefits that the executive officers are eligible to receive pursuant to the Officer Retention Plan upon a covered termination include the following: (i) a lump sum severance payment equal to two times the executive officer’s current eligible compensation, which includes the executive officer’s highest annual base salary during the 24 months following a change in control of TXNM, any cash award paid as a merit increase in lieu of base salary during the 12-month period immediately preceding the date of the covered termination and the average awards under the TXNM Energy, Inc. Officer Annual Incentive Plan, or the annual incentive plan, for such executive officer for the three calendar years immediately preceding the date of the covered termination, (ii) a lump sum pro rata award under the executive officer’s annual incentive plan based on the target award available under the applicable plan for the relevant performance period (unless the officer received the annual incentive plan payment or a payment in lieu of the annual incentive plan payment), (iii) benefits under TXNM’s medical, dental, vision, life and accidental death and dismemberment insurance benefits that are substantially similar to those received by the officer immediately prior to termination of employment for a period of 24 months following the covered termination and (iv) reimbursement of reasonable legal fees and expenses incurred as a result of termination of the executive officer’s employment. TXNM does not provide a gross up for any excise taxes the executive officer may incur, including under Section 4999 of the Code, but will utilize the “best net” cutback approach to reduce any severance benefits the executive officer is to receive if the executive officer would be better off on an after-tax basis as a result of the reduction.
An executive officer’s receipt of payments and benefits in the event of covered termination after a change in control is conditioned upon (i) the executive officer’s full and effective release of any liability by TXNM to the executive officer within 45 days of receipt of the release and (ii) the executive officer’s execution of a restrictive covenant agreement within 90 days of being notified of eligibility to participate in the Officer Retention Plan. Pursuant to these restrictive covenant agreements, all executive officers are bound by confidentiality, assignment of intellectual property, non-competition and non-solicitation of customer (with a six-month lookback period) and employee covenants during employment and for a period of 12 months after termination of employment following a change in control. If an executive officer signs a restrictive covenant agreement, the executive officer will be compensated for the period of time during which the restrictions are in effect in an amount equal to the executive officer’s current eligible compensation for 12 months. If the executive officer does not sign the release of claims and the restrictive covenant agreement in a timely manner, or subsequently revokes the release, then the executive officer(s) will not be entitled to any severance benefits under the Officer Retention Plan. In addition, a breach of any of the covenants set forth in these restrictive covenant agreements will result in the forfeiture of any termination or change-in-control payments or severance benefits then still owing to the executive officer in addition to any other damages owed to TXNM.
Under the Officer Retention Plan, “cause” means the executive officer’s (i) willful and continued failure to substantially perform his or her duties with TXNM after written demand for substantial performance is delivered to the executive officer which specifically identifies the manner in which the executive officer has not substantially performed his or her duties, (ii) willful failure to report to work for more than 30 days, (iii) willful engagement in conduct which is demonstrably and materially injurious to TXNM, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of TXNM, conviction of a felony, or conviction of a misdemeanor involving immoral acts or (iv) violation of any provision of the executive officer’s restrictive covenant agreement.
Under the Officer Retention Plan, a “constructive termination” generally means a voluntary separation by the executive officer under any of the following circumstances without the express written consent of the executive officer: (i) a failure to elect or reelect or otherwise to maintain the executive officer in the office or the position, or a substantially equivalent or better office or position, of or with TXNM which the executive officer held immediately prior to a change in control, or the removal of the executive officer as a member of the Board of Directors (or any successor thereto) if the executive officer was a director of TXNM immediately prior to the change in control, (ii) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the executive officer’s position with TXNM, (iii) a 15% or more reduction in the aggregate of the executive officer’s base salary and annual incentive plan award opportunity (calculated at the target level of performance) received from TXNM, (iv) a requirement that the executive officer relocate his or her principal location of work by more than 35 miles from such location immediately prior to the change in control, or (v) any material breach of the terms of the Officer Retention Plan by TXNM or any successor thereto. The executive officer must provide a notice describing the condition giving rise to constructive termination and must provide TXNM with an opportunity to cure such condition.
The TXNM Stock Plan (including the annual TXNM Energy, Inc. Long-Term Incentive Plans thereunder), as revised by the merger agreement, contains the following double-trigger vesting in certain circumstances following a change in control: upon a qualifying change in control termination (which requires a termination of the executive officer’s employment by TXNM for any reason other than Cause, death, or Disability or a termination by the executive officer due to Constructive Termination (in each case, as defined in the TXNM Stock Plan, as applicable)), all outstanding, unvested performance share awards will vest based on the deemed performance determined immediately prior to the effective date of the merger (at the higher of (i) the target level of performance or (ii) the actual level of performance achieved, determined on a goal-by-goal basis as of the last day of the last month ending at least 30 days before the effective time of the merger) and all time-vested restricted stock right awards will vest in full.
TXNM also maintains the TXNM Energy, Inc. Non-Union Severance Pay Plan. If an executive officer is eligible to receive benefits under the Officer Retention Plan, severance benefits are not available to such executive officer under the Non-Union Severance Plan.
Potential severance amounts for TXNM’s executive officers, other than Monique Jacobson, under the Officer Retention Plan are set forth in the Golden Parachute Compensation section below. Subject to the assumptions set forth in the Golden Parachute Compensation section below, if Ms. Jacobson were to experience a covered termination for the purposes of the Officer Retention Plan on the closing date of the merger and sign the release of claims or restrictive covenant agreement in a timely manner, the estimated aggregate value of the potential severance benefits that Ms. Jacobson would be entitled to receive is $2,039,646. Receipt of the severance benefits is conditioned upon Ms. Jacobson’s execution of a customary release agreement and a restrictive covenant agreement not to compete. To date, no severance triggering event has been announced for Ms. Jacobson.

280G Mitigation
In analyzing the severance and other payments that could be made in connection with the merger, TXNM has determined that certain of its executives may be subject to an excise tax under Section 4999 of the Code on payments they will or may receive in connection with the merger. Generally, an excise tax of 20% is imposed on each individual recipient of certain “parachute payments” that, under the rules of Section 280G of the Code, exceed a certain threshold amount for such individual and the corporation making the payments is denied a tax deduction for such payments. The excise tax due is in addition to the regular income and employment taxes otherwise payable in connection with compensatory payments to the affected individuals. Payments to certain executive officers that may be considered “parachute payments” for purposes of Sections 280G and 4999 of the Code include, as applicable, any severance payments (e.g., benefits payable under the Officer Retention Plan) and the value of the accelerated vesting of unvested equity awards upon a qualifying change in control termination.
Under the merger agreement, TXNM may, after consultation with Parent in each instance, implement certain mitigation strategies as reasonably advisable, necessary or appropriate to prevent or reduce the impact of Section 280G of the Code. As of the date of this proxy statement, TXNM has not implemented any Section 280G mitigation strategies.
Golden Parachute Compensation
The information below sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation that is based on, or otherwise relates to, the merger for each “named executive officer” of TXNM. The plans or arrangements pursuant to which such payments would be made (other than the merger agreement), consist of the annual incentive plan, the Officer Retention Plan, the TXNM Stock Plan (including the annual TXNM Energy, Inc. Long-Term Incentive Plans thereunder) and the respective equity awards specifying the terms and conditions of each such outstanding award. With respect to TXNM’s named executive officers, no changes were made in the terms and conditions of such plans or the equity awards, other than as specified in the merger agreement and described in the section entitled “The Merger Agreement—Treatment of TXNM Restricted Stock Rights, Performance Shares, Direct Plan, and Deferred Plan.” Throughout this discussion, the following individuals are referred to collectively as the named executive officers of TXNM:
•	Patricia K. Collawn—Executive Chairman;
•	Joseph D. Tarry—President and Chief Executive Officer;
•	Elisabeth A. Eden—Senior Vice President, Finance;
•	Brian G. Iverson—General Counsel, Senior Vice President Regulatory and Public Policy and Corporate Secretary;
•	Henry E. Monroy—Senior Vice President and Chief Financial Officer; and
•	Patrick V. Apodaca—Former SVP, General Counsel and Secretary.
The potential payments in the table below are based on the following assumptions:
•	the closing date of the merger is July 1, 2025, which is the estimated date of the completion of the merger solely for purposes of this golden parachute compensation disclosure; and
•	the named executive officers of TXNM are terminated without “cause” immediately following the assumed closing date of the merger on July 1, 2025.
The amounts shown are estimates of amounts that would be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table. See “—Executive Officers Positions with TXNM Following the Merger” below for more information.
The following tables, footnotes and discussion describe double-trigger benefits for the named executive officers, except where noted. For purposes of this discussion, “double-trigger” refers to benefits that require two conditions, which are the completion of the merger as well as a covered termination within two years following the completion of the merger. Ms. Collawn will terminate employment as Executive Chairman upon completion of the merger and her termination will be considered a covered termination in connection with the merger.
Golden Parachute Compensation

Name	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Other(4) ($)	Total ($)(5)
Patricia K. Collawn	8,933,778	12,594,255	55,020	20,000	21,603,053
Joseph D. Tarry	4,849,051	6,874,702	51,604	20,000	11,795,357
Elisabeth A. Eden	2,445,904	1,438,454	34,066	20,000	3,938,425
Brian G. Iverson	2,549,254	1,979,672	38,945	20,000	4,587,871
Henry E. Monroy	1,960,364	615,888	50,832	20,000	2,647,084
Patrick V. Apodaca(6)	—	170,214	—	—	170,214

(1)
The amounts reflect estimated payments of the lump-sum cash severance that would be provided to the named executive officer under the terms of the Officer Retention Plan if the named executive officer were to experience a covered termination for the purposes of the Officer Retention Plan on the closing date of the merger and sign the release of claims or restrictive covenant agreement in a timely manner, calculated as a lump sum severance payment equal to two times current eligible compensation for the Executive Chairman, CEO, and SVPs of $5,499,876 to Ms. Collawn, $2,945,580 to Mr. Tarry, $1,530,036 to Ms. Eden, $1,591,200 to Mr. Iverson, and $1,287,000 to Mr. Monroy. Receipt of the double-trigger payments is conditioned upon the named executive officer’s execution of a customary release agreement and a restrictive covenant agreement not to compete. The amounts also include (i) estimated payments conditioned on compliance with a restrictive covenant agreement (which includes a covenant not to compete) if the named executive officer experiences a covered termination following a change in control equal to the named executive officer’s eligible compensation paid over a 12-month period ($2,749,938 to Ms. Collawn, $1,472,790 to Mr. Tarry, $765,018 to Ms. Eden, $795,600 to Mr. Iverson, and $643,500 to Mr. Monroy) and (ii) a pro rata award of the named executive officer’s annual incentive plan at target ($683,964 to Ms. Collawn, $430,681 to Mr. Tarry, $150,850 to Ms. Eden, $162,454 to Mr. Iverson, and $29,864 to Mr. Monroy). The estimated payments do not include potential retention awards under the retention program. As to date, no awards have been allocated or granted under the retention program.

(2)
The amounts reflect the aggregate payment that each named executive officer would receive with respect to TXNM equity awards subject to accelerated vesting upon a qualifying change in control termination in connection with the merger, as described above in “Interests of TXNM’s Executive Officers and Directors in the Merger – Payments Upon Termination Upon or Following the Closing of the Merger” above. The amounts reflect estimated deemed performance shares based on management projections of the greater of (i) target performance or (ii) actual performance to date. Based on management projections of actual performance to date, the performance payout of the performance shares is estimated to be at target performance (i.e., 100%), 125%, and 118% for the 2023-2025, 2024-2026, and 2025-2027 performance period, respectively. The actual earned performance shares will be determined immediately prior to merger, but any service-based vesting, acceleration, and payment timing provisions will continue to apply. As described above, the time-vested restricted stock rights will fully vest upon a qualifying change in control termination upon a change in control. Because the named executive officers are retirement eligible, the time-vested restricted stock rights will also fully vest upon a voluntary termination.

(3)
Includes the estimated value of medical, dental, vision, life and accidental death and dismemberment insurance benefits that are substantially similar to those received by the named executive officer immediately prior to termination of employment for a period of two years. Receipt of these benefits is conditioned upon the named executive officer experiencing a covered termination following the closing date of the merger, and his or her execution of a customary release agreement.

(4)
Includes reimbursement of reasonable legal expenses upon termination for a change in control under the Officer Retention Plan. The amount shown in the table is a reasonable estimate of the amount that may be reimbursable.

(5)
In the event of a retirement as of July 1, 2025, the following amounts would have been received by the named executive officers: $7,891,867 to Ms. Collawn, $3,155,507 to Mr. Tarry, $920,295 to Ms. Eden, $378,360 to Mr. Iverson, and $163,206 to Mr. Monroy.

(6)	Patrick V. Apodaca was an executive officer during fiscal year 2024. Mr. Apodaca retired effective October 2, 2024.
Executive Officer Positions with TXNM Following the Merger
The officers of TXNM at the effective time of the merger will be the officers of the surviving corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal.
As of the date of this proxy statement, none of the TXNM executive officers has entered into any new agreement, arrangement or understanding with Parent or any of its affiliates regarding the terms and conditions of compensation, incentive pay or employment with TXNM after the merger. Although no agreements have been entered into at this time with any of TXNM’s executive officers, prior to or following the completion of the merger, they may enter into new agreements or amendments to existing arrangements with Parent or one of its affiliates regarding their employment with TXNM after the merger.

As previously announced, Ms. Collawn will terminate her employment as Executive Chairman upon the closing of the merger, and her termination will be considered a covered termination and qualifying change in control termination, as applicable, as described above.
Director Positions with Parent Following the Merger
The directors of Merger Sub at the effective time of the merger will be the directors of the surviving corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal.
Indemnification; Directors’ and Officers’ Insurance
From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless each present and former director and officer of, and individuals performing equivalent functions for, TXNM and its subsidiaries, in respect of acts or omissions occurring at or prior to the effective time of the merger or related to the merger agreement to the fullest extent permitted by the NMBCA or any other applicable law or under TXNM’s articles of incorporation or bylaws in effect on the date of the merger agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain material U.S. federal income tax consequences to holders of shares of TXNM common stock upon the exchange of shares of TXNM common stock for cash pursuant to the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of shares of TXNM common stock in light of such holder’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with shares of TXNM common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (i.e., generally, property held for investment), and does not address tax considerations applicable to any holder of shares of TXNM common stock that may be subject to special treatment under the U. S. federal income tax laws, including:
•	a bank, insurance company, or other financial institution;
•	a tax-exempt organization;
•	a retirement plan or other tax-deferred account;
•	an S corporation, a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (or an investor in a partnership or S corporation);
•	a real estate investment trust or regulated investment company;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of shares of TXNM common stock subject to the alternative minimum tax provisions of the Code;
•
a holder of shares of TXNM common stock that received the shares of TXNM common stock through the exercise of an employee stock option, through a tax qualified retirement plan, through a TXNM Stock Plan or notional unit arrangement or otherwise as compensation;

•	a holder of shares of TXNM common stock that received the shares of TXNM common stock through conversion of notes or in connection with forward sales arrangements;
•	a U.S. holder (as defined below) that has a functional currency other than the United States dollar;
•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;
•	a person that holds the shares of TXNM common stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction;
•	“qualified foreign pension funds” or foreign governments or organizations subject to Section 892 of the Code;
•	a holder that exercises dissenters rights in connection with the merger; or
•	a U.S. expatriate or a former citizen or long-term resident of the United States.
In addition, this summary does not address tax considerations applicable to receipt of cash paid by TXNM in connection with any dividends or distributions made with respect to shares of TXNM common stock.
This summary is based on the Code, the Treasury Regulations promulgated under the Code, and IRS rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect that could adversely affect a holder of TXNM common stock. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF TXNM COMMON STOCK IN CONNECTION WITH THE EXCHANGE OF SUCH STOCK FOR CASH IN THE MERGER. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL INCOME, ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS OR ANY APPLICABLE INCOME TAX TREATIES.
For purposes of this discussion, the term “U.S. holder” is a beneficial owner of shares of TXNM common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States” persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. holder” is any beneficial owner of shares of TXNM common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of TXNM common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, a partnership holding shares of TXNM common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of exchanging the shares of TXNM common stock pursuant to the merger.
U.S. holders
Payments in Exchange for Shares of TXNM Common Stock
The exchange of shares of TXNM common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash in exchange for shares of TXNM common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of TXNM common stock exchanged therefor. Gain or loss will be determined separately for each block of shares of TXNM common stock (i.e., shares of TXNM common stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. holder’s holding period for the shares of TXNM common stock is more than one year at the time of the exchange. Long-term capital gain recognized by certain U.S. holders, including individuals, generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.
Medicare Tax
A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally will include net gains recognized from the disposition of shares of TXNM common stock in the merger. A U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its recognized gains in respect of any shares of TXNM common stock such holder disposes of in the merger.

Information Reporting and Backup Withholding
A U.S. holder may be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the proceeds from the disposition of shares of TXNM common stock pursuant to the merger. Certain U.S. holders are exempt from backup withholding, including corporations. A U.S. holder will not be subject to backup withholding if the U.S. holder provides a valid taxpayer identification number, which for an individual is ordinarily his or her social security number, and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder may be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and any overpayment may entitle the U.S. holder to a refund, if the required information is timely furnished to the IRS. Each U.S. holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary to not be subject to backup withholding, unless an exemption applies and is established in a manner satisfactory to the exchange agent.
Non-U.S. holders
Payments in Exchange for Shares of TXNM Common Stock
Subject to the discussion below regarding the potential FIRPTA Tax (defined below), cash payments made to a non-U.S. holder in exchange for shares of TXNM common stock pursuant to the merger generally will not be subject to U.S. federal income tax on any gain realized upon the exchange of the shares of TXNM common stock unless:
•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met; or
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of TXNM common stock, which may be offset by U.S. source losses of the non-U.S. holder, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Unless an applicable income tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person. Non-U.S. holders that are corporations also may be subject to a branch profits tax at a rate of 30% (or applicable lower rate under an applicable income tax treaty) in respect of effectively connected gains, as adjusted for certain items.
Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
The FIRPTA Tax
The following discussion of the applicability of U.S. federal income tax at the regular rates imposed under Section 897 of the Code, or the FIRPTA Tax, to a non-U.S. holder assumes that the TXNM common stock will be “regularly traded” (within the meaning of Section 897 of the Code and the applicable Treasury Regulations) on the NYSE at all times leading up to the effective time of the merger.
A non-U.S. holder that is a Significant Shareholder (as defined below) and that receives proceeds from the exchange of shares of TXNM common stock pursuant to the merger will be subject to FIRPTA Tax on any gain realized provided that TXNM is or has been a USRPHC (as defined below) at any time during the Testing Period (as defined below).
TXNM believes it may currently be, or may have been during the relevant Testing Period, a “United States real property holding corporation,” or USRPHC, as defined under the provisions of Section 897 of the Code, originally enacted under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A corporation generally is characterized as a USRPHC if the fair market value of the U.S. real property interests, or USRPIs, owned by the corporation and its subsidiaries equals or exceeds 50% of the sum of (i) the fair market value of the worldwide real property interests owned by the group and (ii) the fair market value of the other assets used or held for use by the group in a trade or business. USRPIs include an interest (other than an interest solely as a creditor) in real property located in the United States or the Virgin Islands. Real property generally includes land and unsevered natural products of the land, improvements on land (e.g., the inherently permanent structural components of power plants) and certain personal property associated with the use of real property.
As used herein, “Testing Period” means, with respect to a non-U.S. holder, the shorter of (i) the five-year period preceding the effective time of the merger and (ii) the period during which the non-U.S. holder held its TXNM common stock, and “Significant Shareholder” means a non-U.S. holder that has owned, directly or indirectly, more than 5% of TXNM’s common stock at any time during the Testing Period.
For purposes of determining whether any non-U.S. holder owns more than 5% of TXNM’s common stock, ownership is determined by applying the constructive ownership rules of Section 318 of the Code as modified by Section 897 of the Code. Generally, those rules treat a shareholder as owning (i) shares owned by certain relatives, related corporations, partnerships, estates or trusts, and (ii) shares that the shareholder has an option to acquire.
If TXNM is or has been a USRPHC at any time during the Testing Period, any gain recognized by a Significant Shareholder on the exchange of its TXNM common stock pursuant to the merger will be treated as income that is effectively connected to a U.S. trade or business and subject to U.S. federal income tax on a net income basis in the same manner as if the Significant Shareholder were a United States person. A Significant Shareholder subject to the FIRPTA Tax will be required to file a U.S. federal income tax return with the IRS. An exemption from the FIRPTA Tax or a reduced tax rate may be available under certain U.S. income tax treaties.
Under Section 1445 of the Code, a person acquiring stock in a USRPHC from a non-U.S. holder generally is required to deduct and withhold a tax equal to 15% of the amount realized by that non-U.S. holder on the sale or exchange of that stock, or FIRPTA Withholding. However, there is an exemption from FIRPTA Withholding for stock that is regularly traded on an established securities market. We believe that the TXNM common stock will continue to be regularly traded on the NYSE at all times leading up to and as of the effective time of the merger, so that the TXNM common stock should be considered to be regularly traded on an established securities market for purposes of this exemption. Assuming that this expectation proves to be correct, none of Parent, Merger Sub, the surviving corporation or their respective agents (including the exchange agent) will be required to, nor will they, deduct and withhold amounts on account of FIRPTA Withholding with respect to a non-U.S. holder’s exchange of the shares of TXNM common stock pursuant to the merger.
Because of the complexity of the FIRPTA rules, non-U.S. holders are urged to consult their tax advisors to determine the possible application of the FIRPTA Tax and availability of an exemption or tax reduction under an applicable U.S. income tax treaty.
Information Reporting and Backup Withholding
A non-U.S. holder may be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the proceeds from the exchange of shares of TXNM common stock pursuant to the merger. A non-U.S. holder will not be subject to backup withholding by certifying on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the exchange agent. Non-U.S. holders should consult their tax advisors regarding the certification requirements for non-United States persons.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a refund or a credit against the non-U.S. holder’s United States federal income tax liability, if the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Proposed Treasury Regulations generally eliminate FATCA withholding on payments of gross proceeds from the disposition of stock. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Holders of shares of TXNM common stock should consult their tax advisors regarding the potential application of withholding under FATCA to the proceeds from the exchange of shares of TXNM common stock pursuant to the merger.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF TXNM COMMON STOCK. HOLDERS OF SHARES OF TXNM COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR SHARES OF TXNM COMMON STOCK FOR CASH IN THE MERGER UNDER ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS OR ANY APPLICABLE INCOME TAX TREATIES.

THE MERGER AGREEMENT
This section of this proxy statement describes the material provisions of the merger agreement, dated as of May 18, 2025, by and among TXNM, Parent and Merger Sub, but does not purport to describe all of the terms of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. TXNM and Parent urge you to read the full text of the merger agreement because it is the legal document that governs the merger.
The merger agreement is not intended to provide you with any factual information about TXNM or Parent. The representations, warranties and covenants made in the merger agreement by TXNM, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by TXNM, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information in disclosure schedules provided by TXNM to Parent and by Parent to TXNM in connection with the signing of the merger agreement and by certain information contained in certain of TXNM’s filings with the SEC. These disclosure schedules and SEC filings contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. In addition, information concerning the subject matter of the representations and warranties may have changed since May 18, 2025, and may change after the date of this proxy statement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.
In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, TXNM will disclose those material facts in the public filings that it makes with the SEC in accordance with, and to the extent required by, applicable law. Accordingly, the representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings TXNM publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings TXNM makes with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page 107 of this proxy statement.
The Merger
The merger agreement provides for the merger of Merger Sub with and into TXNM, after which Merger Sub will cease to exist as a separate corporate entity subject to the terms and conditions of the merger agreement and in accordance with New Mexico law. TXNM will continue as the surviving corporation of the merger and as a wholly-owned subsidiary of Parent. All of the properties, rights, privileges, immunities, powers and franchises of TXNM and Merger Sub will vest in TXNM as the surviving corporation and all claims, obligations, debts, liabilities and duties of TXNM and Merger Sub will become the claims, obligations, debts, liabilities and duties of TXNM as the surviving corporation. After completion of the merger, the name of surviving corporation will remain “TXNM Energy, Inc.”
The closing of the merger will occur on the tenth business day after all of the closing conditions set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to satisfaction or waiver of such conditions at closing), or at such other time as TXNM and Parent agree in writing. See “—Conditions That Must Be Satisfied or Waived for the Merger to Occur.” The merger will become effective when the articles of merger have been duly filed with the New Mexico Secretary of State or at a later time as agreed by the parties and specified in the articles of merger.
Effects of the Merger
The directors of Merger Sub as of the effective time of the merger will serve as the directors of the surviving corporation. The officers of TXNM as of the effective time of the merger will serve as the officers of the surviving corporation. The articles of incorporation and bylaws of Merger Sub as of the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation, except that the name of the surviving corporation will remain “TXNM Energy, Inc.”
Merger Consideration
At the effective time of the merger, by virtue of the merger, each share of TXNM common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares of TXNM common stock owned by Parent, TXNM, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or TXNM, in each case, not held on behalf of third parties, which shares will be cancelled without payment at the effective time of the merger, and (ii) dissenting shares, which will be treated as described in “—Dissenting Shares” below), will be converted into the right to receive $61.25 in cash, without interest, which we refer to as the merger consideration.
If the number of outstanding shares of TXNM common stock changes between the date of the merger agreement and the closing of the merger, or the number of securities convertible or exchangeable into or exercisable for TXNM common stock changes into a different number of shares of TXNM common stock or securities convertible or exchangeable into or exercisable for TXNM common stock, or securities of a different class, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, then, in each case, the merger consideration will be equitably adjusted to provide to Parent and the holders of TXNM common stock the same economic effect as contemplated by the merger agreement prior to such event.
At the effective time of the merger, each share of common stock of Merger Sub will be converted into one share of common stock of the surviving corporation.
Dissenting Shares
Shares of TXNM common stock outstanding immediately prior to the effective time of the merger and held by a holder who has not voted in favor of, or consented in writing to, the merger who is entitled to, and who has demanded, payment for fair value of such shares, referred to as dissenting shares, in accordance with the NMBCA will not be converted into the right to receive the merger consideration unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to receive payment of fair value for such holder’s dissenting shares in accordance with the NMBCA. Any such holder will instead be entitled only to receive payment of the fair value of such holder’s dissenting shares in accordance with the NMBCA, less any applicable withholding taxes. At the effective time of the merger, dissenting shares will no longer be outstanding, and each holder of a certificate or book-entry share that immediately prior to the effective time represented dissenting shares will cease to have any rights with respect to those shares, except the right to receive the fair value of such shares in accordance with the provisions of the NMBCA. If, after the effective time of the merger, a holder fails to perfect or effectively withdraws or otherwise loses the right to receive payment of the fair value of such holder’s dissenting shares in accordance with the provisions of the NMBCA (or had not properly demanded payment under the NMBCA), then each such dissenting share will be treated as if it had been converted as of the effective time of the merger into the right to receive the merger consideration, without interest.
Surrender of TXNM Shares
Parent will deposit, or cause to be deposited, with an exchange agent selected by Parent with TXNM’s prior approval, (i) at or prior to the effective time of the merger, cash sufficient to provide all funds necessary for the exchange agent to pay the aggregate merger consideration and (ii) from time to time as needed, additional cash sufficient to pay any dividends or other distributions on TXNM common stock, in trust for the benefit of TXNM shareholders.
Promptly (and in any event within three business days) after the effective time of the merger, the surviving corporation will cause the exchange agent to mail or otherwise provide to each holder of record of TXNM common stock (other than (i) shares of TXNM common stock owned by Parent, TXNM, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or TXNM and (ii) dissenting shares) a letter of transmittal and instructions for use in effecting the surrender of book-entry shares or certificates (or affidavits of loss in lieu of the certificates) to the exchange agent.

Upon surrender of a certificate representing shares of TXNM common stock to the exchange agent in accordance with the terms of the transmittal materials and instructions and delivery of a duly completed and validly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the number of shares of TXNM common stock represented by such certificate multiplied by the merger consideration, plus any dividends and other distributions such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrued on any cash amount payable upon surrender of the certificates.
Any holder of book-entry shares will not be required to deliver a certificate representing shares of TXNM common stock or an executed letter of transmittal to the exchange agent to receive the merger consideration and any dividends or other distributions such holder is entitled to receive. Each holder of record of one or more book-entry shares (other than (i) shares of TXNM common stock owned by Parent, TXNM, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or TXNM and (ii) dissenting shares) will, upon receipt by the exchange agent of an “agent’s message” in customary form and any other evidence of surrender, if any, as the exchange agent may reasonably request, be entitled to receive a cash amount (after giving effect to any required tax withholdings) equal to the number of shares of TXNM common stock represented by such book-entry shares multiplied by the merger consideration, plus any dividends and other distributions such holder has the right to receive pursuant to the terms of the merger agreement. No interest will be paid or accrued on any cash amount payable upon due surrender of the book-entry shares.
In the event of a transfer of ownership of shares of TXNM common stock that is not registered in the transfer records of TXNM or if payment of the applicable merger consideration is to be made to a person other than the person in whose name the surrendered certificate or book-entry share is registered, a check for any cash to be exchanged upon due surrender of the certificate or book-entry share may be delivered to such transferee or other person if the certificate or book-entry share formerly representing such shares of TXNM common stock is properly endorsed or is otherwise in proper form for transfer and is presented to the exchange agent accompanied by all documents required to effect such transfer and to evidence that any applicable transfer or other similar taxes have been paid or are inapplicable.
If any cash representing merger consideration remains unclaimed by former TXNM shareholders for 12 months after the effective time of the merger, then, upon the surviving corporation’s demand, such cash will be delivered to the surviving corporation. Any former holder of shares of TXNM common stock (other than (i) shares of TXNM common stock owned by Parent, TXNM, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or TXNM and (ii) dissenting shares) who has not previously complied with the exchange procedures in the merger agreement will thereafter look solely to Parent and the surviving corporation for the merger consideration (after giving effect to any required tax withholdings) and any dividends or other distributions such holder has the right to receive pursuant to the terms of the merger agreement. None of the surviving corporation, Parent, Merger Sub, TXNM, the exchange agent or anyone else will be liable to any former holder of TXNM common stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the merger consideration remaining unclaimed by persons entitled to receive the merger consideration as of a date that is immediately prior the date when such unclaimed funds would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person entitled to such merger consideration.
Each of Parent, Merger Sub, the surviving corporation and their respective agents (including the exchange agent) will be entitled to deduct and withhold from the merger consideration otherwise payable to any holder of shares of TXNM common stock, restricted stock rights, performance shares, or other rights with respect to shares of TXNM common stock (including any converted awards), or any other person who is entitled to receive the merger consideration, such amounts as it is required to deduct and withhold by applicable law. To the extent that amounts are so withheld by Parent, Merger Sub, the surviving corporation and their respective agents (including the exchange agent), as the case may be, such withheld amounts will be promptly remitted by such party to the applicable governmental entity, and will be treated for all purposes of the merger agreement as having been paid to the holder of such securities.
If any certificate representing shares of TXNM common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate and, if reasonably required by Parent or the exchange agent, the posting by such person of a bond in customary amount and upon such terms as may be required by Parent or the exchange agent as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate, the exchange agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of shares of TXNM common stock represented by such lost, stolen or destroyed certificate, multiplied by the merger consideration, plus any dividends and other distributions such holder has the right to receive pursuant to the terms of the merger agreement.
Other Covenants and Agreements
Parent and TXNM have made certain other covenants to and agreements with each other regarding various other matters including:
•	cooperation between Parent and TXNM in the preparation and filing of this proxy statement;
•	notification to the other party upon the occurrence of certain events;
•	Parent’s access to TXNM’s information and Parent’s agreement to keep information exchanged confidential;
•
cooperation with Parent and the use of commercially reasonable efforts by TXNM to delist shares of TXNM common stock from the NYSE and deregister such shares as promptly as practical after the effective time of the merger;

•	cooperation between Parent and TXNM in connection with public announcements;
•	indemnification of directors and officers of TXNM and its subsidiaries for certain matters occurring at or prior to the merger;
•	notification and cooperation between TXNM and Parent with respect to any litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement;
•	the activities of Parent and Merger Sub prior to the effective time of the merger and the performance by Merger Sub of its obligations under the merger agreement;
•
prior to the effective time of the merger, TXNM using commercially reasonable efforts to take the steps reasonably necessary or advisable to cause any dispositions of TXNM equity securities pursuant to the transactions contemplated by the merger agreement by individuals subject to Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
the agreement of the parties that if the effective time of the merger occurs after the record date for a regular quarterly cash dividend payable to holders of shares of TXNM common stock and prior to the payment date of such dividend, then the surviving corporation will cause to be paid, out of the exchange fund, such dividend following the effective time of the merger on the scheduled payment date for such dividend;

•
the use by each of Parent and TXNM of commercially reasonable efforts to do all things reasonably necessary, proper or advisable under applicable law to carry out the intent and purposes of the merger agreement, to fulfill and satisfy each condition within the control of such party and to consummate and make effective the transactions contemplated by the merger agreement, including the merger;

•
the establishment by Parent and TXNM of a transition committee, consisting of two representatives of each party, to develop regulatory plans and proposals, facilitate the transfer of information between the parties and other matters as such committee deems appropriate, subject to applicable law; and

•
the taking by each of Parent and TXNM of all action within its power to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, and if any such statute or regulation becomes applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, the taking by each of Parent and TXNM of all action within its power to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as reasonably practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger and the other transactions contemplated by the merger agreement.

Treatment of TXNM Restricted Stock Rights, Performance Shares, Direct Plan, and Deferred Plan
Immediately prior to the effective time of the merger, each outstanding award of TXNM restricted stock rights granted under any TXNM Stock Plan or otherwise will cease to relate to or represent any right to receive any TXNM common stock and will be converted into a right to receive an amount in cash (rounded down to the nearest cent) equal to the product of (i) the total number of shares of TXNM common stock subject to such restricted stock right immediately prior to the effective time of the merger multiplied by (ii) the merger consideration, plus interest at the rate of 6%, compounded semi-annually, from the effective time of the merger until the date of payment, less applicable taxes required to be withheld with respect to such payment. These restricted stock cash payouts will be payable to the holder of such converted award subject to the same terms and conditions as were applicable to the corresponding converted TXNM restricted stock rights, including any applicable vesting, acceleration and payment timing provisions and subject to any prior deferral election by the holder with respect to the corresponding converted TXNM restricted stock rights, as adjusted hereby, but excluding any terms rendered inoperative by reason of the consummation of the merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award, in each case through TXNM’s regular payroll processes applicable to such holder.
Immediately prior to the effective time of the merger, each outstanding award of performance shares granted under any TXNM Stock Plan or otherwise will be deemed to have been earned at the higher of (i) the target level of performance or (ii) the actual level of performance achieved, determined on a goal-by-goal basis as of the last day of the last month ending at least 30 days before the effective time of the merger, with such actual level of performance determined in the good faith judgment of TXNM’s compensation committee as constituted immediately prior to the effective time of the merger in accordance with the applicable TXNM Stock Plan. Immediately thereafter, each such earned performance share award will cease to relate to or represent any right to receive any TXNM common stock and will be converted into the right to receive an amount in cash equal to the product of (1) the total number of shares of TXNM common stock subject to such earned performance share immediately prior to the effective time of the merger multiplied by (2) the merger consideration, plus interest at the rate of 6%, compounded semi-annually, from the effective time of the merger until the date of payment, less applicable taxes required to be withheld with respect to such payment. These earned performance shares cash payouts will be payable to the holder of such converted award subject to the same service-based vesting, acceleration and payment timing provisions as were applicable to the corresponding converted TXNM earned performance shares, including any applicable service-based vesting, acceleration and payment timing provisions, but excluding any terms rendered inoperative by reason of the consummation of the merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award, in each case through TXNM’s regular payroll processes applicable to such holder.
In accordance with the terms of the Direct Plan, TXNM will take all actions reasonably necessary to ensure that the Direct Plan will terminate immediately following the effective time of the merger. TXNM will provide timely notice to participants of the termination of the Direct Plan in accordance with the terms of the Direct Plan.
As of the effective time of the merger, (i) the Deferred Plan in which members of the Board of Directors participate will terminate, (ii) no non-employee director will be eligible to participate in such plan thereafter (except with respect to any outstanding restricted stock rights granted to a non-employee director with respect to which such non-employee director, prior to the effective time of the merger, has made a deferral election under such plan, which restricted stock rights will be converted as described above and the cash to be received deferred into such plan in accordance with the applicable deferral election), (iii) each share of TXNM common stock distributable under such plan will be converted into the right to receive the merger consideration, and (iv) TXNM will distribute to each non-employee director the amounts credited to his or her account in such plan as of the effective time of the merger as soon as administratively practicable (and no later than 30 days) after the effective time of the merger, to the extent permitted by applicable tax laws, including Section 409A of the Code, but in no event later than one year after the effective time of the merger.
As of the effective time of the merger, no further restricted stock rights, performance shares, or other rights with respect to shares of TXNM common stock will be granted under the TXNM Stock Plan or otherwise, and the TXNM Stock Plan will terminate upon the occurrence of the effective time of the merger such that, following the effective time of the merger, there will be no outstanding restricted stock rights or performance shares (in each case, whether vested or unvested) or any TXNM common stock or stock-based awards of TXNM, the surviving corporation or any of their respective subsidiaries, under the terminated TXNM Stock Plan or otherwise; provided, however, that the converted restricted stock rights and the converted earned performance shares will remain subject to the applicable terms and conditions of the TXNM Stock Plan and the treatment described in the merger agreement.
Representations and Warranties
Each of TXNM, on the one hand, and Parent and Merger Sub, on the other hand, makes to the other party various representations and warranties as to itself and, in the case of TXNM, its subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedule that each of TXNM and Parent delivered to the other party in connection with the merger agreement, or in certain reports filed with the SEC. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing, organizational documents and, in the case of TXNM, ownership of subsidiaries;
•	corporate or similar power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, and the enforceability of the merger agreement;
•
absence of conflicts with or breaches of its and, in the case of TXNM, its subsidiaries’, (i) governing documents, licenses, and certain contracts, and (ii) applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•
consents and approvals required in connection with the execution and delivery of the merger agreement or the completion of the merger and the other transactions contemplated by the merger agreement, including required filings with, and the consents and approvals of, governmental entities or third parties in connection with the transactions contemplated by the merger agreement;

•	compliance with laws and licenses;
•	absence of certain litigation, orders and injunctions; and
•	brokers’ fees in connection with the transactions contemplated by the merger agreement.
In the merger agreement, TXNM has also made additional representations and warranties regarding:
•	capital structure, including in particular the number of shares of common stock, preferred stock and equity-based awards issued and outstanding;
•	securities filings since January 1, 2023 including financial statements contained therein;
•	internal controls and absence of undisclosed liabilities;
•	the vote required by the TXNM shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger;
•	matters with respect to certain contracts;
•	conduct of business in the ordinary course since December 31, 2023;
•	absence of material adverse effect;
•	matters related to employee benefit plans;
•	labor and employment matters;
•	insurance matters;
•	real property matters;
•	tax matters;
•	intellectual property matters;
•	environmental matters;
•	receipt of an opinion from its financial advisor;
•	regulatory matters;

•	the inapplicability of certain state and federal antitakeover statutes;
•	matters related to energy price risk management;
•	compliance with anti-corruption and anti-money laundering laws; and
•	financing matters.
In the merger agreement, Parent and Merger Sub also have made additional representations and warranties regarding:
•	ownership and operations of Merger Sub;
•	absence of ownership of TXNM common stock or certain securities, contract rights or derivative positions by Parent’s affiliates;
•	sufficiency of funds necessary to consummate the merger and the other transactions contemplated by the merger agreement, including the payment of the merger consideration;
•	the receipt and enforceability of the equity commitment letter delivered by Blackstone Infrastructure;
•	the receipt and enforceability of the debt commitment letters delivered by lenders to Parent;
•
absence of any requirement that the holders of any capital stock of Parent or any of its affiliates vote or consent to approve the merger agreement or the transactions contemplated thereby, including the merger;

•	the solvency of Parent and Merger Sub as of the date of the merger agreement and after giving effect to the merger and the other transactions contemplated by the merger agreement;
•	the financing of the merger and the other transactions contemplated by the merger agreement by Parent and Merger Sub;
•	the delivery and enforceability of the guarantee by Blackstone Infrastructure in favor of TXNM with respect to certain obligations of Parent and Merger Sub under the merger agreement; and
•	Parent’s and Merger Sub’s status as United States persons.
Certain of the representations and warranties in the merger agreement are subject to exceptions or qualifications, including, in certain cases, knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain executives of the party making such representations and warranties did not have actual knowledge, and materiality or material adverse effect qualifications.
Material Adverse Effect
Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect, as applicable).
Under the merger agreement, a material adverse effect with respect to TXNM is generally defined as any event, development, change, circumstance, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, (i) would prevent or materially impair or materially delay the consummation of the merger or (ii) has a material adverse effect on or with respect to the business, properties, results of operations or condition of the TXNM Parties (financial or otherwise), taken as a whole. For purposes of clause (ii) of the prior sentence only, no events, developments, changes, circumstances, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following will be deemed, either alone or in combination, to constitute or contribute to a material adverse effect and no event, development, change, circumstance, effect or occurrence relating to, arising out of or in connection with or resulting from any of the following will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:
(i)
general changes or developments in the legislative or political condition, or in the economy or the financial, debt, capital, credit, commodities or securities markets, in each such case, in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, tariff policies, interest rates or inflation;

(ii)
any change affecting any industry in which the TXNM Parties operate, including electric and renewable power generating, transmission or distribution industries (including, in each case, any changes in operations thereof) or any change affecting retail markets for electric power, capacity or fuel or related products;

(iii)	any changes in the national, regional, state, provincial or local electric generation, transmission or distribution systems or increases or decreases in planned spending with respect thereto;
(iv)
the entry into the merger agreement or the public announcement of the merger or other transactions contemplated by the merger agreement, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, regulators, lenders, partners or employees of the TXNM Parties;

(v)	the identity of Parent or any of its affiliates as the acquiror of TXNM;
(vi)	any action taken or omitted to be taken by TXNM at the express written request of or with the express written consent of Parent;
(vii)
any actions required to be undertaken by TXNM in accordance with the regulatory covenants in the merger agreement related to obtaining any consent or making any filing required for the consummation of the merger and the other transactions contemplated by the merger agreement or, in connection therewith, any written proposal or commitment made by Parent or TXNM or their respective affiliates to any governmental entity in accordance with the regulatory covenants in the merger agreement or imposed by any governmental entity, in each case, in order to obtain the required regulatory approvals;

(viii)
changes after the date of execution of the merger agreement in any applicable laws or applicable binding accounting regulations or principles or interpretation or enforcement thereof by any governmental entity;

(ix)
any hurricane, tornado, fire, wildfire, earthquake, flood, tsunami other natural disaster or weather-related event, act of God, pandemic or epidemic, including the COVID-19 virus, outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, cyber attacks, ransomware attacks, terrorism, or national or international political or social conditions;

(x)	any change in the market price or trading volume of the shares of TXNM or the credit rating of the TXNM Parties;
(xi)
any failure by TXNM to meet any published analyst estimates or expectations of TXNM’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by TXNM to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

(xii)
any litigation or claim threatened or initiated by shareholders, ratepayers, customers or suppliers of the TXNM Parties (each in their capacity as such) against the TXNM Parties, or any of their respective officers or directors (in each case, in their capacity as such), in each case, arising out of the execution of the merger agreement or the transactions contemplated thereby; or

(xiii)	any increase in interest rates payable arising from the refinancing of the TNMP Bonds.
With respect to items (x) and (xi) above, the facts, events or circumstances giving rise to or contributing to such change or failure may be deemed to constitute, and may be taken into account in determining whether there has been a material adverse effect. In addition, the items in (i), (ii), (iii), (viii) and (ix) above may be deemed to constitute and may be taken into account in determining whether there has been a material adverse effect, to the extent that the TXNM Parties, taken as a whole, are disproportionately affected as compared with other participants in the industry in which TXNM operates in the United States (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect). Notwithstanding the foregoing, the effect of the failure to obtain the consent of TXNM’s existing lenders to the execution of the merger agreement prior to its execution and delivery (but not the effect of the failure to obtain consents from such existing lenders to the closing of the merger that may be required under the contracts with such existing lenders) may be considered, and taken into account, in determining whether a “material adverse effect” has occurred or may, would or could occur (without giving effect to, and disregarding, any of the exceptions set forth in each of the preceding items (i) through (xiii)).
Under the merger agreement, a material adverse effect with respect to Parent or Merger Sub is defined as any event, development, change, circumstances, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, would prevent or materially impair or materially delay the consummation of the merger by Parent or Merger Sub.
The representations and warranties contained in the merger agreement, or in any instrument delivered pursuant thereto and any rights arising out of any breach of such representations and warranties, will not survive the effective time of the merger.
Covenants Regarding Conduct of Business by TXNM Pending the Merger
Except as required pursuant to or permitted by the merger agreement, as set forth on a disclosure schedule to the merger agreement, as required by applicable law or a governmental entity, to address any exigent emergencies that present, or would be reasonably likely to present, an immediate and material threat to TXNM or the environment or the health and safety of natural persons if not addressed by TXNM taking immediate action and acting as a reasonable and prudent operator of electric utilities in New Mexico and Texas, or as consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with the terms of the merger agreement,
•	TXNM has agreed to, cause each of its subsidiaries to, and exercise any available rights to cause its and their respective joint ventures to:
○	conduct their respective businesses in the ordinary course of business consistent with past practice and in substantially the same manner as previously conducted;
○	preserve substantially intact, in all material respects, the business organization of the TXNM Parties;
○
use their commercially reasonable efforts to maintain their respective relationships with governmental entities, customers, suppliers, contractors, distributors, creditors, lessors and other third parties that have material business dealings with the TXNM Parties and keep available the services of its officers and key employees and consultants, in each case, as is reasonably necessary to preserve substantially intact their respective business organization; and

•
TXNM has agreed not to, and cause each of its subsidiaries not to, directly or indirectly, take any action (including any action with respect to a third-party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement or their respective ability to satisfy their obligations hereunder.

In addition, and subject to the exceptions set forth in the preceding paragraph, TXNM has agreed not to, cause each of its subsidiaries not to, and exercise any available rights to cause its joint ventures not to:
•	amend or otherwise change the articles of incorporation or bylaws or the equivalent organizational documents of any TXNM Party;
•
make any acquisition of, or make any investment in any interest in, any business or assets except for (i) purchases of equipment, inventory and other assets or pursuant to construction, operation and/or maintenance contracts, in each case in the ordinary course of business or pursuant to contracts existing on the date of the merger agreement or entered into thereafter consistent with the terms of the merger agreement or (ii) acquisitions or investments that do not exceed $20 million individually or $60 million in the aggregate;

•
issue or authorize the issuance, pledge, transfer, subject to any lien, sell, or dispose of or commit to any of the foregoing (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity securities (including stock appreciation rights, phantom stock or similar instruments) of any TXNM Party, except:

○
for the issuance of up to 1,104,641 shares of TXNM common stock pursuant to forward sales agreements previously entered into by TXNM with third-party forward purchasers under an “at-the-market” offering;

○	for issuance of up to 14,534,850 shares of TXNM common stock upon conversion of the Convertible Notes;
○
for issuance of shares of TXNM common stock with proceeds to TXNM of up to $400,000,000, including pursuant to an “at-the-market” offering, block sale or other offering to be conducted after the date of the merger agreement on the terms as set forth on the TXNM disclosure schedule (on June 27, 2025, TXNM sold 3,615,003 shares of TXNM common stock, for a purchase price of $55.325 per share (an aggregate amount of approximately $200 million), to five purchasers, pursuant to the Zimmer stock purchase agreement);

○	for shares of TXNM common stock issued pursuant to the Blackstone stock purchase agreement;
○	for the issuance of shares of TXNM common stock upon the settlement of restricted stock rights or performance shares outstanding as of May 16, 2025 in accordance with the terms thereof;
○	for any issuance, sale or disposition to TXNM or a wholly-owned subsidiary of TXNM by any subsidiary of TXNM;
○	for the grant of restricted stock rights and/or performance shares as permitted by the TXNM disclosure schedule; or
○	for pledges or liens relating to any indebtedness incurred in compliance with the terms of the merger agreement.
•
reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of equity securities, except (i) for the acquisition of shares of TXNM common stock tendered by directors or employees or in order to pay taxes in connection with the exercise, vesting or settlement of restricted stock rights or performance shares outstanding as of May 16, 2025 in accordance with the terms thereof or (ii) in connection with the purchase of TXNM common stock by TXNM in the market in connection with the settlement of shares under the restricted stock rights or performance shares;

•
other than certain permitted liens or liens relating to indebtedness otherwise permitted to be incurred pending the merger, create or incur any material lien on any material assets of TXNM or its subsidiaries (other than subsidiaries acquired following the date of the merger agreement);

•	make any loans or advances to any person (other than TXNM or any of its wholly-owned subsidiaries) other than in the ordinary course of business or not in excess of $10 million in the aggregate;
•
sell or otherwise dispose of any corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, abandon, allow to expire or lapse, or dispose of any assets, rights or properties which are material to TXNM, its subsidiaries and joint ventures, taken as a whole (other than sales, dispositions or licensing of equipment or inventory and other assets in the ordinary course of business consistent with past practice or pursuant to contracts existing on the date of the merger agreement or entered into thereafter consistent with the terms of the merger agreement as expressly permitted thereunder) as expressly permitted under the merger agreement;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities, or make any other actual, constructive or deemed dividend or distribution in respect of any of its equity securities (except (i) TXNM may continue the declaration and payment of planned regular quarterly cash dividends on TXNM common stock for each quarterly period ended after the date of the merger agreement, subject to a maximum per share amount of $0.4075 for any fiscal quarters in 2025 and a maximum per share amount of $0.4275 for any fiscal quarters in 2026, with usual record and payment dates in accordance with past dividend practice, (ii) for any cash dividend or cash distribution by a wholly-owned subsidiary of TXNM to TXNM or another wholly-owned subsidiary of TXNM) and (iii) a “stub period” dividend to holders of record of TXNM common stock as of immediately prior to the effective time of the merger equal to the product of (1) the number of days from the record date for payment of the last quarterly dividend paid by TXNM prior to the effective time of the merger, multiplied by (2) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the effective time of the merger by 91;
•
other than in the ordinary course of business, as required by law or any governmental entity or to implement the outcome of any regulatory proceeding, enter into, terminate or modify or amend in any material respect certain material contracts;

•
incur or assume indebtedness for borrowed money or issue any debt, provided that these restrictions on debt will not apply to (1) debt incurred in the ordinary course of business not to exceed $25 million in the aggregate, (2) debt pursuant to letters of credit in the ordinary course of business, and (3) any refinancing of short-term debt of TXNM or any of its subsidiaries existing as of the date of the merger agreement; provided, however, that if such refinancing is completed prior to maturity, it will be (x) on substantially similar terms or terms that are more favorable to TXNM or such subsidiaries in the aggregate, (y) for the same or lesser principal amount and (z) voluntarily prepayable by TXNM or such subsidiaries without premium or penalty; provided further, that any such indebtedness incurred will not have any default, event of default, mandatory prepayment, mandatory offer to pay or similar event that would be triggered by the consummation of the transactions contemplated under the merger agreement;

•	modify in any material respect in a manner adverse to TXNM or Parent the terms of any such indebtedness for borrowed money;
•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person (other than a wholly-owned subsidiary of TXNM);
•
make any loans, advances or capital contributions to or investments in any other person or entity (other than TXNM or any of its subsidiaries), except for business expense advancements in the ordinary course of business consistent with past practice to employees of TXNM or its subsidiaries;

•	mortgage or pledge any of its or its subsidiaries’ assets (tangible or intangible); or
•
enter into any commodity, currency, sale or other hedging agreements other than such hedging agreements (i) entered into in the ordinary course of business consistent with past practice or (ii) entered into in connection with the Permitted Permanent Bond Replacement Financing, in each case which can be terminated on 90 days or less notice and which do not contain any default, event of default, mandatory prepayment, mandatory offer to pay or similar event that would be triggered by the consummation of the transactions contemplated by the merger agreement other than cross defaults to the Existing Credit Facilities, the Backstop Facilities or any Permitted Replacement Backstop Facility;

•
except that with respect to the items described in the six preceding bullets, TXNM may take such action (i) with respect to any Permitted Permanent Bond Replacement Financing in compliance with the merger agreement, (ii) with respect to entering into, amending and borrowing under the Backstop Facilities or any debt facility required to prepay or refinance any Existing Credit Facility, in each case, in compliance with the merger agreement, (iii) for obtaining any Permitted Replacement Backstop Facility in compliance with the merger agreement, (iv) for borrowings in the ordinary course of business under TXNM’s and its subsidiaries’ Credit Facilities, (v) for extensions of the maturity dates of the Credit Facilities (other than the Backstop Facilities, which are provided for in clause (ii) above) in the ordinary course of business on customary market terms, (vi) for the issuance of an equal aggregate principal amount of TXNM’s 5.75% Junior Subordinated Notes due 2054 upon any conversion of the Convertible Notes in compliance with the terms thereof, or (vii) for intercompany loans between TXNM and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of TXNM;

•
except as required by applicable law or the terms of any TXNM Plan or collective bargaining agreement made available to Parent and in effect on the date of the merger agreement or as contemplated under the merger agreement, (i) make any increase or decrease in, or accelerate the funding, payment or vesting of, the compensation or benefits payable or to become payable to, or grant or announce any new bonus (including any retention, transaction or change in control bonus), equity or equity-based award, severance or termination pay (or rights thereto) to, any current or former TXNM Employees, (ii) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any TXNM Plan, or any new plan, agreement, program, policy or arrangement that would be a TXNM Plan if in effect on the date of the merger agreement, (iii) hire or promote any TXNM officer, or (iv) make or forgive any loan to any current or former TXNM Employees (other than reasonable and normal advances to TXNM Employees for bona fide expenses that are incurred in the ordinary course of business consistent with past practice);
•
make any material change in any accounting principles, policies, procedures or practices, except as may be required as a result of a change to conform to statutory or regulatory accounting rules, Regulation S-X promulgated under the Exchange Act, GAAP or, in each case, other regulatory requirements with respect thereto;

•
other than as and to the extent required by applicable law or GAAP, (i) make, revoke, rescind or change any material tax election, (ii) adopt or change an annual tax accounting period, (iii) adopt or change a material tax accounting method, (iv) surrender any material claim for a refund of taxes, (v) settle or compromise any material liability or refund for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes or otherwise enter into any closing agreement affecting any material tax liability or refund, or (vi) amend in a material respect any material tax return;

•
other than in the ordinary course of business or as required by applicable law, enter into any collective bargaining agreement with any labor organization representing any TXNM Employees or extend or amend in any material respect any existing collective bargaining agreement;

•
waive, release, discharge, settle, satisfy or compromise any proceeding, other than the waiver, release, assignment, discharge, settlement, satisfaction or compromises of a proceeding where the amount paid does not exceed $5 million individually or $15 million in the aggregate, except that (i) TXNM will continue to have the ability to enter into settlements or compromises in the ordinary course of business consistent with past practice other than in respect of any regulatory proceedings (including appeals) and (ii) any amount that is reflected or reserved against in TXNM’s audited consolidated financial statements included in certain reports filed by TXNM with the SEC in respect of such legal proceeding, or that is offset by insurance proceeds received (or reimbursed) in respect of such legal proceeding, will in each case not be counted towards the $5 million or $15 million limitations;

•
merge or consolidate with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restricting, recapitalization or other reorganization;

•
authorize or make any capital expenditures that are, in the aggregate, greater than 125% of the aggregate amount of capital expenditures scheduled to be made in TXNM’s capital expenditure budget as set forth in TXNM’s disclosure schedule for the relevant periods indicated therein, provided that notwithstanding the foregoing, TXNM and its subsidiaries will be permitted to make emergency capital expenditures, after first using commercially reasonable efforts to consult with Parent, in any amount (i) as required by a governmental entity or (ii) that TXNM determines is incurred in connection with the repair or replacement of facilities or equipment destroyed or damaged due to casualty or accident or natural disaster or other force majeure event necessary or advisable to maintain or restore safe, adequate and reliable electric transmission service or to prevent any threat to health and safety of individuals;

•	enter into any agreement with respect to the voting of its capital stock;
•
other than in the ordinary course of business consistent with past practice, enter into any contract for the lease or purchase of material real property or modify the material terms of any lease for any material real property;

•	fail to use its commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage;
•	agree, authorize or commit to do any of the actions described in the bullets above; or

•
enter into, amend, waive or modify any engagement letter or similar arrangement between any TXNM Party and any professional advisor thereof relating to the transactions contemplated by the merger agreement, in each case, where a TXNM Party would reasonably be expected to pay $1,000,000 or more to such advisor in connection therewith (together with any other engagement letters or similar arrangements entered into between any TXNM Party and such advisor), other than any customary engagement letters or similar arrangements entered into in respect of (i) the issuance of any indebtedness or debt or (ii) the issuance of TXNM common stock, in each case as permitted in the merger agreement.

In addition, TXNM has agreed to, and to cause its subsidiaries to, give any notices to third parties, and TXNM and Parent have agreed to each use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain certain third-party consents, and TXNM and Parent have agreed to coordinate and cooperate in identifying further required actions, consents, approvals or waivers under material contracts to which TXNM or a subsidiary or joint venture thereof is a party. In seeking any such actions, consents, approvals or waivers, TXNM will not be required to pay any consent or similar fee to obtain such consents other than de minimis amounts or amounts that are advanced or reimbursed by Parent.
Covenants Regarding Regulatory Proceedings
Prior to the effective time of the merger or the earlier termination of the merger agreement, TXNM and any subsidiary thereof may (i) initiate or settle, in the ordinary course of business, any regulatory proceeding that is not material in nature and not related to the transactions contemplated by the merger agreement, or (ii) enter into any settlement or stipulation in respect of any regulatory proceeding, in any case, (1) in the ordinary course and not related to the transactions contemplated by the merger agreement; provided, that such regulatory proceeding is not material in nature, (2) as set forth on the TXNM disclosure schedule or (3) otherwise with prior consultation with Parent; provided, however, that with respect to any regulatory proceeding for which Parent’s consultation is required, no later than five business days prior to TXNM’s initiation and settlement of any such regulatory proceeding, TXNM will (i) deliver to Parent any documents or filings in connection therewith, (ii) make reasonably available one or more authorized persons of TXNM, which may be an officer or designated representative of TXNM, to discuss any such documents or filings with one or more authorized persons of Parent, (iii) consider in good faith any comments made by Parent or any one or more authorized persons thereof with respect to such documents or filings, and (iv) to the extent TXNM reasonably agrees to any such comments, incorporate the same into such documents or filings; provided, further, that any regulatory proceeding that constitutes ordinary course compliance reporting will not require notice to, or consultation with, Parent. In the event that TXNM or any subsidiary thereof would be prohibited from taking any action by reason of this covenant without prior consultation with Parent, such action may nevertheless be taken without such consultation if TXNM requests Parent’s consultation (provided that such request is made via email and delivered to each of Parent’s designated representatives) and Parent fails to respond in writing (including response made via email) to such request within 10 business days after the date such request is delivered. The prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) will be required to initiate or enter into any settlement or stipulation with respect to any regulatory proceeding related to any rate case of TXNM or any of its subsidiaries.
No Control of TXNM’s Business
The merger agreement provides that nothing contained in the merger agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct TXNM’s or its subsidiaries’ operations prior to the effective time of the merger. Prior to the effective time of the merger, TXNM will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ operations.
No Solicitation by TXNM
TXNM has agreed not to, and to cause its subsidiaries and their respective directors, officers and employees not to, and to use its reasonable best efforts to cause their respective representatives not to:
•
initiate, solicit, knowingly encourage or knowingly facilitate any inquiries with respect to or that could reasonably be expected to lead to, or the making, submission or announcement of, any acquisition proposal;

•
participate or engage in any negotiations or discussions concerning, or furnish or provide access to its properties, books and records or any confidential information or data to, any person relating to an acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal; or
•	execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement for any acquisition proposal.
TXNM has agreed to immediately cease and terminate and cause its subsidiaries and their respective directors, officers and employees to, and use its reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person (other than Parent and its affiliates) in connection with an acquisition proposal that exists as of the date of the merger agreement.
TXNM is required to promptly (and in any event within 24 hours) notify Parent if TXNM receives an acquisition proposal or any request for non-public information relating to TXNM or any of its subsidiaries in connection with or relating to an acquisition proposal. If the proposal or request is in writing, TXNM’s notice to Parent is required to include a copy of the proposal and any related draft agreements or other documentation or materials delivered with the proposal. If the proposal or request is oral, TXNM’s notice to Parent is required to include a reasonably detailed summary, including all material terms, of the proposal or request. Any such notice to Parent must include the identity of the person making or submitting the acquisition proposal or request for non-public information. TXNM is required to keep Parent informed of the current status and material terms of any such acquisition proposal including any material changes to it and to deliver promptly (and in any event within 24 hours) a summary of any such material changes.
The merger agreement does not prohibit TXNM or the Board of Directors from disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders).
Prior to obtaining TXNM shareholder approval of the merger agreement, subject to all other terms of the merger agreement, TXNM and the Board of Directors may:
•
grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential acquisition proposal to be made to TXNM or the Board of Directors or to allow for the engagement in discussions regarding an acquisition proposal or a proposal that would reasonably be expected to lead to an acquisition proposal so long as, in each case, such acquisition proposal or proposal that would reasonably be expected to lead to an acquisition proposal was not obtained or made as a result of a violation of the terms of the merger agreement, if the Board of Directors in good faith, after consultation with its financial advisors and outside legal counsel, has determined that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties under applicable law and so long as TXNM notifies Parent thereof (including the identity of such counterparty) at least 24 hours prior to granting any such waiver, amendment or release and, if requested by Parent, grants Parent a waiver, amendment or release of any similar provision under the confidentiality agreement between Parent and TXNM;

•
so long as TXNM has provided the required notice of the acquisition proposal to Parent and such acquisition proposal was not initiated, solicited, obtained or encouraged in breach of TXNM’s non-solicitation obligations under the merger agreement, provide access to TXNM’s properties, books and records and provide information or data in response to a request therefor by a person or group who has made a bona fide written acquisition proposal after the date of the merger agreement if the Board of Directors (i) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal could reasonably be expected to constitute, result in or lead to a superior proposal, (ii) after consultation with its outside legal counsel, has determined in good faith that failing to do so could be reasonably expected to result in a breach of its fiduciary duties under applicable law and (iii) has received from such person an executed confidentiality agreement on terms no less favorable in the aggregate to TXNM and no less restrictive in the aggregate to such person to those contained in the confidentiality agreement between TXNM and Parent (except for such changes specifically and expressly permitted pursuant to the merger agreement); and
•
so long as TXNM has provided the required notice of the acquisition proposal to Parent and such acquisition proposal was not initiated, solicited, obtained or encouraged in breach of TXNM’s non-solicitation obligations under the merger agreement, participate and engage in any negotiations or discussions with any person or group and their respective representatives who has made a bona fide written acquisition proposal after the date of the merger agreement if the Board of Directors (i) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal could reasonably be expected to constitute, result in or lead to a superior proposal and (ii) after consultation with its outside legal counsel, that failing to do so could be reasonably expected to result in a breach of its fiduciary duties under applicable law.

“Acquisition proposal” means any bona fide proposal, inquiry, indication of interest or offer from any person or group of persons (other than Parent, Merger Sub or their respective affiliates) relating to any transaction or series of transactions, involving (i) any direct or indirect acquisition or purchase of (1) a business or assets that constitute 20% or more of the revenues, net income or assets of TXNM and its subsidiaries, on a consolidated basis, or (2) 20% or more of any class of equity or voting securities of TXNM (or any subsidiary or subsidiaries of TXNM whose business constitutes (together) 20% or more of the revenues, net income or assets of TXNM and its subsidiaries, on a consolidated basis), (ii) any tender offer, exchange offer or similar transaction that if consummated would result in any person or group of persons beneficially owning 20% or more of any class of the equity or voting securities of TXNM (or any subsidiary or subsidiaries of TXNM whose business constitutes (together) 20% or more of the revenues, net income or assets of TXNM and its subsidiaries, on a consolidated basis), (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving TXNM (or any subsidiary or subsidiaries of TXNM whose business constitutes (together) 20% or more of the revenues, net income or assets of TXNM and its subsidiaries, on a consolidated basis) or (iv) any combination of the foregoing.
“Superior proposal” means a written acquisition proposal (with all references to “20% or more” included in the definition of acquisition proposal changed to “more than 50%”) that was not obtained, solicited or received in, or otherwise resulted from, violation of the non-solicitation provisions of the merger agreement, in each case, that the Board of Directors in good faith determines, after consultation with its outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable to the shareholders of TXNM from a financial point of view than the transactions contemplated by the merger agreement after taking into account all such factors and matters considered appropriate in good faith by the Board of Directors (including, to the extent considered appropriate by the Board of Directors, (i) financial provisions and the payment of the TXNM termination fee, (ii) the identity of the person or persons making such acquisition proposal, (iii) legal and regulatory conditions and other undertakings relating to TXNM’s and its subsidiaries’ regulators, lenders or partners, (iv) probable timing, (v) conditionality and likelihood of consummation and (vi) with respect to which the cash consideration and other amounts (including costs associated with the acquisition proposal) payable at closing are subject to fully committed financing from recognized financial institutions), and after taking into account any changes to the terms of the merger agreement committed to in writing by Parent in response to such superior proposal.
Recommendation of the Board of Directors
Subject to the provisions described below, neither the Board of Directors nor any committee thereof may:
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withhold, withdraw, qualify or modify, or resolve to or propose to withhold, withdraw, qualify or modify, its recommendation that the TXNM shareholders vote in favor of approving the merger and the merger agreement in a manner adverse to Parent;

•	make any public statement inconsistent with such recommendation;
•	approve, adopt or recommend any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal;

•
fail to reaffirm or re-publish such recommendation within ten business days of being requested by Parent to do so, provided that Parent will not be entitled to request such a reaffirmation or re-publishing more than one time with respect to any single acquisition proposal other than in connection with an amendment to any financial terms of such acquisition proposal or any other material amendment to such acquisition proposal;

•	fail to include such recommendation in this proxy statement;
•
fail to announce publicly, within five business days after a tender offer or exchange offer relating to any TXNM securities has been commenced that would constitute an acquisition proposal, that the Board of Directors recommends rejection of such tender or exchange offer;

•	resolve, publicly propose or agree to do any of the foregoing;
•
authorize, cause or permit TXNM or any of its subsidiaries to enter into a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than an acceptable confidentiality agreement) or recommend any tender offer providing for, with respect to, or in connection with any acquisition proposal or requiring TXNM to abandon, terminate, delay or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•
take any action pursuant to which any person (other than Parent, Merger Sub or their respective affiliates) or acquisition proposal would become exempt from or not otherwise subject to any take-over statute or articles of incorporation provision relating to an acquisition proposal.

However, at any time prior to obtaining TXNM shareholder approval of the merger agreement, subject to compliance with the terms of the next paragraph, (i) the Board of Directors may change its recommendation in response to the occurrence of a specified intervening event or (ii) if the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an acquisition proposal from a third party that did not otherwise result from a breach of TXNM’s non-solicitation obligations under the merger agreement, that such acquisition proposal constitutes a superior proposal, and such acquisition proposal is not withdrawn, TXNM or the Board of Directors may (1) change its recommendation and/or (2) terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, in each case, if (I) after consultation with its financial advisor and outside legal counsel, the Board of Directors determines that the failure to change its recommendation or to terminate the merger agreement would be reasonably expected to result in a breach of its fiduciary duties under applicable laws and (II) the merger agreement is terminated, as a result of a superior proposal, TXNM pays Parent the required TXNM termination fee.
TXNM or the Board of Directors, as applicable, may not change its recommendation or terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal unless (i) TXNM delivers written notice to Parent at least five business days’ in advance advising Parent that the Board of Directors proposes to take such action and containing (1) the material details of such intervening event or the material terms and conditions of the superior proposal that is the basis of the proposed action by the Board of Directors and (2) a copy of the most current draft of any written communication (including any agreement) relating to the superior proposal and (ii) during such five business day period, if Parent has delivered to TXNM a written, binding, irrevocable offer, capable of being accepted by TXNM, to alter the terms of the merger agreement, the Board of Directors thereafter reaffirms in good faith (after consultation with its outside counsel and financial advisor) that the acquisition proposal continues to constitute a superior proposal. If requested by Parent, TXNM will, and will cause its representatives to, during the five business day period, engage in good faith negotiations with Parent and its representatives (including by making TXNM’s officers and representatives reasonably available to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that (x) in the case of an acquisition proposal, such acquisition proposal would cease to constitute a superior proposal (it being understood and agreed that if Parent has committed to any changes to the terms of the merger agreement, each time thereafter that there has been any subsequent amendment to any material term of such superior proposal, the Board of Directors will provide a new written notice to Parent and an additional two-business day period from the date of such notice and the obligations of TXNM during such period will continue in effect during such additional period) or (y) in the case of an intervening event, the failure of the Board of Directors to change its recommendation could not be reasonably expected to result in a breach of its fiduciary duties under applicable laws.

As further discussed below under “—Termination of the Merger Agreement,” if the Board of Directors changes its recommendation to the TXNM shareholders for approval of the merger agreement and terminates the merger agreement or if it terminates the merger agreement to enter into a superior proposal, TXNM will be required to pay a termination fee of $210 million.
An “intervening event” means any event, development, change, effect or occurrence that affects or would reasonably be expected to affect (i) the business, financial condition or continuing results of operation of TXNM and its subsidiaries, taken as a whole or (ii) the TXNM shareholders (including the benefits of the merger to the TXNM shareholders) in either case that (1) is material, (2) was not known to the Board of Directors as of the date of the merger agreement, (3) becomes known to the Board of Directors prior to obtaining the approval of the TXNM shareholders, and (4) does not relate to or involve any acquisition proposal. However, an “intervening event” will not include (i) any event, development, change, effect or occurrence (1) solely related to Parent or Merger Sub or any of their affiliates unless such event, development, change, effect or occurrence has had or would reasonably be expected to have a material adverse effect on Parent, or (2) any action taken by any party to the merger agreement pursuant to and in compliance with the affirmative covenants set forth in merger agreement with respect to regulatory approvals, or the consequences of any such action, and (ii) the receipt, existence or terms of an acquisition proposal, or the consequences thereof.
Efforts to Obtain TXNM Shareholder Approval
The merger agreement requires that, promptly after the SEC confirms that it has no further comments on or will not review this proxy statement, TXNM take all reasonable action necessary to duly call, give notice of, convene and hold a shareholders’ meeting, for the purpose of obtaining TXNM shareholder approval of the merger agreement. Unless the Board of Directors has modified its recommendation regarding the merger as permitted under the merger agreement, as further discussed in “—Recommendation of the Board of Directors” immediately above, TXNM will include in this proxy statement its recommendation that its shareholders approve and adopt the merger agreement and, subject to the consent of Wells Fargo, TXNM’s financial advisor, the written opinion of Wells Fargo, dated as of the date of the merger agreement, that, as of such date, the merger consideration is fair, from a financial point of view, to the holders of shares of TXNM common stock, and TXNM will use its reasonable best efforts to obtain TXNM shareholder approval of the merger agreement. TXNM is not required to hold the special meeting if the merger agreement is terminated.
Employee Benefits and Service Credit
For a period of at least 24 months following the effective time of the merger, each employee of TXNM or its subsidiaries who continues to be employed by TXNM or the surviving corporation or any applicable subsidiary thereof, which we refer to as a continuing employee, will receive:
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an annual base salary or hourly wage, as applicable, that is no less favorable than the annual base salary or hourly wage, as applicable, that was provided to such continuing employee immediately prior to the effective time of the merger,

•
an annual cash bonus opportunity (at target and with the comparable opportunity for payouts above target, it being understood that actual payouts will be determined based on actual performance for the applicable performance period in accordance with the terms of the applicable incentive plan or arrangement), and annual long-term incentive opportunity (at target and with the comparable opportunity for payouts above target, it being understood that actual payouts will be determined based on actual performance for the applicable performance period in accordance with the terms of the applicable incentive plan or arrangement and that the annual long-term incentive opportunities provided by Parent to each continuing employee will take into account the value of and relative opportunity with respect to previous annual equity or equity-based grants and need not be provided in the form of equity or equity-based grants), that are no less favorable in the aggregate than the target annual cash bonus opportunity and long-term incentive opportunity provided to such continuing employee immediately prior to the effective time of the merger,

•	employee retirement benefits (including defined contribution retirement, pension and nonqualified deferred compensation) (including matching and other employer contributions), that are no less favorable in the aggregate than the employee retirement benefits (including defined contribution retirement, pension and nonqualified deferred compensation) (including matching and other employer contributions) that were provided to such continuing employee immediately prior to the effective time of the merger, and
•
welfare and other employee benefits (other than severance (which is addressed below), equity or equity-based and long-term incentives (which are addressed in the second bullet above), nonqualified deferred compensation (which is addressed in the third bullet above), post-retirement welfare benefits (which are addressed below), and retention (including a TXNM retention program), transaction, change in control, or any other one-time or special payments or benefits) that are substantially comparable in the aggregate to the welfare and other employee benefits that were provided to such continuing employee immediately prior to the effective time of the merger.

The benefits listed above will not apply to continuing employees who are covered by a collective bargaining agreement to the extent inconsistent with the collective bargaining or otherwise required to be subject to bargaining.
For a period of at least 24 months following the effective time of the merger, Parent will, and will cause the surviving corporation to, provide each continuing employee who experiences a termination of employment with the surviving corporation severance benefits that are no less favorable than the severance benefits that would have been provided under the TXNM Plans as of immediately prior to the effective time of the merger (with credit for service earned after the effective time of the merger); provided, however, that such requirements will not apply to continuing employees who are covered by a collective bargaining agreement to the extent inconsistent with the collective bargaining agreement or otherwise required to be subject to bargaining.
Parent will, and will cause the surviving corporation to maintain post-retirement welfare arrangements that are no less favorable than those post-retirement welfare arrangements in place for TXNM’s current or former employees as of the effective time of the merger as set forth on the TXNM disclosure schedule until the later of (i) 24 months following the effective time of the merger or (ii) with respect to any particular trust set forth on the applicable section of the TXNM disclosure schedule, the date the assets in such trust established by TXNM meeting the requirements of Section 501(c)(9) of the Code, as amended, have been exhausted.
Subject to applicable law and any obligations under any collective bargaining agreement, Parent will, or will cause the surviving corporation to, honor, in accordance with their terms, all of the TXNM Plans set forth on the applicable TXNM disclosure schedule, including any funding arrangements thereunder in effect as of the date of the merger agreement. For a period of at least 24 months following the effective time of the merger, Parent and its affiliates (including the surviving corporation) are prohibited from terminating certain TXNM Plans set forth on the TXNM disclosure schedule to provide for payment of any obligations owed thereunder as of and after the effective time of the merger other than as scheduled as of the effective time of the merger under the terms of the applicable agreement, plan or arrangement. Additionally, Parent will, or will cause the surviving corporation to, fund (and continue to fund) any relevant rabbi trust to the extent such funding was required as of the effective time of the merger pursuant to the terms of the related TXNM Plans.
The merger agreement permits TXNM to establish a retention program in an aggregate amount not to exceed $5 million to promote retention and to incentivize efforts to complete the merger.
The merger agreement provides that Parent and the surviving corporation, as applicable, will pay or cause the applicable subsidiary to pay to each eligible current or former employee of TXNM or any of its subsidiaries (i) any accrued but unpaid annual bonus (or other cash incentive award) relating to any completed year (or completed performance period) ending prior to the year (or performance period) in which the effective time of the merger occurs that has been accrued on the audited consolidated financial statements of TXNM and its subsidiaries as of the effective time of the merger, in the ordinary course and consistent with past practice, including without limitation any applicable service-based vesting, acceleration and payment timing provisions and (ii) an annual bonus (and other cash incentive award) relating to the year (or other applicable performance period) in which the effective time of the merger occurs based on the higher, determined as of the end of the year (or other applicable performance period), of (1) TXNM’s achievement of the applicable performance targets, based on the actual level of performance achieved, determined on a goal-by-goal basis, as of the end of the applicable year or other performance period, as determined by Parent in good faith and consistent with TXNM’s historical practices and in accordance with the terms and conditions of the applicable TXNM Plan, and (2) the target-level achievement, payable in the ordinary course, consistent with past practice and in accordance with the terms and conditions of the applicable TXNM Plan, including without limitation any applicable service-based vesting, acceleration and payment timing provisions.
At the effective time of the merger, participants in TXNM’s cash or deferred savings plan or any other TXNM deferred compensation plan who are invested in shares of TXNM common stock through those plans will be treated in the same manner as other TXNM shareholders. Immediately prior to the effective time of the merger, each notional unit granted under TXNM’s Executive Savings Plan II, or the ESP II, will be liquidated based on the merger consideration and notionally reinvested in one or more other investment funds as determined by TXNM prior to the effective time of the merger. After the effective time of the merger, participants in those plans may not direct any further investments or deemed investments into TXNM common stock through those plans.
The terms and conditions of employment for any employees covered by a collective bargaining agreement will be governed by the applicable collective bargaining agreement until the expiration, modification or termination of such collective bargaining agreement in accordance with its terms or applicable law. Parent has agreed to cause the surviving corporation or its subsidiaries to honor the terms of each collective bargaining agreement to which TXNM or any of its subsidiaries is a party until such agreement otherwise expires pursuant to its terms or is modified by the parties thereto.
The merger agreement provides that Ms. Collawn will terminate employment as Executive Chairman upon completion of the merger and her termination will be considered a covered termination as described above.
TXNM Indebtedness
The merger agreement required TXNM to, and to cause each of its subsidiaries to, execute and deliver to certain of its lenders one or more notices regarding the execution of the merger agreement and the planned merger. The notices with respect to one or more of the lenders included a request for a consent or waiver, in form and substance reasonably acceptable to Parent, to (i) in the case of the initial notice to be provided to a lender immediately following the date of the merger agreement, the execution of the merger agreement, and (ii) certain modifications of (or waivers under or other changes to) any agreement or documentation relating to TXNM’s or its subsidiaries’, as applicable, relationship with such lenders. On May 18, 2025, TXNM entered into a consent and waiver to its $30.3 million standby letter of credit agreement, on May 23, 2025, TXNM entered into an amendment to its $300.0 million revolving credit agreement and an amendment to its $500.0 million term loan agreement and on May 23, 2025, TNMP entered into an amendment to its $200.0 million revolving credit agreement providing for these required consents and waivers.
Immediately prior to or concurrently with the effective time of the merger, Parent and Merger Sub will pay off certain indebtedness of TXNM as identified in the TXNM disclosure schedule.
On May 19, 2025, in accordance with the merger agreement and the TNMP Mortgage Indenture, TXNM commenced an Offer to Purchase the TNMP Bonds with a repayment date of June 24, 2025. Prior to this repayment date, TNMP borrowed under the TNMP Backstop Facility all amounts necessary to complete such purchase and used the proceeds of such borrowing to purchase $1.08 billion TNMP Bonds on the repayment date. Not prior to completion of the Offers to Purchase (and, if prior to completion of the Permitted Permanent Bond Replacement Financing, so long as not disruptive to the completion of such Permitted Permanent Bond Replacement Financing, as determined in the reasonable judgment of TXNM (after consultation with Parent) and its underwriters, initial purchasers or placement agents, as applicable), at the request of Parent, TXNM will conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to the TNMP Mortgage Indenture as set forth on the TXNM disclosure schedule. Any such Offers to Purchase will be funded using consideration provided by TXNM, and TXNM will be responsible for all other liabilities, fees and expenses incurred in connection with the Offers to Purchase. Except as provided in the TXNM disclosure schedule, TXNM will be responsible for all liabilities, fees and expenses incurred in connection with the consent solicitations. Any consent solicitations will be made on customary terms and conditions as are reasonably proposed by Parent, are reasonably acceptable to TXNM and are permitted or required by the terms of the TNMP Mortgage Indenture and applicable laws, including applicable rules and regulations of the SEC. Subject to the receipt of the requisite consents, in connection with any or all of the consent solicitations, TXNM will execute supplemental indentures to the TNMP Mortgage Indenture in accordance with the terms thereof amending the terms and provisions of such indenture in a form as reasonably requested by Parent and reasonably acceptable to TXNM; provided that TXNM may require any such amendment to become effective only upon consummation of the transactions contemplated by the merger agreement. In connection with the consent solicitations, except as set forth on the TXNM disclosure schedule, at TXNM’s sole cost and expense, TXNM will, and will cause its subsidiaries to, and will use reasonable best efforts to cause its and their respective controlled affiliates and representatives to, on a timely basis, (i) cause TXNM’s representatives to furnish any customary certificates or legal opinions, (ii) provide reasonable cooperation to the solicitation agents or similar agents in any consent solicitations in connection with their related diligence activities, including providing access to documentation reasonably requested by such persons, and (iii) provide reasonable assistance in the preparation of customary documentation, which may incorporate, by reference, periodic and current reports filed by TXNM with the SEC. The solicitation agent, information agent, or other agent retained in connection with any consent solicitations will be selected by TXNM and be reasonably acceptable to Parent and the fees and expenses of such agents will be paid directly by TXNM.
TXNM will, and will cause TNMP to, use their respective reasonable best efforts to maintain in effect the Backstop Facilities and comply with all of their respective obligations thereunder as required. TXNM will, and will cause TNMP to, satisfy on a timely basis all of the conditions to borrowings under the applicable Backstop Facility when and if any borrowing thereunder would be required hereunder. TXNM will give Parent prompt notice if TXNM receives notice of any breach or default (or alleged or purported breach or default) by any party to the Backstop Facilities of which TXNM has become aware or any termination or repudiation (or alleged or purported termination or repudiation) of any Backstop Facility.
TXNM will not, and will cause TNMP not to, without Parent’s prior written consent, permit any amendment, supplement, modification, assignment, termination, replacement or waiver to be made to, or consent to any waiver of, any provision of or remedy under the applicable Backstop Facility if such amendment, supplement, modification, termination, assignment, replacement or waiver would or would reasonably be expected to (i) except as expressly contemplated under the terms thereof, reduce the commitment amounts thereunder, (ii) impose new or additional conditions to the Backstop Facilities or otherwise expand, amend or modify any of the existing conditions to the applicable Backstop Facilities, (iii) materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party to the applicable Backstop Facilities (iv) otherwise expand, amend, modify or waive any provision of the applicable Backstop Facilities in a manner that in any such case would or would reasonably be expected to prevent, materially delay or make materially less likely any funding under the Backstop Facilities when such funding is required hereunder or (v) include any provision that would require TXNM or TNMP to pay any fee or premium conditioned upon the consummation of the transactions contemplated hereunder or include any modification that is adverse to TXNM or Parent in any material respect.
If (i) all or a portion of a Backstop Facility becomes unavailable prior to its termination in full in accordance with the terms thereof or (ii) there are any borrowings under any Backstop Facility, then in each such case, TXNM will, and will cause TNMP to, as applicable, use their respective commercially reasonable efforts to incur one or more Permitted Replacement Backstop Facilities to replace or refinance such Backstop Facility in full (or to the extent there is any borrowing thereunder, in the amount of such borrowing), other than the portion of such Backstop Facility drawn to refinance a term loan facility (which will be repaid prior to the maturity thereof in accordance with the terms of the merger agreement), (x) with respect to clause (i) above, promptly, and (y) with respect to clause (ii) above, at least 45 days before the scheduled maturity of such Backstop Facility. TXNM will keep Parent reasonably informed of its progress to obtain such Permitted Replacement Backstop Facilities. Upon obtaining any Permitted Replacement Backstop Facility pursuant to the terms of the merger agreement, the terms set forth in the merger agreement applicable to any Backstop Facility will apply equally to such Permitted Replacement Backstop Facility received in lieu thereof and each reference to a Backstop Facility will be deemed to include a reference to such Permitted Replacement Backstop Facility.
With respect to the TNMP Bonds:
•
If TNMP seeks to incur Permitted Permanent Bond Replacement Financing without any borrowing under the TNMP Backstop Facility, then TNMP will (i) promptly notify Parent in writing of such election and provide Parent with reasonable details of such transaction prior to the consummation thereof and (ii) furnish to Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to such financing promptly upon execution thereof.

•
If all or any portion of the TNMP Backstop Facility is drawn pursuant to the terms thereof in connection with payments for offers to purchase, TXNM will cause TNMP to use commercially reasonable efforts to incur Permitted Permanent Bond Replacement Financing and use the proceeds thereof to repay the TNMP Backstop Facility. TXNM will, and will cause TNMP to, keep Parent reasonably informed about such transaction, including by furnishing to Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to such financing promptly upon execution thereof.

If TXNM or any subsidiary of TXNM seeks to incur any indebtedness pursuant to the items listed on the applicable section of the TXNM disclosure schedule, TXNM will promptly notify Parent of its decision and provide Parent with reasonable details of such transaction prior to the consummation thereof and upon execution thereof, promptly furnish to Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to such indebtedness.
Prior to the effective time of the merger, TXNM will promptly provide Parent with notice of (i) its receipt of any Notice of Conversion (as defined in the Convertible Notes Indenture), (ii) the principal amount of Convertible Notes to be converted pursuant to such Notice of Conversion and amount of TXNM’s Conversion Obligation (as defined in the Convertible Notes Indenture), including the number of shares of TXNM common stock and principal amount of junior subordinated non-convertible notes to be issued in connection with such conversion and the amount of cash to be paid in lieu of any fractional shares of TXNM common stock, (iii) the Conversion Rate (as defined in the Convertible Notes Indenture) applicable to such conversion, and (iv) the proposed Conversion Date for such conversion (as defined in the Convertible Notes Indenture). As reasonably requested by Parent, TXNM will provide Parent with the position listing of the Convertible Notes, and Parent will be permitted to engage or participate in, or otherwise facilitate through its representatives, discussions with holders of Convertible Notes. TXNM will not make any change to the terms of the Convertible Notes Indenture or otherwise take any action (other than the payment of any dividend permitted under the merger agreement) that would result in a change to the Conversion Rate (as defined in the Convertible Notes Indenture) without the prior written consent of Parent.
Financing and Debt Financing Cooperation
The merger is not contingent upon Parent or Merger Sub obtaining equity financing or debt financing.
The merger agreement prohibits Parent from permitting any amendment to, or any waiver of any provision or remedy pursuant to, the equity commitment letter delivered by Blackstone Infrastructure to Parent.
Each of Parent and Merger Sub will use its reasonable best efforts to maintain in effect the equity commitment letter, comply with all of their respective obligations thereunder and, subject to the satisfaction of all of the closing conditions, consummate the transactions contemplated by the equity commitment letter.
Each of Parent and Merger Sub will use its reasonable best efforts to maintain in effect the debt commitment letters and comply with all of their respective obligations thereunder to the extent required as a condition to the Debt Financing. Solely to the extent any amount remains outstanding under the TNMP Backstop Facility or under any Permitted Replacement Backstop Facility in respect the TNMP Backstop Facility after TXNM has complied with its obligations under the merger agreement as described under “TXNM Indebtedness” above, each of Parent and Merger Sub will use its reasonable best efforts to consummate the portion of the Debt Financing contemplated to refinance the TNMP Backstop Facility on the terms and conditions thereof (as the same may be amended or otherwise modified in accordance with the terms of the merger agreement and including any “market flex” provisions thereof) on or prior to the effective time of the merger, including:
•
negotiating, entering into and delivering definitive agreements with respect to such portion of the Debt Financing reflecting the terms contained in the applicable debt commitment letters (including any “market flex” provisions thereof) (or with other terms agreed by Parent and the lenders providing the Debt Financing, subject to the restrictions on amendments and other modifications of the debt commitment letters set forth below), so that such agreements are in effect no later than the effective time of the merger, and

•	satisfying on a timely basis all the conditions to the Debt Financing and the definitive agreements related thereto that are applicable to Parent and Merger Sub.

Parent and Merger Sub will keep TXNM reasonably informed of the status of their efforts to obtain the Debt Financing and, if applicable, to satisfy the conditions thereof, including:
•	to the extent applicable, advising and updating TXNM with respect to status, proposed closing date and material terms of the definitive documentation related to the Debt Financing,
•	to the extent applicable, providing copies of substantially final drafts of the credit agreement and other primary definitive documents,
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notifying TXNM if for any reason at any time Parent believes that it may not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the debt commitment letters, and

•
giving TXNM prompt notice if Parent receives notice of any breach or default (or alleged or purported breach or default) by any party to the debt commitment letters of which Parent has become aware or any termination or repudiation (or alleged or purported termination or repudiation) of the debt commitment letters.

Neither Parent nor Merger Sub will, without TXNM’s prior written consent permit any amendment, supplement, modification, assignment, termination, replacement or waiver to be made to, or consent to any waiver of, any provision of or remedy under any of the debt commitment letters or, if applicable, definitive agreements with respect to the Debt Financing if such amendment, supplement, modification, termination, assignment, replacement or waiver would or would reasonably be expected to:
•
except as expressly contemplated under the debt commitment letters, reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) below an amount (when taken together with other sources of funds immediately available to Parent (including additional equity commitments that will be funded in lieu thereof)), which aggregate amount we call the “required amount” in this proxy statement, to enable Parent and Merger Sub to:

○	pay upon the closing of the merger, all of their respective obligations under the merger agreement, including in respect of:
•	the payment of the aggregate merger consideration and all other amounts payable by Parent and Merger Sub in connection with the effectiveness of the merger;
•	the repayment, prepayment or discharge of certain debt obligations of TXNM and its subsidiaries identified in a TXNM disclosure schedule; and
•	the payment of all related fees and expenses expected to be incurred upon the closing of the merger; and
○	after the closing, have sufficient funds, together with TXNM, to repay, prepay or discharge the debt obligations of TXNM and its subsidiaries identified in a TXNM disclosure schedule,
•	impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify any of the existing conditions to the Debt Financing,
•
materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party to any of the debt commitment letters or, if applicable, the definitive agreements related to the Debt Financing, or

•
otherwise expand, amend, modify or waive any provision of any of the debt commitment letters or, if applicable, the definitive agreements related to the Debt Financing in a manner that would, or would reasonably be expected to, prevent, materially delay or make materially less likely:

○
the funding of the Debt Financing in an amount no less than the “required amount” (or satisfaction of the conditions to the Debt Financing) at the time the Debt Financing is contemplated to be funded or

○	the timely consummation of the merger and the other transactions contemplated by the merger agreement.

Parent and Merger Sub will promptly deliver to TXNM copies of any termination, amendment, supplement, modification, waiver or replacement of any debt commitment letter or, if applicable, any definitive agreement related to the Debt Financing and each other agreement entered into in connection therewith other than any amendment entered into to add additional commitment parties thereto.
In the event any of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the debt commitment letters for any reason other than pursuant to its express terms, then Parent will promptly notify TXNM in writing and Parent and Merger Sub will use their reasonable best efforts to obtain alternative debt financing commitments from alternative debt financing sources in an amount sufficient to replace the amount of the Debt Financing that is unavailable as promptly as practicable following the occurrence of such event, and promptly after execution of any alternative debt financing commitments, Parent will deliver copies of the new commitment letter(s) and all related fee letter(s) to TXNM, which would not:
•
include any terms and conditions that are materially less beneficial to Parent and Merger Sub taken as a whole than those that are set forth in the debt commitment letters as of the date of the merger agreement (including any “flex” provisions) (provided that such reasonable best efforts shall not include requiring Parent and Merger Sub to pay any additional fees or to increase any interest rates applicable to the Debt Financing in excess of the amount set forth in the debt commitment letters (including any “flex” provisions) on the date hereof),

•	include any conditions to funding the Debt Financing that are not contained in the debt commitment letters as of the date of the merger agreement and
•	be reasonably expected to prevent, impede or delay the consummation of the Debt Financing or such alternative financing or the transactions contemplated by the merger agreement.
Under the terms of the merger agreement, TXNM is committed to using its reasonable best efforts to assist Parent in arranging its Debt Financing, or any alternative financing, prior to the effective time of the merger. This cooperation includes making its officers available for meetings and assisting in the preparation of necessary financial documents and presentations. TXNM will also provide the required financial information and cooperate with due diligence efforts as customary for similar financings.
TXNM is not required to incur any costs, fees, or liabilities, nor is TXNM obligated to enter into any agreements effective prior to the closing. Parent has agreed to reimburse TXNM for all reasonable and documented out-of-pocket expenses incurred in connection with this cooperation and to indemnify TXNM against any claims or losses arising from the financing efforts, except those resulting from TXNM’s gross negligence, fraud, bad faith, or willful misconduct.
Regulatory Approvals and Other Consents
Prior to the effective time of the merger, each of Parent and TXNM will cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and will use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to:
•	make and obtain the required consents and filings,
•
make all registrations and filings, and thereafter, make any other required registrations, filings or submissions, and pay any fees due in connection therewith, with any governmental entity necessary in connection with the consummation of the transactions contemplated by the merger agreement,

•
take, or cause to be taken, all reasonable and appropriate action and do, or cause to be done, all reasonable things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement (including satisfying any of the conditions to closing set forth in the merger agreement as promptly as practicable other than by means of waiver),

•
cooperate in good faith with the applicable governmental entities or other persons and provide promptly such other information and communications requested by such governmental entities or other persons, and

•	execute and deliver any additional agreements or instruments reasonably necessary to consummate the transactions contemplated by the merger agreement.

Parent, Merger Sub and TXNM have agreed to use their reasonable best efforts to make any premerger notification filing required under the HSR Act with respect to the transactions contemplated by the merger agreement within 25 business days after a date to be mutually agreed to by the parties (which date will be no more than one year before the reasonably anticipated closing date or later than six months prior to the then-applicable End Date). Parent, Merger Sub and TXNM have agreed to supply as promptly as reasonably practicable reasonable responses to requests for additional information or documentary material that may be requested pursuant to the HSR Act and take all other actions, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent, Merger Sub and TXNM have agreed to use reasonable best efforts to respond to any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the DOJ, the FTC or the antitrust or competition law authorities of any other jurisdiction, so as to cause the expiration of any waiting periods or obtain any other clearances from such governmental entities as soon as practicable. Each of Parent and Merger Sub has agreed to exercise its reasonable best efforts, and TXNM has agreed to cooperate with Parent and Merger Sub, to promptly prevent the entry of any claim brought by any such governmental entity of any order that would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby in any material respect.
In addition to filings under the HSR Act, the parties will, as soon as reasonably practicable following the execution of the merger agreement, prepare and file, and pay any related fees, with respect to obtaining the consents required for the consummation of the merger and the other transactions contemplated by the merger agreement. The parties have agreed to diligently pursue and use their reasonable best efforts to obtain the required consents and cooperate in connection with such efforts; provided that any such filings will not occur earlier than 90 days following the date of the merger agreement. Each of Parent, Merger Sub and TXNM will promptly inform one another of any material communication received by such party from, or given by such party to, any governmental entity from which any such consent is required, unless prohibited by applicable law, and of any material communication received or given in connection with any claim by a private party, in each case regarding any of the transactions contemplated by the merger agreement, and will permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such governmental entity or, in connection with any claim by a private party, with such other person or entity, and to the extent permitted by applicable law or otherwise as agreed to by Parent and TXNM, give the other party the opportunity to attend and to participate in such meetings and conferences.
Subject to the following sentence, Parent and TXNM will jointly determine the overall strategy for obtaining all required regulatory approvals and making all filings with respect thereto and, unless prohibited by law or otherwise agreed to by Parent and TXNM, schedule and conduct any meetings with any governmental entity or intervenor in any proceeding related to a required regulatory approval. Parent, after consulting with TXNM in good faith, will have sole control over the strategy for coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any governmental entity under the HSR Act.
Parent has agreed that it will not, and will cause its affiliates not to, enter into any new commercial activities or businesses unrelated to the merger or the other transactions contemplated by the merger agreement or enter into any transaction to acquire any asset, property, business or person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that would reasonably be expected to materially delay or prevent obtaining any consent or filing contemplated by the merger agreement. In furtherance of and without limiting any of Parent’s covenants and agreements under the merger agreement, Parent will use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a governmental entity so as to enable the closing to occur as soon as reasonably possible, which such reasonable best efforts will include the following:
•
defending through litigation on the merits, including appeals, any proceeding asserted in any court or other proceeding or claim by any person, including any governmental entity, that seeks to or could reasonably be expected to prevent or prohibit or impede, interfere with or delay the consummation of the closing (including pursuing appeals following the failure to obtain any required regulatory approval);

•
proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent or TXNM, including, in each such case, entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;

•	agreeing to any limitation on the conduct of Parent or its affiliates (including, after the closing, the surviving corporation); and
•
agreeing to take any other action with respect to TXNM or Parent as may be required by a governmental entity in order to effect each of the following: (i) obtaining each consent or filing contemplated by the merger agreement before the End Date, (ii) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts con-summation of, or materially impedes, interferes with or delays, the closing and (iii) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the closing or materially impeding, interfering with or delaying the closing.

So long as Parent continues, in good faith, to diligently seek the required regulatory approvals prior to the End Date on terms reasonably acceptable to Parent (including, for the avoidance of doubt, any request for rehearing or similar if any required regulatory approval is obtained on terms not reasonably acceptable to Parent), Parent will be deemed to have complied with the applicable covenants regarding seeking regulatory approvals in all respects, will be deemed not to be in breach of such covenants and TXNM will not have a right to terminate the merger agreement pursuant to certain termination provisions.
Conditions That Must Be Satisfied or Waived for the Merger to Occur
Conditions to the Obligations of Parent, Merger Sub and TXNM
The respective obligations of Parent, Merger Sub and TXNM to consummate the merger are subject to the satisfaction or waiver of the following mutual conditions:
•	approval of the merger agreement by an affirmative vote of the holders of at least a majority of the outstanding shares of TXNM common stock entitled to vote at the special meeting;
•
absence of any law or judgment (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or otherwise prevents the consummation of the merger (what we refer to in this proxy statement as a “legal restraint”), and the expiration or termination of any agreement between Parent or TXNM with the FTC or the Antitrust Division of the DOJ to not effect the merger; and

•
all required consents and filings by or with any governmental entities have been obtained, made or given and are in full force and effect and are not subject to appeal, and all applicable waiting periods imposed by any government entity (including under the HSR Act) have terminated or expired.

Conditions to the Obligations of Parent and Merger Sub
The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of further conditions, including:
•
the representations and warranties of TXNM with respect to the organization and qualification of TXNM and with respect to the authority, absence of conflicts with organizational documents, the ownership of TXNM’s direct and indirect subsidiaries and fees owed to financial advisors in connection with the transactions contemplated by the merger agreement being true and correct in all material respects as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date);

•
the representations and warranties of TXNM with respect to TXNM and its subsidiaries related to capitalization being true and correct in all but de minimis respects as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date);

•	the representation and warranty of TXNM with respect to the absence of any material adverse effect being true and correct in all respects as of the effective time of the merger;

•
all other representations and warranties of TXNM being true and correct in all respects, without giving effect to materiality qualifiers, as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TXNM;

•
TXNM’s performance in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed or complied with by it under the merger agreement;

•
there not having occurred since the date of the merger agreement any event, development, change, circumstance, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on TXNM; and

•	receipt by Parent of a certificate of an executive officer of TXNM certifying that the first five conditions above in this list have been satisfied.
Conditions to the Obligations of TXNM
The obligation of TXNM to consummate the merger is subject to the satisfaction or waiver of further conditions, including:
•
the representations and warranties of Parent and Merger Sub being true and correct in all respects, without giving effect to materiality qualifiers, as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent;

•
Parent’s and Merger Sub’s performance in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed or complied with by them under the merger agreement; and

•	receipt by TXNM of a certificate of an executive officer of Parent certifying that the preceding conditions have been satisfied.
Termination of the Merger Agreement
The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, notwithstanding, except as provided below, the approval of the merger agreement by the TXNM shareholders, under the following circumstances:
•	by mutual written consent of Parent and TXNM;
•	by either Parent or TXNM:
○
if the condition to closing the merger that there has been no legal restraint is not satisfied and the legal restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that (i) the right to terminate the merger agreement for this reason is not available to a party if the legal restraint is due to the breach of the merger agreement by such party and (ii) the party terminating the merger agreement must have complied in all material respects with the regulatory covenants in the merger agreement;

○
if the merger has not been completed on or before 5:00 p.m. New York City time on August 18, 2026, which will be extended automatically in accordance with the terms of the merger agreement to December 31, 2026 and further (upon mutual written consent) to March 31, 2027, in each case if all conditions to closing have been satisfied other than those related to the absence of a legal restraint and the receipt of required regulatory approvals (we refer to the applicable date as the End Date), and the failure of the effective time of the merger to occur on or before the End Date was not due to the breach of the merger agreement by the party seeking to terminate the merger agreement; or TXNM shareholder approval of the merger agreement is not obtained at the special meeting (or any adjournment or postponement thereof);

•	by TXNM:
○
if Parent or Merger Sub has breached or failed to perform its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would cause certain of the conditions to TXNM’s obligation to consummate the merger to not be satisfied and (ii) cannot be cured by Parent or Merger Sub or has not been cured by the earlier of 30 days after written notice thereof has been given by TXNM to Parent or three business days prior to the End Date, but TXNM will not have such a termination right if it is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement and such breach would result in a failure of certain of the conditions to Parent’s or Merger Sub’s obligation to consummate the merger to not be satisfied;

○
in order to enter into a definitive agreement with respect to a superior proposal, if such termination occurs before TXNM shareholders approve the merger agreement and so long as TXNM has complied with the merger agreement’s non-solicitation restrictions and TXNM complies with its obligations with respect to a superior proposal, including payment of the TXNM termination fee to Parent (as described below); or

○
if (i) all conditions to the obligation of the parties to consummate the merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement, (ii) the conditions that by their nature are to be satisfied at the closing are capable of being satisfied at the closing, (iii) Parent and Merger Sub fail to consummate the closing on the date specified in the merger agreement, (iv) following such failure contemplated by the foregoing clause (iii), TXNM has given irrevocable written notice to Parent and Merger Sub that (1) all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement, (2) the conditions set forth in the merger agreement that by their nature are to be satisfied at the closing are capable of being satisfied at the closing if the closing were to occur at the time of delivery of such notice, and (3) it is prepared, willing and able to consummate the closing, and if Parent and Merger Sub are prepared, willing and able to consummate the closing, it will proceed with and immediately consummate the closing as required pursuant to the merger agreement, and (v) Parent and Merger Sub fail to consummate the closing by the close of business on the second business day following receipt of such notice;

•	by Parent:
○
if TXNM has breached or failed to perform its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would cause certain of the conditions to Parent’s and Merger Sub’s obligation to consummate the merger to not be satisfied, and (ii) cannot be cured by TXNM or has not been cured by the earlier of 30 days after written notice thereof has been given by Parent to TXNM or three business days prior to the End Date, but Parent will not have such a termination right if it or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement and such breach would result in a failure of certain of the conditions to TXNM’s obligation to consummate the merger to not be satisfied; or

○	if the Board of Directors changes its recommendation to TXNM shareholders to approve the merger agreement.
Pursuant to the merger agreement, TXNM could also have terminated the merger agreement as a result of TXNM terminating the Blackstone stock purchase agreement due to the purchaser under the Blackstone stock purchase agreement failing to consummate the closing of the Blackstone stock purchase agreement. Additionally, Blackstone Infrastructure delivered a limited guarantee to TXNM with respect to certain obligations of the purchaser under the Blackstone stock purchase agreement. However, the Blackstone stock purchase agreement closed (and the related limited guarantee terminated) on June 2, 2025.

Effect of Termination
If the merger agreement is terminated in accordance with its terms, there will be no liability on the part of any party thereto, except (i) certain provisions of the merger agreement will survive such termination, including those relating to confidentiality, publicity, and fees and expenses; (ii) liability of a party for willful breach of a covenant or agreement (only to the extent a termination fee is not due and paid pursuant to the merger agreement); and (iii) damages for fraud. The maximum liability of Parent and Merger Sub in connection with the merger agreement and the transactions contemplated thereby will not exceed the amount of the Parent termination fee and the cost and expense reimbursement and indemnification obligations described in the merger agreement. Under the terms of the limited guarantee delivered by Blackstone Infrastructure, TXNM’s maximum recovery amount for the Parent termination fee and other fees and expenses is $375 million. If TXNM receives the Parent termination fee and TXNM’s reimbursable costs and expenses as contemplated by the merger agreement, then TXNM is not entitled to any further payments under the merger agreement.
Termination Fee
TXNM has agreed to pay a termination fee of $210 million, which we refer to as the TXNM termination fee, to Parent if:
•
the merger agreement is terminated by TXNM as permitted by the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, if such termination occurs before the TXNM shareholders approve the merger agreement;

•
the merger agreement is terminated by Parent because the Board of Directors, before the TXNM shareholders approve the merger agreement, (i) withholds, withdraws, qualifies or modifies (or resolves to do so) its recommendation to the TXNM shareholders for approval of the merger agreement in a manner adverse to Parent, (ii) makes any public statement inconsistent with such recommendation, (iii) approves, adopts or recommends any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal, (iv) fails to reaffirm or re-publish such recommendation within ten business days of being requested by Parent to do so, (v) fails to include such recommendation in this proxy statement, (vi) fails to announce publicly, within five business days after a tender offer or exchange offer relating to any securities of TXNM has been commenced that would constitute an acquisition proposal, that the Board of Directors recommends rejection of such tender or exchange offer or (vii) resolves, publicly proposes or agrees to do any of the foregoing;

•
the merger agreement is terminated (i) by either Parent or TXNM because of a failure to obtain TXNM shareholder approval of the merger agreement at the special meeting (or any adjournment or postponement thereof), or (ii) by Parent as a result of TXNM having breached its representations or warranties or having failed to perform its covenants or agreements contained in the merger agreement, which breach or failure to perform (I) would cause the conditions to Parent’s and Merger Sub’s obligation to consummate the merger related to the accuracy of TXNM’s representations and warranties and the performance of its covenants and agreements, in each case, to not be satisfied and to be incapable of being satisfied by the End Date, and (II) cannot be cured by TXNM or has not been cured by the earlier of (x) 30 days after written notice thereof has been given by Parent to TXNM and (y) three business days prior to the End Date, and in either such case of (x) and (y) above, only so long as TXNM continues to use its reasonable best efforts to cure such breach or failure to perform; provided that Parent will not have the right to terminate the merger agreement under (ii) above if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or other agreements in the merger agreement and such breach would cause the conditions to TXNM’s obligation to consummate the merger related to the accuracy of Parent and Merger Sub’s representations and warranties and the performance of their covenants and agreements, in each case, to not be satisfied; and in either such case of (i) or (ii) above:

○
at any time after the date of the merger agreement and prior to such termination an acquisition proposal has been made to TXNM, the Board of Directors or TXNM shareholders, or an acquisition proposal has otherwise become publicly known, and within 12 months after such termination, TXNM has entered into a definitive agreement with respect to, or consummated, an acquisition proposal. In this case, “acquisition proposal” has the meaning set forth above in “—No Solicitation by TXNM,” except all references to “20% or more” therein will be deemed to be references to “more than 50%.”

Parent has agreed to pay a termination fee of $350 million, which we refer to as the Parent termination fee, to TXNM if:
•
(i) the merger agreement is terminated by (1) Parent or TXNM (x) due to (solely in connection with a required regulatory approval) the condition to closing the merger that there has been no legal restraint not being satisfied and the legal restraint giving rise to such nonsatisfaction has become final and nonappealable, or (y) due to the occurrence of the End Date; or (2) TXNM as a result of Parent or Merger Sub having breached its representations or warranties or failed to perform its covenants or agreements contained in the merger agreement, which breach or failure to perform (I) would cause the conditions to TXNM’s obligation to consummate the merger related to the accuracy of Parent’s or Merger Sub’s representations and warranties and the performance of its covenants and agreements, in each case, to not be satisfied and to be incapable of being satisfied by the End Date, and (II) cannot be cured by Parent or Merger Sub, as applicable, or has not been cured by the earlier of (x) 30 days after written notice thereof has been given by TXNM to Parent and (y) three business days prior to the End Date, and in either such case of (x) and (y) above, only so long as Parent or Merger Sub, as applicable, continues to use its reasonable best efforts to cure such breach or failure to perform; provided that TXNM will not have the right to terminate the merger agreement if TXNM is then in breach of any of its representations, warranties, covenants or other agreements in the merger agreement and such breach would cause the conditions to Parent’s or Merger Sub’s obligation to consummate the merger related to the accuracy of TXNM’s representations and warranties and the performance of TXNM’s covenants and agreements, in each case, to not be satisfied; and (ii) in each case above, all other conditions to the closing of the merger set forth (other than with respect to required regulatory approvals or, solely in connection with required regulatory approvals, that there is no legal restraint) will have been satisfied or waived (except for (1) those conditions that by their nature are to be satisfied at the closing, but which condition would be satisfied or would be capable of being satisfied if the closing date were the date of such termination and (2) those conditions that have not been satisfied as a result of a breach of the merger agreement by Parent or Merger Sub); or

•
the merger agreement is terminated by TXNM because (i) all of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement, (ii) the conditions that by their nature are to be satisfied at the closing are capable of being satisfied at the closing, (iii) Parent and Merger Sub fail to consummate the closing on the date that the closing should have occurred pursuant to the terms of the merger agreement, (iv) following such failure contemplated by the foregoing clause (iii), TXNM has given irrevocable written notice to Parent and Merger Sub that (1) all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement, (2) the conditions set forth in the merger agreement that by their nature are to be satisfied at the closing are capable of being satisfied at the closing if the closing were to occur at the time of delivery of such notice, and (3) it is prepared, willing and able to consummate the closing, and if Parent and Merger Sub are prepared, willing and able to consummate the closing, it will proceed with and immediately consummate the closing as required pursuant to the terms of the merger agreement, and (v) Parent and Merger Sub fail to consummate the closing by the close of business on the second business day following receipt of such notice.

Parent also agreed in the merger agreement to pay the Parent termination fee if TXNM terminated the merger agreement as a result of TXNM terminating the Blackstone stock purchase agreement for the PIPE transaction due to the purchaser under the Blackstone stock purchase agreement failing to consummate the closing of the Blackstone stock purchase agreement. Additionally, Blackstone Infrastructure delivered a limited guarantee to TXNM with respect to certain obligations of the purchaser under the Blackstone stock purchase agreement. However, the Blackstone stock purchase agreement closed (and the related limited guarantee terminated) on June 2, 2025.
Expenses
Except for the filing fees with respect to any required regulatory approvals, which will be borne solely by Parent, each party will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby. Expenses incurred in connection with the filing, printing and mailing of this proxy statement have been shared equally by Parent and TXNM. In the event TXNM must pay the TXNM termination fee, it may offset any expenses it has paid to Parent pursuant to the merger agreement against such fee.
Modification, Amendment or Waiver
The merger agreement may be amended by written agreement among Parent, Merger Sub and TXNM, subject to applicable law, provided that after the TXNM shareholders approve the merger agreement, the merger agreement will not be amended if applicable law requires further approval by the TXNM shareholders of such an amendment unless such further approval of such shareholders is obtained.
At any time prior to the effective time of the merger, Parent, Merger Sub or TXNM may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement, where such extension or waiver is in writing signed by the parties to be bound thereby and specifically referencing the merger agreement.
Governing Law
The merger agreement, and all claims or causes of action that may be based upon, arise out of or relate to the merger agreement or the negotiation, execution or performance thereof, will be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof or of any other jurisdiction that would mandate or permit the application of the laws of any jurisdiction other than the State of Delaware), except that any matter relating to the (i) fiduciary obligations of the Board of Directors will be governed by the laws of the State of New Mexico and (ii) the mechanics of the merger will be governed by the NMBCA.
Specific Performance
TXNM has agreed that Parent will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically its terms and provisions, including TXNM’s obligations to consummate the merger. The parties to the merger agreement agreed that TXNM will not be entitled to specific performance or other equitable relief to prevent or remedy a breach of the merger agreement by Parent or Merger Sub, and that TXNM’s sole and exclusive remedy relating to such a breach will be the termination of the merger agreement and the collection of the Parent termination fee and reimbursement of certain expenses (except that TXNM will be entitled to specific performance to prevent a breach of the covenant related to compliance with a confidentiality agreement between TXNM and Blackstone Infrastructure Advisors L.L.C.).

MARKET PRICES AND DIVIDEND DATA
TXNM common stock is currently listed on the NYSE under the ticker symbol “TXNM.” As of July 1, 2025, there were 105,378,979 shares of TXNM common stock outstanding held by approximately 6,546 holders of record.
The following table presents the closing price per share of TXNM common stock on May 16, 2025, the last day for which information was available prior to the date of the public announcement of the signing of the merger agreement, and     , 2025, the last practicable trading day prior to the mailing of this proxy statement:

Date	Common Stock Closing Price
May 16, 2025	$52.88
, 2025	$

TXNM shareholders are urged to obtain current market quotations for TXNM common stock and to review carefully the other information contained in this proxy statement or incorporated by reference into this proxy statement, when considering whether to approve the merger agreement. See the section entitled “Where You Can Find Additional Information” beginning on page 107 of this proxy statement.
Dividends
Dividends on TXNM’s common stock are declared by the Board of Directors, typically quarterly. During the twelve months ended June 30, 2025, TXNM paid quarterly dividends of approximately $145.4 million in cash. On July 16, 2024, the Board of Directors declared a dividend on common stock of $0.3875 per share payable on August 9, 2024. On September 24, 2024, the Board of Directors declared a dividend on common stock of $0.3875 per share payable on November 8, 2024. On December 3, 2024, the Board of Directors declared a dividend on common stock of $0.4075 per share payable on February 14, 2025. On February 25, 2025, the Board of Directors declared a dividend on common stock of $0.4075 per share payable on May 16, 2025.
Under the terms of the merger agreement, TXNM has agreed not to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities, or make any other actual, constructive or deemed dividend or distribution in respect of any of its equity securities (except (i) TXNM may continue the declaration and payment of regular quarterly cash dividends on TXNM common stock for each quarterly period ended after the date of the merger agreement, in an amount not to exceed $0.4075 for any fiscal quarters in 2025 and $0.4275 for any fiscal quarters in 2026, with usual record and payment dates for such quarterly dividends in accordance with past dividend practice, (ii) for any cash dividend or cash distribution by a wholly-owned subsidiary of TXNM to TXNM or another wholly-owned subsidiary of TXNM, and (iii) a “stub period” dividend to holders of record of TXNM common stock as of immediately prior to the effective time equal to the product of (1) the number of days from the record date for payment of the last quarterly dividend paid by TXNM prior to the effective time of the merger, multiplied by (2) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the effective time by 91).
If the closing date of the merger occurs (i) after the record date for a regular quarterly cash dividend payable to holders of TXNM common stock and (ii) prior to the payment date of such dividend, then TXNM will cause such dividend to be paid on the payment date for such dividend.

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of TXNM
Largest Shareholders
The following table contains information regarding the only persons and groups TXNM knows of that beneficially owned more than 5% of TXNM’s common stock based on reports filed by such persons with the SEC and the number of shares of TXNM common stock outstanding as of July 1, 2025.

	Voting Authority		Dispositive Authority
Name and Address	Sole	Shared	Sole	Shared	Total Amount	Percentage of Class
BlackRock, Inc.(1) 50 Hudson Yards New York, NY 10001	11,450,209	—	11,615,539	—	11,615,539	11.02%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 192355	—	109,361	9,144,749	186,181	9,330,930	8.85%
Troy TopCo LP(3) 345 Park Avenue New York, NY, 10154	8,000,000	—	8,000,000	—	8,000,000	7.59%
FMR LLC(4) 245 Summer Street Boston, MA 02210	6,868,315	—	6,892,074	—	6,892,074	6.54%
T. Rowe Price Investment Management, Inc.(5) 101 E. Pratt Street Baltimore, MD 21201	6,230,887	—	6,250,680	—	6,250,680	5.93%

(1)	As reported on Schedule 13G/A filed April 28, 2025, with the SEC by BlackRock, Inc. as the parent holding company or control person of thirteen subsidiaries.
(2)	As reported on Schedule 13G/A filed February 13, 2024, with the SEC by The Vanguard Group.
(3)
Consists of 8,000,000 shares of TXNM common stock held by Troy TopCo LP. Troy GP LLC is the general partner of Troy TopCo LP. BIP Holdings Manager L.L.C. is the manager of Troy GP LLC. Blackstone Infrastructure Associates L.P. is the managing member of BIP Holdings Manager L.L.C. BIA GP L.P. is the general partner of Blackstone Infrastructure Associates L.P. BIA GP L.L.C. is the general partner of BIA GP L.P. Blackstone Holdings II L.P. is the sole member of BIA GP L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone Inc.’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Mr. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities.

(4)	As reported on Schedule 13G filed May 9, 2025, with the SEC by FMR LLC.
(5)	As reported on Schedule 13G filed November 14, 2024, with the SEC by T. Rowe Price Investment Management, Inc.

Share Ownership of Executive Officers and Directors
The following table shows the amount of TXNM common stock owned by TXNM’s current directors, the named executive officers, and our directors and executive officers as a group as of July 1, 2025.

Name	Amount and Nature of Shares Beneficially Owned(a)
	Shares Held	Right to Acquire within 60 Days(b)	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned	Deferred Restricted Stock Awards(c)
Non-Employee Directors:
Vicky A. Bailey	16,793	2,726	19,519	*	—
Norman P. Becker	23,928	2,726	26,654	*	—
E. Renae Conley	22,725	2,726	25,451	*	11,822
Alan J. Fohrer	35,631	—	35,631	*	2,344
Sidney M. Gutierrez	26,711	2,726	29,437	*	—
James A. Hughes	14,575	—	14,575	*	4,944
Steven C. Maestas	3,568	2,726	6,294	*	—
Lillian J. Montoya	—	—	—	*	6,294
Maureen T. Mullarkey	17,809	—	17,809	*	13,980
Named Executive Officers:
Patricia K. Collawn	749,557	139,968	890,245	*	—
Joseph D. Tarry	41,847	29,247	71,094	*	—
Elisabeth A. Eden	21,921	4,723	26,644	*	—
Brian G. Iverson	3,493	8,175	11,668	*	—
Patrick V. Apodaca(1)	90,004	4,945	94,949		—
Henry E. Monroy	8,638	2,177	10,815	*	—
Directors and Executive Officers as a Group (15 persons)	1,077,220	203,585	1,280,785	1.22%	39,384

*	Less than 1% of TXNM outstanding shares of common stock.
(1)	Mr. Apodaca is not included under the “group” ownership reporting as he retired effective October 2, 2024.
(a)	Unless otherwise noted, each person has sole investment and voting power over the reported shares (or shares such powers with his or her spouse).
(b)
Beneficial ownership also includes the shares directors and executive officers have a right to acquire through (1) potential accelerated vesting (upon disability) under the PEP of non-employee director restricted stock awards that the director has elected not to defer receipt to a later date, (2) potential accelerated vesting (including upon retirement or disability) under the PEP of officer RSAs, and (3) the number of shares that executive officers have a right to acquire through the ESP II upon the participant’s termination of employment. As of July 1, 2025, the number of shares reported in this column include the following ESP II phantom share rights: P. K. Collawn - 94,834.

(c)
The amounts shown are restricted stock rights that directors have elected to defer receipt of. The information in this column is not required by SEC rules because the effect of the deferral election is that the director does not have the right to acquire any underlying shares within 60 days of July 1, 2025. TXNM has provided this information to provide a more complete picture of the financial stake that its directors have in TXNM.

FUTURE SHAREHOLDER PROPOSALS
The merger is expected to close in the second half of 2026. Therefore, we expect to hold a 2026 annual meeting of shareholders on the timeline similar to the annual meetings held in previous years. If the 2026 annual meeting is held as expected, for a shareholder proposal (other than a director nomination) to be included in TXNM’s proxy statement and form of proxy for the 2026 annual meeting, the written notice must be received by the Corporate Secretary no later than 5:00 p.m. Central Time on December 2, 2025. For a shareholder nominee for director to be included in TXNM’s proxy statement and form of proxy for the 2026 annual meeting, the written notice must be received by the Corporate Secretary no earlier than November 2, 2025, and no later than 5:00 p.m. Central Time on December 2, 2025, and must contain certain information required under our bylaws. The requirements for such notice are set forth in our bylaws, a copy of which can be found on our website, www.txnmenergy.com/sustainability/governance/governance-documents.aspx. Please refer to our bylaws for the complete proxy access requirements.
Additionally, we are required under SEC Rule 14a-19 to include on our proxy card all nominees for director for whom we have received notice under the rule, which must be received no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting. For any such director nominee to be included on our proxy card for the 2026 annual meeting, the Corporate Secretary must receive notice under SEC Rule 14a-19 no later than March 14, 2026. Please note that the notice requirement under SEC Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our bylaws described above.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.
Our website address is www.txnmenergy.com. The contents of our website are not a part of this proxy statement. Our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are accessible free of charge at www.txnmenergy.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.
The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement.
This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. The following documents, which were filed by us with the SEC, are incorporated by reference into this proxy statement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed with the SEC on February 28, 2025);
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 (filed with the SEC on May 9, 2025);
•
Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof) filed with the SEC on January 22, 2025, February 14, 2025, February 27, 2025, April 23, 2025, May 14, 2025, May 15, 2025, May 19, 2025 (as amended by the Form 8-K/A filed with the SEC on May 22, 2025), May 27, 2025, June 20, 2025 and June 24, 2025; and

•	Definitive Proxy Statement on Schedule 14A filed on April 1, 2025, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

You may obtain without charge a copy of any of the documents we incorporate by reference, except for exhibits to such documents which are not specifically incorporated by reference into such documents, by contacting us at TXNM Energy, Inc., 414 Silver Ave. SW, MS-0905, Albuquerque, New Mexico, 87102-3289, Attention: Investor Relations and Shareholder Services. You may also telephone your request at (505) 241-2868.
In addition, we incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date on which the merger is completed. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (excluding any information furnished on any current report on Form 8-K, including the related exhibits, that pursuant to and in accordance with the rules and regulations of the SEC is not deemed “filed” for purposes of the Exchange Act) as well as proxy statements.
OTHER MATTERS
As of the date of this proxy statement, we do not expect a vote to be taken on any matters at the special meeting other than as described in this proxy statement. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the special meeting.

GLOSSARY OF TERMS AND ABBREVIATIONS
As used in this proxy statement, unless the context indicates otherwise, the terms contained herein have the meanings set forth below.
Acquisition proposal refers to the term “Acquisition Proposal” as it is defined in the merger agreement.
Backstop Facilities refers to the TXNM Backstop Facility and the TNMP Backstop Facility, together.
Board of Directors refers to the members of the board of directors of TXNM prior to the completion of the merger.
Change refers to any change, effect, event, circumstance or development.
Code refers to the Internal Revenue Code of 1986, as amended.
Constructive termination refers to the term as defined in the Officer Retention Plan.
Continuing employee refers to each employee of TXNM or its subsidiaries who continues to be employed by TXNM or the surviving corporation or any subsidiary or affiliate thereof following the effective time of the merger.
Convertible Notes refers to TXNM’s 5.75% Junior Subordinated Convertible Notes due 2054.
Convertible Notes Indenture refers to the Indenture governing the Convertible Notes, dated as of June 10, 2024, by and between TXNM Energy, Inc. and Computershare Trust Company, N.A.
Credit Facility refers to certain agreements related to indebtedness as set forth on the applicable TXNM disclosure schedule.
Debt Financing refers to the TNMP Debt Financing and the TXNM Debt Financing, together.
Deferred Plan refers to the TXNM Director Deferred Restricted Stock Rights Program, effective as of December 1, 2017 and amended as of February 28, 2025.
Direct Plan refers to the Third Amended and Restated PNM Resources, Inc. Direct Plan, as amended by the First Amendment to Third Amended and Restated PNM Resources, Inc. Direct Plan, effective on August 4, 2015, and the Second Amendment to Third Amended and Restated PNM Resources, Inc. Direct Plan, effective as of November 2, 2020.
Dissenting shares refers to shares of TXNM common stock outstanding immediately prior to the effective time of the merger and held by a holder who has not voted in favor of, or consented in writing to, the merger who is entitled to, and who has demanded, payment for fair value of such shares.
Effective time refers to the completion of the merger and the filing with the Secretary of the State of the State of New Mexico and acceptance of the articles of merger.
End Date refers to the deadline to complete the merger by 5:00 p.m. New York City time on August 18, 2026, which may be extended automatically to December 31, 2026 and further (upon mutual written consent) to March 31, 2027, in each case in accordance with the terms of the merger agreement.
Equity conversion factor refers to an amount equal to the merger consideration payable on a share of TXNM common stock divided by the average of the volume weighted averages of the trading prices of Parent common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties to the merger agreement) on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the closing date of the merger.
Exchange agent refers to an exchange agent selected by Parent with TXNM’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed.
Exchange fund refers to the amount of immediately available cash that shall be deposited with the exchange agent at or prior to the effective time.
Existing Credit Facility refers to the indebtedness related to a request for consent or waiver that TXNM or its subsidiaries delivered to the applicable lender after the date of the merger agreement.

Funding commitment refers the commitment letter from Blackstone Infrastructure to Parent pursuant to which Blackstone Infrastructure has committed, subject to the conditions of the funding commitment, to provide equity financing for the entire equity proceeds of the merger and the related transactions as set forth in the merger agreement.
GAAP refers to the generally accepted accounting principles for financial reporting in the United States consistently applied through the periods involved.
Intervening event refers to an “Intervening Event” as that term is defined in the merger agreement.
Material adverse effect refers to a “Company Material Adverse Effect” or “Parent Material Adverse Effect,” as applicable, as those terms are defined in the merger agreement.
Merger agreement refers to the Agreement and Plan of Merger, dated May 18, 2025, as it may be amended from time to time, by and among Parent, Merger Sub and TXNM.
Merger consideration refers to the conversion of each share of TXNM common stock issued and outstanding immediately prior to the completion of the merger (other than (i) shares of TXNM common stock owned by Parent, TXNM, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or TXNM and (ii) dissenting shares) into the right to receive $61.25 in cash, without interest.
Merger Sub refers to Troy Merger Sub, Inc., a New Mexico corporation and direct subsidiary of Parent.
Offers to Purchase refers to one or more offers to purchase all of the outstanding TNMP Bonds for cash.
Officer Retention Plan refers to the TXNM Energy, Inc. Officer Retention Plan as amended and restated effective as of October 20, 2020, as amended effective January 1, 2025.
Parent refers to Troy ParentCo LLC, a Delaware limited liability company.
Parent termination fee refers to the termination fee of $350 million payable by Parent to TXNM in certain circumstances under the merger agreement, as applicable.
Permitted Permanent Bond Replacement Financing refers to any debt financing satisfying the required debt terms (as set forth in the merger agreement) the proceeds of which will be used to replace or refinance the TNMP Bonds accepting the Offers to Purchase and/or borrowings under the TNMP Backstop Facility.
Permitted Replacement Backstop Facility refers to (i) any amendment to a Backstop Facility or any then-existing Permitted Replacement Backstop Facility to extend the maturity thereof and/or (ii) any new unsecured (or in the case of TNMP, as may be secured by the TNMP Mortgage Indenture) bridge facility provided by one or more commercial banks that have terms that are consistent with the terms of the applicable Backstop Facility or Permitted Replacement Backstop Facility being replaced and incurred to replace or extend the maturity of such Backstop Facility or Permitted Replacement Backstop Facility, and in each case above, with a maturity term that is no less than the lesser of (1) 364 days and (2) the remaining period through the then-effective End Date and on market economic terms and in consultation with the Parent.
Record date refers to    , 2025, the record the date of the special meeting. Only shareholders of record as of the close of business on    , 2025, are entitled to notice of, and to vote at, the special meeting.
Regulatory approvals refers to certain regulatory approvals required as identified in the merger agreement.
Special meeting refers to the special meeting of shareholders of TXNM, be held on     , 2025, at 9:00 a.m. Mountain Time, at TXNM Energy, Inc. Corporate Headquarters - 4th Floor, 414 Silver Avenue SW, Albuquerque, New Mexico 87102.
Surviving corporation refers to the surviving corporation of the merger, TXNM, which will survive the merger as a wholly-owned subsidiary of Parent.
TNMP Backstop Facility refers to that certain Term Loan Agreement, dated as of May 18, 2025, by and among TNMP, the lenders party thereto from time to time and Wells Fargo Bank, National Association (including all exhibits, schedules, and annexes thereto, and any fee letter associated therewith and referenced therein), as may be amended or modified.

TNMP Bonds refers to the $1,505,000,000 aggregate principal amount of first mortgage bonds issued by TNMP pursuant to the terms of the TNMP Mortgage Indenture.
TNMP Debt Commitment Letter refers to the debt commitment letter, dated May 18, 2025, by and between Merger Sub and the lender party thereto, pursuant to which the lender party thereto committed to provide the TNMP Debt Financing (as amended, restated, supplemented or otherwise modified in accordance its terms and the terms of the merger agreement).
TNMP Debt Financing refers to a 364-day bridge loan facility to TNMP in the aggregate amount of $1.5 billion.
TNMP Mortgage Indenture refers to that certain First Mortgage Indenture, dated as of March 23, 2009, as amended and supplemented by the supplemental indentures thereto, between TNMP and U.S. Bank Trust Company, National Association, as successor trustee.
Transaction or transactions refers to the merger and the other transactions contemplated by the merger agreement.
TXNM Backstop Facility refers to that certain Credit Agreement, dated as of May 18, 2025, by and among TXNM, the lenders party thereto from time to time and Wells Fargo Bank, National Association (including all exhibits, schedules, and annexes thereto, and any fee letter associated therewith and referenced therein), as may be amended or modified. Following receipt of the consents and waivers as described above under “TXNM Indebtedness,” the TXNM Backstop Facility terminated on May 23, 2025 in accordance with its terms.
TXNM common stock refers to each share of common stock of TXNM outstanding prior to the completion of the merger.
TXNM Debt Commitment Letter refers to the debt commitment letter, dated May 18, 2025, by and between Merger Sub and the lender party thereto, pursuant to which the lender party thereto committed to provide the TXNM Debt Financing (as amended, restated, supplemented or otherwise modified in accordance its terms and the terms of the merger agreement).
TXNM Debt Financing refers to a 364-day bridge loan facility to TXNM in the aggregate amount of $550 million.
TXNM Employees refers to any current, former or retired employee or director or other individual consultant/service provider of TXNM or any of its subsidiaries.
TXNM Parties refers to TXNM and its subsidiaries and its joint ventures.
TXNM performance shares or performance shares refers to each award of performance shares granted under the TXNM Stock Plan or otherwise that is outstanding as of the effective time of the merger.
TXNM Plan refers to any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, whether or not subject to ERISA), and each other benefit or compensation plan, program, policy, agreement or arrangement, including, but not limited to, vacation or sick pay policy, fringe benefit, stock purchase, phantom equity or other equity or equity-based compensation, retention, transaction or change in control, deferred compensation, incentive compensation, pension, retirement savings, bonus, profit sharing, health, medical or dental, disability, unemployment insurance, life insurance, severance, individual consulting or employment (including offer letter) or other plan, program, policy, agreement or arrangement contributed to, sponsored or maintained by TXNM or any of its subsidiaries for the benefit of any TXNM Employee and any such plan, program, agreement or arrangement that is or was subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the six-year period preceding the date of the merger agreement, with respect to which TXNM or any of its subsidiaries has or would reasonably be expected to have any present or future actual or contingent liabilities.
TXNM restricted stock right refers to each award of restricted stock units granted under the TXNM Stock Plan or otherwise that is outstanding as of the effective time of the merger.
TXNM Stock Plan refers to, collectively, (i) the TXNM 2014 Performance Equity Plan, effective as of May 15, 2014 and as amended on December 14, 2015 and January 1, 2017, and (ii) the TXNM 2023 Performance Equity Plan effective as of May 9, 2023 and as amended on August 2, 2024, or the 2023 PEP.

TXNM termination fee refers to the termination fee of $210 million payable by TXNM to Parent in certain circumstances under the merger agreement.
Further, as used in this proxy statement, the abbreviations contained herein have the meanings set forth below.

Blackstone Infrastructure	Blackstone Infrastructure Partners L.P., a Delaware limited partnership and an Affiliate of Parent and Merger Sub.
Broadridge	Broadridge Investor Communication Solutions, Inc.
DOJ	Department of Justice
EBITDA	Earnings before interest, taxes, depreciation and amortization
Exchange Act	The Securities Exchange Act of 1934, as amended
FCC	Federal Communications Commission
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
FTC	Federal Trade Commission
GAAP	Generally Accepted Accounting Principles
Georgeson	Georgeson, Inc.
HSR	Hart-Scott-Rodino Antitrust Improvements Act of 1976
IRS	Internal Revenue Service
NRC	United States Nuclear Regulatory Commission
NYSE	New York Stock Exchange
NMBCA	New Mexico Business Corporation Act
NMPRC	New Mexico Public Regulation Commission
PNM	Public Service Company of New Mexico, a New Mexico corporation
PUCT	Public Utility Commission of Texas
PURA	Public Utility Regulatory Act
SEC	United States Securities and Exchange Commission
SOFR	Secured Overnight Financing Rate
TNMP	Texas-New Mexico Power Company, a Texas corporation
TXNM	TXNM Energy, Inc., a New Mexico corporation
USRPHC	United States real property holding corporation

Annex A
AGREEMENT AND PLAN OF MERGER

among

TROY PARENTCO LLC,

TROY MERGER SUB INC.,

and

TXNM ENERGY, INC.

Dated as of May 18, 2025

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of May 18, 2025 (this “Agreement”), is entered into among Troy ParentCo LLC, a Delaware limited liability company (“Parent”), Troy Merger Sub Inc., a New Mexico corporation and a direct subsidiary of Parent (“Merger Sub”), and TXNM Energy, Inc., a New Mexico corporation (the “Company” and, together with Parent and Merger Sub, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, the board of directors of the Company (the “Company Board of Directors”), at a meeting duly called and held, has unanimously (a) determined, in good faith, that this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company and its shareholders, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, (c) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, consistent with and in furtherance of the Company’s business strategies and in the best interests of the Company and its shareholders, (d) resolved to recommend the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company, and (e) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the shareholders of the Company for their approval;
WHEREAS, the manager of Parent has (a) determined, in good faith, that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable to and in the best interests of Parent and its sole member and (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Delaware Limited Liability Company Act;
WHEREAS, the board of directors of Merger Sub has (a) determined, in good faith, that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole shareholder, (b) approved and authorized this Agreement and the transactions contemplated by this Agreement, including the Merger and declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and in the best interests of Merger Sub and its sole shareholder, and (c) resolved to recommend the approval of this Agreement and the transactions contemplated hereby, including the Merger, to Parent, as the sole shareholder of Merger Sub, and directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to Parent, as the sole shareholder of Merger Sub, for approval in accordance with the NMBCA;
WHEREAS, Parent has approved this Agreement and the transactions contemplated hereby, including the Merger, by written consent in its capacity as the sole shareholder of Merger Sub;
WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Blackstone Infrastructure Partners L.P., a Delaware limited partnership and an Affiliate of Parent and Merger Sub (“Sponsor”), has entered into (a) that certain Equity Commitment Letter, dated as of the date hereof (the “Equity Commitment Letter”), pursuant to which Sponsor has agreed to provide funding to Parent in the amount and circumstances set forth therein (the “Equity Financing”) and (b) that certain Limited Guarantee in favor of the Company (the “Guarantee”) with respect to certain obligations of Parent and Merger Sub under this Agreement;
WHEREAS, the Company and Troy TopCo LP, a Delaware limited partnership (“Purchaser”) that, directly or indirectly, wholly owns Parent, simultaneously with the execution of this Agreement, are entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Company will issue and sell, and Purchaser will purchase, subject to the terms and conditions set forth therein, 8,000,000 shares of Company Common Stock (as hereinafter defined) for aggregate consideration to the Company of $400,000,000; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER
SECTION 1.1 Definitions. The following terms have the meanings set forth in the following sections of this Agreement:

2014 PEP	Section 3.3(b)(iii)
2023 PEP	Section 3.3(b)(iii)
Acceptable Confidentiality Agreement	Section 9.3(a)
Acquisition Proposal	Section 6.1(e)(i)
Affiliate	Section 9.3(b)
Agreement	Preamble
Anti-Corruption Laws	Section 9.3(c)
Antitrust Authorities	Section 6.4(c)(i)
Applicable Date	Section 3.6
Articles of Merger	Section 1.4
Backstop Facilities	Section 3.24
Bankruptcy and Equity Exception	Section 3.4(a)
Book-Entry Share	Section 2.1(a)
Business Day	Section 9.3(d)
Cancelled Shares	Section 2.1(a)
Certificate	Section 2.1(a)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 9.3(e)
Company	Preamble
Company Articles of Incorporation	Section 3.2
Company Board of Directors	Recitals
Company Bylaws	Section 3.2
Company Capitalization Date	Section 3.3(b)
Company Change of Recommendation	Section 6.1(c)
Company Collective Bargaining Agreements	Section 3.12(a)
Company Common Stock	Section 3.3(a)
Company Contact	Section 6.15(b)
Company Cure Period	Section 8.1(e)(i)
Company Disclosure Schedule	Article III
Company Employees	Section 3.11(a)
Company Financial Advisor	Section 3.18
Company Material Adverse Effect	Section 9.3(f)
Company Material Contract	Section 3.8(a)(viii)
Company Material Real Property	Section 3.14(a)
Company Notice	Section 6.1(d)
Company Parties	Section 9.3(g)
Company Plan	Section 3.11(a)
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Section 3.4(b)
Company Regulatory Approvals	Section 7.1(c)
Company Requisite Vote	Section 3.4(a)
Company Risk Management Guidelines	Section 3.22
Company SEC Reports	Section 3.7(a)
Company Securities	Section 3.3(c)
Company Share	Section 2.1(a)

Company Shareholders Meeting	Section 6.3
Company Stock Plans	Section 3.3(b)(iii)
Company Termination Fee	Section 8.2(b)(i)
Confidentiality Agreement	Section 6.6(b)
Consent	Section 3.5(b)
Consent Solicitations	Section 6.17(d)
Continuing Employee(s)	Section 6.9(a)
Contract	Section 9.3(h)
Control	Section 9.3(i)
Controlled Group Liability	Section 3.11(d)
Convertible Notes	Section 3.3(b)(iii)
Convertible Notes Indenture	Section 6.17(i)
Credit Facilities	Section 9.3(j)
Definitive Agreement	Section 6.18(d)
Derivative Product	Section 9.3(k)
Designated Person	Section 9.3(l)
Direct Plan	Section 2.2(c)
Directors Deferred Plan	Section 2.2(d)
Dissenting Shares	Section 2.3
D&O Insurance	Section 6.10(d)
Earned Performance Shares	Section 2.2(b)
Easement	Section 3.14(c)
Effective Time	Section 1.4
End Date	Section 8.1(c)
Environmental Law	Section 3.17
Equity Commitment Letter	Recitals
Equity Financing	Recitals
Equity Securities	Section 9.3(m)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 9.3(n)
ESP II	Section 9.3(o)
Ex-Im Laws	Section 9.3(p)
Exchange Act	Section 9.3(q)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Existing Credit Facility	Section 6.17(a)
Existing Lenders	Section 6.17(a)
Existing Loan Consent	Section 6.17(a)
Existing Loan Notice	Section 6.17(a)
Extended End Date	Section 8.1(c)
FERC	Section 9.3(r)
Filing	Section 3.5(b)
Final Order	Section 9.3(s)
Final Quarterly Dividend	Section 6.14
Financing Conditions	Section 4.12(b)
FPA	Section 9.3(t)
GAAP	Section 9.3(u)
Governmental Entity	Section 9.3(w)
Governmental Official	Section 9.3(v)
Guarantee	Recitals
Hazardous Substance	Section 3.17

HSR Act	Section 9.3(x)
Indemnified Party	Section 6.10(a)
Insolvent	Section 9.3(y)
Intellectual Property	Section 9.3(z)
Interim Period	Section 5.1
Intervening Event	Section 9.3(aa)
IRS	Section 3.11(b)
Joint Venture	Section 9.3(bb)
Judgment	Section 9.3(cc)
knowledge	Section 9.3(dd)
Law	Section 9.3(ee)
Legal Restraint	Section 7.1(b)
Liability Limitation	Section 9.3(ff)
Licenses	Section 3.6
Liens	Section 3.14(a)
Merger	Recitals
Merger Sub	Preamble
New Mexico Secretary of State	Section 1.4
NMBCA	Section 9.3(gg)
NMPRC	Section 6.6(a)
Notional Units	Section 9.3(hh)
Notice Period	Section 6.1(d)
NYSE	Section 9.3(ii)
Offers to Purchase	Section 6.17(d)
Organizational Documents	Section 9.3(jj)
Parent	Preamble
Parent Alternative Financing	Section 6.18(g)
Parent Contact	Section 6.15(b)
Parent Cure Period	Section 8.1(d)(i)
Parent Debt Commitment Letter	Section 4.12(d)
Parent Debt Financing	Section 4.12(d)
Parent Debt Financing Entities	Section 9.3(kk)
Parent Debt Financing Sources	Section 9.3(ll)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	Section 9.3(mm)
Parent Regulatory Approvals	Section 7.1(c)
Parent Termination Fee	Section 8.2(c)
Parties	Preamble
Party	Preamble
Per Share Merger Consideration	Section 2.1(a)
Performance Shares	Section 2.2(b)
Permitted Liens	Section 3.14(a)
Permitted Permanent Bond Replacement Financing	Section 9.3(nn)
Permitted Replacement Backstop Facility	Section 9.3(oo)
Person	Section 9.3(pp)
Personal Information	Section 9.3(qq)
PNM	Section 3.7(a)
Privacy Rules and Policies	Section 9.3(rr)
Proceeding	Section 6.10(a)
Prohibited Modifications	Section 6.18(f)
Proxy Statement	Section 6.2(a)

PUCT	Section 6.6(a)
PUHCA	Section 3.19(a)
Purchaser	Recitals
Regulated Operating Subsidiaries	Section 3.19(a)
Regulatory Proceeding	Section 9.3(ss)
Representatives	Section 6.1(a)
Required Amount	Section 4.12(a)
Required Financial Information	Section 9.3(uu)
Required Regulatory Approvals	Section 7.1(c)
Restricted Stock Rights	Section 2.2(a)
Retention Program	Section 6.9(c)
Sanctioned Country	Section 9.3(vv)
Sanctions	Section 9.3(ww)
Sanctions List	Section 9.3(xx)
Sarbanes-Oxley Act	Section 3.7(a)
Satisfaction Notice	Section 8.1(d)(iii)
SEC	Section 3.7(a)
Section 53-15-4	Section 2.3
Securities Act	Section 3.7(a)
Significant Subsidiary	Section 9.3(yy)
SPA Guarantee	Section 9.3(zz)
Sponsor	Recitals
Stock Purchase Agreement	Recitals
subsidiary	Section 9.3(aaa)
Superior Proposal	Section 6.1(e)(ii)
Surviving Corporation	Section 1.2
Surviving Corporation Bylaws	Section 1.5(c)
Surviving Corporation Charter	Section 1.5(b)
Tax Return	Section 9.3(bbb)
Taxes	Section 9.3(ccc)
Taxing Authority	Section 9.3(ddd)
TNMP	Section 3.7(a)
TNMP Backstop Facility	Section 3.24
TNMP Bonds	Section 9.3(eee)
TNMP Mortgage Indenture	Section 9.3(fff)
Transaction Litigation	Section 6.11
Transition Committee	Section 6.15(b)
Treasury Regulations	Section 9.3(ggg)
TXNM Backstop Facility	Section 3.24
WARN Act	Section 3.12(b)
Willful Breach	Section 9.3(hhh)

SECTION 1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a direct subsidiary of Parent, and the separate corporate existence of the Company, with all of its properties, rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, subject to Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the NMBCA.

SECTION 1.3 Closing. The closing for the Merger (the “Closing”) shall take place at the offices of Troutman Pepper Locke LLP, 875 Third Avenue, New York, New York 10022, at 9:00 a.m., New York City time, on the tenth (10th) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or (to the extent permitted by applicable Law) waiver of those conditions at the Closing) have been satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.
SECTION 1.4 Effective Time. At the Closing, the Company and Merger Sub will cause the Merger to be consummated by filing with the Secretary of State of the State of New Mexico (the “New Mexico Secretary of State”) articles of merger (the “Articles of Merger”), to be executed, acknowledged and filed with the New Mexico Secretary of State as provided in Section 53-14-4 of the NMBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the New Mexico Secretary of State or at such later time as may be agreed by the Parties in writing and specified in the Articles of Merger (the “Effective Time”).
SECTION 1.5 Articles of Incorporation; Bylaws.
(a) The name of the Surviving Corporation shall be the name of the Company.
(b) The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be the name of the Company) (the “Surviving Corporation Charter”), until thereafter amended as provided therein or by applicable Law, in each case, subject to the obligations set forth in Section 6.10.
(c) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be the name of the Company) (the “Surviving Corporation Bylaws”), until thereafter amended as provided therein or by applicable Law, in each case subject to the obligations set forth in Section 6.10.
SECTION 1.6 Directors and Officers.
(a) The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.
(b) The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.
ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS
SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or the capital stock of Merger Sub or limited liability company interests of Parent:
(a) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Company Share”) (other than (i) Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and (ii) Company Shares owned by the Company or any of its wholly-owned subsidiaries as treasury stock or otherwise, and in each case, not held on behalf of third parties (collectively, the “Cancelled Shares”), which shall be treated in accordance with Section 2.1(b), and the Dissenting Shares, which shall be treated in accordance with Section 2.3), shall be automatically converted, in accordance with the procedures set forth in this Agreement, into the right to receive an amount equal to $61.25 per Company Share in cash, without interest

(the “Per Share Merger Consideration”). At the Effective Time, all of the Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Company Shares (other than Cancelled Shares and Dissenting Shares) and each non-certificated Company Share represented by book-entry (a “Book-Entry Share”) (other than Cancelled Shares and Dissenting Shares) shall, in each case, thereafter represent only the right to receive the Per Share Merger Consideration, in each case without interest and subject to compliance with the procedures for surrender as set forth in Section 2.4.
(b) Cancellation of Cancelled Shares. Each Cancelled Share shall automatically, and without any action on the part of the Company, Parent or Merger Sub, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.
(c) Surviving Corporation Shares. Each share of common stock, no par value per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into one (1) share of common stock, no par value per share, of the Surviving Corporation.
SECTION 2.2 Treatment of Restricted Stock Rights and Performance Shares.
(a) Treatment of Restricted Stock Rights. Immediately prior to the Effective Time, each outstanding award of restricted stock rights (“Restricted Stock Rights”) granted under any Company Stock Plan or otherwise, shall, automatically and without any required action on the part of the holder thereof, cease to relate to or represent any right to receive any Company Common Stock and shall be converted, immediately prior to the Effective Time, into the right of the holder of such Restricted Stock Right to receive, from the Surviving Corporation or Parent (on behalf of the Surviving Corporation), an amount in cash (rounded down to the nearest cent) equal to the product of (i) the total number of shares of Company Common Stock subject to such Restricted Stock Right immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration, plus interest at the rate of six percent (6%), compounded semi-annually, from the Effective Time until the date of payment less applicable Taxes required to be withheld with respect to such payment. Such cash amount shall be payable to the holder of such converted award on the same terms and conditions as were applicable to the corresponding converted Restricted Stock Rights, including any applicable vesting, acceleration and payment timing provisions and subject to any prior deferral election by the holder with respect to the corresponding converted Restricted Stock Rights, as adjusted hereby, but excluding any terms rendered inoperative by reason of the consummation of the Merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award, in each case through the Company’s regular payroll processes applicable to such holder. For the avoidance of doubt, such cash amount will be paid only if and to the extent (and at the same time as) the corresponding Restricted Stock Right would have vested and been paid in accordance with the terms thereof. The intent is for the Surviving Corporation or Parent (on behalf of the Surviving Corporation) to pay, or cause to be paid, such amount only at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to the corresponding Restricted Stock Right such that no Tax or penalty under Section 409A of the Code will be triggered as a result of the conversion of the Restricted Stock Right.
(b) Treatment of Performance Shares. Immediately prior to the Effective Time, each outstanding award of performance shares (“Performance Shares”) granted under any Company Stock Plan or otherwise, shall, automatically and without any required action on the part of the holder thereof, be deemed to have been earned at the higher of (i) the target level of performance or (ii) the actual level of performance achieved, determined on a goal-by-goal basis, as of the last day of the last month ending at least thirty (30) days before the Effective Time, with such actual level of performance determined in the good faith judgment of the Company’s compensation committee as constituted immediately prior to the Effective Time in accordance with the applicable Company Stock Plan (the “Earned Performance Shares”). Immediately thereafter, each Earned Performance Share shall, automatically and without any required action on the part of the holder thereof, cease to relate to or represent any right to receive any Company Common Stock and shall be converted into the right of the holder of such Earned Performance Share to receive, from the Surviving Corporation or Parent (on behalf of the Surviving Corporation), an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Earned Performance Share immediately prior to the Effective Time multiplied by (B) the Per Share Merger Consideration, plus interest at the rate of six percent (6%), compounded semi-annually, from the Effective Time until the date of payment less applicable Taxes required to be withheld with respect to such payment. Such cash amount shall be payable to the holder of such converted award on the same service-based vesting terms and conditions as were applicable to the corresponding converted Earned Performance Share, including any applicable service-based vesting, acceleration and payment timing provisions but excluding any terms rendered inoperative by reason of the consummation of the Merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award, in each case through the Company’s regular payroll processes applicable to such holder. For the avoidance of doubt, such cash amount will be paid only if and to the extent (and at the same time as) the corresponding cancelled Earned Performance Share would have vested and been paid in accordance with the service-based terms thereof. The intent is for the Surviving Corporation or Parent (on behalf of the Surviving Corporation) to pay, or cause to be paid, such amounts only at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to the corresponding Earned Performance Share, so that no Tax or penalty under Section 409A of the Code will be triggered as a result of the conversion of the Performance Share.
(c) Direct Plan. In accordance with the terms of the Third Amended and Restated PNM Resources, Inc. Direct Plan (as amended, the “Direct Plan”), the Company shall take all actions reasonably necessary to ensure that the Direct Plan shall terminate immediately following the Effective Time; provided, that such termination shall be contingent upon the occurrence of the Effective Time. The Company shall provide timely notice to participants of the termination of the Direct Plan in accordance with the Direct Plan.
(d) Director Deferred Restricted Stock Rights Program. As of the Effective Time, in accordance with the terms of the Company’s Director Deferred Restricted Stock Rights Program, effective as of December 1, 2017 and amended as of February 28, 2025 (the “Directors Deferred Plan”), the Company shall take all actions reasonably necessary and in accordance with the Directors Deferred Plan to ensure that (i) the Directors Deferred Plan is terminated as of the Effective Time, (ii) no Nonemployee Director (as defined in the Directors Deferred Plan) will be eligible to participate in the Directors Deferred Plan after the Effective Time, except with respect to any outstanding Restricted Stock Rights granted to a Nonemployee Director with respect to which the Nonemployee Director, prior to the Effective Time, has made a deferral election pursuant to the Directors Deferred Plan, which Restricted Stock Rights shall be deferred into the Directors Deferred Plan in accordance with the applicable deferral election, (iii) each share of Company Common Stock distributable under the Directors Deferred Plan shall be automatically converted, in accordance with the procedures set forth in this Agreement, into the right to receive the Per Share Merger Consideration, and (iv) the Company will distribute to each participant the amounts credited to his or her account in the Directors Deferred Plan as soon as administratively practicable (and no later than thirty (30) days) after the Effective Time to the extent permitted by Section 409A of the Code (any amounts credited to the director’s account in the Directors Deferred Plan after the Effective Time shall be distributed to the participant as soon as administratively practicable (and no later than thirty (30) days) after the amounts are credited to the director’s account in the Directors Deferred Plan and in no event later than one (1) year after the Effective Time); provided, however, that such termination and all of the related foregoing actions shall be contingent upon the occurrence of the Effective Time, and provided, further, that nothing herein shall preclude a Nonemployee Director whose account in the Directors Deferred Plan is not paid as soon as administratively practicable (and no later than thirty (30) days) after the Effective Time from directing the deemed investment in such account to investments other than Company Common Stock pursuant to the terms of the Directors Deferred Plan.
(e) Treatment of Company Stock Plans. As of the Effective Time, no further Restricted Stock Rights, Performance Shares, or other rights with respect to shares of Company Common Stock shall be granted under the Company Stock Plans or otherwise, and the Company Stock Plans, other than the ESP II and the TXNM Energy, Inc. Retirement Savings Plan, shall terminate automatically upon the occurrence of the Effective Time such that, following the Effective Time, there shall be no outstanding Restricted Stock Rights or Performance Shares (in each case, whether vested or unvested) or any Company Common Stock or stock-based awards of the Company, the Surviving Corporation or any of their respective subsidiaries, under the terminated Company Stock Plans; provided, however, that the converted Restricted Stock Rights and the converted Earned Performance Shares shall remain subject to the applicable terms and conditions of the Company Stock Plans and the treatment described in this Section 2.2.

(f) No Right to Acquire Shares. The Company shall take all actions reasonably necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Restricted Stock Rights or Performance Shares that are subject to the provisions set forth in this Section 2.2 or any other rights with respect to shares of Company Common Stock granted under the Company Stock Plans.
(g) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board of Directors or the compensation committee of the Company Board of Directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.2 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act); provided, that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no effect if this Agreement is terminated without consummation of the Merger. The Company and the Company Board of Directors shall not take any action to apply the provisions of Section 11.5 of the 2014 PEP or Section 10.5 of the 2023 PEP to the transactions contemplated by this Agreement.
SECTION 2.3 Dissenting Shares. Notwithstanding Section 2.1, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing who is entitled to, and who has demanded, payment for fair value of such Company Shares (“Dissenting Shares”) in accordance with Section 53-15-4 of the NMBCA (“Section 53-15-4”) shall not be converted into the right to receive the Per Share Merger Consideration for each such Dissenting Share, unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to receive payment of fair value for such holder’s Dissenting Shares in accordance with Section 53-15-4. Any such holder shall instead be entitled only to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 53-15-4 less any applicable Taxes required to be withheld in accordance with Section 2.4(e) with respect to such payment. At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 53-15-4. If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 53-15-4 (or had not properly demanded payment under Section 53-15-4), then each such Dissenting Share shall be treated as if such Dissenting Share had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without interest thereon. The Company will give Parent (a) prompt written notice of any demand for payment of fair value of any Company Shares in accordance with Section 53-15-4, any withdrawals of such demands, and any other communications received by the Company or any of its Representatives in respect of the demand, withdrawal, or perfection of any rights under Section 53-15-4 and (b) the opportunity to conduct jointly with the Company all negotiations and proceedings with respect to such demands related to any Company Shares under Section 53-15-4. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any Dissenting Shares or settle or offer to settle any such demands.
SECTION 2.4 Surrender of Company Shares.
(a) Exchange Agent. Prior to the Effective Time, the Company and Parent shall enter into an agreement in form and substance reasonably acceptable to the Company and Parent with an exchange agent selected by Parent with the Company’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed (the “Exchange Agent”), for the purpose of delivering or causing to be delivered to each holder of Company Shares (other than Cancelled Shares or Dissenting Shares) the aggregate Per Share Merger Consideration to which the shareholders of the Company shall become entitled in respect of their Company Shares pursuant to this Article II. Parent shall deposit, or cause to be deposited, with the Exchange Agent, (i) at or prior to the Effective Time, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments of the Per Share Merger Consideration under Section 2.1, and (ii) from time to time, to the extent and when needed, additional cash sufficient to pay any dividends or other distributions pursuant to Section 6.14 (such cash deposited with the Exchange Agent being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Company Shares. The Exchange Agent shall invest any cash in the Exchange Fund if so directed by Parent; provided, that any such investments shall be in short-term

(i.e., maturities of thirty (30) days or less) obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., respectively. To the extent that there are losses with respect to such investments, or any cash in the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated by Section 2.1 and to pay any dividends or other distributions pursuant to Section 6.14, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the cash in the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) and Section 6.14 shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Exchange Agent pursuant to this Section 2.4(a) shall not be used for any purpose other than as contemplated by this Section 2.4(a).
(b) Exchange Procedures.
(i) Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail or otherwise provide to each holder of record of Company Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as Parent shall reasonably specify after consultation with the Company, specifying that delivery shall be effected, and risk of loss and title shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), and with respect to Certificates, only upon delivery of the Certificates (or satisfaction of the replacement requirements in lieu of the Certificates as provided in Section 2.4(f)) and delivery of a duly completed and validly executed letter of transmittal to the Exchange Agent, such transmittal materials to be in such form and have such other provisions as Parent shall reasonably determine after consultation with the Company, and (B) instructions for use in effecting the surrender of the Book-Entry Shares or Certificates (or satisfaction of the replacement requirements in lieu of the Certificates as provided in Section 2.4(f)) to the Exchange Agent.
(ii) Certificates. Upon surrender of a Certificate (or satisfaction of the replacement requirements in lieu of the Certificate as provided in Section 2.4(f)) to the Exchange Agent in accordance with the terms of such transmittal materials and instructions and delivery with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) equal to (A) the product obtained by multiplying (1) the number of Company Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.4(f)) by (2) the Per Share Merger Consideration, plus (B) any dividends and other distributions such holder has the right to receive pursuant to Section 6.14. No interest will be paid or accrued on any cash amount payable upon due surrender of the Certificates.
(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.1(a) and any dividends and other distributions such holder has the right to receive pursuant to Section 6.14. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Exchange Agent of an “agent’s message” in customary form and such other evidence of surrender, if any, as the Exchange Agent may reasonably request (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Company Shares upon receipt by the Exchange Agent of such “agent’s message” or such other evidence of surrender, if any, as the Exchange Agent may reasonably request) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) equal to (A) the product obtained by multiplying (1) the number of Company Shares represented by such Book-Entry Shares by (2) the Per Share Merger Consideration, plus (B) any dividends and other distributions such holder has the right to receive pursuant to Section 6.14. No interest will be paid or accrued on any cash amount payable upon due surrender of the Book-Entry Shares.
(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of such Certificate or Book-Entry Share may be delivered to such transferee or other Person only if the Certificate or Book-Entry Share formerly representing such Company Shares is properly endorsed or shall be otherwise in proper form for transfer and is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.
(v) Related Charges and Expenses. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall represent at any time from and after the Effective Time only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or an “agent’s message,” and such other documents as may reasonably be required pursuant to such instructions or by the Exchange Agent (as applicable)) the applicable Per Share Merger Consideration and any dividends or other distributions with respect to Company Shares payable pursuant to Section 6.14. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Shares for the Per Share Merger Consideration and any dividends or other distributions payable pursuant to Section 6.14.
(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for twelve (12) months after the Effective Time shall, upon the written demand of the Surviving Corporation, be delivered to the Surviving Corporation. Any former holder of Company Shares (other than a holder of Cancelled Shares or Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to solely look to Parent and the Surviving Corporation, as a general unsecured creditor thereof, for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) and any dividends or other distributions such holder has the right to receive pursuant to Section 6.14 upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or acceptable evidence of the surrender and cancellation of Book-Entry Shares, without any interest thereon in accordance with the provisions set forth in Section 2.4(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of their claim for the Per Share Merger Consideration and any dividends or other distributions such holder has the right to receive pursuant to Section 6.14 payable upon due surrender of their Certificates or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Merger Sub, the Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by Persons entitled to receive the Per Share Merger Consideration pursuant to this Article II as of a date that is immediately prior to such time as such unclaimed funds would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person entitled thereto.
(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented (together with the properly delivered and validly executed transmittal materials required by this Section 2.4) to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the consideration provided for in, and in accordance with the procedures set forth in, this Article II. The Per Share Merger Consideration paid upon the surrender of Certificates together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (or upon receipt by the Exchange Agent of an “agent’s message,” in the case of Book-Entry Shares, or such other evidence, if any, as the Exchange Agent may reasonably request), in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates or such Book-Entry Shares.
(e) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Surviving Corporation and their respective agents (including the Exchange Agent) shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Restricted Stock Rights, Performance Shares, or other rights with respect to shares of Company Common Stock (including any converted awards), or any other Person who is entitled to receive the Per Share Merger Consideration, any amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or any of their respective agents (including the Exchange Agent), such deducted and withheld amounts (i) shall be promptly remitted by Parent, Merger Sub, the Surviving Corporation or their respective agents, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the Person(s) in respect of which such deduction and withholding was made. The Parties and their respective agents (including the Exchange Agent) shall reasonably cooperate in good faith (i) to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required and (ii) to coordinate the deduction and withholding of any Taxes required to be deducted and withheld under any applicable Tax Law.
(f) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent or the Exchange Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) equal to (i) the product obtained by multiplying (A) the number of Company Shares represented by such lost, stolen or destroyed Certificate by (B) the Per Share Merger Consideration, plus (ii) any dividends and other distributions such holder has the right to receive pursuant to Section 6.14. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Company Shares for purposes of this Article II.
SECTION 2.5 Adjustments. In the event that the number of Company Shares issued and outstanding after the date hereof and prior to the Effective Time or the number of securities convertible or exchangeable into or exercisable for Company Shares shall have been changed into a different number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares, as applicable, or securities of a different class as a result, in either case, of a reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, then, in each case, the Per Share Merger Consideration and any other number or amount contained herein which is based upon the number of Company Shares shall be equitably adjusted to provide to Parent and the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the Company SEC Reports filed with, or furnished to, the SEC from and after January 1, 2021 and prior to the date of this Agreement (other than in any “risk factor” disclosure under the heading “Risk Factors” or any forward-looking statements contained therein) or (ii) as set forth on the corresponding sections or subsections of the disclosure schedules delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:
SECTION 3.1 Organization and Qualification; Subsidiaries.
(a) Each Company Party is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, formed, existing, qualified or, to the extent such concept is applicable, in good standing or to have such power or authority as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a list of all the Company’s subsidiaries and Joint Ventures, including (i) the name of each such entity and its form and jurisdiction of incorporation, (ii) a brief description of the principal line or lines of business conducted by each such entity and (iii) all Equity Securities held by any Person (including the Company) in each such entity. Except (A) as set forth in Section 3.1(b) of the Company Disclosure Schedule or (B) for Equity Securities acquired after the date of this Agreement without violating any covenant or agreement set forth herein, none of the Company nor any of its subsidiaries directly or indirectly owns any Equity Securities in any subsidiaries or Joint Ventures.
SECTION 3.2 Articles of Incorporation and Bylaws. The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the Articles of Incorporation, as amended to date (the “Company Articles of Incorporation”), and the Bylaws, as amended to date (the “Company Bylaws”), of the Company as in effect as of the date hereof, and the Organizational Documents of each of the Company’s Significant Subsidiaries, each as in effect as of the date hereof. The Company Articles of Incorporation and the Company Bylaws are in full force and effect. The Company is not in material violation of any provision of the Company Articles of Incorporation or Company Bylaws. The Organizational Documents of the Company’s Significant Subsidiaries are in full force and effect, and no Significant Subsidiary is in material violation of any provision of its Organizational Documents.
SECTION 3.3 Capitalization.
(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, no par value (the “Company Common Stock”) and (ii) 10,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”), of which 500,000 shares have been designated Convertible Preferred Shares, Series A.
(b) As of the close of business on May 16, 2025 (the “Company Capitalization Date”), the total issued and outstanding equity of the Company, and the total equity reserved for issuance by the Company, consisted of the following Equity Securities:
(i) 92,659,335 shares of Company Common Stock were issued and outstanding (which number does not include shares of Company Common Stock to which Restricted Stock Rights, Performance Shares or Notional Units relate);
(ii) no shares of Company Preferred Stock were issued or outstanding; and
(iii) (A) 269,963 shares of Company Common Stock subject to outstanding Restricted Stock Rights, (B) 301,977 shares and 603,971 shares of Company Common Stock subject to outstanding Performance Shares (calculated assuming target and maximum level performance achievement, respectively), in each such case, as granted or provided for under the (1) TXNM Energy, Inc. 2023 Performance Equity Plan, effective as of May 9, 2023 and as amended on August 2, 2024 (the “2023 PEP”), and (2) the TXNM Energy, Inc. 2014 Performance Equity Plan, effective as of May 15, 2014 and as amended on December 14, 2015 and January 1, 2017 (the “2014 PEP”), (and applicable award agreements issued thereunder) (collectively with the ESP II and the TXNM Energy, Inc. Retirement Savings Plan, as amended on December 13, 2022 and August 2, 2024, the “Company Stock Plans”), (C) no shares of Company Common Stock were held by the Company in its treasury, (D) 3,232,991 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, (E) 14,534,850 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 5.75% Junior Subordinated Convertible Notes due 2054 (the “Convertible Notes”), and (F) 1,104,641 shares of Company Common Stock were reserved for issuance pursuant to forward sales agreements entered into by the Company with third-party forward purchasers under an “at-the-market” offering.
(c) From the close of business on the Company Capitalization Date through the date of this Agreement, no (i) Restricted Stock Rights, (ii) Performance Shares (or awards in respect thereof), (iii) Notional Units or (iv) other rights to acquire Company Common Stock under any Company Stock Plan, have been granted or promised to be granted, and no shares of Company Common Stock have been issued or promised to be issued, except for shares of Company Common Stock issued pursuant to the vesting or settlement of Restricted Stock Rights or Performance Shares, in each case in accordance with the terms of the Company Stock Plans and the applicable award agreements, shares of Company Common Stock purchased and sold in the TXNM Energy, Inc. Retirement Savings Plan, and shares of Company Common Stock issued pursuant to the Stock Purchase Agreement. Except as set forth in Section 3.3(b), as of the Company Capitalization Date, (A) there are no outstanding or authorized (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options, warrants, calls, phantom stock, rights (including stock appreciation rights), preemptive rights, other Contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or Contract or other rights to acquire from any Company Party, or obligations or agreements of any Company Party to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of any Company Party (collectively, “Company Securities”), and (B) there are no outstanding contractual obligations of any Company Party (1) to repurchase, redeem or otherwise acquire or dispose of, or (2) that contain any right of first refusal with respect to, require the registration for sale of, apply voting restrictions to, grant any preemptive or antidilutive rights with respect to, or otherwise restrict any Person from purchasing, selling, pledging or otherwise disposing of, any Company Securities. All outstanding shares of Company Common Stock, and all shares of the Company reserved for issuance as noted in Section 3.3(b), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights, purchase options, call, right of first refusal or any similar right. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries and Joint Ventures is duly authorized, validly issued, fully paid and nonassessable and, with respect to the Company’s subsidiaries, all such shares are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all Liens. Except as set forth in Section 3.3(b) and on Section 3.3(c) of the Company Disclosure Schedule, no Company Party has any outstanding bonds, debentures, notes or other indebtedness or obligations (or commitment, understanding or obligation to issue, sell or extend any such outstanding bond, debenture, note or other indebtedness or obligation) the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Company Common Stock on any matter.
(d) There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its subsidiaries is a party in favor of any Person other than the Company or a subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity interests of the Company or any of its subsidiaries.
(e) No subsidiary or Joint Venture of the Company owns any stock in the Company.
(f) The Company has made available to Parent, as of the Company Capitalization Date, a complete and correct list of all outstanding (i) Restricted Stock Rights, (ii) Performance Shares and (iii) Notional Units, in each case, including the number of shares of Company Common Stock subject to such award (in the case of Performance Shares, based on both the target level and maximum level of performance), the name or employee identification number of the holder thereof, the grant date, the number of shares underlying such award subject to a deferral election (if any), the vesting schedule, including the extent to which any vesting had occurred as of the Company Capitalization Date, whether such award is cash-settled or stock-settled and any performance targets or similar conditions to vesting or settlement thereof, and whether (and to what extent) the vesting of such award may be accelerated in any way by the consummation of the transactions contemplated by the Agreement (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the transactions contemplated by the Agreement). The Company Stock Plans are the only plans or programs that the Company Parties maintain under which stock options, restricted stock, restricted stock units, stock appreciation rights, profits interests, phantom stock, stock purchase, or other compensatory equity and equity-based awards are outstanding, and no awards other than the Restricted Stock Rights and the Performance Shares have been granted under the Company Stock Plans.
SECTION 3.4 Authority.
(a) The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Shareholders Meeting, or any adjournment or postponement thereof, to approve this Agreement (the “Company Requisite Vote”) and the filing of the Articles of Merger with the New Mexico Secretary of State. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).
(b) The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined, in good faith, that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, consistent with and in furtherance of the Company’s business strategies and in the best interests of the Company and its shareholders, (iv) resolved to recommend the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company (the “Company Recommendation”), and (v) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the shareholders of the Company for their approval. The only vote of the shareholders of the Company required to approve this Agreement and the transactions contemplated hereby, including the Merger, is the Company Requisite Vote.
SECTION 3.5 No Conflict; Required Filings and Consents.
(a) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby does not and will not (i) subject to obtaining the Company Requisite Vote, breach or violate the Company Articles of Incorporation or the Company Bylaws or any Organizational Documents of any Company Party, (ii) subject to obtaining the Company Requisite Vote, assuming that all Consents and Filings set forth on Section 3.5(b)(i) and (ii) of the Company Disclosure Schedule have been obtained and made, respectively, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Judgment applicable to any Company Party or by which any Company Party’s property is bound or (iii) subject to Section 3.5(a)(iii) of the Company Disclosure Schedule and obtaining the Existing Loan Consents, result in any breach or violation of or constitute a default or result in the loss of a benefit under, or give rise to any right of payment (other than payment of the Per Share Merger Consideration on each Company Share pursuant to the terms, and subject to the conditions of, this Agreement), reimbursement, termination, revocation, cancellation, amendment, modification or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets or properties of any Company Party under, any of the terms, conditions or provisions of (A) subject to receipt of the Company Requisite Vote, any Law, rule, regulation, order, judgment or decree applicable to any Company Party or by which any of them or any of their respective properties are bound or (B) any Company Material Contract or License to which any Company Party is a party or by which any Company Party or any of their respective assets or properties is bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Other than (i) the Required Regulatory Approvals and the other Consents and Filings that have been obtained or made by the Company and (ii) such other Consents and Filings, the failure of which to obtain or make does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Licenses, expirations or terminations of waiting periods, non-actions, waivers, qualifications, change of ownership approvals or other authorizations (each, a “Consent”) of, or registration, notice, declaration or filing (each, a “Filing”) with, any Governmental Entity or third party are required (with or without notice or lapse of time, or both) for or in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, including the Merger.
SECTION 3.6 Compliance. (a) No Company Party is, or since January 1, 2023 (the “Applicable Date”) has been, in default under or in violation of any Law applicable to any Company Party or any order of any Governmental Entity (including Anti-Corruption Laws), except for any such default or violation, which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) the Company Parties have all permits, licenses, authorizations, exemptions, orders, consents, approvals, grants, certificates, variances, exceptions, permissions, qualifications, registrations, clearances, notices and franchises from Governmental Entities required to conduct their respective businesses as being conducted as of the date hereof (“Licenses”), except for any such Licenses the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Party is, and since the Applicable Date has been, in compliance in all respects with the terms of the Licenses, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Party nor, to the knowledge of the Company, any directors, officers, employees, agents or representatives thereof: (i) is a Designated Person; (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of any Company Party, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in violation of Sanctions or Ex-Im Laws. Since the Applicable Date, the Company has maintained and implemented policies, procedures and controls designed to ensure compliance with all Anti-Corruption Laws and Sanctions applicable to any Company Party.
SECTION 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.
(a) Each of the Company, Public Service Company of New Mexico, a New Mexico corporation (“PNM”), Texas-New Mexico Power Company, a Texas corporation (“TNMP”), and each other Company Party (if any) required to make such filings has filed or otherwise transmitted or furnished, on a timely basis, all forms, reports, schedules, statements (including definitive proxy statements), certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) from the Applicable Date through the date hereof (all such forms, reports, schedules, statements, certificates and other documents filed or furnished with the SEC since the Applicable Date, including those filed or furnished after the date hereof and including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or superseding filing), none of the Company SEC Reports so filed contained (taking into account all amendments and supplements thereto filed prior to the date hereof) any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statement.
(b) Since the Applicable Date, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since the Applicable Date, neither the Company nor any of its subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
(c) The audited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) included in the Company SEC Reports (i) complied as of their respective dates of filing, in each case in all material respects, with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof or the periods covered thereby (taking into account the notes thereto) and the consolidated results of operations, statements of earnings, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated interim financial statements of the Company and its subsidiaries (including any related notes thereto) included in the Company SEC Reports (A) complied as of their respective dates of filing, in each case in all material respects, with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (B) have been prepared in accordance with GAAP in all material respects (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal recurring year-end adjustments that were not and are not expected to be, individually or in the aggregate, material); and (C) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated results of operations, statements of earnings and cash flows for the periods indicated (subject to normal year-end adjustments that were not and are not expected to be, individually or in the aggregate, material).
(d) The Company maintains a system of internal control over financial reporting as required by Rule 13a-15(f) and 15d-15(f) of the Exchange Act that is effective in providing reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company maintains disclosure controls and procedures as required by Rule 13a-15(f) and 15d-15(f) of the Exchange Act that are effective in all material respects to ensure that material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and (ii) is accumulated and communicated to the Company’s management (including the Company’s principal executive and principal financial officers, or persons performing similar functions) as appropriate to allow timely decisions regarding required disclosure. Based on the Company’s most recent evaluation of internal control over financial reporting prior to the date hereof, the Company has disclosed to its outside auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Except for matters resolved prior to the date hereof, since the Applicable Date through the date of this Agreement, (i) neither the Company nor any of its subsidiaries nor any of their respective Representatives has received or otherwise obtained knowledge of any material complaint, allegation or claim (whether written or oral) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its subsidiaries, whether or not employed by any such entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of its subsidiaries or any of their respective directors, officers or employees to the general counsel or chief executive officer of the Company or the Company Board of Directors or any committee thereof.
(f) Except (i) as reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company and its subsidiaries included in the Company SEC Reports filed prior to the date hereof; (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2024; and (iii) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has or is subject to any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet, other than those which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g) Since the Applicable Date, the Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time. The shares of Company Common Stock are listed on the NYSE, and, since the Applicable Date, the Company has complied in all material respects with the applicable listing and corporate governance requirements of the NYSE.
SECTION 3.8 Contracts.
(a) Except (x) for this Agreement, (y) for the Contracts filed as exhibits to the Company SEC Reports prior to the date hereof or (z) for the Company Plans and Company Stock Plans (and any Restricted Stock Rights or Performance Shares granted under the Company Stock Plan), as of the date hereof, no Company Party is party to or bound by any Contract that:
(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) (A) purports to limit in any material respect either the type of business in which the Company or any of its subsidiaries or Joint Ventures (including those Contracts of the Company Parties that purport to so limit Parent or any of its Affiliates after the Effective Time) or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (B) would require the disposition of any material assets or line of business of the Company or its subsidiaries or Joint Ventures (including those Contracts of the Company Parties that so require Parent or any of its Affiliates after the Effective Time) or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, including the Merger, (C) is a material Contract that grants “most favored nation” status that, following the Effective Time, would impose obligations upon Parent or any of its Affiliates (including the Company Parties), (D) prohibits or limits, in any material respect, the right of the Company or any of its subsidiaries or Joint Ventures (including those Contracts of the Company Parties that so prohibit or limit Parent or any of its Affiliates after the Effective Time) to make, sell or distribute any products or services or use, transfer, license or enforce any of their respective Intellectual Property rights, (E) is with a Governmental Entity (other than ordinary course Contracts with Governmental Entities), (F) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries or Joint Ventures (or, after the Effective Time, Parent or any of its Affiliates) to own, operate, lease, provide or receive services, or sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business, or (G) is approved by FERC as a special or nonconforming Contract or service agreement that deviates from standard tariffs;

(iii) is a partnership, joint venture or similar Contract that, in each case, is material to the Company and its subsidiaries taken as a whole;
(iv) under which the Company or any of its subsidiaries (A) is liable for indebtedness in excess of $50,000,000 or (B) guarantees any indebtedness of a third party that is not a Company Party;
(v) expressly limits or otherwise restricts the ability of the Company or any of its subsidiaries to pay dividends or make distributions to its shareholders;
(vi) by its terms calls for aggregate payments by or to the Company and its subsidiaries under such Contract of more than $50,000,000 over the remaining term of such Contract (other than (A) this Agreement, (B) Contracts subject to clause (iv) above, (C) Contracts for the transportation, transmission, processing, storage, purchase, exchange or sale of gas, coal, oil, nuclear fuel or electric energy, the obligations under which are subject to review by Governmental Entities regulating utilities in the jurisdictions in which the Company or its subsidiaries operate and (D) immaterial financial derivative interest rate hedges);
(vii) relates to the pending acquisition or pending disposition of any asset (including any entity or business, whether by merger, sale of stock, sale of assets or otherwise), for consideration in excess of $50,000,000; or
(viii) is a Company Collective Bargaining Agreement.
Each Contract (x) set forth (or required to be set forth) in Section 3.8 of the Company Disclosure Schedule, (y) filed as an exhibit to the Company SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or (z) disclosed by the Company on a Current Report on Form 8-K as a “material contract” (excluding any Company Plan), is referred to herein as a “Company Material Contract”. Other than any Company Material Contract filed as an exhibit to the Company SEC Reports prior to the date of this Agreement and other than this Agreement, the Company has made available to Parent a true, complete and correct copy of each Company Material Contract.
(b) Each of the Company Material Contracts is a legal, valid and binding obligation of, and enforceable against, the Company Party that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business consistent with past practice, and (ii) for such failures to be legal, valid and binding or to be in full force and effect that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) No event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by the Company or any of its subsidiaries under any such Company Material Contract, and, to the knowledge of the Company, no other party to any Company Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Company Material Contract, except in each case where such violation, breach, default or event of default does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 3.9 Absence of Certain Changes or Events.
(a) Since December 31, 2023 through the date of this Agreement, (i) except as expressly contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course of business in a manner consistent with past practice, in all material respects, and (ii) there has not occurred any event, development, change, effect or occurrence that, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Since December 31, 2023 through and including the date of this Agreement, neither the Company nor any subsidiary of the Company has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a violation of Section 5.1(c)(i), Section 5.1(c)(ii), Section 5.1(c)(iii), Section 5.1(c)(iv), Section 5.1(c)(vii), Section 5.1(c)(viii) (excluding the declaration and payment of regular quarterly cash dividends on Company Common Stock during such period of time in the ordinary course of business and disclosed in the Company SEC Reports), Section 5.1(c)(xi), Section 5.1(c)(xiv) or Section 5.1(c)(xvii).
SECTION 3.10 Absence of Litigation. There are no (a) civil, criminal, administrative or other suits, claims, actions, proceedings, or arbitrations, by or before any Governmental Entity relating to or affecting any Company Party or any of its or their respective assets or properties pending or, to the knowledge of the Company, threatened against any Company Party or (b) to the knowledge of the Company, Governmental Entity investigations, inquiries or audits pending or threatened against, relating to or affecting, any Company Party or any of its or their respective properties or assets, other than, with respect to clause (a) or clause (b) of this Section 3.10, as applicable, any such suit, claim, action, proceeding, arbitration, investigation, inquiry or audit that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any Judgment, injunction or award except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.10 does not relate to environmental matters, which are addressed in Section 3.17.
SECTION 3.11 Employee Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and each other benefit or compensation plan, program, policy, agreement or arrangement, including, but not limited to, vacation or sick pay policy, fringe benefit, stock purchase, phantom equity or other equity or equity-based compensation, retention, transaction or change in control, deferred compensation, incentive compensation, pension, retirement savings, bonus, profit sharing, health, medical or dental, disability, unemployment insurance, life insurance, severance, individual consulting or employment (including offer letter) or other plan, program, policy, agreement or arrangement contributed to, sponsored or maintained by the Company or any of its subsidiaries for the benefit of any current, former or retired employee, director or other individual consultant/service provider of the Company or any of its subsidiaries (collectively, the “Company Employees”) and any such plan, program, agreement or arrangement that is or was subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the six (6)-year period preceding the date of this Agreement, with respect to which the Company or any of its subsidiaries has or would reasonably be expected to have any present or future actual or contingent liabilities.
(b) With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Schedule, the Company has made available to Parent a true, correct, and complete copy thereof to the extent in writing and, to the extent applicable, all material supporting documents including, but not limited to (i) the plan document or agreement, including any material amendments thereto, and any related trust agreement or other funding instrument or insurance policy, (ii) the most recent determination letter, if any, received from, and all material correspondence with the Internal Revenue Service (the “IRS”) in the three (3)-year period preceding the date of this Agreement, (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) for the most recent three (3) years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) all material correspondence with the IRS, Department of Labor and the Pension Benefit Guaranty Corporation in the three (3)-year period preceding the date of this Agreement. No Company Plan is maintained outside the jurisdiction of the United States or covers any Company Employees residing or working outside of the United States.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan has been established, funded and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws, (ii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits, audits, proceedings, investigations or claims (other than routine claims for benefits in the ordinary course), or material administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, are pending or, to the knowledge of the Company, threatened, (iii) all contributions, reimbursements, premium payments and other payments required to be made by the Company or any of its subsidiaries to or on behalf of any Company Plan have been made on or before their applicable due dates, and (iv) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption), with respect to any Company Plan. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.
(d) No Company Plan is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to any such plan within the six (6) years preceding the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor, to the knowledge of the Company, do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability to the Company or any of its subsidiaries (except for the payment of premiums to the Pension Benefit Guaranty Corporation not yet due). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code or (iv) resulting from the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, in each case, arising as a result of an ERISA Affiliate other than the Company or any of its subsidiaries.
(e) None of the execution, delivery and performance of this Agreement, shareholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in combination with another event, including termination of employment or service) could (i) entitle any current or former Company Employee to severance pay or benefit (or an increase in severance pay or benefit), unemployment compensation or any other payment or benefit (whether in cash or property or the cancellation of indebtedness) or trigger the funding of such payment or benefit, except as contemplated by this Agreement, (ii) accelerate the time of payment or vesting of, lapse the restrictions or repurchase rights relating to, or increase the amount of compensation or benefits due to any current or former Company Employee, except as expressly contemplated by this Agreement, (iii) result in any payment or benefit (whether in cash or property or the vesting of property or the cancellation of indebtedness), individually or together with any other payment or benefit, which would not reasonably be expected to be deductible under Section 280G of the Code or (iv) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, except as expressly contemplated by this Agreement.
(f) Neither the Company nor any of its subsidiaries is obligated or otherwise required to indemnify, reimburse, make whole, or provide for the gross-up of any Taxes, including Taxes imposed under Section 409A or Section 4999 of the Code.
(g) No Company Plan that is a “welfare benefit plan” within the meaning of ERISA provides benefits in respect of Company Employees beyond their retirement or other termination of service, other than coverage mandated solely by applicable Law. Neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been documented and operated in material compliance with Section 409A of the Code.
SECTION 3.12 Labor and Employment Matters.
(a) Section 3.12(a) of the Company Disclosure Schedule sets forth each collective bargaining agreement or other Contract with a labor union, employee representative or other labor organization to which the Company or any subsidiary thereof is a party or is bound or is presently negotiating, in each case, with respect to any Company Employees (the “Company Collective Bargaining Agreements”). To the knowledge of the Company, there is no unfair labor practice charge or comparable or analogous complaint pending before the National Labor Relations Board (or equivalent regulatory body, tribunal or authority) against the Company which, if adversely decided, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, (i) there have been no actual or, to the knowledge of the Company, threatened material labor arbitrations, strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or involving the Company or any subsidiary thereof, and (ii) to the knowledge of the Company, there have been no labor organizing activities with respect to the Company or any subsidiary thereof. None of the Company or any of its subsidiaries have any notice or consultation obligations to any labor union or labor organization in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.
(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, since the Applicable Date, the Company has not engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act and the regulations promulgated thereunder or any similar state or local Law (collectively, the “WARN Act”), without complying with the notice requirements of such Laws.
(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) as of the date of this Agreement, there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened between or involving the Company and any Company Employees and (ii) the Company is, and since the Applicable Date has been, in compliance with all applicable Laws, Contracts and policies respecting labor, employment and employment practices, including all legal requirements respecting terms and conditions of employment, equal opportunity, workplace health and safety, wages and hours, child labor, immigration, discrimination, disability rights or benefits, facility closures and layoffs, workers’ compensation, labor relations, employee leaves and unemployment insurance.
SECTION 3.13 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its subsidiaries has been since the Applicable Date continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by the Company and its subsidiaries, (b) neither the Company nor its subsidiaries has received since the Applicable Date any written notice of any pending or threatened (or is otherwise aware of any fact or occurrence that would trigger) cancellation, nonrenewal, termination or premium increase with respect to any insurance policy of the Company or any of its subsidiaries and all insurance policies of the Company and its subsidiaries are in full force and effect and (c) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof. Since the Applicable Date, neither the Company nor any of its subsidiaries has been refused any insurance with respect to its respective businesses or assets.
SECTION 3.14 Properties.
(a) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Party has (i) good and valid title to all real property that is material to the business of the Company Parties, taken as a whole, and that is owned in fee by such Company Party, (ii) valid rights to lease all real property and interests in real property, in each case, that is material to the business of the Company Parties, taken as a whole, and that is leased or subleased by such Company Party as lessee or sublessee and (iii) valid title to any real property easements that are material to the business of the Company Parties, taken as a whole, and that are owned by such Company Party (together, the “Company Material Real Property”), in each case free and clear of all liens, encumbrances, pledges, hypothecations, charges, mortgages, security interests, options, rights of first offer or last offer, preemptive rights, or other restrictions of similar nature (including any restriction on the transfer of any security or other asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), claims and defects, and imperfections of title (“Liens”) (except in all cases for (A) Liens permissible under any applicable lines of credit or other credit facilities or arrangements, loan agreements and indentures in effect on the date of this Agreement (or any replacement or additional facilities thereto permitted pursuant to this Agreement), (B) statutory liens securing payments not yet due, (C) (1) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such Company Material Real Property or the activities conducted thereon which are imposed by any

Governmental Entity having jurisdiction over such Company Material Real Property and (2) such imperfections or irregularities of title, Liens, easements, covenants and other restrictions or encumbrances (including easements, rights of way, options, reservations or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection), as do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (D) Liens for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been established in accordance with GAAP, (E) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (F) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business relating to obligations which are not overdue or that are being contested in good faith, and (G) mortgages, or deeds of trust, security interests or other encumbrances on title related to (x) indebtedness reflected on the most recent balance sheet included in the Company SEC Reports filed prior to the date hereof or (y) indebtedness incurred after the date hereof, in compliance with Section 5.1(c)(x) (items in clauses (A) through (G) are referred to herein as “Permitted Liens”)). This Section 3.14 does not relate to Intellectual Property, which is addressed in Section 3.16 or environmental matters, which are addressed in Section 3.17.
(b) Neither the Company nor any of its subsidiaries is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any Company Material Real Property (or any portion thereof) that, if such sale, assignment or disposition is consummated, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) Except in any such case as is not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect, (i) each easement or subeasement for Company Material Real Property (each, an “Easement”) is in full force and effect and is the valid and binding obligation of the Company or its applicable subsidiary, as applicable, enforceable against the Company or its applicable subsidiary, as applicable, in accordance with its terms, and to the knowledge of the Company, the other party or parties thereto, subject to the effects of the Bankruptcy and Equity Exception, (ii) no written notices of default under any Easement have been received by the Company or its subsidiaries that have not been resolved and (iii) to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default under any Easement by the Company or its subsidiaries.
(d) With respect to the Company Material Real Property, neither the Company nor any of its subsidiaries has received any written notice of, nor to the knowledge of the Company, does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation (other than condemnations in connection with municipal road improvement projects, state highway improvement projects or other public transportation projects) or similar proceedings, or any sale or other disposition of any Company Material Real Property or any part thereof in lieu of condemnation that, individually or in the aggregate, has had and would reasonably be expected to have a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries have lawful rights of use to all land and other real property rights, subject to Permitted Liens, necessary to conduct their business as presently conducted.
SECTION 3.15 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) The Company and each of its subsidiaries have timely filed (taking into account extensions of time to file) all Tax Returns required to be filed and all such Tax Returns are true, complete and accurate. The Company and each of its subsidiaries has timely paid (or has had timely paid on its behalf) in full all Taxes due and payable except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP. There are no Liens with respect to Taxes upon any of the assets or properties of the Company or any of its subsidiaries, other than with respect to Taxes not yet due and payable.

(b) The most recent financial statement contained in the Company SEC Reports filed prior to the date of this Agreement reflects, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements.
(c) No Tax Return filed of the Company or any of its subsidiaries is under any ongoing or pending audit or examination by any Taxing Authority or is the subject of any ongoing or pending administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against the Company or any of its subsidiaries by any Taxing Authority that has not been fully satisfied by payment, finally settled or otherwise finally resolved. During the last three (3) years, no claim has been made in writing by any Taxing Authority in a jurisdiction where any of the Company or its subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction that has not been finally settled or otherwise resolved. Neither the Company nor any of its subsidiaries has waived or extended in writing any statute of limitations with respect to Taxes that remains in effect.
(d) Neither the Company nor any of its subsidiaries (i) has been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), other than the Company and any of its subsidiaries, by reason of filing or being required to file a consolidated, combined, affiliated, unitary or similar income Tax Return, or as a transferee or successor, by contract, or otherwise.
(e) None of the Company or any of its subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, other than (i) agreements, contracts or arrangements solely between or among the Company and/or any of its subsidiaries or (ii) agreements, contracts or arrangements entered into in the ordinary course that do not relate primarily to Taxes.
(f) None of the Company or any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code was applicable.
(g) All Taxes required to be deducted, withheld, collected or deposited by or with respect to the Company and each of its subsidiaries have been timely deducted, withheld, collected or deposited as the case may be, and to the extent required by applicable Tax Law, have been timely paid to the relevant Taxing Authority.
(h) Neither the Company nor any of its subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).
(i) Neither the Company nor any of its subsidiaries (i) has requested or received any ruling related to Taxes from any Taxing Authority, or signed (or been a party to or bound by) any binding agreement relating to Taxes with any Taxing Authority that reasonably could be expected to have an impact on the Tax liability of the Company or any of its subsidiaries in a taxable period (or portion thereof) ending after the Closing Date, or (ii) is currently the beneficiary of any Tax holiday or other Tax reduction or incentive arrangement with any Taxing Authority.
(j) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. tax Law) or any other change in method of accounting occurring prior to Closing, (ii) closing agreement described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. tax Law) entered into prior to Closing, (iii) installment sale or open transaction disposition occurring prior to Closing, (iv) use of an improper method of accounting prior to Closing or (v) prepaid amount received, or deferred revenue accrued, prior to Closing.
Except to the extent that Section 3.11 relates to Taxes, the representations and warranties set forth in this Section 3.15 shall constitute the only representations and warranties by the Company with respect to Tax matters.

SECTION 3.16 Intellectual Property.
(a) Except as has not had since the Applicable Date and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its subsidiaries either own, free and clear of all Liens except Permitted Liens, or have sufficient rights to use, all Intellectual Property used in their business as currently conducted; (ii) to the knowledge of the Company, the conduct of the Company’s business does not, and, has not since the Applicable Date (or earlier if not currently resolved), infringed, misappropriated, or violated the Intellectual Property rights of any Person, and the Company and its subsidiaries have not received any written claim or allegation of same within the past year; (iii) to the knowledge of the Company, no Person is infringing, misappropriating or violating the Intellectual Property rights held exclusively by the Company or its subsidiaries; and (iv) the Company and its subsidiaries take commercially reasonable actions to protect the secrecy of their material trade secrets and confidential information and the security and operation of their material software and systems.
(b) Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect, to the knowledge of the Company: (i) the Company and its subsidiaries have implemented and maintain reasonable backup, security and disaster recovery and business continuity technology, policies and plans that are consistent with industry practices; (ii) the Company and its subsidiaries take such industry standard measures and other measures as are required by applicable Law and the policies of the Company and its subsidiaries to ensure the confidentiality of customer financial and other confidential information and to protect against the loss, theft and unauthorized access or disclosure of such information; (iii) the Company and its subsidiaries are in compliance with the Company’s and its subsidiaries’ Privacy Rules and Policies; (iv) none of the Company or any of its subsidiaries has received any written claims, notices or complaints regarding the Company’s or its subsidiaries’ information handling or security practices or the disclosure, retention, misuse or security of any Personal Information, or alleging a violation of any Person’s privacy, personal or confidentiality rights under any Person’s Privacy Rules and Policies, or otherwise by any Person, including the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Entity; and (v) the Company’s and its subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company or its subsidiaries in connection with its business as presently conducted, and have not materially malfunctioned or failed since the Applicable Date, and there have been no unauthorized intrusions or breaches of security with respect to the such information technology systems.
SECTION 3.17 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) the Company and its subsidiaries are, and have been since the Applicable Date, operating in compliance with all applicable Environmental Laws;
(b) the Company and its subsidiaries have obtained all Licenses required under any applicable Environmental Law for the operation of the business as currently conducted, and all such Licenses are validly issued, in full force and effect, and the Company and its subsidiaries are, and have been since the Applicable Date, in compliance with all terms and conditions of such Licenses;
(c) there has been no spill, release, disposal or discharge of any Hazardous Substances on, at, under, in, or from any Company Material Real Property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or its subsidiaries or, to the knowledge of the Company, at any other location that is (i) currently subject to any investigation, remediation, funding, contribution or monitoring obligation of the Company or its subsidiaries or (ii) reasonably likely to result in an investigation, remediation, funding, contribution or monitoring obligation or other liability of the Company or any subsidiary, in either case of the foregoing clause (i) or (ii), under any applicable Environmental Laws;
(d) neither the Company nor any of its subsidiaries is a party to, or has received written notice of, any pending or, to the knowledge of the Company, threatened claim, complaint, suit, or demand alleging that it or any subsidiary is in violation of or has liability under any Environmental Laws;

(e) neither the Company nor any of its subsidiaries is a party or subject to any Judgment, settlement agreement, or similar arrangement imposing on it any obligation under any applicable Environmental Laws that remains unfulfilled; and
(f) neither the Company nor any of its subsidiaries has assumed or retained any liabilities under any applicable Environmental Laws of any other Person by Contract or operation of law, including in any acquisition or divestiture of any property or business.
For purposes of this Agreement, the following terms shall have the meanings assigned below:
“Environmental Law” shall mean any federal, state, local, foreign or international laws (including common law), rules, regulations, statutes, ordinances, codes or Judgments that concern (i) pollution, (ii) protection, preservation or clean-up of the environment, (iii) protection or preservation of human health and safety (to the extent relating to exposure to Hazardous Substances) or (iv) the generation, use, treatment, transportation, storage, disposal, handling or release of Hazardous Substances.
“Hazardous Substance” shall mean (i) any chemical, waste, material or substance defined or designated as toxic, hazardous, or radioactive or regulated as a waste, a pollutant or a contaminant by any applicable Environmental Law and (ii) petroleum and petroleum products, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, perfluorooctanoic acid, perfluorooctane sulfonate and other per- or polyfluoroalkyl substances, and polychlorinated biphenyls.
SECTION 3.18 Opinion of Financial Advisor. Wells Fargo Securities, LLC (the “Company Financial Advisor”) has delivered to the Company Board of Directors its written opinion (or oral opinion that will be confirmed in writing and delivered to the Company Board of Directors promptly, and in no event later than one (1) Business Day, after the date of this Agreement), dated as of the date of this Agreement, that, as of such date and subject to the factors, qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Cancelled Shares). Copies of such opinion (including such written confirmation) have been made available to Parent or will be made available to Parent promptly after the date of this Agreement and prior to the Closing Date for informational purposes only.
SECTION 3.19 Regulatory Matters.
(a) The Company is a “holding company,” as such term is defined in the Public Utility Holding Company Act of 2005 and the implementing regulations of FERC in 18 C.F.R. Part 366 (“PUHCA”). Certain subsidiaries of the Company qualify as an “electric utility company” within the meaning of PUHCA, as a “public utility” under the FPA subject to regulation by FERC, as a “public utility” or “utility” subject to the Public Utility Regulatory Act of Texas, or as a “public utility” or “utility” subject to the Public Utility Act of New Mexico (hereinafter the “Regulated Operating Subsidiaries”).
(b) All filings required by all applicable statutes and the rules and regulations thereunder to be made by the Company or any of the Regulated Operating Subsidiaries since January 1, 2018, with FERC, the Department of Energy and any applicable state utility commissions, as the case may be, have been made, as applicable, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations thereunder do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) Each of the Regulated Operating Subsidiaries is legally entitled to provide services in all areas (i) where it currently provides service to its customers, and (ii) as identified in their respective tariffs, franchise agreements, service agreements and other Contracts with its customers, except for failures to be so entitled that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(d) Section 3.19(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) all rate filings pending as of the date of this Agreement related to the Company or any Regulated Operating Subsidiary before the FERC and any state energy regulatory body and each other material proceeding pending as of the date of this Agreement before the FERC or any state energy regulatory body relating to the Company or any Regulated Operating Subsidiary (other than those rate filings or other material proceedings of a general or industry-wide nature that also affect other entities engaged in a business similar to that of the Company or any Regulated Operating Subsidiary) and (ii) all tariffs (other than tariffs applicable to utilities generally in any jurisdiction in which the Company or any of the Regulated Operating Subsidiaries operates) filed with respect to, or applicable to, the services provided by the Company or any of the Regulated Operating Subsidiaries, and all agreements to provide service on non-tariff terms (and complete and correct copies of all such tariffs and agreements have been provided to Parent). All charges have been made for service and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements for non-tariff charges and are not subject to refund, except for failures to have made such charges or charged such fees that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
SECTION 3.20 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor and each advisor set forth on Section 3.20 of the Company Disclosure Schedule) is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letters with the Company Financial Advisor and each advisor set forth on Section 3.20 of the Company Disclosure Schedule, which letters describe all brokerage, finders’ and advisory commissions or fees payable to the Company Financial Advisor and each advisor set forth on Section 3.20 of the Company Disclosure Schedule, in connection with the transactions contemplated hereby.
SECTION 3.21 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “affiliate transactions”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applies to this Agreement or the transactions contemplated hereby, including the Merger.
SECTION 3.22 Energy Price Risk Management. The Company has established risk parameters, limits and guidelines in compliance with the risk management policy (including commodity risk policies) approved by the Company Board of Directors (the “Company Risk Management Guidelines”) and monitors compliance by the Company and its subsidiaries with such energy price risk parameters, limits and guidelines. The Company has made available the Company Risk Management Guidelines prior to the date of this Agreement. As of the date of this Agreement, except for exceptions approved in accordance with the Company Risk Management Guidelines and other than as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries are operating in compliance with the Company Risk Management Guidelines and all Derivative Products of the Company and any of its subsidiaries were entered into in accordance with the Company Risk Management Guidelines.
SECTION 3.23 Anti-Corruption; Anti-Money Laundering. None of the Company or any of its subsidiaries or Joint Ventures, or any of their respective Representatives, has since January 1, 2020, directly or indirectly, made, offered, promised, authorized, accepted or agreed to accept, directly or indirectly, any gift, payment, or transfer of any money or anything else of value, including any bribe, rebate, kickback, payoff or other similar unlawful payment, or provided any benefit, to or from anyone, intending that, in consequence, a relevant function or activity should be performed improperly or to reward such improper performance, to any Government Official, (a) for the purpose of (i) influencing any act or decision of that Government Official, (ii) inducing that Government Official to do or omit to do any act in violation of his lawful duty, (iii) securing any improper advantage, or (iv) inducing that Government Official to use his or her influence with a Governmental Entity, (A) to affect or influence any act or decision of any Governmental Entity, or (B) to assist the Company or any of its subsidiaries or Joint Ventures in obtaining or retaining business with, or directing business to, any Person, or (b) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. The Company and its subsidiaries and Joint Ventures have maintained complete and accurate books and records with respect to payments to any Government Official and any payment to or other expenses involving agents, consultants, representatives, customers, employees and any other third parties acting on behalf of any Company Party, in each case, in accordance with Anti-Corruption Laws and GAAP. None of the

Company or any of its subsidiaries or Joint Ventures has either (x)(1) conducted or initiated any review, audit, or internal investigation, or (y) made a voluntary, directed, or involuntary disclosure to any Governmental Entity responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Laws, or (2) received any inquiry, notice, request or citation from any Person alleging noncompliance with any Anti-Corruption Laws. Each of the Company and its subsidiaries and Joint Ventures is, and has been since January 1, 2020, in compliance with all applicable anti-money laundering legislation, regulations, rules or orders relating thereto for all other applicable jurisdictions, and maintains adequate internal controls to ensure such compliance.
SECTION 3.24 Company Financing. As of the date hereof, the Company has delivered to Parent true, complete and correct copies of (a) that certain Credit Agreement, dated as of the date hereof, by and among the Company, the lenders party thereto from time to time and Wells Fargo Bank, National Association (including all exhibits, schedules, and annexes thereto, and any fee letter associated therewith and referenced therein (except that the fee letter is subject to redactions further set forth below), as may be amended or modified in accordance with the terms hereof, the “TXNM Backstop Facility”) and (b) that certain Term Loan Agreement, dated as of the date hereof, by and among TNMP, the lenders party thereto from time to time and Wells Fargo Bank, National Association (including all exhibits, schedules, and annexes thereto, and any fee letter associated therewith and referenced therein (except that the fee letter is subject to redactions further set forth below), as may be amended or modified in accordance with the terms hereof, the “TNMP Backstop Facility”, and together with the TXNM Backstop Facility, the “Backstop Facilities”). As of the date of this Agreement, (i) neither Backstop Facility has been amended, restated or otherwise modified or waived in any respect, (ii) no such amendment, restatement, modification or waiver is currently contemplated (other than, for the avoidance of doubt, amendment to the Backstop Facilities solely to add additional lenders as parties thereto), (iii) the commitments contained in the Backstop Facilities have not been terminated, withdrawn, rescinded, reduced or otherwise modified in any respect, and no such termination, withdrawal, rescission, reduction or modification is contemplated except as set forth in the Backstop Facilities and (iv) the conditions to the closing and effectiveness of the Backstop Facilities have all been satisfied. Except for fees set forth in the Backstop Facilities and fee letters (complete copies of which have been provided to Parent, with only fee amounts redacted) and customary engagement letters in respect of permanent financing to be incurred to refinance the TNMP Backstop Facility (none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Backstop Facilities), as of the date hereof, there are no side letters or other Contracts or arrangements (oral or written) related to the Backstop Facilities that could affect the conditionality, enforceability, amount, availability, timing or termination of the Backstop Facilities or modifies, amends or expands the conditions to the funding of the Backstop Facilities or the transaction contemplated thereby other than as expressly set forth in the Backstop Facilities. The Company and TNMP, as applicable, has fully paid (or cause to be paid) any and all commitment fees or other fees in connection with the Backstop Facilities that are payable on or prior to the date hereof and the Company and TNMP, as applicable, will continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. As of the date hereof, the Backstop Facilities are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of the Company and/or TNMP, as applicable, and, to the knowledge of the Company and/or TNMP, as applicable, each of the other parties thereto. There are no conditions precedent or other contingencies relating to the funding of the amounts contemplated under the Backstop Facilities other than as expressly set forth in the Backstop Facilities. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (A) constitute a default or breach under the Backstop Facilities on the part of the Company and/or TNMP, as applicable or, to the knowledge of the Company and/or TNMP, as applicable, any other party to the Backstop Facilities, (B) constitute a failure to satisfy a condition precedent under the Backstop Facilities on the part of the Company and/or TNMP, as applicable or, to the knowledge of the Company and/or TNMP as applicable, any other party to the applicable Backstop Facilities or (C) to the knowledge of the Company and/or TNMP, as applicable, result in any portion of the Backstop Facilities being unavailable when such facilities are contemplated to be funded. As of the date hereof, the Company and/or TNMP, as applicable, has no reason to believe that any of the conditions to the funding of the Backstop Facilities will not be satisfied at the time such portion of the facilities are contemplated to be funded.
SECTION 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV (as modified by the Parent Disclosure Schedule), the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes, or has made, any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective subsidiaries and businesses or with respect to the transactions contemplated by this Agreement or with respect to any other information provided to the Company. The Company hereby disclaims, and specifically acknowledges and agrees to the disclaimer of, any such other representations or warranties, whether made by Parent, Merger Sub or any of their Affiliates, or any of their respective shareholders, officers, directors, employees, agents or Representatives, and of all liability and responsibility for any such other representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to the Company or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any of them). None of Parent, Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING
PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company that, except as set forth on the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:
SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority has not had and would not reasonably be expected to have not, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.2 Organizational Documents of Parent and Merger Sub. Parent has furnished or otherwise made available to the Company, prior to the date hereof, correct and complete copies of the Organizational Documents of each of Parent and Merger Sub, each as amended to date, and each as so delivered in full force and effect. Neither of Parent nor Merger Sub is in material violation of any provision of its Organizational Documents.
SECTION 4.3 Operations and Ownership of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists solely of 100 shares of common stock no par value, 100 of which shares are validly issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of Merger Sub are, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than as expressly contemplated herein or in furtherance of the transactions contemplated hereby.
SECTION 4.4 Authority.
(a) Each of Parent and Merger Sub has all requisite corporate or similar power and authority, and has taken all corporate or similar action necessary, in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, subject only to filing of the Articles of Merger with the New Mexico Secretary of State. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The manager of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable to and in the best interests of Parent and its sole member and (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Delaware Limited Liability Company Act.
(c) The board of directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole shareholder, (ii) approved and authorized this Agreement and the transactions contemplated by this Agreement, including the Merger, and declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and in the best interests of Merger Sub and its sole shareholder, and (iii) resolved to recommend the approval of this Agreement and the transactions contemplated hereby, including the Merger, to Parent, as the sole shareholder of Merger Sub, and directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to Parent, as the sole shareholder of Merger Sub, for approval in accordance with the NMBCA.
(d) Parent has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole shareholder of Merger Sub.
SECTION 4.5 No Conflict; Required Filings and Consents.
(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, including the ownership and operation of the Company and its subsidiaries following the Effective Time, will not (with or without notice or lapse of time or both) (i) breach or violate the Organizational Documents of Parent or Merger Sub, (ii) assuming that all Consents and Filings set forth on Section 4.5(b)(i) and (ii) of the Parent Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Judgment applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Other than (i) the Required Regulatory Approvals and the other Consents and Filings that have been obtained or made by Parent and (ii) such other Consents and Filings, the failure of which to obtain or make does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Consent or Filing with, any Governmental Entity or third party is required for or in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger.
SECTION 4.6 Compliance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and Merger Sub are in compliance with all applicable Laws and all Licenses applicable to the business and operations of Parent and Merger Sub, and (b) Parent and Merger Sub hold, and are in compliance with, all Licenses required by applicable Laws for the conduct of their business as now being conducted. Neither Parent nor Merger Sub, and, to the knowledge of Parent, none of its or their respective directors, officers, employees, agents or representatives: (i) is a Designated Person; (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of Parent or Merger Sub, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in violation of Sanctions.

SECTION 4.7 Absence of Litigation. There are no civil, criminal, administrative or other suits, claims, actions, proceedings or arbitrations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, other than any such suit, claim, action, proceeding or arbitration that would not or would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties is or are subject to any Judgment except for any Judgment that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.8 Brokers. No broker, finder or investment banker (other than RBC Capital Markets, LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s, advisory or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Affiliates for which the Company could have liability.
SECTION 4.9 Ownership of Shares of Company Common Stock. Other than the shares of Company Common Stock to be acquired by Purchaser as contemplated by the Stock Purchase Agreement, neither Purchaser or any of Parent’s Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any securities that are convertible into or exchangeable or exercisable for shares of Company Common Stock, or holds any rights to acquire or vote any Company Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the shares of Company Common Stock or a value determined in whole or part with reference to, or derived in whole or part from, the value of the shares of Company Common Stock, in any case without regard to whether (a) such derivative conveys any voting rights in such securities to such Person or such Person’s subsidiaries, (b) such derivative is required to be, or capable of being, settled through delivery of securities or (c) such Person or such Person’s subsidiaries may have entered into other transactions that hedge the economic effect of such derivative.
SECTION 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.
SECTION 4.11 Solvency. Assuming that the representations and warranties set forth in Section 3.3 are accurate, Parent and Merger Sub, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the Merger and the other transactions contemplated hereby to occur at the Closing, including the Merger, the funding of the Parent Debt Financing and the Equity Financing, and the payment of the Required Amount, will not be, Insolvent.
SECTION 4.12 Parent Financing.
(a) Assuming that (i) the Equity Financing is funded in accordance with the Equity Commitment Letter, (ii) the Parent Debt Financing is funded in accordance with the Parent Debt Commitment Letter and (iii) the representations and warranties set forth in Section 3.3 are accurate, (A) Parent and Merger Sub will have available at the Closing sufficient funds to consummate the transactions contemplated hereby, including the Merger, and to enable Parent and Merger Sub to pay all of their respective obligations under this Agreement on the Closing Date, including in respect of the (1) payment of the aggregate Per Share Merger Consideration and all other amounts payable pursuant to Article II, (2) repayment, prepayment or discharge of the obligations of the Company and its subsidiaries identified in Section 4.12(a)(A) of the Company Disclosure Schedule that would become due (after giving effect to the Merger) and are intended to be repaid at Closing and (3) payment of all fees and expenses expected to be incurred on the Closing Date in connection therewith and (B) Parent and the Company will have available after the Closing sufficient funds to repay, prepay or discharge the obligations of the Company and its subsidiaries identified in Section 4.12(a)(B) of the Company Disclosure Schedule that would become due at the relevant time after the Closing (such amounts described in clauses (1) and (2), collectively, the “Required Amount”). Each of Parent and Merger Sub acknowledges that its obligations to consummate the transactions contemplated by this Agreement, including the Merger, are not contingent or conditioned in any manner on obtaining the Equity Financing, the Parent Debt Financing or any other financing.

(b) Concurrently with the execution of this Agreement, Sponsor has executed the Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and Sponsor, subject only to the Bankruptcy and Equity Exception. The Equity Commitment Letter is not subject to any conditions or other contractual contingencies other than the conditions precedent set forth therein (the “Financing Conditions”). Parent has delivered to the Company a true and complete copy of the executed Equity Commitment Letter pursuant to which Sponsor has committed, subject only to the terms and conditions set forth therein, to provide the Equity Financing to Parent.
(c) As of the date of this Agreement, the Equity Commitment Letter has not been amended, restated or otherwise modified or waived in any respect, and no such amendment, restatement, modification or waiver is contemplated. As of the date of this Agreement, the commitments contained in the Equity Commitment Letter have not been terminated, withdrawn, rescinded, reduced or otherwise modified in any respect, and to the knowledge of Parent and Merger Sub, no such termination, withdrawal, rescission, reduction or modification is contemplated. As of the date of this Agreement, none of Parent, Merger Sub or Sponsor, as applicable, is in breach or default under the terms and conditions of the Equity Commitment Letter, and no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Equity Commitment Letter. As of the date of this Agreement and assuming the accuracy of the representations and warranties of the Company herein and the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, neither Parent nor Merger Sub has any actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the Financing Conditions failing to be satisfied on a timely basis or the Equity Financing contemplated by the Equity Commitment Letter not being made available on the Closing Date in accordance with the terms of the Equity Commitment Letter. Parent or Merger Sub has fully paid any and all commitment fees or other fees required by the terms of the Equity Commitment Letter to be paid on or before the date of this Agreement.
(d) As of the date hereof, Parent has delivered to the Company (i) true, complete and correct copies of two executed commitment letters, each dated as of the date hereof, between Merger Sub and the financial institutions and investors party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letters associated therewith and referenced therein (except that the fee letters are subject to redactions further described below), as may be amended or modified in accordance with the terms hereof, collectively, the “Parent Debt Commitment Letters”), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Parent Debt Financing”) for the purposes of funding the transactions contemplated therein, and related fees and expenses. As of the date of this Agreement, the Parent Debt Commitment Letters have not been amended, restated or otherwise modified or waived in any respect, (A) no such amendment, restatement, modification or waiver is contemplated (other than, for the avoidance of doubt, amendment to the Parent Debt Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Parent Debt Commitment Letters as of the date hereof to the extent permitted under the terms of the Parent Debt Commitment Letters as of the date hereof) and (B) the respective commitments contained in the Parent Debt Commitment Letters have not been terminated, withdrawn, rescinded, reduced or otherwise modified in any respect, and no such termination, withdrawal, rescission, reduction or modification is contemplated. Except for fee letters (complete copies of which have been provided to Parent, with only fee amounts, market flex provisions and other customary threshold amounts and “securities demand” related provisions redacted) and customary engagement letters in respect of permanent financing in lieu of all or part of the Parent Debt Financing permitted hereby (none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Parent Debt Financing), as of the date hereof there are no side letters or other Contracts or arrangements (oral or written) related to the Parent Debt Financing that could affect the conditionality, enforceability, amount, availability, timing or termination of the Parent Debt Financing or modifies, amends or expands the conditions to the funding of the Parent Debt Financing or the transactions contemplated thereby other than as expressly set forth in the Parent Debt Commitment Letters. Parent or Merger Sub, as applicable, has fully paid (or caused to be paid) any and all commitment fees or other fees in connection with the Parent Debt Commitment Letters that are payable on or prior to the date hereof and Parent or Merger Sub, as applicable, will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date; provided, that any payment due and payable on the Closing

Date shall be funded contemporaneously with the Closing and subject to the satisfaction of the other funding conditions in respect of the Parent Debt Financing on the Closing Date. As of the date hereof, the Parent Debt Commitment Letters are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Parent Debt Financing, other than as expressly set forth in the Parent Debt Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (1) constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent and Merger Sub, any other party to the Parent Debt Commitment Letters, (2) constitute a failure to satisfy a condition precedent on the part of Parent or Merger Sub or, to the knowledge of Parent and Merger Sub, any other party to the Parent Debt Commitment Letters or (3) to the knowledge of Parent or Merger Sub, result in any portion of the Parent Debt Financing being unavailable on the Closing Date or at the relevant time when such commitments are expected to be funded. As of the date hereof, assuming the conditions in Article VII are satisfied, Parent and Merger Sub have no reason to believe that any of the conditions to the Parent Debt Financing contemplated by the Parent Debt Commitment Letters will not be satisfied on the Closing Date or at the relevant time when such commitments are expected to be funded.
SECTION 4.13 Guarantee. Concurrently with the execution and delivery of this Agreement, Sponsor has delivered to the Company a true, correct and complete copy of a duly executed Guarantee, and assuming the due authorization, execution and delivery by the Company of the Guarantee, the Guarantee constitutes a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Sponsor pursuant to the Guarantee.
SECTION 4.14 CFIUS Foreign Person Status. Each of Parent and Merger Sub is a United States person (as defined by Section 7701(a)(30) of the Code) and is not a “foreign person” or a “foreign entity,” or controlled by a “foreign person,” (each as defined in Section 721 of the Defense Production Act of 1950, as amended).
SECTION 4.15 No Other Representations or Warranties. Except for the representations and warranties contained in Article III (as modified by the Company Disclosure Schedule), each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes, or has made, any other express or implied representation or warranty with respect to the Company or its subsidiaries and businesses or with respect to the transactions contemplated by this Agreement or with respect to any other information provided to Parent or Merger Sub. Each of Parent and Merger Sub hereby disclaims, and specifically acknowledges and agrees to the disclaimer of, any such other representations or warranties, whether made by the Company or any of its Affiliates, or any of their respective shareholders, officers, directors, employees, agents or Representatives, and of all liability and responsibility for any such other representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to Parent or Merger Sub or their Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any of them). Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
SECTION 4.16 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it has conducted its own independent investigation and analysis of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement (including the Company Disclosure Schedule), and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that, none of the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other

Representatives has made any representation or warranty (express or implied) concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations.
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII (the “Interim Period”), except (v) as otherwise expressly permitted or required by this Agreement, (w) as set forth in Section 5.1 of the Company Disclosure Schedule, (x) as required by applicable Laws or by a Governmental Entity, (y) to address any exigent emergencies that present, or would be reasonably likely to present, an immediate and material threat to the Company or the environment or the health and safety of natural Persons if not addressed by the Company taking immediate action and acting as a reasonable and prudent operator of electric utilities in New Mexico and Texas or (z) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) the Company shall, and shall cause each of its subsidiaries to, and the Company shall exercise (and cause its subsidiaries to exercise) any available rights with respect to its (and their respective) Joint Ventures to cause each such Joint Venture to (i) conduct their respective businesses in the ordinary course of business consistent with past practice and in substantially the same manner as heretofore conducted and (ii)(A) preserve substantially intact, in all material respects, the business organization of the Company Parties and (B) use their respective commercially reasonable efforts to maintain their respective relationships with Governmental Entities, customers, suppliers, contractors, distributors, creditors, lessors and other third parties that have material business dealings with the Company Parties and keep available the services of its officers and key employees and consultants, in each case, as is reasonably necessary to preserve substantially intact their respective business organization;
(b) the Company shall not, and it shall cause each of its subsidiaries not to, directly or indirectly, take any action (including any action with respect to a third-party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or their respective ability to satisfy their obligations hereunder; and
(c) without limiting the generality of the foregoing, the Company shall not, and shall cause each subsidiary of the Company not to, do any of the following and shall exercise (and shall cause its subsidiaries to exercise) any available rights with respect to its Joint Ventures to cause each such Joint Venture not to do any of the following:
(i) amend or otherwise change the Company Articles of Incorporation or the Company Bylaws or the equivalent Organizational Documents of any Company Party;
(ii) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any Person, corporation, partnership or other business organization or division thereof or any assets, in each case, except for (A) purchases of equipment, inventory and other assets or pursuant to construction, operation and/or maintenance contracts, in each case, in the ordinary course of business or pursuant to Contracts existing on the date of this Agreement or entered into after the date of this Agreement consistent with the terms hereof or (B) acquisitions or investments that do not exceed $20,000,000 individually or $60,000,000 in the aggregate;
(iii) issue or authorize the issuance, pledge, transfer, subject to any Lien, sell, or dispose of or commit to the issuance, authorization, pledge, transfer, subjecting to any Lien, or disposition of (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any Equity Securities (including stock appreciation rights, phantom stock or similar instruments), of any Company Party (except (A) for issuance of up to 1,104,641 shares of Company Common Stock pursuant to forward sales agreements previously entered into by the Company with third-party forward purchasers under an “at-the-market” offering, (B) for issuance of up to 14,534,850 shares of Company Common Stock upon conversion of the Convertible Notes, (C) for issuance of shares of Company Common Stock with proceeds to the Company of up to $400,000,000, including pursuant to an “at-the-market” offering, block sale or other offering to be conducted after the date hereof on the terms set forth on Section 5.1(c)(iii)-Part A of the Company Disclosure Schedule, (D) for shares of Company Common Stock issued pursuant to the Stock Purchase Agreement, (E) for the issuance of shares of Company Common Stock upon the settlement of Restricted Stock Rights or Performance Shares outstanding as of the Company Capitalization Date in accordance with the terms thereof, (F) for any issuance, sale or disposition to the Company or a wholly-owned subsidiary of the Company by any subsidiary of the Company, (G) for the grant of Restricted Stock Rights and/or Performance Shares as permitted by Section 5.1(c)(iii)-Part B of the Company Disclosure Schedule or (H) for pledges or Liens relating to any indebtedness incurred in compliance with Section 5.1(c)(x));
(iv) reclassify, combine, split, subdivide or amend the terms of, redeem, purchase or otherwise acquire, directly or indirectly, any Equity Securities (except (A) for the acquisition of shares of Company Common Stock tendered by directors or employees or in order to pay Taxes in connection with the exercise, vesting or settlement of Restricted Stock Rights or Performance Shares outstanding as of the Company Capitalization Date in accordance with the terms thereof or (B) in connection with the purchase of Company Common Stock by the Company in the market in connection with the settlement of shares under the Restricted Stock Rights or Performance Shares);
(v) other than Permitted Liens or Liens relating to any indebtedness incurred in compliance with Section 5.1(c)(x), create or incur any material Lien on any material assets of the Company or its subsidiaries (other than subsidiaries acquired following the date hereof);
(vi) make any loans or advances to any Person (other than the Company or any of its wholly-owned subsidiaries) other than in the ordinary course of business or not in excess of $10,000,000 in the aggregate;
(vii) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, abandon, allow to expire or lapse, or dispose of any assets, rights or properties, which are material to the Company Parties, taken as a whole (other than sales, dispositions or licensing of equipment or inventory and other assets in the ordinary course of business consistent with past practice or pursuant to Contracts existing on the date of this Agreement or entered into after the date of this Agreement consistent with the terms hereof as expressly permitted hereunder) as expressly permitted hereunder;
(viii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Securities, or make any other actual, constructive or deemed dividend or distribution in respect of any of its Equity Securities (except (A) the Company may continue the declaration and payment of regular quarterly cash dividends on Company Common Stock for each quarterly period ended after the date of this Agreement, not to exceed the amount set forth on Section 5.1(c)(viii) of the Company Disclosure Schedule, with usual record and payment dates for such quarterly dividends in accordance with past dividend practice, (B) for any cash dividend or cash distribution by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company and (C) a “stub period” dividend to holders of record of Company Shares as of immediately prior to the Effective Time equal to the product of (1) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (2) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the Effective Time by ninety-one (91));
(ix) other than (A) in the ordinary course of business, (B) as required by Law or any Governmental Entity, or (C) to implement the outcome of any regulatory proceeding, enter into, terminate or modify or amend in any material respect any Company Material Contract;
(x) except (i) with respect to any Permitted Permanent Bond Replacement Financing in compliance with Section 6.17, (ii) with respect to entering into, amending and borrowing under the Backstop Facilities or any debt facility required to prepay or refinance any Existing Credit Facility, in each case, in compliance with Section 6.17, (iii) for obtaining any Permitted Replacement Backstop Facility in compliance with Section 6.17, (iv) for borrowings in the ordinary course of business under the Company’s and its subsidiaries’ Credit Facilities, (v) for extensions of the maturity dates of the Credit Facilities (other than the Backstop Facilities, which are provided for in clause (ii) above) in the ordinary course of business on customary market terms, (vi) for the issuance of an equal aggregate principal amount of the Company’s 5.75% Junior Subordinated Notes due 2054 upon any conversion of the Convertible Notes in compliance with the terms thereof, and (vii) for intercompany loans between the Company and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of the Company, (A) incur or assume indebtedness for borrowed money or issue any debt securities, other than (1) indebtedness incurred in the ordinary course of business not to exceed $25,000,000 in the aggregate, (2) pursuant to letters of credit in the ordinary course of business, and (3) any refinancing of short-term debt of the Company or any of its subsidiaries existing as of the date of this Agreement; provided, however, that if such refinancing is completed prior to maturity, it shall be (x) on substantially similar terms or terms that are more favorable to the Company or such subsidiaries in the aggregate, (y) for the same or lesser principal amount and (z) voluntarily prepayable by the Company or such subsidiaries without premium or penalty; provided, further, that any such indebtedness incurred shall not have any default, event of default, mandatory prepayment, mandatory offer to pay or similar event that would be triggered by the consummation of the transactions contemplated hereunder, (B) modify in any material respect in a manner adverse to the Company or Parent the terms of any such indebtedness for borrowed money; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person (other than a wholly-owned subsidiary of the Company); (D) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any of its subsidiaries), except for business expense advancements in the ordinary course of business consistent with past practice to employees of the Company or its subsidiaries; (E) mortgage or pledge any of its or its subsidiaries’ assets (tangible or intangible); or (F) enter into any commodity, currency, sale or other hedging agreements other than such hedging agreements (i) entered into in the ordinary course of business consistent with past practice or (ii) entered into in connection with the Permitted Permanent Bond Replacement Financing, in each case which can be terminated on ninety (90) days or less notice and which do not contain any default, event of default, mandatory prepayment, mandatory offer to pay or similar event that would be triggered by the consummation of the transactions contemplated hereunder other than cross defaults to the Existing Credit Facilities, the Backstop Facilities or any Permitted Replacement Backstop Facility;
(xi) except as required by applicable Law or the terms of any Company Plan or Company Collective Bargaining Agreement made available to Parent and in effect on the date hereof, or as contemplated under this Agreement, (A) make any increase or decrease in, or accelerate the funding, payment, or vesting of, the compensation or benefits payable or to become payable to, or grant or announce any new bonus (including any retention, transaction or change in control bonus), equity or equity-based award, severance or termination pay (or rights thereto) to, any current or former Company Employees, (B) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Plan or any new plan, agreement, program, policy or other arrangement that would be a Company Plan if in effect on the date hereof, (C) hire or promote any Company officer, or (D) make or forgive any loan to any current or former Company Employees (other than reasonable and normal advances to Company Employees for bona fide expenses that are incurred in the ordinary course of business consistent with past practice);
(xii) make any material change in any accounting principles, policies, procedures or practices, except as may be required as a result of a change to conform to statutory or regulatory accounting rules, Regulation S-X promulgated under the Exchange Act, GAAP or, in each case, other regulatory requirements with respect thereto;
(xiii) other than as and to the extent required by applicable Law or GAAP, (A) make, revoke, rescind or change any material Tax election, (B) adopt or change an annual Tax accounting period, (C) adopt or change a material Tax accounting method, (D) surrender any material claim for a refund of Taxes, (E) settle or compromise any material liability or refund for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes or otherwise enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) affecting any material Tax liability or refund, or (F) amend in a material respect any material Tax Return;
(xiv) other than in the ordinary course of business or as required by applicable Law, enter into any collective bargaining agreement with any labor organization representing any Company Employees or extend or amend in any material respect any Company Collective Bargaining Agreement;
(xv) waive, release, discharge, settle, satisfy or compromise any Proceeding, other than the waiver, release, assignment, discharge, settlement, satisfaction or compromises of a Proceeding where the amount paid does not exceed $5,000,000 individually or $15,000,000 in the aggregate, except that (A) the foregoing shall not restrict the Company’s ability to enter into settlements or compromises in the ordinary course of business consistent with past practice (other than in respect of any Regulatory Proceedings (including appeals), which shall be addressed exclusively in Section 5.2 and shall not be subject to this Section 5.1(c)(xv)), and (B) any amount that is reflected or reserved against in the Company’s audited consolidated financial statements included in the Company SEC Reports in respect of such legal proceeding, or that is offset by insurance proceeds received (or reimbursed) in respect of such legal proceeding, shall in each case not be counted towards the $5,000,000 or $15,000,000 limitations set forth above;
(xvi) merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restricting, recapitalization or other reorganization;
(xvii) authorize or make any capital expenditures that are, in the aggregate, greater than one hundred and twenty-five percent (125%) of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget as disclosed in Section 5.1(c)(xvii) of the Company Disclosure Schedule for the relevant periods indicated therein; provided, however, that notwithstanding the foregoing, the Company and its subsidiaries shall be permitted to make emergency capital expenditures in any amount (A) as required by a Governmental Entity or (B) that the Company determines is incurred in connection with the repair or replacement of facilities or equipment destroyed or damaged due to casualty or accident or natural disaster or other force majeure event necessary or advisable to maintain or restore safe, adequate and reliable electric transmission service or to prevent any threat to health and safety of natural Persons; provided, further, that the Company shall use commercially reasonable efforts to consult with Parent prior to making or agreeing to make any such expenditure described in clauses (A) or (B) above;
(xviii) enter into any agreement with respect to the voting of its capital stock;
(xix) other than in the ordinary course of business consistent with past practice, (A) enter into any Contract for the lease or purchase of real property if, as a result thereof, such real property would be considered Company Material Real Property or (B) modify the material terms of any lease for any Company Material Real Property;
(xx) fail to use its commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage;
(xxi) enter into, amend, waive or modify any engagement letter or similar arrangement (including those set forth in Section 3.20 of the Company Disclosure Schedule) between any Company Party and any professional advisor thereof (including the Company Financial Advisor and outside legal counsel) relating to the transactions contemplated by this Agreement, in each case, where a Company Party would reasonably be expected to pay $1,000,000 or more to such advisor in connection therewith (together with any other engagement letters or similar arrangements entered into between any Company Party and such advisor), other than any customary engagement letters or similar arrangements entered into in respect of the issuance of any indebtedness or debt securities permitted in Section 5.1(c)(x) or the issuance of Company Common Stock permitted in Section 5.1(c)(iii); or
(xxii) agree, authorize or commit to do any of the foregoing actions described in Section 5.1(c)(i) through Section 5.1(c)(xx).

(d) The Company shall give (or shall cause its subsidiaries to give) any notices to third parties, and the Company and Parent shall each use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents, in each case (i) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement or (ii) disclosed in the Company Disclosure Schedule; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger; provided, further, in seeking any such actions, consents, approvals or waivers, the Company shall not be required to pay any consent or similar fee to obtain such consents other than de minimis amounts or amounts that are advanced or reimbursed by Parent.
SECTION 5.2 Regulatory Proceedings. During the Interim Period, the Company and any subsidiary thereof may (a) initiate or settle, in the ordinary course of business, any Regulatory Proceeding that is not material in nature and not related to the transactions contemplated by this Agreement, or (b) enter into any settlement or stipulation in respect of any Regulatory Proceeding, in any case, (i) in the ordinary course and not related to the transactions contemplated by this Agreement; provided, that such Regulatory Proceeding is not material in nature, (ii) as set forth on Section 5.2 of the Company Disclosure Schedule or (iii) otherwise with prior consultation with Parent; provided, however, that with respect to any Regulatory Proceeding for which Parent’s consultation is required under this Section 5.2, no later than five (5) Business Days prior to the Company’s initiation and settlement of any such Regulatory Proceeding, the Company shall (i) deliver to Parent any documents or filings in connection therewith, (ii) make reasonably available one or more authorized persons of the Company, which may be an officer of the Company or the Company Contact, to discuss any such documents or filings with one or more authorized persons of Parent, which may be the Parent Contact, (iii) consider in good faith any comments made by Parent or any one or more authorized persons thereof with respect to such documents or filings, and (iv) to the extent the Company reasonably agrees to any such comments, incorporate the same into such documents or filings; provided, further, that any Regulatory Proceeding that constitutes ordinary course compliance reporting shall not require notice to, or consultation with, Parent. Notwithstanding anything in this Agreement to the contrary, the terms of Section 6.4 shall control with respect to any Regulatory Proceeding under Section 6.4, including any Filing made in connection therewith. In the event that the Company or any subsidiary thereof would be prohibited from taking any action by reason of this Section 5.2 without prior consultation with Parent, such action may nevertheless be taken without such consultation if the Company requests Parent’s consultation (provided that such request is made via email and delivered to each of the Parent Contacts) and Parent fails to respond in writing (including response made via email) to such request within ten (10) Business Days after the date such request is delivered. Notwithstanding anything to the contrary in this Section 5.2, the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required to initiate or enter into any settlement or stipulation with respect to any Regulatory Proceeding related to any rate case of the Company or any of its subsidiaries.
SECTION 5.3 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.
ARTICLE VI

ADDITIONAL AGREEMENTS
SECTION 6.1 Company No Solicitation.
(a) During the Interim Period, the Company shall not, and shall cause its subsidiaries and its and their respective directors, officers, and employees not to, and shall use its reasonable best efforts to cause its and their respective consultants, attorneys, accountants, financial advisors, agents, investment bankers or other representatives (collectively, “Representatives”) not to (and shall not authorize or permit their respective Representatives to), (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries with respect to or that could reasonably be expected to lead to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any negotiations or discussions concerning, or furnish or provide access to the Company’s or any of its subsidiaries’ properties, books and records or any confidential information or data to any Person relating to or in connection with, an Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement for any Acquisition Proposal; provided, that (x) it is understood and agreed that any determination or action by the Company Board of Directors permitted under Section 6.1(b) or Section 6.1(d) shall not be deemed to be a breach or violation of this Section 6.1(a) or, in the case of Section 6.1(b)(i) — (iii), give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii), and (y) the Company shall be permitted to enter into an Acceptable Confidentiality Agreement as contemplated by and in accordance with Section 6.1(b). The Company shall, and shall cause its subsidiaries and its and their respective directors, officers and employees to, and shall use its reasonable best efforts to cause their respective other Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person (other than Parent and its Affiliates) relating to or in connection with an Acquisition Proposal that exist as of the date hereof. The Company shall promptly, and in no event later than twenty-four (24) hours after its or any of its subsidiaries receipt (including receipt by any of their respective directors, officers or Representatives) of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with or relating to an Acquisition Proposal, advise Parent orally and in writing of such Acquisition Proposal or request (including providing the identity of the Person making or submitting such Acquisition Proposal or request), and (A) if it is in writing, provide Parent a copy of such Acquisition Proposal and any related draft agreements or other documentation or materials delivered in connection therewith, or (B) if it is oral, provide Parent a reasonably detailed summary, including all material terms, thereof. The Company shall keep Parent informed in all material respects on a reasonably prompt basis of the current status and material terms of any such Acquisition Proposal including any material changes in respect of any such Acquisition Proposal and shall promptly (and in no event later than twenty-four (24) hours following any such change) deliver to Parent a summary of any material changes to any such Acquisition Proposal. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Company Board of Directors or to allow for the engagement in discussions regarding an Acquisition Proposal or a proposal that would reasonably be expected to lead to an Acquisition Proposal so long as, in each case, such Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal was not obtained or made as a result of a violation of the terms of this Agreement, if (y) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties under applicable Law and so long as (z) the Company notifies Parent thereof (including the identity of such counterparty) at least twenty-four (24) hours prior to granting any such waiver, amendment or release and, if requested by Parent, grants Parent a waiver, amendment or release of any similar provision under the Confidentiality Agreement. Any breach of this Section 6.1 by any subsidiary of the Company or any officer, director, employee or other Representative of the Company or any subsidiary of the Company shall be deemed to be a breach by the Company for all purposes of this Agreement.
(b) Notwithstanding anything to the contrary in Section 6.1(a) or Section 6.3, nothing contained in this Agreement shall prevent the Company or the Company Board of Directors from:
(i) (x) taking and disclosing to its shareholders a position in accordance with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (y) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or (z) making any disclosure to shareholders of the Company with regard to the transactions contemplated by this Agreement or an Acquisition Proposal made after the date hereof, in each case, if, in the good faith judgment of the Company Board of Directors, after consultation with its outside legal counsel, it determines that it is legally required to do so or failing to do so could be reasonably expected to result in a breach of its fiduciary duties under applicable Law; provided, that neither the Company nor its Company Board of Directors may take an action that would constitute a Company Change of Recommendation in respect of an Acquisition Proposal unless expressly permitted by Section 6.1(d) (it being understood and agreed that any disclosure of a position in connection with a tender offer or exchange offer, other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act or a recommendation on Schedule 14D-9 against such tender offer or exchange offer, made within ten (10) Business Days after the commencement thereof and in any event at least two (2) Business Days prior to the Company Shareholder Meeting, shall be deemed a Company Change of Recommendation, unless the Company Board of Directors expressly and concurrently reaffirms the Company Recommendation);
(ii) prior to obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made a bona fide written Acquisition Proposal after the date hereof if the Company Board of Directors (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal could reasonably be expected to constitute, result in or lead to a Superior Proposal, (B) after consultation with its outside legal counsel, shall have determined in good faith that failing to do so could be reasonably expected to result in a breach of the fiduciary duties of the Company Board of Directors under applicable Law and (C) prior to provision of any material or information, and engagement in any discussions, has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; or
(iii) prior to obtaining the Company Requisite Vote, participating and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made a bona fide written Acquisition Proposal after the date hereof if the Company Board of Directors shall have determined in good faith, (A) after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal could reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that failing to do so could be reasonably expected to result in a breach of its fiduciary duties under applicable Law; provided, that (1) in the case of Section 6.1(b)(ii) and (iii), (x) such Acquisition Proposal was not initiated, solicited, obtained or encouraged in breach of, or otherwise is not the result of any breach of, Section 6.1(a) and (y) the Company gives Parent the notice required by Section 6.1(a), and (2) in the case of Section 6.1(b)(ii), the Company furnishes any information provided to the maker of the Acquisition Proposal only pursuant to an executed Acceptable Confidentiality Agreement and such furnished information is delivered to Parent at substantially the same time (to the extent such information has not been previously furnished or made available by the Company to Parent).
(c) Except as contemplated by Section 6.1(d), neither the Company Board of Directors nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify, or resolve to or propose to withhold, withdraw, qualify or modify, the Company Recommendation in a manner adverse to Parent, (B) make any public statement inconsistent with the Company Recommendation, (C) approve, adopt or recommend any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to any Acquisition Proposal, (D) fail to reaffirm or re-publish the Company Recommendation within ten (10) Business Days of being requested by Parent to do so (provided, however, that Parent shall not be entitled to request such a reaffirmation or re-publishing more than one (1) time with respect to any single Acquisition Proposal other than in connection with an amendment to any financial terms of such Acquisition Proposal or any other material amendment to such Acquisition Proposal), (E) fail to include the Company Recommendation in the Proxy Statement, (F) fail to announce publicly, within five (5) Business Days after a tender offer or exchange offer relating to any securities of the Company has been commenced that would constitute an Acquisition Proposal, that the Company Board of Directors recommends rejection of such tender or exchange offer or (G) resolve, publicly propose or agree to do any of the foregoing (each such action set forth in clauses (A) through (G) above being a “Company Change of Recommendation”), (ii) authorize, cause or permit the Company or any of its subsidiaries to enter into a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than the Acceptable Confidentiality Agreement) or recommend any tender offer providing for, with respect to, or in connection with any Acquisition Proposal or requiring the Company to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) take any action pursuant to which any Person (other than Parent, Merger Sub or their respective Affiliates) or Acquisition Proposal would become exempt from or not otherwise subject to any take-over statute or articles of incorporation provision relating to an Acquisition Proposal.

(d) Notwithstanding anything in this Section 6.1 to the contrary, at any time prior to obtaining the Company Requisite Vote, (i) the Company Board of Directors may effect a Company Change of Recommendation in response to an Intervening Event or (ii) if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an Acquisition Proposal from a third party that did not otherwise result from a breach of Section 6.1(a), that such proposal constitutes a Superior Proposal, and such Acquisition Proposal is not withdrawn, the Company or the Company Board of Directors may (A) make a Company Change of Recommendation and/or (B) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal, in each case, if (and only if) (1) in the event the Agreement is terminated pursuant to Section 8.1(d)(ii), the Company pays to Parent any Company Termination Fee required to be paid pursuant to Section 8.2(b)(i) at such time as set forth in Section 8.2(b)(i) and (2) after consultation with its financial advisor and outside legal counsel, the Company Board of Directors determines that the failure to make a Company Change of Recommendation, or to terminate this Agreement pursuant to Section 8.1(d)(ii), would be reasonably expected to result in a breach of its fiduciary duties under applicable Laws; provided, however, that the Company or the Company Board of Directors, as applicable, may only take the actions described in clauses (i) and (ii) if prior to taking any such action (x) the Company delivers to Parent written notice (a “Company Notice”), at least five (5) Business Days’ in advance (the “Notice Period”), advising Parent that the Company Board of Directors proposes to take such action and containing (1) the material details of such Intervening Event or the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board of Directors and (2) a copy of the most current draft of any written communication (including any agreement) relating to the Superior Proposal and (y) during the Notice Period (as extended pursuant to the following sentence of this Section 6.1(d)), (i) the Company complies with the following sentence of this Section 6.1(d) and (ii) if Parent shall have delivered to the Company a written, binding, irrevocable offer, capable of being accepted by the Company, to alter the terms of this Agreement, the Company Board of Directors thereafter reaffirms in good faith (after consultation with its outside counsel and financial advisor) that the Acquisition Proposal giving rise to the Company Notice continues to constitute a Superior Proposal. If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives (including by making the Company’s officers and Representatives reasonably available to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (i) in the case of an Acquisition Proposal, such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood and agreed that if Parent has committed to any changes to the terms of this Agreement, each time thereafter that there has been any subsequent amendment to any material term of such Superior Proposal, the Company Board of Directors shall provide a new Company Notice and an additional two (2) Business Day period from the date of such notice and the obligations of the Company during the Notice Period shall continue in effect during such additional period) or (ii) in the case of an Intervening Event, the failure of the Company Board of Directors to make a Company Change of Recommendation could not be reasonably expected to result in a breach of its fiduciary duties under applicable Laws. Any such Company Change of Recommendation shall not change the approval of this Agreement or any other approval of the Company Board of Directors in any respect that would have the effect of causing any corporate takeover statute or other similar statute or any provision of the Company Articles of Incorporation to be applicable to the transactions contemplated hereby, including the Merger.
(e) For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i) “Acquisition Proposal” means any bona fide proposal, inquiry, indication of interest or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to any transaction or series of transactions, involving (A) any direct or indirect acquisition or purchase of (1) a business or assets that constitute twenty percent (20%) or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis, or (2) twenty percent (20%) or more of any class of equity or voting securities of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes (together) twenty percent (20%) or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis), (B) any tender offer, exchange offer or similar transaction that if consummated would result in any Person or group of Persons beneficially owning twenty percent (20%) or more of any class of the equity or voting securities of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes (together) twenty percent (20%) or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis), (C) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes (together) twenty percent (20%) or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis), or (D) any combination of the foregoing.
(ii) “Superior Proposal” means a written Acquisition Proposal (with all references to “twenty percent (20%) or more” included in the definition of Acquisition Proposal changed to “more than fifty percent (50%)”) that was not obtained, solicited or received in, or otherwise resulted from, violation of this Section 6.1, in each case, that the Company Board of Directors in good faith determines, after consultation with its outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated hereby after taking into account all such factors and matters considered appropriate in good faith by the Company Board of Directors (including, to the extent considered appropriate by the Company Board of Directors, (A) the identity of the Person(s) making such Acquisition Proposal, (B) financial provisions and the payment of the Company Termination Fee, (C) legal and regulatory conditions and other undertakings relating to the Company’s and its subsidiaries’ regulators, lenders or partners, (D) probable timing, (E) conditionality and likelihood of consummation and (F) with respect to which the cash consideration and other amounts (including costs associated with the Acquisition Proposal) payable at Closing are subject to fully committed financing from recognized financial institutions), and after taking into account any changes to the terms of this Agreement committed to in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(d) or otherwise.
SECTION 6.2 Proxy Statement.
(a) As promptly as practicable after the date of this Agreement and in any event within forty-five (45) days after the date of this Agreement, the Company shall prepare and provide to Parent and its advisors the proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) in preliminary form, and within sixty (60) days after the date of this Agreement, shall file with the SEC, the Proxy Statement in preliminary form. Parent shall promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent required under the Securities Act and the Exchange Act, and the rules and regulations thereunder, to be included in the Proxy Statement; provided, that the Company shall not use any such information for any other purpose if doing so would violate or cause the violation of applicable securities Laws. Each of Parent and the Company shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information related to the Proxy Statement and will promptly supply the other Party with copies of all correspondence between it and its Affiliates or their respective officers, employees, legal advisors or agents, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall liaise and cooperate with the other Party and provide it with a reasonable opportunity to review and comment on such document or proposed response or compliance with any such request. If at any time prior to the Company Shareholders Meeting, any information relating to Parent or the Company or any of its respective Affiliates, directors or officers, should be discovered by such Party which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be prepared, filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall promptly file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted), as promptly as practicable, to its shareholders of record, as of the record date established by the Company Board of Directors and set forth in the Proxy Statement.
(b) The Company covenants that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is first filed with the SEC, at any time such document is amended or supplemented, at the time such document is declared effective by the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Company Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
(c) Parent covenants that none of the information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented, at the time such document is declared effective by the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied in writing for inclusion in the Proxy Statement by or on behalf of the Company which is contained or incorporated by reference in the Proxy Statement.
SECTION 6.3 Company Shareholders Meeting. Notwithstanding any Company Change of Recommendation, the Company, acting through the Company Board of Directors (or a committee thereof), shall promptly following receipt of confirmation from the SEC that the SEC has no further comments on, or will not review, the Proxy Statement, take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Company Shareholders Meeting”); provided, that the Company may postpone, recess or adjourn such meeting for up to thirty (30) days in the aggregate (excluding any adjournment or postponements required by applicable Law) (a) to the extent required by Law or to prevent a breach of fiduciary duty, (b) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote (it being understood the Company shall have both a right and obligation to post, recess or adjourn any applicable meeting for a period of time of up to thirty (30) days in case of this clause (b)), (c) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting (it being understood the Company shall have both a right and obligation to post, recess or adjourn any applicable meeting for a period of time of up to thirty (30) days in case of this clause (c)) or (d) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company Board of Directors has determined in good faith after consultation with outside counsel is necessary under applicable Law or to prevent a breach of fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company shareholders prior to the Company Shareholders Meeting. The Company, acting through its Company Board of Directors (or a committee thereof), shall subject to Section 6.1(d), (i) include in the Proxy Statement the Company Recommendation and, subject to the consent of the Company Financial Advisor, the written opinion of the Company Financial Advisor, dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and (ii) use its reasonable best efforts to obtain the Company Requisite Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Shareholders Meeting if this Agreement is terminated.
SECTION 6.4 Regulatory Approvals; Reasonable Best Efforts.
(a) During the Interim Period, each of Parent and the Company shall cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to, (i) make and obtain the Consents and Filings listed in Section 3.5(b) of the Company Disclosure Schedule and Section 4.5(b) of the Parent Disclosure Schedule, (ii) make all registrations and filings, and thereafter, make any other required registrations, filings or submissions, and pay any fees due in connection therewith, with any Governmental Entity necessary in connection with the consummation of the transactions contemplated by this Agreement, (iii) take, or cause to be taken, all reasonable and appropriate action and do, or cause to be done, all reasonable things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including satisfying any of the conditions set forth in Article VII as promptly as practicable other than by means of waiver), (iv) cooperate in good faith with the applicable Governmental Entities or other Persons and provide promptly such other information and communications to such Governmental Entities or other Persons as such Governmental Entities or other Persons may reasonably request in connection therewith, and (v) execute and deliver any additional agreements or instruments reasonably necessary to consummate the transactions contemplated by this Agreement.
(b) During the Interim Period, the Parties will provide prompt notification to each other when any Consent or Filing referred to in Section 6.4(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any communications with any Governmental Entity or other Person regarding any of the transactions contemplated by this Agreement, including (i) giving the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; and (ii) keeping the other Parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding. Parent and the Company shall jointly (A) determine the overall strategy for obtaining all Required Regulatory Approvals and making all filings with respect thereto and (B) unless prohibited by Law or otherwise agreed to by Parent and the Company, schedule and conduct any meetings with any Governmental Entity or intervenor in any proceeding related to a Required Regulatory Approval. Subject to applicable Laws relating to the exchange of information, and unless prohibited by the reasonable request of any Governmental Entity, each of the Company and Parent shall have the right to review and approve (such approval not to be unreasonably withheld, delayed or conditioned) in advance, and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal (including all of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing) made with, or written materials submitted to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each Party will permit authorized representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity or intervenor in connection with such request, inquiry, investigation, action or legal proceeding; provided, however, Parent, after having consulted the Company in good faith, shall have sole control over the strategy for coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act. Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party may be provided to the other Party on an outside counsel-only basis.
(c) In furtherance of the foregoing covenants:
(i) Parent, Merger Sub and the Company shall use their reasonable best efforts to make any premerger notification filing required under the HSR Act with respect to the transactions contemplated hereby within twenty-five (25) Business Days after a date to be mutually agreed to by the Parties (which date shall be no more than one (1) year before the reasonably anticipated Closing Date or later than six (6) months prior to the then-applicable End Date). Parent, Merger Sub and the Company shall supply as promptly as reasonably practicable reasonable responses to requests for additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions, proper or advisable consistent with this Section 6.4, to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent, Merger Sub and the Company shall use reasonable best efforts to respond to any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the United States Department of Justice, the United

States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (the “Antitrust Authorities”), so as to cause the expiration of any waiting periods or obtain any other clearances from the Antitrust Authorities as soon as practicable. Each of Parent and Merger Sub shall exercise its reasonable best efforts, and the Company shall cooperate with Parent and Merger Sub, to promptly prevent the entry in any claim brought by an Antitrust Authority of any order that would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby in any material respect.
(ii) Other than with respect to filings under the HSR Act, the Parties will, as soon as reasonably practicable following the execution of this Agreement, prepare and file, and pay any fees due in connection therewith in accordance with Section 8.3, with each applicable Governmental Entity requests for such Consents as may be necessary for the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement and as set forth on Section 3.5(b) of the Company Disclosure Schedule and Section 4.5(b) of the Parent Disclosure Schedule; provided, that any such filings shall not occur earlier than ninety (90) days following the date hereof. The Parties will diligently pursue and use their reasonable best efforts to obtain such Consents and will cooperate with each other in seeking such Consents; provided, that any such filings shall not occur earlier than ninety (90) days following the date hereof. To such end, the Parties agree to make reasonably available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each Party will promptly inform the other Parties of any material communication received by such Party from, or given by such party to, any Governmental Entity from which any such Consent is required, unless prohibited by applicable Law, and of any material communication received or given in connection with any claim by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or, in connection with any claim by a private party, with such other Person, and to the extent permitted by applicable Law or otherwise as agreed to by Parent and the Company, give the other party the opportunity to attend and to participate in such meetings and conferences.
(d) Parent shall not, and shall cause its Affiliates not to, enter into any new commercial activities or businesses unrelated to the Merger or the other transactions contemplated by this Agreement or enter into any transaction to acquire any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that would reasonably be expected to materially delay or prevent obtaining any Consent or Filing contemplated by this Section 6.4. In furtherance of and without limiting any of Parent’s covenants and agreements under this Section 6.4, Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity so as to enable the Closing to occur as soon as reasonably possible, which such reasonable best efforts shall include the following:
(i) defending through litigation on the merits, including appeals, any Proceeding asserted in any court or other proceeding or claim by any Person, including any Governmental Entity, that seeks to or could reasonably be expected to prevent or prohibit or impede, interfere with or delay the consummation of the Closing (including pursuing appeals following the failure to obtain any Required Regulatory Approval);
(ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of (A) Parent or (B) the Company, including, in each such case, entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;
(iii) agreeing to any limitation on the conduct of Parent or its Affiliates (including, after the Closing, the Surviving Corporation); and
(iv) agreeing to take any other action with respect to the Company or Parent as may be required by a Governmental Entity in order to effect each of the following: (A) obtaining each Consent or Filing contemplated by this Section 6.4 before the End Date, (B) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or materially impedes, interferes with or delays, the Closing and (C) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or materially impeding, interfering with or delaying the Closing.
(e) Notwithstanding anything to the contrary in this Section 6.4, none of the provisions in this Section 6.4 shall be construed to permit the Company without the prior written consent of Parent to, in connection with any Required Regulatory Approvals, take any action, including proposing, negotiating, committing to, effecting, or accepting any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures or provisions (including the sale, divestiture, licensing or disposition of assets or businesses of Parent or its subsidiaries or the Company, by consent decree, hold separate order or otherwise), if the taking of such action, individually or in the aggregate, would reasonably be expected to restrict the business or operations of any Company Party from and after the Closing Date.
(f) Notwithstanding anything to the contrary in this Agreement, so long as Parent continues, in good faith, to diligently seek the Required Regulatory Approvals prior to the End Date on terms reasonably acceptable to Parent (including, for the avoidance of doubt, any request for rehearing or similar if any Required Regulatory Approval is obtained on terms not reasonably acceptable to Parent), Parent shall be deemed to have complied with this Section 6.4 in all respects, shall be deemed not to be in breach of this Section 6.4 and the Company shall not have a right to terminate this Agreement (i) pursuant to Section 8.1(d)(i) for any non-compliance with or breach of this Section 6.4 or (ii) pursuant to Section 8.1(d)(iii) for Parent’s or Merger Sub’s failure to consummate the Closing due primarily to the imposition by a Governmental Entity of a burdensome condition (as reasonably determined by Parent) in connection with a Required Regulatory Approval; provided, however, that nothing in this Section 6.4(f) shall affect or waive the right of the Company to terminate this Agreement pursuant to the other provisions of Section 8.1 and be paid the Parent Termination Fee pursuant to Section 8.2.
SECTION 6.5 Notification of Certain Matters. During the Interim Period, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the Consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such Party to obtain such Consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (b) any facts or circumstances, or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party hereto to effect the Merger or any of the transactions contemplated by this Agreement not to be satisfied, and (c) any actions, suits, claims or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided, however, that neither the delivery of any notice pursuant to this Section 6.5 nor the access to any information pursuant to Section 6.6 shall (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the rights or remedies available to the Party receiving such notice.
SECTION 6.6 Access to Information; Confidentiality.
(a) During the Interim Period, upon reasonable prior written notice from Parent, the Company shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, (i) afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to its and their respective officers, employees and Representatives and properties, offices, and other facilities and to all books and records, and shall furnish Parent and its Representatives promptly with all financial, operating and other data and information as Parent and its Representatives from time to time reasonably request in writing, (ii) to the extent permitted by Law, furnish promptly each material report, schedule and other document filed or received by the Company or any of the Company’s subsidiaries pursuant to the requirements of federal or state securities or regulatory Laws or filed with or sent to the SEC, FERC, the Nuclear Regulatory Commission, the New Mexico Public Regulations Commission (“NMPRC”), the Public Utility Commission of Texas (“PUCT”), the U.S. Department of Justice, the Federal Trade Commission, the Federal Communications Commission or any other Governmental Entity, and (iii) upon written request, as soon as reasonably practicable provide Parent with information relating to any material developments in any audit or similar proceeding related to any material Tax matters of the

Company or any of its subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries and shall not include any environmental sampling or invasive environmental testing. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, give rise to a material risk of waiving any attorney-client privilege of the Company or any of its subsidiaries, or contravene any Law, rule, regulation, Judgment or Contract; provided, however, that the Company shall use its reasonable best efforts to (A) allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege (including negotiating in good faith with Parent to seek alternative means to disclose such information as nearly as possible without affecting such attorney-client privilege, including entry into a joint defense agreement), (B) obtain the required consent of any third party to provide access to or disclosure of such information with respect to any confidential Contract to which the Company or its subsidiaries is party, or (C) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company; it being understood and agreed that (1) the Company shall advise Parent in such circumstances that it is unable to comply with Parent’s reasonable requests for information as a result of attorney-client privilege, Contract obligation or applicable Law, and the Company shall use its reasonable best efforts to generally describe the types of information being withheld and (2) Parent shall reimburse the Company for its reasonable, documented, out-of-pocket expenses incurred in connection with the Company’s actions described in Section 6.6(a)(iii)(A) - Section 6.6(a)(iii)(C). All requests for information made pursuant to this Section 6.6(a) shall be directed to the Company Contact and all access granted to Parent and its Representatives shall be under the supervision of the Company Contact or other Person as designated by the Company Contact, and Parent and its Representatives seeking access shall use their reasonable best efforts not to directly contact any other officer, director, employee, agent or representative of the Company without the prior approval of the Company Contact. No access, review or notice pursuant to this Section 6.6 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the Parties to any of the other Parties. Except for incidents caused by the Company’s or its Affiliates’ or Representatives’ willful misconduct or gross negligence, Parent shall indemnify the Company and its Affiliates and Representatives from, and hold the Company and its Affiliates and Representatives harmless against, any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access provided pursuant to this Section 6.6(a).
(b) Each Party will comply with terms and conditions of that certain Confidentiality Agreement, dated January 9, 2025, between the Company and Blackstone Infrastructure Advisors L.L.C., a Delaware limited liability company (the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other Representatives to hold and treat, in confidence all documents and information concerning, on the one hand, the Company and its subsidiaries furnished to Parent or Merger Sub, and on the other hand, Parent or Merger Sub and their respective subsidiaries furnished to the Company, in each case in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided that whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Affiliates and Representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof; provided, further, that Parent and its Affiliates shall be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors provided they instruct such Persons to observe the confidentiality provisions of this Section 6.6(b).
SECTION 6.7 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Shares from the NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.8 Publicity. The initial press release regarding the Merger shall be a joint press release of the Parties and (except in connection with (a) actions taken pursuant to Section 6.1, including a Company Change of Recommendation or an Acquisition Proposal or (b) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, the Proxy Statement, the Company SEC Reports, Parent’s SEC filings, Q&As or other publicly disclosed documents, in each case, to the extent such disclosure is still accurate) thereafter the Company and Parent shall (i) consult with each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) provide to each other for review a copy of any such press release or public statement, (iii) not issue any such press release or public statement prior to providing each other with reasonable period of time to review and comment on such press release or public statement, and (iv) not issue any such press release or public statement or make any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required, on the advice of counsel, by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or, in the case of the Company, in accordance with Section 6.1(b)(i)); provided, however, that in each such case, the Party required to make such disclosure will, to the extent practicable and not prohibited by applicable Law, promptly inform the other Parties in writing in advance of such compelled disclosure and provide such other Party with a copy of the proposed disclosure and consult with such other Party and consider such other Party’s comments in good faith prior to making such disclosure.
SECTION 6.9 Employee Benefits.
(a) For a period of at least twenty-four (24) months following the Effective Time, Parent shall cause the Surviving Corporation or any applicable subsidiary thereof to provide, to each employee of the Company and any of its subsidiaries who continues to be employed by the Company or the Surviving Corporation or any subsidiary thereof (each, a “Continuing Employee” and collectively, the “Continuing Employees”) (i) an annual base salary or hourly wage, as applicable, that is no less favorable than the annual base salary or hourly wage, as applicable, that was provided to such Continuing Employee immediately prior to the Effective Time, (ii) an annual cash bonus opportunity (at target and with the comparable opportunity for payouts above target, it being understood that actual payouts will be determined based on actual performance for the applicable performance period in accordance with the terms of the applicable incentive plan or arrangement) and annual long-term incentive opportunity (at target and with the comparable opportunity for payouts above target, it being understood that actual payouts will be determined based on actual performance for the applicable performance period in accordance with the terms of the applicable incentive plan or arrangement and that the annual long-term incentive opportunities provided by Parent to each Continuing Employee will take into account the value of and relative opportunity with respect to previous annual equity or equity-based grants and need not be provided in the form of equity or equity-based grants) that are no less favorable, in the aggregate than the target annual cash bonus opportunity and long-term incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time, (iii) employee retirement benefits (including defined contribution retirement, pension and nonqualified deferred compensation) (including matching and other employer contributions), that are no less favorable in the aggregate than the employee retirement benefits (including defined contribution retirement, pension and nonqualified deferred compensation) (including matching and other employer contributions) that were provided to such Continuing Employee immediately prior to the Effective Time and (iv) welfare and other employee benefits (other than severance (which is addressed in the following sentence), equity or equity-based and long-term incentives (which are addressed in clause (ii) above), nonqualified deferred compensation (which is addressed in clause (iii) above), post-retirement welfare benefits (which are addressed in Section 6.9(b)), and retention (including the Retention Program), transaction, change in control, or any other one-time or special payments or benefits) that are substantially comparable in the aggregate to the welfare and other employee benefits that were provided to such Continuing Employee immediately prior to the Effective Time; provided, however, that the requirements of the foregoing clauses (i) and (iv) shall not apply to Continuing Employees who are covered by a Company Collective Bargaining Agreement to the extent inconsistent with the Company Collective Bargaining Agreement or otherwise required to be subject to bargaining. Notwithstanding the foregoing, for a period of at least twenty-four (24) months following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide each Continuing Employee who experiences a termination of employment with the Surviving Corporation severance benefits that are no less favorable than the severance benefits that would have been provided under the Company Plans as of immediately prior to the Effective Time (with credit for service earned after the Effective Time); provided, however, that the requirements of the foregoing clause shall not apply to Continuing Employees who are covered by a Company Collective Bargaining Agreement to the extent inconsistent with the Company Collective Bargaining Agreement or otherwise required to be subject to bargaining.
(b) Notwithstanding Section 6.9(a), Parent shall, and shall cause the Surviving Corporation to maintain post-retirement welfare arrangements that are no less favorable than those post-retirement welfare arrangements in place for the Company’s current or former employees as of the Effective Time as set forth on Section 6.9(b) of the Company Disclosure Schedule until the later of (i) twenty-four (24) months following the Effective Time or (ii) with respect to any particular trust set forth on Section 6.9(b) of the Company Disclosure Schedule, the date the assets in such trust established by the Company meeting the requirements of Section 501(c)(9) of the Code have been exhausted.
(c) Subject to applicable Law and any obligations under any Company Collective Bargaining Agreement, Parent shall, or shall cause the Surviving Corporation to, honor, in accordance with their terms, the Company Plans set forth on Section 6.9(c) of the Company Disclosure Schedule, including any funding arrangements thereunder in effect as of the date of this Agreement, subject to the amendment and termination provisions thereof applied on a prospective basis. For purposes of any Company Plan containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of the Company, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term. Notwithstanding any other provision of this Agreement, for a period of at least twenty-four (24) months following the Effective Time, in no event may Parent or any of its Affiliates (including the Surviving Corporation) terminate the Company Plans listed on Section 6.9(c) of the Company Disclosure Schedule to provide for payment of any obligations owed thereunder as of and after the Effective Time other than as scheduled as of the Effective Time under the terms of the applicable agreement, plan or arrangement. Additionally, Parent shall, or shall cause the Surviving Corporation to, fund (and continue to fund) any relevant rabbi trust to the extent such funding was required as of the Effective Time pursuant to the terms of the related Company Plans. The Company may establish a retention program to promote retention and to incentivize efforts to consummate the Closing (the “Retention Program”) in accordance with the terms set forth in Section 6.9(c) of the Company Disclosure Schedule. Parent shall cause the Surviving Corporation to honor, in accordance with their terms, the Retention Program.
(d) Parent and the Surviving Corporation, as applicable, shall pay or cause the applicable subsidiary to pay to each eligible current or former employee of the Company or any of its subsidiaries, (i) any accrued but unpaid annual bonus (or other cash incentive award) relating to any completed year (or completed performance period) ending prior to the year (or performance period) in which the Effective Time occurs that has been accrued on the audited consolidated financial statements of the Company and its subsidiaries as of the Effective Time, in the ordinary course and consistent with past practice, including without limitation any applicable service-based vesting, acceleration and payment timing provisions, and (ii) an annual bonus (and other cash incentive award) relating to the year (or other applicable performance period) in which the Effective Time occurs based on the higher, determined as of the end of the year (or other applicable performance period), of (A) the Company’s achievement of the applicable performance targets, based on the actual level of performance achieved, determined on a goal-by-goal basis, as of the end of the applicable year or other performance period, as determined by Parent in good faith and consistent with the Company’s historical practices and in accordance with the terms and conditions of the applicable Company Plan, and (B) the target-level achievement, payable in the ordinary course, consistent with past practice and in accordance with the terms and conditions of the applicable Company Plan, including without limitation any applicable service-based vesting, acceleration and payment timing provisions.
(e) If Parent determines that an event would trigger obligations under the WARN Act within sixty (60) days following the Effective Time, the Company or the Company’s subsidiaries shall, at Parent’s reasonable request, distribute WARN Act notices on Parent’s behalf to such employees as directed by Parent in a form prepared by Parent in compliance with the WARN Act. The Company shall be responsible for any obligations under the WARN Act with respect to the consummation of the transaction that are the subject of this Agreement and any subsequent events.
(f) At the Effective Time, participants in the Company’s cash or deferred savings plan or other Company deferred compensation plan who are invested in Company stock through the Company’s cash or deferred savings plan or deferred compensation plans shall be treated in the same manner as other shareholders of the Company. Immediately prior to the Effective Time, each Notional Unit shall be liquidated based on the Per Share Merger Consideration and notionally reinvested in one or more other investment funds as determined by the Company prior to the Effective Time. After such date, participants in the Company’s cash or deferred savings plan or deferred compensation plan may not direct any further investments or deemed investments into Company stock through the Company’s cash or deferred savings plan or other deferred compensation plans. The Company, the Company Board of Directors, the compensation committee of the Company Board of Directors or other committee of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 6.9(f).
(g) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason with or without cause. Additionally, the Company, Parent and the Surviving Corporation agree that the employment with the Company and its Affiliates of the individuals listed on Section 6.9(g) of the Company Disclosure Schedule shall end as of the Effective Time, and such individuals will be entitled to receive severance and other benefits as if their employment were terminated by the Company without cause as of the Effective Time in connection with a “change in control” of the Company, in accordance with the terms of the applicable Company Plans.
(h) Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Company Collective Bargaining Agreement shall be governed by the applicable Company Collective Bargaining Agreement until the expiration, modification or termination of such Company Collective Bargaining Agreement in accordance with its terms or applicable Law. From and after the Closing, Parent shall cause the Surviving Corporation and its subsidiaries, as applicable, to honor the terms of each Company Collective Bargaining Agreement until such Company Collective Bargaining Agreement otherwise expires pursuant to its terms or is modified by the parties thereto.
(i) Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms, or (iii) create any third-party rights in any current or former Company Employee or service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof) or any collective bargaining representative of the Company or any Affiliate thereof.
SECTION 6.10 Directors’ and Officers’ Indemnification and Insurance. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of, and individuals performing equivalent functions for, the Company and its subsidiaries (each, an “Indemnified Party”) in respect of acts or omissions occurring at or prior to the Effective Time or related to this Agreement to the fullest extent permitted by the NMBCA or any other applicable Law or provided under the Company Articles of Incorporation and the Company Bylaws as in effect on the date of this Agreement. From and after the date of this Agreement and prior to the Closing, no Company Party shall enter into or amend any indemnification or similar agreement with or for the benefit of any Indemnified Party without Parent’s prior written consent. Subject to the prior sentences, in the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Party is a party or with respect to which an Indemnified Party is otherwise involved (including as a witness), arising in whole or in part out of or pertaining in whole or in part to the fact that the Indemnified Party is or was an officer or director of, or an individual performing an equivalent function for, the Company or any of its subsidiaries (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Parent shall, or shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including attorneys’ fees and disbursements) to be advanced within thirty (30) Business Days after receipt by Parent from the Indemnified Party of a written request therefor; provided, that any person to whom expenses are advanced provides an undertaking, if not prohibited by the NMBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any civil Proceeding in which indemnification could reasonably be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all civil liability arising out of such Proceeding or such Indemnified Party otherwise consents (for the avoidance of doubt, this clause (ii) does not apply to criminal or quasi-criminal liabilities from or arising out of any Proceedings), and (iii) the Surviving Corporation shall reasonably cooperate in the defense of any such matter. In the event any claim for indemnification is asserted or made by any Indemnified Party pursuant to this Section 6.10, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards under the NMBCA, the Surviving Corporation Charter or other applicable Law shall be made by independent legal counsel selected by the Surviving Corporation. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, and (C) no Indemnified Party shall be liable for any settlement that is effected without his or her prior express written consent (not to be unreasonably withheld, conditioned or delayed) other than settlements only for payment in cash in an amount not to exceed such Indemnified Party’s right to indemnification under this Section 6.10.
(b) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.
(c) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation Charter and Surviving Corporation Bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of Indemnified Parties and advancement of expenses, solely to the extent affecting the Indemnified Parties (in their capacity as such) that are no less advantageous to the Indemnified Parties than the corresponding provisions in the Company Articles of Incorporation and Company Bylaws in existence on the date of this Agreement.
(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall and shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable “tail” insurance policies with respect to the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with benefits and levels of coverage that are no less favorable than the benefits and levels of coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with benefits and levels of coverage that are no less favorable than the benefits and levels of coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier, or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the amount per annum the Company paid in its last full fiscal year, which amount is set forth on Section 6.10(d) of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e) Notwithstanding anything herein to the contrary, if an Indemnified Party is a party to or is otherwise involved (including as a witness) in any Proceeding with respect to which such Indemnified Party is entitled to indemnification under this Section 6.10 (whether arising before, at or after the Effective Time) on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.10 shall continue in effect until the final disposition of such Proceeding.
(f) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.
(g) The rights of each Indemnified Party under this Section 6.10 shall be in addition to any rights such Person may have under the Company Articles of Incorporation or Company Bylaws or any the Organizational Documents of any subsidiary of the Company, under the NMBCA or any other applicable Law or under any agreement of any Indemnified Party with the Company or any of its subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.
SECTION 6.11 Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the Company’s knowledge, threatened in writing against the Company or any members of the Company Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense and settlement of any Transaction Litigation and give due consideration to Parent’s views with respect thereto, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), except if such Transaction Litigation is settled solely for monetary damages entirely paid for with proceeds of insurance (other than the deductible under any insurance policy(ies) in effect as of the date of this Agreement).
SECTION 6.12 Parent and Merger Sub.
(a) Prior to the Effective Time, neither Parent nor Merger Sub shall engage in any activity of any nature except for activities related to or in furtherance of the transactions contemplated by this Agreement.

(b) Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub and the Surviving Corporation hereunder.
SECTION 6.13 Rule 16b-3. Prior to the Effective Time, the Company shall use commercially reasonable efforts to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 6.14 Dividend. If the Closing Date occurs after the record date for a regular quarterly cash dividend payable to holders of the Company Shares and prior to the payment date of such dividend (the “Final Quarterly Dividend”), then the Surviving Corporation will cause to be paid, out of the Exchange Fund, the Final Quarterly Dividend following the Closing on the scheduled payment date for such dividend.
SECTION 6.15 Further Assistance.
(a) During the Interim Period, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law and the terms of this Agreement) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under applicable Law to carry out the intent and purposes of this Agreement, to fulfill and satisfy each condition within the control of such Party and to consummate and make effective the transactions contemplated by this Agreement, including the Merger. Without limiting the generality of the foregoing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall reasonably cooperate with the other Parties, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Parties to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder).
(b) As promptly as practicable after the date of this Agreement and to the extent not prohibited by applicable Law, the Company and Parent shall establish a transition committee (the “Transition Committee”) consisting of two (2) representatives designated by each of the Company and Parent. The activities of the Transition Committee shall include, to the extent not prohibited by applicable Law, the development of regulatory plans and proposals, the facilitation of the transfer of information between the Parties and other matters as the Transition Committee deems appropriate. Parent shall designate one (1) of its two (2) representatives on the Transition Committee as the primary contact person for the Company at Parent (the “Parent Contact”). The Company shall designate one (1) of its two (2) representatives on the Transition Committee as the primary contact person for Parent at the Company (the “Company Contact”). In the event that the Company elects to request that Parent consent to any action or matter involving the Company or any of its subsidiaries as is contemplated by Section 5.1, as applicable, the Company Contact shall make all such requests to the Parent Contact, and Parent agrees that it will use its commercially reasonable efforts to cause the Parent Contact to respond as promptly as practicable to any such request, taking into account the nature of the request, the circumstances under which the request is made and the timing indicated in the request. The Parent Contact shall initially be the individual set forth on Section 6.15(b) of the Parent Disclosure Schedule (and may be changed by Parent from time to time by written notice from Parent to the Company) and the Company Contact shall initially be the individual set forth on Section 6.15(b) of the Company Disclosure Schedule (and may be changed by the Company from time to time by written notice from the Company to Parent after consultation between Parent and the Company).
SECTION 6.16 State Anti-Takeover Statutes. Without limiting anything contained in this Agreement, each of the Company and Parent shall (a) take all action within its power to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (b) if any state anti-takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action within its power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
SECTION 6.17 Company Indebtedness.
(a) Promptly after the date hereof, the Company shall, and shall cause each of its subsidiaries to, execute and deliver to each of the lenders (either directly or through the applicable administrative or other agent for the lenders) with respect to the indebtedness of the Company and its subsidiaries set forth on Section 6.17 of the Company Disclosure Schedule (the “Existing Lenders”) one or more notices (each, an “Existing Loan Notice”) prepared by the Company, in form and substance reasonably acceptable to Parent, notifying each of the Existing Lenders of this Agreement and the contemplated Merger. The Existing Loan Notice with respect to one or more of the Existing Lenders shall include a request for a consent or waiver, in form and substance reasonably acceptable to Parent (an “Existing Loan Consent” and the indebtedness related to each such Existing Loan Consent, the “Existing Credit Facility”), to (i) in the case of the initial Existing Loan Notice to be provided to an Existing Lender immediately following the date hereof, the execution of this Agreement, and (ii) certain modifications of (or waivers under or other changes to) any agreement or documentation relating to the Company’s or its subsidiaries’, as applicable, relationship with such Existing Lender. Parent and Merger Sub acknowledge and agree that the obtaining of any Existing Loan Consent is not a condition to the Closing. Each party shall be responsible for its own fees and other liabilities (including any consent fees or any other fees, costs, expenses or other amounts payable to or on behalf of the Existing Lenders, which shall all be payable by the Company) incurred in connection with this Section 6.17 and the Existing Loan Consents. If any Existing Loan Consent with respect to the related Existing Credit Facility has not been received by the Company within fifteen (15) days from the date hereof, the Company shall, and shall cause the applicable subsidiary that is a borrower under such Existing Credit Facility to, terminate the commitments in respect of such Existing Credit Facility in full and repay all obligations owed thereunder (if any) by borrowing the full payoff amount under the TXNM Backstop Facility, and to the extent any such payoff amount is owed by a subsidiary, the Company shall promptly contribute the proceeds of its borrowing to such subsidiary. Notwithstanding anything set forth above to the contrary, if any Existing Credit Facility is a term loan facility and an Existing Loan Consent is received in respect of such Existing Credit Facility or if the TXNM Backstop Facility is drawn to refinance such Existing Credit Facility, the Company shall use its commercially reasonable efforts to repay or refinance such Existing Credit Facility or such portion of the TXNM Backstop Facility in full on or prior to the maturity thereof. The Company shall keep Parent reasonably informed about such transaction, including by furnishing Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to such equity offering promptly upon execution thereof.
(b) Immediately prior to or concurrently with the Effective Time, Parent and Merger Sub shall pay by wire transfer of immediately available funds into the accounts and in the amounts identified in those payoff letters delivered at the request of Parent pursuant to Section 6.19(a)(ix).
(c) With respect to the TNMP Bonds:
(i) If TNMP seeks to incur Permitted Permanent Bond Replacement Financing without any borrowing under the TNMP Backstop Facility, the Company shall (A) promptly notify Parent in writing of such election and provide Parent with reasonable details of such transaction prior to the consummation thereof and (B) furnish to Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to the Permitted Permanent Bond Replacement Financing promptly upon execution thereof.
(ii) If all or any portion of the TNMP Backstop Facility is drawn pursuant to the terms thereof in connection with payments for the Offers to Purchase, the Company shall cause TNMP to use commercially reasonable efforts to incur Permitted Permanent Bond Replacement Financing and use the proceeds thereof to repay the TNMP Backstop Facility. The Company shall, and shall cause TNMP to keep Parent reasonably informed about such transaction, including by furnishing to Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to the Permitted Permanent Bond Replacement Financing promptly upon execution thereof.
(d) Promptly after the date hereof and in accordance with the TNMP Mortgage Indenture, the Company shall, and shall cause its controlled Affiliates and Representatives to use its and their respective reasonable best efforts to commence one or more offers to purchase all of the outstanding TNMP Bonds for cash (the “Offers to Purchase”). On or prior to the applicable repayment date set forth in the Offers to Purchase, the Company shall cause TNMP to borrow under the TNMP Backstop Facility all amounts necessary to complete such purchase on the applicable repayment date and use the proceeds of such borrowing to make such purchase on such repayment date. Not prior to completion of the Offers to Purchase (and, if prior to completion of the Permitted Permanent Bond Replacement Financing, so long as not disruptive to the completion of such Permitted Permanent Bond Replacement Financing, as determined in the reasonable judgment of the Company (after consultation with Parent) and its underwriters, initial purchasers or placement agents, as applicable), at the request of Parent, the Company shall conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to the TNMP Mortgage Indenture as set forth on Section 6.17(d) of the Company Disclosure Schedule (the “Consent Solicitations”). Any such Offers to Purchase shall be funded using consideration provided by the Company, and the Company shall be responsible for all other liabilities, fees and expenses incurred in connection with the Offers to Purchase. Except as provided in Section 6.17(d) of the Company Disclosure Schedule, the Company shall be responsible for all liabilities, fees and expenses incurred in connection with the Consent Solicitations. Any Consent Solicitations shall be made on customary terms and conditions as are reasonably proposed by Parent, are reasonably acceptable to the Company and are permitted or required by the terms of the TNMP Mortgage Indenture and applicable Laws, including applicable rules and regulations of the SEC. Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute supplemental indentures to the TNMP Mortgage Indenture in accordance with the terms thereof amending the terms and provisions of such indenture in a form as reasonably requested by Parent and reasonably acceptable to the Company; provided that the Company may require any such amendment to become effective only upon consummation of the transactions contemplated by this Agreement. In connection with the Consent Solicitations, except as set forth on Section 6.17(d) of the Company Disclosure Schedule, at the Company’s sole cost and expense, the Company shall, and shall cause the subsidiaries of the Company to, and shall use reasonable best efforts to cause its and their respective controlled Affiliates and Representatives to, on a timely basis, (A) cause the Company’s Representatives to furnish any customary certificates or legal opinions, (B) provide reasonable cooperation to the solicitation agents or similar agents in any Consent Solicitations in connection with their related diligence activities, including providing access to documentation reasonably requested by such persons, and (C) provide reasonable assistance in the preparation of customary documentation, which may incorporate, by reference, periodic and current reports filed by the Company with the SEC. The solicitation agent, information agent, or other agent retained in connection with any Consent Solicitations will be selected by the Company and be reasonably acceptable to Parent and the fees and expenses of such agents will be paid directly by the Company.
(e) The Company shall, and shall cause TNMP to, use their respective reasonable best efforts to maintain in effect the Backstop Facilities and comply with all of their respective obligations thereunder. The Company shall, and shall cause TNMP to, satisfy on a timely basis all of the conditions to borrowings under the applicable Backstop Facility when and if any borrowing thereunder would be required hereunder. The Company shall give Parent prompt notice if the Company receives notice of any breach or default (or alleged or purported breach or default) by any party to the Backstop Facilities of which the Company has become aware or any termination or repudiation (or alleged or purported termination or repudiation) of any Backstop Facility.
(f) The Company shall not, and shall cause TNMP not to, without Parent’s prior written consent, permit any amendment, supplement, modification, assignment, termination, replacement or waiver to be made to, or consent to any waiver of, any provision of or remedy under the applicable Backstop Facility if such amendment, supplement, modification, termination, assignment, replacement or waiver would or would reasonably be expected to (i) except as expressly contemplated under the terms thereof, reduce the commitment amounts thereunder, (ii) impose new or additional conditions to the Backstop Facilities or otherwise expand, amend or modify any of the existing conditions to the applicable Backstop Facilities, (iii) materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party to the applicable Backstop Facilities (iv) otherwise expand, amend, modify or waive any provision of the applicable Backstop Facilities in a manner that in any such case would or would reasonably be expected to prevent, materially delay or make materially less likely any funding under the Backstop Facilities when such funding is required hereunder or (v) include any provision that would require the Company or TNMP to pay any fee or premium conditioned upon the consummation of the transactions contemplated hereunder or include any modification that is adverse to the Company or Parent in any material respect.
(g) If (i) all or a portion of a Backstop Facility becomes unavailable prior to its termination in full in accordance with the terms thereof or (ii) there are any borrowings under any Backstop Facility, then in each such case, the Company shall, and shall cause TNMP to, as applicable, use their respective commercially reasonable efforts to incur one or more Permitted Replacement Backstop Facilities to replace or refinance such Backstop Facility in full (or to the extent there is any borrowing thereunder, in the amount of such borrowing), other than the portion of such Backstop Facility drawn to refinance a term loan facility (which will be repaid prior to the maturity thereof in accordance with Section 6.17(a)), (x) with respect to clause (i) above, promptly, and (y) with respect to clause (ii) above, at least 45 days before the scheduled maturity of such Backstop Facility. The Company shall keep Parent reasonably informed of its progress to obtain such Permitted Replacement Backstop Facilities. Upon obtaining any Permitted Replacement Backstop Facility pursuant to this Section 6.17(g), the terms set forth in this Agreement applicable any Backstop Facility shall apply equally to such Permitted Replacement Backstop Facility received in lieu thereof and each reference to a Backstop Facility shall be deemed to include a reference to such Permitted Replacement Backstop Facility.
(h) If the Company or any subsidiary of the Company seeks to incur any indebtedness pursuant to the items listed on Section 5.1(c)(x) of the Company Disclosure Schedule, the Company shall promptly notify Parent of its decision and provide Parent with reasonable details of such transaction prior to the consummation thereof and upon execution thereof, promptly furnish to Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to such indebtedness.
(i) After the date hereof and prior to the Effective Time, the Company shall promptly provide Parent with notice of (i) its receipt of any Notice of Conversion (as defined in the Indenture governing the Convertible Notes, dated as of June 10, 2024, by and between PNM Resources, Inc. and Computershare Trust Company, N.A. (the “Convertible Notes Indenture”)), (ii) the principal amount of Convertible Notes to be converted pursuant to such Notice of Conversion and amount of the Company’s Conversion Obligation (as defined in the Convertible Notes Indenture), including the number of shares of Company Common Stock and principal amount of junior subordinated non-convertible notes to be issued in connection with such conversion and the amount of cash to be paid in lieu of any fractional shares of Company Common Stock, (iii) the Conversion Rate (as defined in the Convertible Notes Indenture) applicable to such conversion, and (iv) the proposed Conversion Date for such conversion (as defined in the Convertible Notes Indenture). As reasonably requested by Parent, the Company shall provide Parent with the position listing of the Convertible Notes, and notwithstanding anything to the contrary herein or in the Stock Purchase Agreement, Parent shall be permitted to engage or participate in, or otherwise facilitate through its Representatives, discussions with holders of Convertible Notes. The Company shall not make any change to the terms of the Convertible Notes Indenture or otherwise take any action (other than the payment of any dividend permitted under this Agreement) that would result in a change to the Conversion Rate (as defined in the Convertible Notes Indenture) without the prior written consent of Parent.
SECTION 6.18 Parent Financing.
(a) Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter. Any reference in this Agreement to (i) the “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.18(a) and (ii) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter, as amended or modified in compliance with this Section 6.18(a).
(b) Each of Parent and Merger Sub acknowledges and agrees that obtaining the Equity Financing and the Parent Debt Financing is not a condition to the Closing or the enforcement of the Guarantee. If the

Equity Financing or the Parent Debt Financing has not been funded, Parent and the Merger Sub will each continue to be obligated, subject to the satisfaction or waiver (to the extent waivable) of the conditions set forth in Article VII, to consummate the Merger, including by taking the actions required to be taken by Parent and Merger Sub pursuant to Section 6.18(c).
(c) Each of Parent and Merger Sub shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each of its respective Affiliates and Representatives to, (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) comply with its obligations under the Equity Commitment Letter; and (iii) subject to the satisfaction or waiver (to the extent waivable) of the conditions set forth in Section 7.1 and Section 7.2, consummate the Equity Financing at or prior to the Closing.
(d) Each of Parent and Merger Sub shall use its reasonable best efforts to maintain in effect the Parent Debt Commitment Letters and comply with all of their respective obligations thereunder to the extent required as a condition to the Parent Debt Financing. Solely to the extent any amount remains outstanding under the TNMP Backstop Facility or under any Permitted Replacement Backstop Facility in respect the TNMP Backstop Facility after the Company has complied with its obligations under Section 6.17 applicable thereto, each of Parent and Merger Sub shall use its reasonable best efforts to consummate the portion of the Parent Debt Financing contemplated to refinance such facility on the terms and conditions thereof (as the same may be amended or otherwise modified in accordance with the terms of this Agreement and including any “market flex” provisions thereof) on or prior to the Closing Date, including (i) negotiating, entering into and delivering definitive agreements (the “Definitive Agreements”) with respect to such portion of the Parent Debt Financing reflecting the terms contained in the applicable Parent Debt Commitment Letters (including any “market flex” provisions thereof) (or with other terms agreed by Parent and the Parent Debt Financing Sources, subject to the restrictions on amendments and other modifications of the Parent Debt Commitment Letters set forth below), so that such agreements are in effect no later than the Closing and (ii) satisfying on a timely basis all the conditions to the Parent Debt Financing and the Definitive Agreements related thereto that are applicable to Parent and Merger Sub.
(e) Parent and Merger Sub shall keep the Company reasonably informed on a current and timely basis of the status of Parent’s and Merger Sub’s efforts to obtain the Parent Debt Financing and, if applicable, to satisfy the conditions thereof, including (i) to the extent applicable, advising and updating the Company in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Parent Debt Financing, (ii) to the extent applicable, providing copies of substantially final drafts of the credit agreement and other primary definitive documents, (iii) notifying the Company if for any reason at any time Parent believes that it may not be able to obtain all or any portion of the Parent Debt Financing on the terms, in the manner or from the sources contemplated by the Parent Debt Commitment Letters and (iv) giving the Company prompt notice if Parent receives notice of any breach or default (or alleged or purported breach or default) by any party to the Parent Debt Commitment Letters of which Parent has become aware or any termination or repudiation (or alleged or purported termination or repudiation) of the Parent Debt Commitment Letters.
(f) Neither Parent nor Merger Sub shall, without the Company’s prior written consent: permit any amendment, supplement, modification assignment termination replacement or waiver to be made to, or consent to any waiver of, any provision of or remedy under any of the Parent Debt Commitment Letters or, if applicable, Definitive Agreements if such amendment, supplement, modification, termination, assignment, replacement or waiver would or would reasonably be expected to (i) except as expressly contemplated under the Parent Debt Commitment Letters, reduce the aggregate amount of the Parent Debt Financing (including by increasing the amount of fees to be paid or original issue discount) below the Required Amount (when taken together with other sources of funds immediately available to Parent (including additional equity commitments that will be funded in lieu thereof)), (ii) impose new or additional conditions to the Parent Debt Financing or otherwise expand, amend or modify any of the existing conditions to the Parent Debt Financing, (iii) materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party to any of the Parent Debt Commitment Letters or, if applicable, Definitive Agreements or (iv) otherwise expand, amend, modify or waive any provision of any of the Parent Debt Commitment Letters or, if applicable, Definitive Agreements in a manner that in any such case would or would reasonably be expected to prevent, materially delay or make materially less likely (A) the funding of the Parent Debt Financing in an amount no less than the Required Amount (or satisfaction of the conditions to the Parent Debt Financing) at the time such Parent Debt Financing is contemplated to be funded or (B) the timely consummation of the Merger and the other transactions contemplated hereby (the effects described in clauses (i) through (iv), the “Prohibited Modifications”); provided that for the avoidance of doubt, Parent and Merger Sub shall be permitted to amend the Parent Debt Commitment Letters to add additional commitment parties thereto. Parent and Merger Sub shall promptly deliver to the Company copies of any termination, amendment, supplement, modification, waiver or replacement of any Parent Debt Commitment Letter or, if applicable, Definitive Agreement and each other agreement entered into in connection therewith (provided that any fee letter may be redacted consistent with the fee letters delivered by Parent and Merger Sub on the date hereof) other than any amendment entered into to add additional commitment parties thereto. In the event that any termination, amendment, replacement, supplement, modification or waiver of any Parent Debt Commitment Letter or, if applicable, Definitive Agreement permitted pursuant to this Section 6.18, references to the “Parent Debt Financing,” “Parent Debt Financing Sources,” “Parent Debt Financing Entities”, “Definitive Agreements” and “Parent Debt Commitment Letters” (and other like terms in this Agreement) shall be deemed to refer to the Parent Debt Financing as so amended, replaced, supplemented, modified or waived.
(g) In the event any portion of the Parent Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Parent Debt Commitment Letters for any reason other than pursuant to its express terms (i) Parent shall promptly notify the Company in writing and (ii) Parent and Merger Sub shall use their reasonable best efforts to obtain alternative debt financing commitments from alternative debt financing sources (the “Parent Alternative Financing,” which shall also constitute a “Parent Debt Financing”) in an amount, sufficient to replace the amounts contemplated by the portion of the Parent Debt Financing that is unavailable as promptly as practicable following the occurrence of such event and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter(s) and all related fee letter(s) (subject to redaction consistent with those fee letters delivered by the Parent as of the date hereof), which Parent Alternative Financing would not (A) include any terms and conditions that are materially less beneficial to Parent and Merger Sub taken as a whole than those that are set forth in the Parent Debt Commitment Letters as of the date hereof (including any “flex” provisions) (provided that such reasonable best efforts shall not include requiring Parent and Merger Sub to pay any additional fees or to increase any interest rates applicable to the Parent Debt Financing in excess of the amount set forth in the Parent Debt Commitment Letter (including any “flex” provisions) on the date hereof), (B) including any conditions to funding the Parent Debt Financing that are not contained in the Parent Debt Commitment Letters as of the date hereof and (C) be reasonably expected to prevent, impede or delay the consummation of the Parent Debt Financing or such Parent Alternative Financing or the transactions contemplated by this Agreement.
SECTION 6.19 Parent Debt Financing Cooperation.
(a) During the Interim Period, subject to the limitations set forth in this Section 6.19, and unless otherwise agreed by Parent, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause its Representatives to, cooperate with Parent and Merger Sub as reasonably requested by Parent in connection with Parent’s arrangement and obtainment of the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing). Such cooperation will include:
(i) using reasonable best efforts to cooperate with the marketing efforts of Parent for all or any part of the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing), including making appropriate officers reasonably available, with appropriate advance notice, for participation in a reasonable number of lender or investor meetings, due diligence sessions, meetings with ratings agencies and road shows, and reasonable assistance in the preparation of confidential information memoranda, private placement memoranda, prospectuses, lender and investor presentations, and similar documents as may be reasonably requested by Parent with respect to information relating to the Company in connection with such marketing efforts;
(ii) furnishing Parent and the Parent Debt Financing Sources with the Required Financial Information and any other information with respect to the Company as is reasonably requested by

Parent or any Parent Debt Financing Source and is customarily (A) required for the marketing, arrangement and syndication of financings similar to the Parent Debt Financing or (B) used in the preparation of customary offering or information documents or rating agency, lender presentations or road shows relating to the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing);
(iii) using reasonable best efforts to cooperate with the due diligence of the Parent Debt Financing Sources and their Representatives, to the extent customary and reasonable including the provision of all such information reasonably requested with respect to the property and assets of the Company and by providing to counsel of Parent customary back-up certificates to support any customary legal opinions that such counsel may be required to deliver in connection with any Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing);
(iv) requesting the Company’s independent registered accounting firm or other applicable third-party advisor to use reasonable best efforts (A) to provide customary comfort letters (including “negative assurance” comfort) in connection with any capital markets transaction comprising any permanent financing consummated in lieu of any portion of the Parent Debt Financing or any Parent Alternative Financing, in each case in form and substance customary for offerings of debt securities to the extent applicable, and (B) to provide any necessary consents (including, with respect to the Company’s independent registered accounting firm, to the inclusion of its audit report in respect of any financial statements of the Company included or incorporated in any of the applicable financing materials referred to in Section 6.19(a)(i));
(v) (A) providing customary authorization and representation letters related to the Parent Debt Financing and backup certificates set forth in clause (iii) above and (B) obtaining or providing certificates as are customary in financings of such type and other customary documents (other than legal opinions) relating to the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing) as reasonably requested by Parent;
(vi) furnishing all documentation and other information required by a Governmental Entity or any Parent Debt Financing Source under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT (Title III of Pub. L. 10756 (signed into law October 26, 2001)), and/or the requirements of 31 C.F.R. § 1010.230 at least three (3) Business Days prior to the anticipated Closing Date to the extent reasonably requested by Parent at least ten (10) Business Days prior to the anticipated Closing Date;
(vii) using reasonable best efforts to assist Parent in obtaining any credit ratings from rating agencies contemplated by any debt commitment letters with Parent Debt Financing Sources;
(viii) taking all reasonable and customary organizational action, subject to the occurrence of the Closing, reasonably requested by Parent and necessary to permit and/or authorize the consummation of the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing); and
(ix) using reasonable best efforts to deliver payoff or similar notices with respect to any existing indebtedness of the Company or any subsidiary thereof identified on Section 4.12(a) of the Company Disclosure Schedule requested by Parent at least ten (10) Business Days prior to the Closing Date to the applicable agents, trustees or financing sources thereunder within the time frames required by the terms of such indebtedness.
(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 6.19) (i) nothing in this Agreement (including this Section 6.19) shall require any such cooperation to the extent that it would (A) require the Company or any subsidiary thereof to pay any commitment or other fees, reimburse any expenses not indemnified hereunder or otherwise incur any liabilities or give any indemnities prior to the Closing, (B) unreasonably interfere with the ongoing business or operations of the Company or any subsidiary thereof, (C) require the Company or any subsidiary thereof to enter into or approve any agreement or other documentation effective prior to the Closing Date except as set forth in Section 6.19(a)(v)(A) above, (D) result in any conflict with the Company Articles of Incorporation, the

Company Bylaws or the Organizational Documents of any of the Company’s subsidiaries (or obligate the Company or any of Company’s subsidiaries to amend the Company Articles of Incorporation, the Company Bylaws or the Organizational Documents of any of the Company’s subsidiaries other than amendments that would not be effective prior to Closing), (E) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time or both) under, any Company Material Contract to which the Company or any subsidiary thereof is a party including this Agreement, (F) reasonably be expected to result in a violation of applicable Law (including with respect to privacy of employees), (G) reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege, or (H) obligate the Company or its subsidiaries to breach a contractual obligation of confidentiality or (I) obligate the Company or any of its subsidiaries to deliver (1) legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Parent Debt Financing, other than as contemplated by Section 6.19(a)(v)(A), (2) any pro forma financials or other financial information in a form not customarily prepared by the Company with respect to such period or (3) any financial statements or other financial information other than the Required Financial Information; and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company or any subsidiary thereof or Representatives under any certificate, agreement, arrangement, document or instrument relating to the Parent Debt Financing (other than as contemplated by Section 6.19(a)(v)(A)) shall be effective until the Closing. The Company hereby consents to the use of its logos in connection with the Parent Debt Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or the reputation or goodwill of any of the foregoing.
(c) PARENT SHALL (I) PROMPTLY, UPON REQUEST BY THE COMPANY, REIMBURSE THE COMPANY AND ITS SUBSIDIARIES FOR ALL OF THEIR REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES (INCLUDING FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) INCURRED BY THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH ANY COOPERATION CONTEMPLATED BY THIS SECTION 6.19 (OTHER THAN ANY SUCH EXPENSE THAT WILL BE INCURRED BY THE COMPANY OR ITS SUBSIDIARIES IN THE ORDINARY COURSE OF BUSINESS REGARDLESS OF WHETHER ANY ASSISTANCE IS REQUESTED UNDER THIS SECTION 6.19) AND (II) INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS SUBSIDIARIES AND ITS AND THEIR REPRESENTATIVES AGAINST ANY CLAIM, LOSS, DAMAGE, INJURY, LIABILITY, JUDGMENT, AWARD, PENALTY, FINE, COST (INCLUDING COST OF INVESTIGATION), REASONABLE AND DOCUMENTED OUT OF POCKET EXPENSE (INCLUDING FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) OR SETTLEMENT PAYMENT INCURRED AS A RESULT OF, OR IN CONNECTION WITH, SUCH COOPERATION OR THE PARENT DEBT FINANCING AND ANY INFORMATION USED IN CONNECTION THEREWITH OTHER THAN THOSE CLAIMS, LOSSES, DAMAGES, INJURIES, LIABILITIES, JUDGMENTS, AWARDS, PENALTIES, FINES, COSTS, EXPENSES AND SETTLEMENT PAYMENT ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE, FRAUD, BAD FAITH OR WILLFUL MISCONDUCT OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY OF ITS AND THEIR REPRESENTATIVES.
ARTICLE VII

CONDITIONS OF MERGER
SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver at or prior to the Effective Time of the following conditions:
(a) Company Shareholder Approval. This Agreement shall have been duly adopted and approved by holders of shares of Company Common Stock constituting the Company Requisite Vote;
(b) No Legal Restraint. No Law or Judgment (whether temporary, preliminary or permanent) shall be in effect that prohibits, restrains enjoins, or otherwise prevents the consummation of the Merger (any such Law or Judgment, a “Legal Restraint”), and any agreement between Parent or the Company with the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice to not effect the Merger shall have expired or been terminated; and

(c) Required Regulatory Approvals. The Consents or Filings on Section 3.5(b)(i) of the Company Disclosure Schedule (the “Company Regulatory Approvals”) and Section 4.5(b)(i) of the Parent Disclosure Schedule (the “Parent Regulatory Approvals” and together with the Company Regulatory Approvals, the “Required Regulatory Approvals”), shall have been duly obtained, made or given, and all terminations or expirations of applicable waiting periods imposed by any Governmental Entity with respect to the transactions contemplated thereby (including under the HSR Act) shall have occurred, and all such Required Regulatory Approvals (including under the HSR Act) shall have become Final Orders.
SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.5(a)(i) (No Conflict with Organizational Documents) Section 3.9(b) (No Company Material Adverse Effect) and Section 3.20 (Brokers)) shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Effective Time as though made on and as of the Effective Time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in (A) Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.4 (Authority), Section 3.5(a)(i) (No Conflict with Organizational Documents) and Section 3.20 (Brokers) shall be true and correct in all material respects and (B) Section 3.3 (Capitalization) shall be true and correct in all but de minimis respects, in the case of each of Section 7.2(a)(ii)(A) and this Section 7.2(a)(ii)(B), as of the Effective Time as though made on and as of the Effective Time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); and (iii) the representation and warranty of the Company set forth in Section 3.9(b) (No Material Adverse Effect) shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time;
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;
(c) No Company Material Adverse Effect. There shall not have occurred any event, development, change, circumstance, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
(d) Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), in each such case, as of the Effective Time as though made on and as of the Effective Time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and
(c) Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote (other than as expressly indicated below):
(a) by mutual written consent of Parent and the Company;
(b) by Parent or the Company if the condition set forth in Section 7.1(b) (No Legal Restraint) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that (i) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party if the Legal Restraint was due to the breach of this Agreement by such Party (or, in the case of Parent, Merger Sub) seeking to terminate this Agreement (it being understood that deemed compliance with Section 6.4 pursuant to Section 6.4(f) shall not constitute a breach under this Section 8.1(b)), and (ii) the Party seeking to terminate this Agreement under this Section 8.1(b) shall have complied in all material respects with Section 6.4 (Regulatory Approvals; Reasonable Best Efforts) (it being understood that deemed compliance with Section 6.4 pursuant to Section 6.4(f) constitutes compliance under this Section 8.1(b)); or
(c) by Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. New York City time on August 18, 2026 (as may be extended pursuant to the following proviso, the “End Date”); provided, however, that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or for conditions that by their nature are to be satisfied at the Closing, shall then be capable of being satisfied (except for any condition set forth in (i) Section 7.1(b) (No Legal Restraint) or (ii) Section 7.1(c) (Required Regulatory Approvals)), the End Date shall (A) automatically be extended to December 31, 2026 (the “Extended End Date” which shall constitute the End Date if such extension occurs) and (B) following the extension in the foregoing clause (A), be extended to a date that is three (3) months after the Extended End Date (and if so extended, such later date being the End Date) by mutual written agreement of Parent and the Company not less than three (3) Business Days prior to the Extended End Date, which agreement shall not be unreasonably withheld, conditioned or delayed by either Parent or the Company; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure of the Effective Time to occur on or before the End Date was due to the breach of this Agreement by such Party (or, in the case of Parent, Merger Sub) seeking to terminate this Agreement (it being understood that deemed compliance with Section 6.4 pursuant to Section 6.4(f) shall not constitute a breach under this Section 8.1(c));
(d) by written notice from the Company if:
(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and to be incapable of being satisfied by the End Date, except that, if such breach or failure to perform is curable by Parent or Merger Sub, then, until the earlier of (A) three (3) Business Days prior to the End Date and (B) thirty (30) days after receipt by Parent of written notice from the Company of such breach or failure to perform, but only as long as Parent or Merger Sub, as applicable, continues to use its reasonable best efforts to cure such breach or failure to perform (the “Parent Cure Period”), such termination shall become effective only if the breach or failure to perform is not cured within the Parent Cure Period; provided, however, that, the Parent Cure Period shall not be applicable to any breach or failure to perform by Parent or Merger Sub that gives rise to a termination right under Section 8.1(d)(iii) (Parent

Failure to Close); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b);
(ii) prior to obtaining the Company Requisite Vote, in accordance with, and subject to, and in compliance with, all of the terms and conditions of, Section 6.1(d) in order to enter into a definitive agreement with respect to a Superior Proposal; provided, that the Company shall pay the Company Termination Fee pursuant to Section 8.2(b)(i) at such time as specified in Section 8.2(b)(i); or
(iii) (A) if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement, (B) the conditions set forth in Article VII that by their nature are to be satisfied at the Closing are capable of being satisfied at the Closing, (C) Parent and Merger Sub fail to consummate the Closing on the date that the Closing should have occurred pursuant to Section 1.3, (D) following such failure contemplated by the foregoing clause (C), the Company has given irrevocable written notice to Parent and Merger Sub that (1) all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement, (2) the conditions set forth in Article VII that by their nature are to be satisfied at the Closing are capable of being satisfied at the Closing if the Closing were to occur at the time of delivery of such notice, and (3) it is prepared, willing and able to consummate the Closing, and if Parent and Merger Sub are prepared, willing and able to consummate the Closing, it will proceed with and immediately consummate the Closing as required pursuant to Section 1.3 (the “Satisfaction Notice”), and (E) Parent and Merger Sub fail to consummate the Closing by the close of business on the second (2nd) Business Day following receipt of the Satisfaction Notice.
(e) by written notice from Parent if:
(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and to be incapable of being satisfied by the End Date, except that, if such breach or failure to perform is curable by the Company, then, until the earlier of (A) three (3) Business Days prior to the End Date and (B) thirty (30) days after receipt by the Company of written notice from Parent of such breach or failure to perform, but only as long as the Company continues to use its reasonable best efforts to cure such breach or failure to perform (the “Company Cure Period”), such termination shall become effective only if the breach or failure to perform is not cured within the Company Cure Period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b);
(ii) the Company Board of Directors shall have made, prior to obtaining the Company Requisite Vote and whether or not in compliance with Section 6.1, a Company Change of Recommendation;
(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a vote on the adoption and approval of this Agreement was taken; or
(g) by the Company if the Stock Purchase Agreement is terminated by the Company pursuant Article IX of the Stock Purchase Agreement.
SECTION 8.2 Effect of Termination.
(a) In the event of a termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no force or effect, without any liability or obligation on the part of any Party, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity), except for (i) Section 6.6(a)(iii)(C)(2) (Access to Information – Reimbursement), the last sentence of Section 6.6(a) (Access to Information – Indemnification), Section 6.6(b) (Confidentiality), Section 6.8 (Publicity), Section 6.19 (Parent Debt Financing Cooperation – Reimbursement), this Section 8.2 (Effect of Termination), Section 8.3 (Expenses) and Article IX (General Provisions), each of which provisions shall survive such termination; (ii) subject to Section 8.2(f), liability of Parent and Merger Sub for any Willful Breach of this Agreement prior to such termination; (iii) subject to Section 8.2(f), liability of the Company for any Willful Breach of this Agreement prior to such termination; or (iv) liability of any Party for damages to another Party for fraud. The liabilities described in the preceding sentence that shall survive any valid termination of this Agreement shall not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the Company from Parent or Merger Sub, including for any Willful Breach, such damages can be based on the damages incurred by the Company’s shareholders in the event such shareholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, including this Section 8.2(a), the liability of Parent and Merger Sub in connection with this Agreement and any of the transactions contemplated herein shall not exceed the Liability Limitation; provided, further, that nothing herein shall limit the liability of (A) Guarantor (as defined in the Guarantee) under the Guarantee, (B) Purchaser under the Stock Purchase Agreement or (C) Guarantor (as defined in the SPA Guarantee). The Company acknowledges and agrees that nothing in this Section 8.2 shall be deemed to affect Parent’s right to specific performance under Section 9.10. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party (or Sponsor) pursuant to the Guarantee, which rights and obligations will survive the termination of this Agreement in accordance with the Guarantee’s terms.
(b) In the event that:
(i) this Agreement is terminated (A) by the Company pursuant to Section 8.1(d)(ii) (Superior Proposal) or (B) by Parent pursuant to Section 8.1(e)(ii) (Company Change of Recommendation), then the Company shall pay $210,000,000 (the “Company Termination Fee”) to Parent, on or prior to the date of termination in the case of a termination pursuant to Section 8.1(d)(ii) (Superior Proposal) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (Company Change of Recommendation) (and, in any event, within two (2) Business Days following such termination pursuant to Section 8.1(e)(ii) (Company Change of Recommendation)), payable by wire transfer of immediately available funds; or
(ii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f) (No Company Requisite Vote) or is terminated by Parent pursuant to Section 8.1(e)(i) (Company Terminable Breach), (B) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been made to the Company, or the Company Board of Directors or shareholders, or an Acquisition Proposal shall have otherwise become publicly known, and (C) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal, then, in the event that the actions described in clauses (A), (B) and (C) above shall have occurred, the Company shall pay to Parent the Company Termination Fee, such payment to be made within two (2) Business Days following the earlier to occur of (1) the date the Company enters into such a definitive agreement with respect to such Acquisition Proposal or (2) the date of the consummation of such Acquisition Proposal. Such payment shall be made by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “twenty percent (20%) or more” will be deemed to be references to “more than fifty percent (50%)”. Any expenses previously paid by the Company to Parent pursuant to Section 8.3 shall be credited toward, and offset against, the payment of the Company Termination Fee.
(c) In the event that this Agreement is terminated (i) (A) by Parent or the Company pursuant to Section 8.1(b) (No Legal Restraint) solely in connection with Required Regulatory Approvals, (B) by Parent or the Company pursuant to Section 8.1(c) (End Date) or (C) by the Company pursuant to Section 8.1(d)(i) (Parent Terminable Breach), and in each case of Section 8.2(c)(i)(A), Section 8.2(c)(i)(B) or Section 8.2(c)(i)(C) above, at the time of such termination, all other conditions to the Closing set forth in Section 7.1 and Section 7.2 (other than Section 7.1(c) (Required Regulatory Approvals) or, solely in connection with Required Regulatory Approvals, Section 7.1(b) (No Legal Restraint)) shall have been satisfied or waived (except for (1) those conditions that by their nature are to be satisfied at the Closing, but which condition would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination and (2) those conditions that have not been satisfied as a result of a breach of this Agreement by Parent or Merger Sub) or (ii) by the Company pursuant to either (A) Section 8.1(d)(iii) (Parent Failure to Close) or (B) Section 8.1(g) (Stock Purchase Agreement Termination), then Parent shall pay to the Company $350,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two (2) Business Days of the applicable termination.
(d) The Parties hereto acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, on more than one (1) occasion.
(e) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to promptly pay an amount due pursuant to Section 8.2(b), or Parent fails to promptly pay an amount due pursuant to Section 8.2(c), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2(b), or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.2(c), or any portion thereof, the Company shall pay to Parent, on the one hand, or Parent shall pay to the Company, on the other hand, its reasonable actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by such party; provided, that no contingent, success, fixed or similar fee shall be payable pursuant to this Section 8.2(e)) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) or Section 8.2(c) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b) or Section 8.2(c).
(f) In any circumstance in which this Agreement is terminated and Parent is entitled to receive the Company Termination Fee from the Company and the Company actually pays the Company Termination Fee or the Company is entitled to receive the Parent Termination Fee from Parent and Parent actually pays the Parent Termination Fee, in each case pursuant to Section 8.2, then (i) the Company Termination Fee or Parent Termination Fee, as applicable, and the costs and expenses of Parent or the Company pursuant to Section 8.2(e) and Section 8.3, and the expense reimbursement and indemnification obligations pursuant to Section 6.6(a)(iii)(C)(2) (Access to Information – Reimbursement), the last sentence of Section 6.6(a) (Access to Information – Indemnification), Section 6.19 (Parent Debt Financing Cooperation – Reimbursement), Section 8.2(e) (Effect of Termination – Collection) and Section 8.3 (Expenses), as applicable, shall be (A) if Parent is entitled to the Company Termination Fee and actually receives the Company Termination Fee and is reimbursed its costs and expenses as described in this Section 8.2(f), the sole and exclusive remedy of Parent, Merger Sub, and their respective Affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents, on the one hand, and, (B) if the Company is entitled to the Parent Termination Fee and actually receives the Parent Termination Fee and is reimbursed its costs and expenses as described in this Section 8.2(f), the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, their respective subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents, on the other hand, in each case of clause (A) or clause (B) of this Section 8.2(f), for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to such termination, or in respect of any representation made or alleged to be have been made in connection with this Agreement, and (ii) upon timely payment of the applicable termination fee and other amounts referenced in this Section 8.2(f), such paying Party and its respective subsidiaries or and their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents shall have no further liability or obligation relating to or arising out of this Agreement, including the termination hereof or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. The Company acknowledges and agrees that the Parent’s right to receive the Company Termination Fee under this Agreement shall not limit or otherwise affect Parent’s right to specific performance as provided in Section 9.10, but for the avoidance of doubt, under no circumstances shall Parent, directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Company Termination Fee, or any other damages, on the other hand.
(g) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent and Merger Sub together under this Agreement, including for any losses, damages, costs or expenses of the Company or its Affiliates related to the failure of the transactions contemplated by this Agreement, or a breach of this Agreement by Parent or Merger Sub or otherwise (including a Willful Breach), shall not exceed the Liability Limitation, and in no event shall the Company, its subsidiaries or its Affiliates seek any amount in excess of the Liability Limitation (including consequential, indirect or punitive damages) in connection with this Agreement or the transactions contemplated by this Agreement or in respect of any other documents (other than the Stock Purchase Agreement or the SPA Guarantee), whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity; provided that, notwithstanding anything to the contrary, the Company, its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall be deemed to irrevocably waive their right to any amounts due and owing under this Section 8.2 or otherwise (other than the Stock Purchase Agreement or the SPA Guarantee) in excess of the Liability Limitation, and none of Parent, Merger Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates or Sponsor shall have any payment obligations in excess of the Liability Limitation in connection with this Agreement. In furtherance of the foregoing, notwithstanding anything to the contrary in this Agreement, in no event shall Parent, any of its Affiliates or Representatives or the Parent Debt Financing Sources be required to pay any amount of monetary losses under this Agreement if the Company has received the Parent Termination Fee and its reimbursable costs and expenses as contemplated by Section 8.2(f).
SECTION 8.3 Expenses. Except as otherwise specifically provided herein (including the last sentence of Section 8.2(b)(ii) and this Section 8.3) and the filing fees with respect to any Required Regulatory Approvals, which shall be borne solely by Parent (and Parent shall reimburse the Company to the extent the Company has, pursuant to Section 6.4, incurred any such fees) or as otherwise specifically provided herein, including Section 8.2, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.
SECTION 8.4 Procedures for Termination, Amendment, Extension or Waiver. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders or other equityholders of any Party. The Party desiring to terminate this Agreement in accordance with Section 8.1 shall give written notice of such termination to the other Parties in accordance with Section 9.2, specifying the provision of this Agreement pursuant to which such termination is effected.
SECTION 8.5 Modification or Amendment. The Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, however, that after receipt of the Company Requisite Vote, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without the further approval of such shareholders.
SECTION 8.6 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. No waiver by any Party of any breach or anticipated breach of any provision hereof by any other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether similar or not. Except as provided in this Agreement, no action taken pursuant to this Agreement, including investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with any representations, warranties, covenants or agreements contained in this Agreement. All consents given hereunder shall be in writing.
ARTICLE IX

GENERAL PROVISIONS
SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time and those covenants and agreements in this Article IX, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time. The Parties hereby acknowledge and agree that (a) all representations and warranties set forth in this Agreement are contractual in nature only and (b) if any such representation or warranty (as modified by the applicable Company Disclosure Schedule or Parent Disclosure Schedule) should prove untrue, the Parties’ only rights, claims or causes of action (other than in the event of Willful Breach, which shall be subject to Section 8.2(a)) shall be to exercise the specific rights set forth in Section 7.2(a), Section 7.3(a), Section 8.1(d)(i) and Section 8.1(e)(i), as and if applicable, and (c) the Parties shall have no other rights, claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or related to any such untruth of any such representation or warranty.
SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); provided, however, that delivery by e-mail shall be deemed to have been duly given upon receipt only if confirmed by e-mail or telephone:

(a)	if to Parent or Merger Sub:

345 Park Avenue New York, NY 10154
	Attn:	Sebastien Sherman; Heidi Boyd; Max A. Wade
	Email:	Sebastien.Sherman@Blackstone.com;
Heidi.Boyd@Blackstone.com;
Max.Wade@Blackstone.com;
BIP-LegalandCompliance@Blackstone.com

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
	Attn:	Rhett A. Van Syoc, P.C.; Robert P. Goodin, P.C.; Debbie P. Yee, P.C.
	Email:	rhett.vansyoc@kirkland.com;
robert.goodin@kirkland.com;
debbie.yee@kirkland.com

(b)	if to the Company:

TXNM Energy, Inc.
414 Silver Ave. SW
Albuquerque, NM 87102-3289
	Attn:	Brian G. Iverson, Esq. Senior Vice President, General Counsel & Secretary

Email:	brian.iverson@txnmenergy.com

with an additional copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
1001 Haxall Point
15th Floor
Richmond, VA 23219
Attn:	R. Mason Bayler, Jr.; Coburn R. Beck; Heather M. Ducat
Email:	mason.bayler@troutman.com;
coby.beck@troutman.com;
heather.ducat@troutman.com

SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:
(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement with counterparty(ies) containing customary provisions that require each counter-party(ies) thereto (and each of its (their) representatives named therein) that receive information of or with respect to the Company or its subsidiaries to keep such information confidential (i) in effect on the date hereof or (ii) entered into on or after the date hereof on terms (A) no less favorable in the aggregate to the Company and (B) no less restrictive in the aggregate to such counter-party(ies) (and each of its (their) representatives) than those contained in the Confidentiality Agreement (except for such changes specifically and expressly permitted pursuant to this Agreement), it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal.
(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person; provided, that for purposes of Section 6.4, Blackstone Inc. and its Affiliates and its and their funds and investment vehicles, and managed accounts and their respective portfolio companies (other than Persons managed or advised by Blackstone Infrastructure Advisors L.L.C., but, for the avoidance of doubt, including the portfolio companies and other investments of Sponsor) shall not be considered an Affiliate of Parent, Merger Sub or any Company Party.
(c) “Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and all Laws of any jurisdiction applicable to the Company and its Affiliates concerning or relating to anti-bribery or anti-corruption (governmental or commercial).
(d) “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the United States in New York, New York.
(e) “Code” means the Internal Revenue Code of 1986, as amended.
(f) “Company Material Adverse Effect” means any event, development, change, circumstance, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, (i) would prevent or materially impair or materially delay the consummation of the Merger or (ii) has a material adverse effect on or with respect to the business, properties, results of operations or condition of the Company Parties (financial or otherwise), taken as a whole; provided, that with respect to clause (ii) only, no events, developments, changes, circumstances, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect and no event, development, change, circumstance, effect or occurrence relating to, arising out of or in connection with or resulting from any of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (A) general changes or developments in the legislative or political condition, or in the economy or the financial, debt, capital, credit, commodities or securities markets, in each such case, in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, tariff policies, interest rates or inflation, (B) any change affecting any industry in which the Company Parties operate, including electric and renewable power generating, transmission or distribution industries (including, in each case, any changes in operations thereof) or any change affecting retail markets for electric power, capacity or fuel or related products, (C) any changes in the national, regional, state, provincial or local electric generation, transmission or distribution systems or increases or decreases in planned spending with respect thereto, (D) the entry into this Agreement or the public announcement of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, regulators, lenders, partners or employees of the Company Parties, (E) the identity of Parent or any of its Affiliates as the acquiror of the Company, (F) any action taken or omitted to be taken by the Company at the express written request of or with the express written consent of Parent, (G) any actions required to be undertaken by the Company in accordance with, subject to and consistent with Section 6.4 of this Agreement to obtain any Consent or make any Filing required for the consummation of the Merger and the other transactions contemplated herein or, in connection therewith, any written proposal or commitment made by any Party or its Affiliates to any Governmental Entity in accordance with, subject to and consistent with Section 6.4 or imposed by any Governmental Entity, in each case, in order to obtain the Required Regulatory Approvals, (H) changes after the date hereof, in any applicable Laws or applicable binding accounting regulations or principles or interpretation or enforcement thereof by any Governmental Entity, (I) any hurricane, tornado, fire, wildfire, earthquake, flood, tsunami or other natural disaster or weather-related event, act of God, pandemic or epidemic, including the COVID-19 virus, outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, cyber attacks, ransomware attacks, terrorism, or national or international political or social conditions, (J) any change in the market price or trading volume of the shares of the Company or the credit rating of the Company Parties, (K) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, (L) any litigation or claim threatened or initiated by shareholders, ratepayers, customers or suppliers of the Company Parties (each in their capacity as such) against the Company Parties or any of their respective officers or directors (in each case, in their capacity as such), in each case, arising out of the execution of this Agreement or the transactions contemplated thereby and (M) any increase in interest rates payable arising from the refinancing of the TNMP Bonds, in each case, in accordance with the express terms of this Agreement (it being understood that in the cases of clause (J) and clause (K) of this Section 9.3(f), the facts, events or circumstances giving rise to or contributing to such change or failure may be deemed to constitute, and may be taken into account in determining whether there has been a Company Material Adverse Effect); except in the cases of clauses (A), (B), (C), (H) or (I) of this Section 9.3(f), to the extent that the Company Parties, taken as a whole, are disproportionately affected thereby as compared with other participants in the industry in which the Company operates in the United States (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that, notwithstanding anything herein or otherwise to the contrary, the effect of the failure to obtain the consent of the Existing Lenders to the execution of this Agreement prior to the execution and delivery hereof (but not the effect of the failure to obtain consents from Existing Lenders to the Closing that may be required under the Contracts with the Existing Lenders) may be considered, and taken into account, in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (without giving effect to, and disregarding, any of the exceptions set forth in each of the preceding clauses (A) through (M)).
(g) “Company Parties” means, collectively, the Company, its subsidiaries and its Joint Ventures, and each of them individually is a “Company Party”.
(h) “Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any License.
(i) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(j) “Credit Facilities” means the agreements (as in effect on the date of this Agreement) listed in Section 9.3(j) of the Company Disclosure Schedule, and any replacements or refinancings thereof entered into after the date hereof in compliance with Section 5.1.

(k) “Derivative Product” means any swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or Contract, based on any commodity, security, instrument, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, fuel oil, coal, emissions allowances and offsets, and other commodities, currencies, interest rates and indices.
(l) “Designated Person” means any Person listed on a Sanctions List.
(m) “Equity Securities” of any Person means, as applicable (i) any and all of its shares of capital stock, limited liability company interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, limited liability company interests or other equity interests or share capital of such Person, (iii) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.
(n) “ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that would be treated at any relevant time together with the Person or any of its subsidiaries as a “single employer” within the meaning of Section 414 of the Code or 4001(b) of ERISA.
(o) “ESP II” means the TXNM Energy, Inc. Executive Savings Plan II, effective January 1, 2015 and as amended on January 1, 2016, January 1, 2020, and August 2, 2024.
(p) “Ex-Im Laws” means all U.S. and non-U.S. Laws or orders relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws and orders administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r) “FERC” means the Federal Energy Regulatory Commission or any successor thereto.
(s) “Final Order” means, with respect to any Governmental Entity, action by such Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended and is legally binding and effective.
(t) “FPA” means the Federal Power Act of 1920, 16 U.S.C. §§ 791a, et seq., as amended, and its implementing regulations.
(u) “GAAP” means the generally accepted accounting principles for financial reporting in the United States consistently applied through the periods involved.
(v) “Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office, or (iii) any official, officer, employee, or any person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part) controlled by or affiliated with a Governmental Entity.
(w) “Governmental Entity” means any governmental, tribal, quasi-governmental or regulatory (including stock exchange) authority (including the North American Electric Reliability Corporation and any regional reliability entity), agency, court, commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation, sovereign or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.
(x) “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(y) “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total liabilities, including contingent liabilities, (ii) the present fair saleable value of such Person’s assets is less than the amount required to pay the probable liability (subordinated, contingent or otherwise) of such Person on its debts, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts or liabilities that would be beyond its ability to pay such debts and liabilities as they mature, or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(z) “Intellectual Property” means all worldwide intellectual property, industrial property and proprietary rights and all rights therein, including all (i) patents, methods, technology, designs, processes, inventions, copyrights, works of authorship, software and systems, trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill of the business symbolized thereby, trade secrets, know-how and tangible and intangible proprietary or confidential information and materials, (ii) registrations, applications, provisionals, divisions, continuations, continuations-in-part, re-examinations, extensions, re-issues, renewals and foreign counterparts of or for any of the foregoing and (iii) the right to sue and collect damages for any past infringement of any of the foregoing.
(aa) “Intervening Event” means any event, development, change, effect or occurrence that affects or would reasonably be expected to affect (i) the business, financial condition or continuing results of operation of the Company and its subsidiaries, taken as a whole or (ii) the shareholders of the Company (including the benefits of the Merger to the shareholders of the Company) in either case that (A) is material, (B) was not known to the Company Board of Directors as of the date of this Agreement, (C) becomes known to the Company Board of Directors prior to obtaining the Company Requisite Vote, and (D) does not relate to or involve any Acquisition Proposal; provided, however, that an Intervening Event shall not include (1) any event, development, change, effect or occurrence (i) solely related to Parent or Merger Sub or any of their Affiliates unless such event, development, change, effect or occurrence has had or would reasonably be expected to have a Parent Material Adverse Effect, or (ii) any action taken by any Party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 6.4, or the consequences of any such action, and (2) the receipt, existence or terms of an Acquisition Proposal, or the consequences thereof.
(bb) “Joint Venture” of a Person, means any Person that is not a subsidiary of such first Person, in which such first Person or one or more of its subsidiaries owns directly or indirectly any Equity Securities, other than Equity Securities held for passive investment purposes that are less than five percent (5%) of each class of the outstanding voting securities or voting capital stock of such second Person.
(cc) “Judgment” means any decision, verdict, judgment, order, decree, ruling, writ, subpoena, assessment or arbitration award of a Governmental Entity of competent jurisdiction.
(dd) “knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.3(dd) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.3(dd) of the Parent Disclosure Schedule.
(ee) “Law” means any federal, state, local, municipal, tribal, foreign or other law, statute, act, constitution, principle of common law, ordinance, code, injunction, rule, Judgment, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
(ff) “Liability Limitation” means, collectively, the amount of the Parent Termination Fee, plus the aggregate amount of any cost and expense reimbursement and indemnification obligations described in or pursuant to Section 6.6(a)(iii)(C)(2) (Access to Information – Reimbursement), the last sentence of Section 6.6(a) (Access to Information – Indemnification), Section 6.19 (Parent Debt Financing Cooperation – Reimbursement), Section 8.2(e) (Effect of Termination – Collection) and Section 8.3 (Expenses).
(gg) “NMBCA” means the Business Corporation Act of the State of New Mexico, as amended.
(hh) “Notional Units” means each notional unit, whether payable in shares of Company Common Stock or in cash, granted under the ESP II.
(ii) “NYSE” means the New York Stock Exchange.
(jj) “Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements, certificates of existence and any each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s Equity Securities or of any rights in respect of that entity’s Equity Securities, as applicable.
(kk) “Parent Debt Financing Entities” means the Parent Debt Financing Sources, together with their Affiliates, their Affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and their successors and assigns.
(ll) “Parent Debt Financing Sources” means each entity (including the lenders and each agent and arranger or any underwriter, purchaser, investor or other entity) that commits to provide or otherwise provides or arranges or has entered into agreements in connection with all or any part of the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures, underwriting agreements, purchase agreements or credit agreements entered into pursuant thereto or relating thereto.
(mm) “Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any event, development, change, circumstances, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, would prevent or materially impair or materially delay the consummation of the Merger by Parent or Merger Sub.
(nn) “Permitted Permanent Bond Replacement Financing” means any debt financing satisfying the Required Debt Terms the proceeds of which will be used to replace or refinance the TNMP Bonds accepting the Offers to Purchase and/or borrowings under the TNMP Backstop Facility.
(oo) “Permitted Replacement Backstop Facility” means (i) any amendment to a Backstop Facility or any then-existing Permitted Replacement Backstop Facility to extend the maturity thereof and/or (ii) any new unsecured (or in the case of TNMP, as may be secured by the TNMP Mortgage Indenture) bridge facility provided by one or more commercial banks that have terms that are consistent with the terms of the applicable Backstop Facility or Permitted Replacement Backstop Facility being replaced and incurred to replace or extend the maturity of such Backstop Facility or Permitted Replacement Backstop Facility, and in each case above, with a maturity term that is no less than the lesser of (A) 364 days and (B) the remaining period through the then-effective End Date and on market economic terms and in consultation with the Parent.
(pp) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
(qq) “Personal Information” means, in addition to any information defined or described by a Person or any of its subsidiaries as “personal information” in any privacy notice or other public-facing statement by or on behalf of such Person or its subsidiaries, all information identifying an individual or regarding an identified or identifiable individual (such as name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person).
(rr) “Privacy Rules and Policies” means any privacy policies and any other terms applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals, and any laws related to the collection, use, access to, transmission, disclosure, alteration or handling of Personal Information.
(ss) “Regulatory Proceeding” means any action, lawsuit, compliant, claim, petition, suit, audit, examination, assessment, arbitration, mediation, or inquiry, or any proceeding or investigation (including any rate case), by or before any Governmental Entity.
(tt) “Required Debt Terms” means: (i) with respect to any indebtedness permitted to be incurred by the Company under Section 5.1(c)(x) to which this definition applies: such indebtedness shall (A) be in the form of senior unsecured term loans or other bank debt and (B) be permitted by the terms thereof to remain outstanding on and after the Closing Date and not contain any default, event of default, mandatory prepayment, mandatory offer to pay or similar event or change in economic terms that would be triggered by the consummation of the transactions contemplated hereunder; (ii) with respect to any indebtedness permitted to be incurred by PNM under Section 5.1(c)(x) to which this definition applies: such indebtedness shall (A) be in the form of senior unsecured notes or similar debt securities issued in one or more series in a public or private offering and issued pursuant to one or more indentures or note purchase agreement, the covenants of which shall be consistent with the indenture or note purchase agreement for the most recently issued senior unsecured bonds by PNM or in the form of pollution control refunding bonds consistent with the terms of such existing bonds, as applicable, (B) be permitted by the terms thereof to remain outstanding on and after the Closing Date and not contain any default, event of default, mandatory prepayment, mandatory offer to pay or similar event or change in economic terms that would be triggered by the consummation of the transactions contemplated hereunder and (C) not contain any provision that requires PNM to file periodic and other reports with the SEC; and (iii) with respect to any indebtedness permitted to be incurred by TNMP under Section 5.1(c)(x) to which this definition applies: such indebtedness shall (A) be in the form of first mortgage bonds, notes or similar debt securities issued in one or more series in a public or private offering and issued pursuant to one or more indentures, the covenants of which shall be consistent with the TNMP Mortgage Indenture (except as set forth on Section 9.3(oo) of the Company Disclosure Schedule), and (B) be permitted by the terms thereof to remain outstanding on and after the Closing Date and not contain any default, event of default, mandatory prepayment, mandatory offer to pay or similar event or change in economic terms that would be triggered by the consummation of the transactions contemplated hereunder (other than any cross default provisions relating to the Existing Credit Facilities) and, in each case of clauses (i) through (iii) above, on market economic terms and in consultation with Parent.
(uu) “Required Financial Information” means the financial information of the Company and its subsidiaries of the type and form that are customarily provided in connection with a financing contemplated by the Parent Debt Financing or included in a prospectus or offering memorandum to consummate an offering of non-convertible, debt securities (including information that would be required under Regulation S-X and Regulation S-K).
(vv) “Sanctioned Country” means a country or territory which is at any time subject to Sanctions.
(ww) “Sanctions” means (i) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by the Office of Foreign Assets Control, (ii) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, and (iii) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, or His Majesty’s Treasury.
(xx) “Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by the Office of Foreign Assets Control, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any similar list maintained by any other U.S. government entity, the United Nations Security Council, the European Union, or His Majesty’s Treasury, in each case as the same may be amended, supplemented or substituted from time to time.
(yy) “Significant Subsidiary” means a subsidiary of any Person that would be a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.
(zz) “SPA Guarantee” means that certain Limited Guarantee, dated the date hereof, in favor of the Company with respect to certain obligations of Purchaser under the Stock Purchase Agreement.
(aaa) “subsidiary” or “subsidiaries” means, with respect to any Person (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which fifty percent (50%) or more of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (A) fifty percent (50%) or more of the capital accounts, distribution rights, total equity or voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one (1) or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.
(bbb) “Tax Return” means all returns and reports, including elections, disclosures, schedules, estimates and information returns, and including any amendment thereof and attachment and supplement thereto, required to be supplied to a Taxing Authority.
(ccc) “Taxes” means all federal, state, local and foreign taxes or charges, fees, levies, imposts, duties or other assessments of a similar nature, including income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy, escheat or unclaimed property and other taxes, or duties or assessments imposed by any Taxing Authority, together with all interest, penalties and additions imposed with respect to such amounts.
(ddd) “Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.
(eee) “TNMP Bonds” means the $1,505,000,000 aggregate principal amount of first mortgage bonds issued by TNMP pursuant to the terms of the TNMP Mortgage Indenture.
(fff) “TNMP Mortgage Indenture” means that certain First Mortgage Indenture, dated as of March 23, 2009, as amended and supplemented by the supplemental indentures thereto, between TNMP and U.S. Bank Trust Company, National Association, as successor trustee.
(ggg) “Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code (as amended).
(hhh) “Willful Breach” means with respect to any Party, any breach of, or failure to perform, any covenant or other agreement contained in this Agreement that is a consequence of an act or failure to act undertaken by or on behalf of such Party with actual or constructive knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement; provided, however, that, without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by the Company to consummate the Merger and the other transactions contemplated hereby in accordance with Section 1.3 after the applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Closing) shall constitute a Willful Breach of this Agreement.
SECTION 9.4 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be interpreted as to effect the original intent of the Parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
SECTION 9.5 Entire Agreement; Assignment. This Agreement and the Stock Purchase Agreement are being entered into simultaneously but are separate transactions. Except as expressly set forth in this Agreement, the provisions of the Stock Purchase Agreement are not intended to, and in no way, modify or supplement the terms of this Agreement. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Guarantee, the SPA Guarantee, the Equity Commitment Letter, the Parent Debt Commitment Letters and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.10 which shall inure to the benefit of the Indemnified Parties benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Company Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Restricted Stock Rights and Performance Shares to receive the payments contemplated by the applicable provisions of Section 2.2 at the Effective Time in accordance with the terms and conditions of this Agreement, (d) prior to the Effective Time, the rights of the holders of Company Common Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement subject to Section 8.2(a), (e) with respect to the provisions of Section 9.15 which shall inure to the benefit of the Parent Debt Financing Entities benefiting therefrom who are intended to be third-party beneficiaries thereof and (f) the rights of the Non-Recourse Parties under Section 9.16; provided, however, that the rights granted to the holders of Company Common Stock pursuant to the foregoing clause (d) of this Section 9.6 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.6 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
SECTION 9.7 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof or of any other jurisdiction that would mandate or permit the application of the Laws of any jurisdiction other than the State of Delaware), except that any matter relating to the (a) fiduciary obligations of the Company Board of Directors shall be governed by the Laws of the State of New Mexico and (b) the mechanics of the Merger shall be governed by the NMBCA.
SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 9.10 Specific Performance.
(a) The Company agrees that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Company does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Company acknowledges and agrees that Parent shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the Company’s obligation to consummate the Merger, subject to the terms and conditions of this Agreement), without any requirement for obtaining, furnishing or posting any bond or other security, this being in addition to any other remedy to which Parent is entitled at law or in equity. The Parties acknowledge and agree that the Company shall not be entitled to the equitable remedy of specific performance or other equitable relief to prevent or remedy a breach of this Agreement by Parent or Merger Sub and that the Company’s sole and exclusive remedy relating to a breach of this Agreement by Parent, Merger Sub or otherwise shall be the termination of this Agreement in accordance with Section 8.1, if applicable, and the collection of the Parent Termination Fee (and other amounts contemplated by) in accordance with Section 8.2(f), if applicable; provided, however, that the Company shall be entitled to specific performance to prevent any breach by Parent or Merger Sub of Section 6.6(b). For the avoidance of doubt, the foregoing shall not limit any right to seek specific performance under the Stock Purchase Agreement.
(b) The Company agrees that it will not raise any objections to the availability of the equitable remedy of specific performance or other equitable relief as provided herein, including objections on the basis that (i) Parent has an adequate remedy at law or equity or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Parent, if seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such order or injunction. The Company further agrees that nothing set forth in this Section 9.10 shall require Parent to institute any proceeding for specific performance under this Section 9.10 prior to or as a condition to exercising any termination right under Article VIII (and/or receipt of any amounts due pursuant to Section 8.2), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.10 or anything set forth in this Section 9.10 restrict or limit Parent’s right to terminate this Agreement in accordance with the terms of Article VIII.
(c) If Parent has the right to terminate this Agreement pursuant to Section 8.1 but instead elects to bring an action for specific performance pursuant to this Section 9.10, then if such action for specific performance is unsuccessful, Parent shall not be deemed to have waived its right to terminate this Agreement pursuant to Section 8.1 and may thereafter terminate this Agreement pursuant to Section 8.1 and the Company shall pay any applicable Company Termination Fee pursuant to Section 8.2.
(d) If, prior to the End Date, Parent brings an action to enforce specifically the performance of the terms and provisions of this Agreement by Company, the End Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.
SECTION 9.11 Jurisdiction. Each of the Parties irrevocably (a) agrees that it shall bring any and all actions or proceedings in respect of any claim arising out of, related to, or in connection with, this Agreement, the Merger or the other transactions contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if such court shall not have or declines to accept jurisdiction over a particular matter, then any federal court within the State of Delaware, (b) submits with regard to any such action or proceeding, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts described above, and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the

United States of America; provided, that each such Party’s consent to jurisdiction and service contained in this Section 9.11 is solely for the purpose referred to in this Section 9.11 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
SECTION 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
SECTION 9.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent, Merger Sub or the Surviving Corporation when due.
SECTION 9.14 Interpretation. When reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement, as applicable, unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive and has the meaning represented by the phrase “and/or”. References to “dollars” or “$” are to United States of America dollars. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. Whenever the phrase “ordinary course” or “ordinary course of business” is used in this Agreement, it shall be deemed to be followed by the words “consistent with past practice” whether or not so specified. The interpretations contemplated by Section 9.14 of the Company Disclosure Schedule shall apply as contemplated therein. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References herein to any gender include any other gender. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material”, a “Company Material Adverse Effect” or a “Parent Material Adverse Effect” under this Agreement. Unless otherwise indicated, all references herein to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Each representation or warranty in Article III made by the Company relating to a Joint Venture of the Company or any subsidiary thereof that is neither operated nor managed solely by the Company or any subsidiary thereof, shall be deemed to be made only to the knowledge of the Company. When used in this Agreement, the phrase “made available” shall mean provided by the Company or Parent, as applicable, (i) via email to the other Party or its Representatives, (ii) in a virtual data room accessible by the other Party established in connection with the transactions contemplated by this Agreement, (iii) at the offices of a Party or its Affiliates or (iv) included in, as an exhibit or schedule, the Company SEC Reports, in each cases of clauses (i), (ii), (iii) or (iv) above, as of or prior to 5:00 p.m., Eastern Time, on May 18, 2025.
SECTION 9.15 Parent Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company hereby (a) agrees that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Parent Debt Financing Entities, arising out of or relating to, this Agreement, the Parent Debt Financing or any of the agreements entered into in connection with the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, (b) agrees that any such action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in a definitive document relating to the Parent Debt Financing, (c) agrees that service of process upon any such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.2, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (e) waives to the fullest extent permitted by applicable law trial by jury in any action brought against the Parent Debt Financing Entity in any way arising out of or relating to this Agreement, the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Parent Debt Financing Entities will have any liability to the Company relating to or arising out of this Agreement, the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (g) agrees that no Parent Debt Financing Entity shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (h) (i) waives any and all rights or claims against the Parent Debt Financing Entities in connection with this Agreement, the Parent Debt Financing or any of the agreements entered into in connection with the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, and (ii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Parent Debt Financing Source in connection with this Agreement, the Parent Debt Financing or any of the agreements entered into in connection with the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (provided that, for the avoidance of doubt, and notwithstanding the foregoing, nothing herein shall limit Parent’s and its Affiliates’ rights under any agreements relating to the Parent Debt Financing) and (i) agrees that the Parent Debt Financing Entities are express third-party beneficiaries of, and may enforce, Section 8.2, Section 9.6 and any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.15 and that Section 8.2, Section 9.6 and this Section 9.15 (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions) may not be amended in a manner adversely affecting any Parent Debt Financing Entity without the written consent of such adversely affected Parent Debt Financing Entity. Notwithstanding anything to the contrary herein, nothing in this Agreement shall impact the rights of Parent, Merger Sub and their Affiliates, or the obligations of the Parent Debt Financing Entities, under any definitive agreement relating to the Parent Debt Financing.
SECTION 9.16 No Recourse. Notwithstanding anything to the contrary in this Agreement or in any document, agreement or instrument delivered in connection herewith, (a) the Company covenants, agrees and acknowledges that no Person other than Parent and Merger Sub has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder and that neither the Company nor any other Person has any right of recovery or recourse under this Agreement or under any document, agreement or instrument delivered in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Agreement, such obligations or their creation, the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against, and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future equity holders, controlling persons, incorporators, directors, officers, employees, advisors, agents, representatives, Affiliates, members, managers or general or limited partners of Parent or Merger Sub or any former, current or future equity holder, controlling person, incorporator, director, officer, employee, advisor, general or limited partner, member, manager, Affiliate, financing source, portfolio company, representative or agent of any of the foregoing and their successors or assigns (collectively, but not including Parent or Merger Sub, each, a “Non-Recourse Party”), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any Proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of Parent, Merger Sub or any of their successors or permitted assignees under this Agreement or any documents, agreements or instruments delivered in connection herewith or therewith or for any claim based on, in respect of, or by reason of such obligation or their creation and (b) the provisions of this Section 9.16 are intended to be for the benefit of, and enforceable by, the Non-Recourse Parties and each such Person shall be a third-party beneficiary of this Section 9.16; provided, that notwithstanding the generality of the foregoing, nothing in this Section 9.16 shall prevent the Company from enforcing (i) the Guarantee against the Guarantor (as defined in the Guarantee) in accordance with the terms of the Guarantee, (ii) the Stock Purchase Agreement against Purchaser in accordance with the terms of the Stock Purchase Agreement or (iii) the SPA Guarantee against Guarantor (as defined in the SPA Guarantee) in accordance with the terms of the SPA Guarantee.
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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

TXNM ENERGY, INC.

By:	/s/ Patricia K. Collawn
Name:	Patricia K. Collawn
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

PARENT:

TROY PARENTCO LLC

By:	BIP Holdings Manager L.L.C.
Its:	Manager

By:	/s/ Sebastien Sherman
Name:	Sebastien Sherman
Title:	Senior Managing Director

MERGER SUB:

TROY MERGER SUB INC.

By:	/s/ Sebastien Sherman
Name:	Sebastien Sherman
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex B

Wells Fargo Securities, LLC 30 Hudson Yards New York, NY 10001

May 18, 2025
TXNM Energy, Inc.
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Attention: Board of Directors
Members of the Board of Directors
You have requested, in your capacity as the Board of Directors (the “Board”) of TXNM Energy, Inc., a New Mexico corporation (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the holders of common stock, no par value per share (“Company Common Stock”), of the Company of the Consideration (as defined below) to be received by such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Troy ParentCo LLC, a Delaware limited liability company (the “Acquiror”). We understand that, among other things, pursuant to an Agreement and Plan of Merger (the “Agreement”), to be entered into between the Acquiror, Troy Merger Sub Inc., a New Mexico corporation and a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company, Merger Sub will merge with the Company, the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock, other than (i) shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and (ii) shares of Company Common Stock owned by the Company or any of its wholly-owned subsidiaries as treasury stock or otherwise, and in each case, not held on behalf of third parties (the shares set forth in clauses (i) and (ii), “Cancelled Shares”),will be converted into the right to receive $61.25 in cash (the “Consideration”).
In preparing our opinion, we have:
•	reviewed an execution version, dated May 18, 2025, of the Agreement;
•	reviewed certain publicly available business and financial information relating to the Company and the industries in which it operates;
•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;
•	reviewed certain internal financial analyses and forecasts for the Company (the “Company Projections”) prepared by the management of the Company;
•
discussed with the management of the Company regarding certain aspects of the Transaction, the business, financial condition and prospects of the Company, the effect of the Transaction on the business, financial condition and prospects of the Company, and certain other matters that we deemed relevant; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of the Company. We express no view or opinion with respect to the Company Projections or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company and the Acquiror in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis and that the Company will have no exposure for indemnification pursuant to the Agreement or such other agreements that would be material to our analysis.
For purposes of our analyses and this opinion we have assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Company and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the execution copy reviewed by us in all respects material to our analyses and this opinion.
Our opinion only addresses the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than Cancelled Shares) in the proposed Transaction and we express no opinion as to the fairness of the consideration payable to the Company pursuant to the Stock Purchase Agreement (as defined in the Agreement), the consideration payable to the Company in any “at-the-market” offering to be conducted after the date of the Agreement or any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.
Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock may be traded at any time.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.

During the two years preceding the date of this opinion, we and our affiliates have had investment or commercial banking relationships with the Company and portfolio companies of the Acquiror’s parent company, Blackstone, Inc. (“Blackstone”), for which we and such affiliates have received customary compensation. Such relationships have included acting (i) as joint agent and manager on offerings of debt securities by the Company in April 2023, as sole lead arranger, administrative agent and sole bookrunner on an offering of debt securities by the Company in June 2023, as joint bookrunner on an offering of equity securities by the Company in September 2023, as joint lead arranger, administrative agent and bookrunner on offerings of debt securities by the Company in December 2023, as joint lead arranger, administrative agent and bookrunner on offerings of debt securities by the Company in April 2024, and as joint bookrunner on an offering of debt securities by the Company in June 2024; and (ii) on offerings of equities and debt securities, on debt underwritings, and as M&A financial advisor for such portfolio companies. We or our affiliates are also an agent and a lender to one or more of the credit facilities of the Company, Public Service Company of New Mexico, a New Mexico corporation and subsidiary of the Company (“PNM”), and Texas-New Mexico Power Company, a Texas corporation and subsidiary of the Company (“TNMP”). We or our affiliates are also acting as financial advisor to the Company in connection with the transactions contemplated by the Stock Purchase Agreement (as defined in the Agreement) and will receive a fee from the Company for such services. On the date of this opinion, we or our affiliates are additionally entering into the Backstop Facilities (as defined in the Agreement) with the Company and TNMP, and we or our affiliates will receive customary compensation in connection with such. Following the date of this opinion, we or our affiliates may provide financing or services in connection with the new issuance of debt securities by PNM and TNMP, refinancings of outstanding debt securities issued by PNM and TNMP as well as other indebtedness incurred by PNM and TNMP, and/or at-the-market offerings shares of Company Common Stock, for any of which we or our affiliates are expected to receive customary compensation. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Blackstone. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, Blackstone and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.
This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock (other than the Cancelled Shares) in the proposed Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

WELLS FARGO SECURITIES, LLC
/s/ Sesh Raghavan

Annex C
NEW MEXICO BUSINESS CORPORATION ACT
CHAPTER 53, CORPORATIONS
§ 53-15-3. Right of shareholders to dissent and obtain payment for shares.
A.	Any shareholder of a corporation may dissent from, and obtain payment for the shareholder’s shares in the event of, any of the following corporate actions:
(1)	any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;
(2)
any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

(3)	any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;
(4)	any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:
(a)	alters or abolishes a preferential right of such shares;
(b)	creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;
(c)	alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or
(d)
excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

(5)
any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

B.
(1) A record holder of shares may assert dissenters’ rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(2) A beneficial owner of shares who is not the record holder may assert dissenters’ rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.
C.
The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

D.
A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

History: 1953 Comp., § 51-28-3, enacted by Laws 1967, ch. 81, § 77; 1975, ch. 64, § 36; 1983, ch. 304, § 60.

§ 53-15-4. Rights of dissenting shareholders.
A.
Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder’s shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

B.
No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

C.
Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months’ period ended on the date of the balance sheet.

D.
If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

E.
If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.
F.
The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

G.
The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

H.
Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made are transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

I.
Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

History: 1953 Comp., § 51-28-4, enacted by Laws 1967, ch. 81, § 78; 1983, ch. 304, § 61.

TXNM ENERGY

TXNM ENERGY, INC.
414 SILVER AVENUE SW
ALBUQUERQUE, NM 87102
ATTN:LISA GOODMAN

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [TBD] and by 11:59 P.M. ET on [TBD] for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [TBD] and by 11:59 P.M. ET on [TBD] for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000681420_1 R1.0.0.2

TXNM ENERGY

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com

Preliminary Proxy Card Subject to Completion
TXNM ENERGY, INC.
Special Meeting of Shareholders
[TBD], 9:00 AM (MT)
Proxy is solicited by the Board of Directors

The undersigned, having received the Notice of Special Meeting and Proxy Statement, hereby appoints P.K. Collawn and N.P. Becker as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of TXNM Energy, Inc. held of record by the undersigned on [TBD] at the Special Meeting of Shareholders to be held on [TBD] and at any continuation of the meeting, if adjourned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations to vote "FOR" Proposals 1, 2 and 3.

Continued and to be signed on reverse side

0000681420_2 R1.0.0.2

TXNM ENERGY

TXNM ENERGY, INC.
414 SILVER AVENUE SW
ALBUQUERQUE, NM 87102
ATTN:LISA GOODMAN

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [TBD] and by 11:59 P.M. ET on [TBD] for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [TBD] and by 11:59 P.M. ET on [TBD] for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000681421_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com

Preliminary Proxy Card Subject to Completion
TXNM ENERGY, INC.
Special Meeting of Shareholders
[TBD], 9:00 AM (MT)
Proxy is solicited by the Board of Directors

Voting Shares Allocated to Your Retirement Savings Plan (RSP) Account

Vote your RSP shares by internet, phone or mail before the earlier **RSP voting deadline of [TBD] by 11:59 PM ET.** If you do not vote, the TXNM Energy, Inc. Corporate Investment Committee has instructed the RSP Trustee (record holder) to vote your RSP shares as follows ("implied directions"):

"FOR" Proposals 1, 2 and 3. Broadridge will tally your confidential vote and only communicate the cumulative RSP participant express timely voting results to the Trustee and the Committee so that the remaining shares may be voted in accordance with the above implied directions. The Committee will vote all RSP shares on any other matter properly raised at the Special Meeting in accordance with its judgment.

This form is only for voting your RSP shares.

Continued and to be signed on reverse side

0000681421_2 R1.0.0.2